As filed with the Securities and Exchange Commission on September 25, 2023.

Registration No. 333-273841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GENIUS GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Singapore	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

8 Amoy Street, #01-01

Singapore 049950

Tel: +65 8940 1200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications

sent to agent for service, should be sent to:

Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 Tel: (516) 217-6379 Fax: (866) 705-3071

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company

☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 25, 2023

Series 1 Units, each consisting of One Ordinary Share

and One Series 2023-A Warrant to Purchase One Ordinary Share

and

Series 2 Units, each consisting of One Pre-Funded Series 2023-B Warrant to Purchase

One Ordinary Share and One Series 2023-A Warrant

to Purchase One Ordinary Share

Genius Group Limited

We are offering for sale ______ Series 1 units, with each Series 1 unit consisting of one ordinary share and one Series 2023-A warrant to purchase one ordinary share. Each full Series 2023-A warrant entitles the holder thereof to purchase one ordinary share. Each Series 1 unit will be sold at a fixed price of $___ per Series 1 unit until the completion of this offering. The Series 1 units will not be issued or certificated. The ordinary shares and the Series 2023-A warrants are immediately separable and will be issued separately but will be purchased together in this offering.

We are also offering to those purchasers, whose purchase of Series 1 units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, in lieu of Series 1 units that would otherwise result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares, ____ Series 2 units. Each Series 2 unit will consist of one pre-funded Series 2023-B warrant to purchase one ordinary share and one Series 2023-A warrant to purchase one ordinary share. Each full pre-funded Series 2023-B warrant entitles the holder thereof to purchase one ordinary share. Each Series 2 unit will be sold at a fixed price of $____ per Series 2 unit until the completion of this offering, which is the offering price per Series 1 unit, minus $0.01. For each Series 2 unit we sell, the number of Series 1 units we are offering will be decreased on a one-for-one basis. Because we will issue one Series 2023-A warrant as part of each Series 1 unit and Series 2 unit, the number of Series 2023-A warrants sold in this offering will not change as a result of a change in the mix of the Series 2 units and Series 1 units sold. The Series 2 units will not be issued or certificated. The pre-funded Series 2023-B warrants and the Series 2023-A warrants are immediately separable and will be issued separately, but will be purchased together in this offering. The shares of our common stock issuable from time to time upon exercise of the Series 2023-A warrants and the pre-funded Series 2023-B warrants are also being offered pursuant to this prospectus.

The Series 2023-A warrants, with an exercise price of $____ per ordinary share, will be exercisable on the date of issuance and will expire on the five year anniversary of the date of issuance. The pre-funded Series 2023-B warrants will be exercisable on the date of issuance and may be exercised at any time until all other Series 2023-B Warrants are exercised in full, with an exercise price of $0.01 per share. The purchase price of $____ per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series 2023-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise of the pre-funded Series 2023-B warrants. See “Description of Warrants” for more information on the securities offered hereby.

The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering.

Our ordinary shares are listed on the NYSE American under the symbol “GNS.” The Series 2023-A warrants and the pre-funded Series 2023-B warrants are not, and will not be, listed for trading on any national securities exchange or other trading system.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-14. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(1)

We have retained ________________, or the placement agent, as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We have agreed to pay the placement agent fees set forth in the table below, which assumes that we sell all of the securities we are offering. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We will bear all costs associate with the offering. See “Plan of Distribution” for more information regarding these arrangements.

	Per Series 1 Unit	Per Series 2 Unit	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	We have also agreed to reimburse the placement agent’s legal fees and expenses in the amount of up to $____. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

(2)	Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

Delivery of the ordinary shares, the Series 2023-A warrants and the pre-funded Series 2023-B warrants, if any, offered hereby is expected to be made on or about ________, 2023.

The date of this prospectus is __________, 2023.

GeniusGroup

Delivering a Global Solution to Today's Education & Jobs Crisis

Lifelong Learning Curriculum

A Group of 9 companies, with a plan to develop a learning pathway from 0 to 100 years old.

3,100,000 Students on GeniusU

Learning for free on our Edtech platform, with their own personal A.I. Genie, and 43,000+ students paying to learn.

Roger Hamilton | Creator

US Based University

University of Antelope Valley, California: one of 5 Acquisitions

University of Antelope Valley

Property Investors Network

UK based investor education company, an Acquisition.

$23.5 million

2022 Pro Forma Group revenue, including Five Acquisitions and excluding Entrepreneur Resorts

13,000+ GeniusU Partners

Faculty and community partners creating and conducting courses on GeniusU from around the world.

Global Locations

2 acquisitions:
New Zealand based early learning company and South Africa based school

Revealed Films

Delaware based film production company.

REVEALED FILMS

Our Genius Curriculum

Learning for Life
We aim to develop a lifelong curriculum to provide a full, accredited entrepreneurial alternative. From early-learning education to primary and secondary school, university and adult learning, we plan to personalize a learning path that is unique to each student's needs.
TWO
ONE
K PRE-K
EIG H T
SEVEN
SIX
FIVE
FOUR
TH R EE
TWELVE
ELEVEN
TEN
NINE
SENIOR
JUNIOR
SOPHOMORE
FR ES H MAN
ULTRAVIOLE
T V IO LET
INDIGO
BLUE
G R EEN
YELLOW
ORANGE
RED
IN FR AR ED
ELDER
MASTER TRAINER
TRAINER
FAC ILITATO R
CONSULTANT
COACH
Prep
0-7
Primary
6-14
Secondary
12-18
Apprentice
16-22
Entrepreneur
16-80
Mentor
18-100+

Education Angels	E-Square Education	University of Antelope Valley	geniusU / Entrepreneurs Institute	pin property investors network	Revealed Films
Acquisition	Acquisition	Acquisition	Pre-IPO Group	Acquisition	Acquisition
New Zealand	South Africa	California	191 countries	52 countries	United States
$0.9 M	$0.6 M	$8.1 M	$4.9 M	$3 M	$5.9 M
2022 Pro forma revenue (4% of total)	2022 Pro forma revenue (2% of total)	2022 Pro forma revenue (35% of total)	2022 Pro forma revenues (21% of total)	2022 Pro forma revenue (13% of total)	2022 Pro forma revenue (25% of total)
194	602	489	3,108,035	164,712	1,176,820
Total Students December 2022	Total Students December 2022	Total Students December 2022	Total Students December 2022	Total Students December 2022	Total Users December 2022
194	391	489	43,136	67,987	59,722
Total Paying Students December 2022	Total Paying Students December 2022	Total Paying Students December 2022	Total Paying Students December 2022	Total Paying Students December 2022	Total Customers December 2022

Our Learning Experience

On GeniusU our students join as free students and then progress to course and diploma students with their A.I. Genie guiding them on their personalized path. In 2023, we plan to integrate this path for each stage of our Genius Curriculum.

Join a free event or course
Register on GeniusU
Take assessments to personalize your journey
Follow a personalized learning path
Build your GeniusU profile

Our Revenue Growth

Our revenue growth has been the result of both organic growth and growth by acquisition, with three revenue segments

Acquisition Revenue
Campus Revenue
In Person Education Revenue
Digital Education Revenue
One Company
$1.2m 25%
$3.6m 75%
2018
Revenues $4.8m
Four Companies (under common control)
$4.4m 44%
$0.7m 7%
$4.8m 49%
2019
Revenues $9.9m
Eight Companies (Including ERL)
2020 revenue from Acquisitions and three segments from Pre-IPO Group
Acquisitions $16.6m 69%
UAV: $10.1m 42%
PIN: $4.6m 19%
EA: $1.1m 5%
ESQ: $0.8m 3%
$2.0m 8%
$0.3m 1%
$5.3m 22%
Pre-IPO Group $7.6m 31%
$2.0m 8%
$1.4m 6%
$20.8m 86%
2020
Revenues $24.2m
Eight Companies (Including ERL)
Acquisitions $15.8m 65%
UAV: $9m 38%
PIN: $5.1m 21%
EA: $0.9m 4%
ESQ: $0.7m 3%
$3.1m 13%
$5.2m 22%
Pre-IPO Group $8.3m 45%
$3.1m 11%
$0.9m 3%
$20.0m 86%
2021
Revenues $24.1m
2022 revenue from Acquisitions and three segments from Pre-IPO Group
Eight Companies Proforma (Excluding ERL)
$18.6m 79%
UAV: $8.1m 35%
RV: $5.9m 25%
PIN: $3m 13%
EA: $0.9m 4%
ESQ: $0.6m 2%
Pre-IPO Group $4.9m 21%
$9.7m 41%
$13.8m 59%
2022
Revenues $23.5m

Our Genius Group Companies

The Group of 9 companies includes 4 Pre-IPO companies and 5 acquisitions. Below are our 9 companies and how they relate to each other.

$21.0 M
2021 Pro forma Group revenue

4,450,852
Total Group Students and Users December 2022

$23.5 M
2022 Pro forma Group revenue

171,919
Total Group Customers December 2022

Pre-IPO Group

The four companies in the Pre-IPO Group have been delivering entrepreneur education courses to adult students via our Edtech platform, community and locations prior to the IPO. The financials of the Group in this registration statement are combined to eliminate inter-company transactions.

GeniusGroup

Based in Singapore

Genius Group Ltd. is the holding company that has acquired and owns the other companies in the Group. The company is listed on NYSE American.

geniusU

Operating in 191 countries

GeniusU Ltd. is the Edtech company that provides the A.I. personalized learning and global community to the rest of the Group, with courses created and delivered by our partners. Our plan is to digitize and distribute the courses of all Acquisitions on GeniusU.

ENTREPRENEURS INSTITUTE

Operating in 191 countries

Entrepreneurs Institute owns and delivers entrepreneur education tools and courses to startups and high growth companies. It was acquired by Genius Group Ltd. in 2019, and all of its products were integrated with GeniusU in 2020.

$5.2 M
2021 Pro forma revenue
(25% of total)

3,108,035
Total Students December 2022

$4.9 M
2022 Pro forma revenues
(21% of total)

43,136
Total Paying Students December 2022

ENTREPRENEUR RESORTS

Operating in Bali, Singapore and South Africa

Entrepreneur Resorts manages resorts, retreats and coworking cafes for entrepreneurs in Bali, Singapore and South Africa. It was acquired by Genius Group Ltd. in 2020. We are expanding these learning campuses, linked to GeniusU, around the world. The revenue has been excluded from pro forma result because of Spin off.

Acquisitions

The five Acquisitions deliver education to different age groups from infant to university students in different countries. Our plan is to integrate their courses with our Genius Curriculum and GeniusU to provide a life long learning pathway for students. The financials for these five companies are presented in this registration statement under audited financials and proforma financials.

EDUCATION ANGELS IN HOME CHILDCARE

Operating in New Zealand

Education Angels is a New Zealand based early education company that delivers home educators and childcare for 0-5 years old, with creative thinking and play modules. Our plan is to integrate and expand their parent and student program globally with GeniusU.

$0.9 M
2021 Pro forma revenue
(5% of total)

194
Total Students December 2022

$0.9 M
2022 Pro forma revenue
(4% of total)

194
Total Paying Students December 2022

E-SQUARE EDUCATION
Established in 1994

Operating in South Africa

E-Square is a South Africa based school campus with primary, secondary and college education for students in entrepreneurship. Our plan is to integrate and expand their student courses globally with GeniusU.

$0.7 M
2021 Pro forma revenue
(3% of total)

602
Total Students December 2022

$0.6 M
2022 Pro forma revenue
(2% of total)

391
Total Paying Students December 2022

UNIVERSITY OF Antelope Valley

Operating in California, USA

University of Antelope Valley is a California based, WASC accredited US University delivering vocational certification and degree level courses on campus and online. Our plan is also to integrate and expand their courses globally with GeniusU.

$9 M
2021 Pro forma revenue
(43% of total)

489
Total Students December 2022

$8.1 M
2022 Pro forma revenue
(35% of total)

489
Total Paying Students December 2022

pin property investors network

Operating in 52 countries

Property Investors Network is a UK based investor education network with investor meetups held in 50 UK cities and online. The company already delivers courses and programs to our GeniusU community and our plan is to expand their adult education model globally with GeniusU.

$5.1 M
2021 Pro forma revenue
(24% of total)

164,712
Total Students December 2022

$3 M
2022 Pro forma revenue
(13% of total)

67,987
Total Paying Students December 2022

REVEALED FILMS

Operating in Delaware, USA

We ask the hard questions, seek expert answers, and share it freely throughout the world. Through disciplined thinking and positive activism, we will create unprecedented consumer awareness around matters that significantly concern the health of individuals and families everywhere.

$5.9 M
2022 Pro Forma Revenue (25% of Total)

1,176,820
Total Users December 2022

59,772
Total Customers December 2022

i

About This Prospectus

Except where indicated or where the context otherwise requires, the terms “Genius Group,” “we,” “us,” “our,” the “Company,” “our Company”, “company” and “our business” refer to Genius Group Limited together with its consolidated subsidiaries. For explanations of certain other terms used in this prospectus, please read “Prospectus Summary — Overview — A Brief Glossary” beginning on page S-3.

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

The Company’s reporting currency is the U.S. dollar. The functional currencies of the Genius Group and its subsidiaries are their local currencies (Singapore dollar, British pound, Indonesian rupiah and South African Rand, New Zealand Dollar) and the functional currency of ERL, UAV and RF is the U.S. dollar. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.

.

Unless otherwise noted, (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to Genius Group in this prospectus is presented in U.S. dollars, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, (iv) all references to “S$” or “SGD” in this prospectus refer to Singapore dollars, and (v) all information in this prospectus assumes no exercise by the placement agent of its over-allotment option.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. None of the independent industry publications used in this prospectus were prepared on our behalf. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to the 6-for-1 share split with respect to our ordinary shares, which took effect on April 29, 2021.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but the absence of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

S-1

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, our ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (“SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA, except:

➢	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) of the SFA or Section 276(4)(c)(ii) of the SFA;
➢	where no consideration is or will be given for the transfer;
➢	where the transfer is by operation of law;
➢	as specified in Section 276(7) of the SFA; or
➢	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1)(c) of the SFA: The Company has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

By accepting this prospectus, the recipient hereof and thereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

S-2

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

A Brief Glossary

To aid in the understanding the entities, acquisitions, products, services and certain other concepts referred to in this prospectus, the following non-exhaustive glossary of terms is provided:

AI is an abbreviation of Artificial Intelligence and refers to technology that enables machine learning, specifically in the case of Genius Group where our Genie virtual assistant is able to recommend personalized steps for each student based on Genie learning the personal strengths, passions, purpose, preferences and level of each student through their inputs on our Edtech platform.

Acquisitions refers to the five companies that we acquired following our IPO including Revealed Films acquired in Oct 20221. The acquisition companies are Education Angels, E-Square, Property Investors Network, University of Antelope Valley and Revealed Films.

Certification refers to the digital courses on our GeniusU platform that faculty members take in order to be certified to mentor students on GeniusU, and to be able to add their own courses and products to GeniusU.

City Leader refers to our Mentors who host monthly events in their city to support the Students and Mentors in their local area.

E-Square refers to E-Squared Education Enterprises (Pty) Ltd, a South African private limited company and one of the Acquisitions as defined below.

Edtech is an abbreviation of Educational Technology and refers to technology designed to improve the effectiveness, efficiency and experience of the education process. Genius Group is focused on growing as an Edtech group with the ability to scale rapidly and operate globally.

Education Angels refers to Education Angels in Home Childcare Limited, a New Zealand private limited company and one of the Acquisitions as defined below.

Entrepreneurs Institute refers to Wealth Dynamics Pte Ltd, a Singapore private limited company and one of the companies in the Pre-IPO Group.

Entrepreneur Resorts refers to Entrepreneur Resorts Limited, a Seychelles public listed company on the Seychelles Merj Stock Exchange (Ticker: ERL). Entrepreneur Resorts was acquired by Genius Group in 2020 (spin off to be completed by end of September 2023).

Genius Group (or the Group) refers to the entire group of companies within Genius Group, which include the four companies in the Pre-IPO Group and, following the closing of their acquisitions, the five Acquisitions as defined below

Genius Group Ltd refers specifically to the holding company, Genius Group Limited, the Singapore public limited company which owns the other companies in the Group. Prior to a corporate name change in August 2019, it was known as GeniusU Pte Ltd. For the avoidance of doubt, references in this prospectus to Genius Group Ltd with respect to periods prior to its August 2019 name change should be understood as references to the company as operated under its previous name.

GeniusU Ltd refers to the company formed in August 2019 under the corporate name GeniusU Pte Ltd, and subsequently converted to a public company, GeniusU Ltd in May 2021 (as distinct from its parent Genius Group Ltd, the current Group holding company, which until August 2019 used the name GeniusU Pte Ltd).

S-3

GeniusU, when used without any corporate suffix or otherwise not as part of a corporate name, refers to the Edtech platform including website, mobile app, AI system, data and software system under the GeniusU brand.

IASB refers to International Accounting Standards Board.

IFRS refers to International Financial Reporting Standards as issued by IASB.

Mentor refers to our faculty members who have taken and passed Certifications on GeniusU.

microcamp refers to courses that are a combination of digital content on our GeniusU Edtech platform and live in-person courses conducted with our Mentors.

microdegree refers to the digital courses on our GeniusU Edtech platform. These are a combination of video, audio and text-based learning with assessments and exercises that students can take in their own time, on their own or with the guidance of our faculty.

microschool refers to the scheduled, live digital courses on our GeniusU Edtech platform. These are similar in format to microdegrees but differ in that they are conducted live together with other students and the guidance of our faculty, with live interaction, feedback and challenge-based presentations, competitions and awards.

Partners refer to all individuals who are creating, marketing delivering or hosting courses on GeniusU and PIN, and all faculty members delivering courses in all other Group companies.

Pre-IPO Group refers to the four companies which were already operating as a group in 2020 prior to the Acquisitions closed in 2022, namely Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts.

Property Investors Network (or PIN) refers to Property Investors Network Ltd combined with its sister company Mastermind Principles Limited, a United Kingdom (“U.K.”) private limited company and one of the Acquisitions as defined above.

Revealed Films (or RF) refers to Revealed Films Inc, US Corporation and one of the Acquisitions as defined above.

students refer to all individuals who have registered for courses in our Group companies. This is further divided into Free Students, who have registered for free courses, and Paying Students, who have registered and paid for courses.

University of Antelope Valley (or UAV) refers to University of Antelope Valley, Inc., a California corporation and one of the Acquisitions as defined above.

S-4

Our Company

We believe that we are a world leading entrepreneur Edtech and education group based on student numbers with a student base of 3.1 million on GeniusU at the end of 2022. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.

To help achieve our mission, we have completed an IPO on NYSE American, on April 14, 2022 and then dual listed the company on Upstream on April 6, 2023 (although we subsequently found that there was little demand for Upstream and on September 19, 2023, Genius Group. Ltd. publicly announced that it has commenced the process to delist its securities from Upstream, which process it expects to be complete on or about September 29, 2023. The delisting Genius Group will have no further contact with Upstream as a result of this delisting. It will not be involved with or take part in any distribution of or listing of the shares of its spun off subsidiary, Entrepreneur Resorts Ltd (“ERL”) on Upstream or any other exchange, which will be the sole responsibility of ERL. The decision to delist the Company from Upstream is due to complex securities regulations arising from the dual listing on Upstream and NYSE and de minimis use of Upstream by GNS shareholders). We have also raised additional capital through a follow on private placement of a Convertible Note in September 2022. We grew from a Pre-IPO Group of four companies to a post IPO Group of nine companies, once the five Acquisitions closed.

Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that we acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020 (spin off to be completed by end of September 2023).

The entrepreneur education system of our Pre-IPO Group has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our partners and community are global with an average of 8,500 new students joining our GeniusU platform each week in 2022. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.

We are now expanding our education system to age groups beyond our adult audience, to children and young adults. The five Acquisitions are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0-5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; Property Investors Network, which provides property investment courses and events in England, UK; and Revealed Films, a media production company that specializes in multi-part documentaries.

Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education.

The five Acquisitions have added $18.6 million in revenue to the Group in the year ended December 31, 2022, which represents 79% of the $23.5 million pro forma Group revenue during this period, while the Pre-IPO Group generated $4.9 million.

In coming years, we plan to continue the growth of our Group through a combination of organic growth of our Edtech platform together with the acquisition of various education companies that we believe provide complementary programs that can be added to our Genius Curriculum. This Prospectus provides details of both our acquisition strategy together with our plans to integrate these Acquisitions together with future acquisitions into our Edtech platform, “entrepreneur education” vision, Genius Curriculum and “freemium” student and partner conversion models.

We define “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression. We believe this in turn develops leadership and entrepreneurial skills through which students can independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. We believe these skills can be nurtured from an early age.

We also believe these skills can be learned at any age, enabling adults to reskill and upskill themselves. We describe our Genius Curriculum, together with the philosophy, principles, learning methodology, course content and delivery of our curriculum in the Business section set forth below in this prospectus.

S-5

Summary of Risks Affecting Our Company

The following is a summary of certain, but not all, of the risks that could adversely affect our business, operations and financial results. If any of the risks actually occur, our business could be materially impaired, the trading price of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry (All Group companies)

➢	We are a global business subject to complex economic, legal, political, tax, foreign currency and other risks associated with international operations, which risks may be difficult to adequately address.
➢	Our growth strategy anticipates that we will create new products, services, and distribution channels and expand existing distribution channels. If we are unable to effectively manage these initiatives, our business, financial condition, results of operations and cash flows would be adversely affected.
➢	Our growth may have a negative effect on the successful expansion of our business, on our people management, and on the increase in complexity of our software and platforms.
➢	If our growth rate decelerates significantly, our prospects and financial results would be adversely affected, preventing us from achieving profitability.
➢	We may be unable to recruit, train and/or retain qualified teachers, mentors, and other skilled professionals.
➢	Our business may be materially adversely affected if we are not able to maintain or improve the content of our existing courses or to develop new courses on a timely basis and in a cost-effective manner.
➢	Failure to attract and retain students to enroll in our courses and programs, and to maintain tuition levels, may have a material adverse impact on our business and prospects.
➢	If student performance falls or parent and student satisfaction declines, a significant number of students may not remain enrolled in our programs, and our business, financial condition and results of operations will be adversely affected.
➢	Our curriculum and approach to instruction may not achieve widespread acceptance, which would limit our growth and profitability.
➢	The continued development of our brand identity is important to our business. If we are not able to maintain and enhance our brand, our business and operating results may suffer.
➢	If our partnerships are unable to maintain educational quality, we may be adversely affected.
➢	There is significant competition in the market segments that we serve, and we expect such competition to increase; we may not be able to compete effectively.
➢	We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.
➢	We may be subject to legal liability resulting from the actions of third parties, including independent contractors and teachers, which could cause us to incur substantial costs and damage our reputation.
➢	We may not have sufficient insurance to protect ourselves against substantial losses.
➢	A cybersecurity attack or other security breach or incident could delay or interrupt service to our users and customers, harm our reputation or subject us to significant liability.

S-6

Risks Related to Our Business and Industry

➢	We are a growing company with a limited operating history. If we fail to achieve further marketplace acceptance for our products and services, our business, financial condition and results of operations will be adversely affected.
➢	Our Edtech platform is technologically complex, and potential defects in our platforms or in updates to our platforms could be difficult or even impossible to fix.
➢	System disruptions, capacity constraints and vulnerability from security risks to our online computer networks could impact our ability to generate revenues and damage our reputation, limiting our ability to attract and retain students.
➢	Our current success and future growth depend on the continued acceptance of the Internet and the corresponding growth in users seeking educational services on the Internet.
➢	We are susceptible to the illegal or improper use of our content, Edtech and platform (whether from students, teachers, mentors, management personnel and other employees, or third parties), or other forms of misconduct, which could expose us to liability and damage our business and brand.

Risks Related to Our Business and Industry (Specific to Acquisitions)

➢	We have acquired the acquisitions and may pursue other strategic acquisitions or investments. The failure of an acquisition or investment (including but not limited to the Acquisitions) to be completed or to produce the anticipated results, or the inability to fully integrate an acquired company, could harm our business.
➢	Public perception and regulatory changes in the primary school and secondary school systems in countries that E-Square may expand to may have a materially adverse impact on the company.
➢	Our growth plans for E-Square and our plans to expand into the primary school and high school markets will be a complex and lengthy process where future success is not assured.
➢	If we cannot maintain student enrollments and maintain tuition levels in our Acquisition, UAV, the university’s results of operations may be materially adversely affected.

Risks Related to Investing in a Foreign Private Issuer or a Singapore Company

➢	As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE American listing standards. This may afford less protection to holders of our ordinary shares than U.S. regulations.
➢	We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are instead subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reporting obligations that, to some extent, are more lenient and less detailed than those for a U.S. issuer.
➢	We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.

S-7

6-for-1 Share Split

On April 29, 2021, we effected a 6-for-1 share split with respect to our ordinary shares. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to this share split.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We had less than $1.07 billion in revenue during our last fiscal year, and have not tripped any of the measures that would cause us to no longer qualify as an EGC. As such, we may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

➢	Being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;
➢	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
➢	Reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and
➢	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of ordinary shares pursuant to the IPO. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.07 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

➢	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”);
➢	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;
➢	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and
➢	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

S-8

We file with the SEC, within four months after the end of each fiscal year (or as otherwise required by the SEC), an prospectus on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held of record by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Corporate Information

Our principal executive offices are located at 8 Amoy Street, #01-01, Singapore 049950, which is also our registered address, and our telephone number is +65 8940 1200. The address of our website is www.geniusgroup.net. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Series 1 units offered by us in this offering	Series 1 units.

Series 2 units offered by us in this offering	Series 2 units. We are offering to those purchasers whose purchase of Series 1 units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% or 9.99%, at the election of the purchaser, of our outstanding ordinary shares following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, Series 2 units, in lieu of Series 1 units that would otherwise result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares.

Ordinary shares offered by us in this offering	____ordinary shares (assuming the sale of all units covered by this prospectus, the exercise in full of all pre-funded Series 2023-B warrants included in the Series 2 units, and no exercise of any Series 2023-A warrants included in the Series 1 or Series 2 units).

Series 2023-A warrants offered by us in the offering

Series 2023-A warrants to purchase up to ordinary shares. Each full Series 2023-A warrant will entitle the holder to purchase one ordinary share. The Series 2023-A warrants will be exercisable on the date of issuance and will expire on the five year anniversary of the date of issuance at an exercise price of $_____ per share.

This prospectus also relates to the offering of the shares issuable upon exercise of the Series 2023-A warrants. The exercise price of the Series 2023-A warrants and the number of shares into which the Series 2023-A warrants may be exercised are subject to adjustment in certain circumstances.

Pre-funded Series 2023-B warrants offered by us in the offering

Pre-funded Series 2023-B warrants to purchase up to _____ shares. Each full pre-funded Series 2023-B warrant will entitle the holder to purchase one share. The pre-funded Series 2023-B warrants will be exercisable on the date of issuance and will expire when all Series 2023 B warrants are exercised, at an exercise price of $0.01 per share. The purchase price of $_______ per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series 2023-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise.

This prospectus also relates to the offering of the ordinary shares issuable upon exercise of the pre-funded Series 2023-B warrants. The exercise price of the pre-funded Series 2023-B warrants and the number of shares into which the pre-funded Series 2023-B warrants may be exercised are subject to adjustment in certain circumstances.

S-9

Beneficial Ownership Limitation in Series 2023-A warrants and the pre-funded Series 2020-3 warrants	A holder (together with its affiliates) may not exercise any portion of the Series 2023-A warrants and/or pre-funded Series 2023-B warrants to the extent that the holder, together with its affiliates and certain related parties, would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99% upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Shares outstanding after this offering	_________ordinary shares (assuming the exercise of all of the pre-funded Series 2023-B warrants).

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $_______, assuming no exercise of any Series 2023-A warrants issued in this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering to fund working capital and for other general corporate purposes. See “Use of Proceeds.”

Because this is a best efforts offering with no minimum amount of securities or offering proceeds as a condition to closing, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate.

Risk factors	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our securities.

NYSE American symbol	“GNS.” The Series 2023-A warrants and the pre-funded Series 2023-B warrants are not, and will not be, listed for trading on any national securities exchange or other nationally recognized trading system, including the NYSE American.

Unless otherwise noted, the number of ordinary shares to be outstanding immediately after this offering as set forth above is based on 73,473,784 shares outstanding as of August 31, 2023, and excludes:

●	2,916,581 management and employee share options issued and reserved.
●	Any further conversion from the convertible debt issuance.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the Series 2023-A warrants offered hereby.

S-10

SUMMARY COMBINED UNAUDITED PRO FORMA FINANCIAL DATA and Consolidated Audited Financial Data

Please refer to the glossary of terms provided in the Prospectus Summary for aid in understanding the entities, acquisitions, products, services and certain other concepts referred to in the financial data presented herein.

The following tables set forth summarizes combined pro forma financial data and audited summary consolidated financial data for the periods and as of the dates indicated. The summary combined unaudited pro forma financial data below includes the consolidated financials of all companies in the Genius Group, including the Pre-IPO Group and the Acquisitions as if they were operating as one group in the periods indicated and excludes the spin off entity, Entrepreneur Resorts Ltd. The pro forma financials for 2022 include the audited financial data of the Pre-IPO Group and Acquisitions from the audited financials and the unaudited financial data of the Acquisitions.

The summary income data for the years ended December 31, 2022 and 2021 and the summary balance sheet data as of December 31, 2022 and 2021 for the Group are derived from the audited consolidated financial statements included in the Company’s Amended Annual Report. Our audited consolidated financial statements have been prepared in U.S. dollars and in accordance with IFRS, as issued by the IASB. In addition, Audited financials are included in this filling for the financial period ended September 30, 2022 for Revealed Films, as it was a significant acquisition in October 2022.

On January 30, 2023, the Board of Directors for Genius Group Ltd, approved with conditions of Singapore court approval, the spinoff of Entrepreneur Resorts Ltd. This spinoff is being completed in order to further its strategy for streamlining and rationalize the group’s operations into Genius with its Edtech focus, and ERL, with its hospitality focus. On August 1, 2023, the Singapore court approved the group to spinoff of ERL from the group which will enable the management teams of both companies to grow their respective business models most effectively. The Company also announced the record date on August 31, 2023 with an anticipated spinoff date of the end of September 2023.

Genius Group is made up of nine companies (taking into account the Acquisitions) that have varying financial performance. For this reason, you should read the summary combined pro forma financial data in conjunction with our audited consolidated financial statements and related notes beginning on page F-1 of the Company’s Prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in the Company’s Prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Audited Financial Statement

	Group Audited Financials Year Ended December 31,
	2022	2021
	(USD 000’s)	(USD 000’s)
Sales	18,194	8,295
Cost of goods sold	(9,555)	(5,537)
Gross profit	8,639	2,757
Other Operating Income	280	324
Operating Expenses	(50,502)	(7,250)
Operating Loss	(41,583)	(4,168)
Other income	419	0
Other Expense	(15,151)	(450)
Net Loss Before Tax	(56,315)	(4,618)
Tax Benefits	1,064	129
Net Loss After Tax	(55,252)	(4,489)
Other Comprehensive Loss	(1,045)	230
Total Loss	(56,297)	(4,259)
Net income per share, basic and diluted	(2.44)	(0.28)
Weighted-average number of shares outstanding, basic and diluted	22,634,366	16,155,812

S-11

	Group Audited Financials Year Ended December 31,
	2022	2021
	(USD 000’s)	(USD 000’s)
Summary Balance Sheet Data:
Total current assets	24,251	6,496
Total non-current assets	67,009	11,099
Total Assets	91,260	17,595
Total current liabilities	23,378	7,140
Total non-current liabilities	53,927	2,469
Total Liabilities	77,305	9,609
Total Stockholders’ Equity	13,955	7,986
Total Liabilities and Shareholders’ Equity	91,260	17,595

Pro forma Financials

Pro forma financials are derived by reducing the financial impact of spin off of Entrepreneur Resorts Ltd and adding back acquisition financials for the period prior to acquisition date. Due to the intercompany receivable from Entrepreneur Resorts Ltd, the balance sheet effect of spin-off results in an increase in assets (current assets) which is reflected by a negative balance under Entrepreneur Resorts Ltd.

	Genius Group Unaudited Pro forma Year Ended December 31, 2022
	Audited Financials	Entrepreneur Resorts	Acquisitions	Pro forma Financials
	(USD 000’s)	(USD 000’s)	(USD 000’s)	(USD 000’s)
Sales	18,194	(4,660)	9,936	23,470
Cost of goods sold	(9,555)	2,776	(3,773)	(10,552)
Gross profit	8,639	(1,884)	6,162	12,918
Other Operating Income	280	(95)	-	185
Operating Expenses	(50,502)	11,725	(6,512)	(45,289)
Operating Loss from the continuing operations	(41,583)	9,746	(349)	(32,186)

	Genius Group Unaudited Pro forma Year Ended December 31, 2021
	Audited Financials	Entrepreneur Resorts	Acquisitions	Pro forma Financials
	(USD 000’s)	(USD 000’s)	(USD 000’s)	(USD 000’s)
Sales	8,295	(3,102)	15,791	20,983
Cost of goods sold	(5,537)	1,875	(5,865)	(9,528)
Gross profit	2,757	(1,227)	9,926	11,456
Other Operating Income	324	(228)	19	115
Operating Expenses	(7,250)	3,470	(10,042)	(13,822)
Operating Loss from the continuing operations	(4,168)	2,015	(98)	(2,251)

	Genius Group Unaudited Pro forma Year Ended December 31, 2022
	Audited Financials	Entrepreneur Resorts	Pro forma Adjustment	Pro forma Financials
	(USD 000’s)	(USD 000’s)	(USD 000’s)	(USD 000’s)
Summary Balance Sheet Data:
Total current assets	24,251	3,018	-	27,269
Total non-current assets	67,009	(1,741)	-	65,268
Total Assets	91,260	1,277	-	92,537
Total current liabilities	23,378	(2,809)	-	20,569
Total non-current liabilities	53,927	(2,314)	-	51,613
Total Liabilities	77,305	(5,123)	-	72,182
Total Stockholders’ Equity	13,955	6,400	-	20,355
Total Liabilities and Shareholders’ Equity	91,260	1,277	-	92,537

Non-IFRS Financial Measures — Adjusted EBITDA

We have included Adjusted EBITDA in this Prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Non-IFRS financial measures are not a substitute for IFRS financial measures.

We calculate Adjusted EBITDA as Net loss for the period plus income taxes plus/ minus net finance result plus depreciation and amortization plus/minus share-based compensation expenses plus bad debt provision. Share-based compensation expenses and bad debt provision are included in General and administrative expenses in the Consolidated Statements of Operations.

Derived from Audited Financial Statement

	Group Audited Financials Year Ended December 31,
	2022	2021
	(USD 000’s)	(USD 000’s)
Net Loss	(55,252)	(4,489)
Tax Benefits	(1,064)	(129)
Interest Expense, net	1,312	450
Depreciation and Amortization	2,351	1,575
Impairment	28,246	—
Revaluation Adjustment of Contingent Liabilities	13,838
Stock Based Compensation	1,309	294
Bad Debt Provision	1,509	(39)
Adjusted EBITDA	(7,750)	(2,338)

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Pro forma Financials

Pro forma EBITDA is derived by reducing the financial impact of spin off of Entrepreneur Resorts Ltd and adding back acquisition financials for the period prior to acquisition date.

	Genius Group Unaudited Pro forma Year Ended December 31, 2022
	Audited Financials	Entrepreneur Resorts	Acquisitions	Pro forma Financials
	(USD 000’s)	(USD 000’s)	(USD 000’s)	(USD 000’s)
Net Loss	(55,252)	-	348	(54,903)
Tax Benefits	(1,064)	-	-	(1,064)
Interest Expense, net	1,312	-	12	1,325
Depreciation and Amortization	2,351	(1,105)	103	1,348
Impairment	28,246	(7,986)	-	20,260
Revaluation Adjustment of Contingent Liabilities	13,838	-	-	13,838
Stock Based Compensation	1,309	(111)	-	1,198
Bad Debt Provision	1,509	(9)	19	1,520
Adjusted EBITDA	(7,750)	(9,211)	482	(16,479)

Key Business Metrics

Education segment — Genius Group (including Acquisitions)

	Key Business Metrics – Education Segment For the year ended December 31,
	2022	2021
Number of students and users	4,450,852	2,825,628
Number of Free Students and users	4,278,933	2,768,530
Number of Paying Students and users	171,919	72,422
Number of Partners	14,760	11,414
Number of countries of operation	191	191
Marketing Spend	1,994,331	1,139,928
Education Revenue	23,469,609	25,468,253
Revenue from New Paying Students	10,164,848	7,377,236
New Students	1,640,698	890,328
New Paying Students	19,681	10,425
Conversion rate	1.20%	1.17%
Average Acquisition Cost per New Paying Student	101	109
Average Annual Revenue per New Paying Student	516	707
Net Income (Loss) margin	(172.07)%	(4.56)%
Adjusted EBITDA margin	(11.76)%	4.10%

The key business metrics for education segment is measured and calculated as

Number of students and users – The Number of Students, Number of Free Students, and Number of Paying Students are the total numbers for each at the end of the year. For purposes of determining the Number of Students, we treat each student account that registers with a unique email as a student and adjust for any cancellations. This number is then divided into the Number of Paying Students, who have made one or more purchases, and the Number of Free Students, who are utilizing our free courses and products without making a purchase.

Number of Partners - The Number of Partners is the total number of partners at the end of the year. For purposes of determining our Number of Partners, we treat each partner account who registers as a partner with an ability to earn on our platform as a partner.

Number of countries of operation – The Number of Countries of Operation is the total number of countries in which we have students or partners at the end of the year.

Marketing Spend - The Marketing Spend is the total annual marketing spend by the business to acquire new students and partners.

Education Revenue - Education Revenue is all revenue from the education segment of our total revenue.

Revenue from New Paying Students - Revenue from New Paying Students is the total amount of revenue generated from new paying students for the year.

New Students and New Paying Students - New Students is the total number of new students who joined as a student during the period. New Paying Students is the total number of paying students who have become customers for the first time during the year.

Conversion Rate - Conversion rate is calculated as the total students (including free students and paying students) converting into paying students and is derived by dividing the number of new paying students by the total number of new students.

Average Acquisition Cost per New Paying Student – The Average Acquisition Cost per New Paying Student is calculated by dividing the Marketing Spend by the Number of New Paying Students.

Average Annual Revenue per New Paying Student – This metric is calculated as the total revenue for the year derived from New Paying Students divided by the total number of New Paying Students.

Net Income (Loss) margin – The net income (Loss) margin is calculated as net income divided by the total education revenue.

Adjusted EBITDA margin – The adjusted EBITDA margin is calculated as Adjusted EBITDA divided by the total education revenue. The Adjusted EBITDA is Net Income (Loss) excluding tax expenses, interest expenses, depreciation and amortization, impairment, Revaluation Adjustment of Contingent Liabilities, stock based compensation and bad debt provision.

S-13

Campus segment – Entrepreneur Resorts (spin off to be completed by end of September 2023)

	Key Business Metrics – Campus Segment For the year ended December 31,
	2022	2021
Revenue	4,638,122	3,100,750
No of Locations	6	6
No of Seats/Rooms	367	367
Utilization	33%	28%
Total Orders	136,204	96,390
Revenue Per Order	34	32

The key business metrics for campus segment is measured and calculated as

Note on Campus segment business models

Our campus segment is divided into our three venue models within Entrepreneur Resorts, described as follows

Cafe — Our Cafe model is our smaller scale venue combining a cafe, co-working space, education and event space, with revenue from food & beverage, home delivery and venue rental.

Central — Our Central model is our larger scale venue combining a cafe, co-working space, education and event space, with revenue from food & beverage, home delivery and venue rental.

Resort — Our Resort model is our resort campus with revenue from accommodation, food and beverage, spa and ancillary services and conference facilities.

Revenue - Revenue is all revenue from the campus segment of our total revenue.

No of Locations – Location is the total operating location within campus segment.

No of Seats/Rooms - For Cafe and Central locations, this is a measure of the number of customer seats on premises at the end of the year. For Resort locations, this is a measure of the daily number of available guest rooms at the end of the year.

Utilization - Utilization is the percentage of the total capacity of Seats and Rooms that is utilized in orders throughout the year.

Total Order - This metric is calculated as the total number of customer orders fulfilled by each of our venues during the year. The number includes dine-in, take away and delivery orders.

Revenue Per Order - This metric is calculated as Revenue divided by Total Orders.

RISK FACTORS

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry (All Group Companies)

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this Prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

S-14

Going Concern

Pursuant to IAS 1, Presentation of Financial Statements, the Company is required to and does evaluate at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Based on the definitions in the relevant accounting standards, and due to recent changes in the Company’s 2022 convertible loan terms in which company elected to pay all future payments in cash, negative cash flows, and continued net losses, management has determined that without additional capital raised, in the next twelve months, there is substantial doubt about the Company’s ability to continue as a going concern. This has been disclosed in the audit report of the Company’s amended audit report published in the form of 20-F/A.

The Company’s consolidated financial statements as of December 31, 2022 have been prepared on a going concern basis. Although the Company has taken, and plans to continue to take, proactive measures to enhance its liquidity position and provide additional financial flexibility, including discussions with lenders and bankers, there can be no assurance that these measures, including the timing and terms thereof, will be successful or sufficient.

The substantial doubt about the Company’s ability to continue as a going concern may negatively affect the price of the Company’s common stock, may impact relationships with third parties with whom the Company does business, including customers, vendors and lenders, may impact the Company’s ability to raise additional capital or implement its business plan.

Risks Related to Our Business and Industry (All Group Companies)

We are a global business subject to complex economic, legal, political, tax, foreign currency and other risks associated with international operations, which risks may be difficult to adequately address.

In 2021 and 2022, over 90% of our revenues from the Pre-IPO Group were generated from operations outside of the United States. When including the Acquisitions, over 50% of our pro forma revenues for Genius Group for these same periods were generated from operations outside of the United States. Our GeniusU Edtech platform has students in 191 countries, each of which is subject to complex business, economic, legal, political, tax and foreign currency risks. As we continue to expand our international operations with our Acquisitions, we may have difficulty managing and administering a globally dispersed business and we may need to expend additional funds to, among other things, staff key management positions, obtain additional information technology infrastructure and successfully implement relevant course and program offerings for a significant number of international markets, which may materially adversely affect our business, financial condition and results of operations.

Additional challenges associated with the conduct of our business overseas that may materially adversely affect our operating results include:

➢	the large scale and diversity of our operational institutions present numerous challenges, including difficulty in staffing and managing foreign operations as a result of distance, language, legal, labor relations and other differences;
➢	each of our programs and services are subject to unique business risks and challenges including competitive pressures and diverse pricing environments at the local level;
➢	difficulty maintaining quality standards consistent with our brands and with local accreditation requirements;
➢	fluctuations in exchange rates, possible currency devaluations and currency controls, inflation and hyperinflation;
➢	difficulty selecting and monitoring partners in different jurisdictions;
➢	compliance with a wide variety of domestic and foreign laws and regulations;
➢	expropriation of assets by governments;
➢	political elections and changes in government policies;
➢	changes in tax laws, assessments or enforcement by taxing authorities in different jurisdictions;
➢	difficulty protecting our intellectual property rights overseas due to, among other reasons, the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;
➢	lower levels of availability or use of the Internet, through which our online programs are delivered;

➢	limitations on the repatriation and investment of funds, foreign currency exchange restrictions and inability to transfer cash back to the United States without taxation;
➢	potential economic and political instability the countries in which we operate, including student unrest; or
➢	business interruptions from acts of terrorism, civil disorder, labor stoppages, public health risks, crime and natural disasters, particularly in areas in which we have significant operations.

S-15

Our success in growing our business profitably will depend, in part, on the ability to anticipate and effectively manage these and other risks related to operating in various countries. Any failure by us to effectively manage the challenges associated with the maintenance or expansion of our international operations could materially adversely affect our business, financial condition and results of operations.

Our growth strategy anticipates that we will create new products, services, and distribution channels and expand existing distribution channels. If we are unable to effectively manage these initiatives, our business, financial condition, results of operations and cash flows would be adversely affected.

As we create new products, services, and distribution channels and expand our existing distribution channels, we expect to face challenges distinct from those we currently encounter, including:

➢	The challenge of tailoring new products and services to new technologies as they develop, including artificial intelligence, augmented reality and virtual reality;
➢	Additional local competition as we localize our products and services to different countries, cultures and languages, each with new, local distribution channels;
➢	Changing student habits as new distribution channels for learning content are developed globally; and
➢	Unpredictable market behavior as the education market develops new distribution channels for learning outside the traditional school system, including via online courses and virtual learning.

Our failure to manage these new distribution channels, or any new distribution channels we pursue, may have an adverse effect on our business, financial condition, results of operations and cash flows.

Our growth may have a negative effect on the successful expansion of our business, on our people management, and on the increase in complexity of our software and platforms.

We are currently experiencing a period of significant expansion and are facing a number of expansion related issues, such as the acquisition and retention of experienced and talented personnel, cash flow management, corporate culture and internal controls, among others. These issues and the significant amount of time spent on addressing them may result in the diversion of our management’s attention from other business issues and opportunities.

We anticipate that these expansion related issues will increase with our Acquisitions and future growth. In addition, we believe that our corporate culture and values are critical to our success, and we have invested a significant amount of time and resources building them. If we fail to preserve our corporate culture and values, our ability to recruit, retain and develop personnel and to effectively implement our strategic plans may be harmed.

We must constantly update our software and platforms, enhance and improve our billing and transaction and other business systems, and add and train new software designers and engineers, as well as other personnel to help us with the increased use of our platforms and the new solutions and features we regularly introduce.

This process is time intensive and expensive and may lead to higher costs in the future. Furthermore, we may need to enter into relationships with various strategic partners, such as online service providers and other third parties necessary to our business. The increased complexity of managing multiple commercial relationships could lead to execution problems that can affect current and future revenue, and operating margins.

We cannot assure you that our current and planned platforms, systems, products, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, our current expansion has placed a significant strain on management and on our operational and financial resources, and this strain is expected to continue. Our failure to manage growth effectively could harm our business, results of operations and financial condition.

S-16

If our growth rate decelerates significantly, our prospects and financial results would be adversely affected, preventing us from achieving profitability.

We believe that our growth depends on a number of factors, including, but not limited to, our ability to:

➢	Integrate the Acquisitions into the Group;
➢	Continue to introduce our products and services to new markets;
➢	Provide high-quality support to students and partnerships using our products and services;
➢	Expand our business and increase our market share;
➢	Compete with the products, services, offers, prices and incentives offered by our competitors;
➢	Develop new products, services, offerings and technologies;
➢	Identify and acquire or invest in businesses, products, offerings or technologies that we believe may be able to complement or expand our platform; and
➢	Increase the positive perception of our brands.

We may not be successful in achieving the above objectives. Any slowdown in the demand from students, teachers, mentors, and partnerships for our products and services caused by changes in customer preferences, failure to maintain our brands, inability to expand our portfolio of products or services, changes in the global economy, taxes, competition or other factors may lead to a decrease in revenue or growth and our financial results and future prospects could be negatively affected. We expect that we will continue to incur significant expenses as a result of our efforts to continue growing, and if we cannot increase our revenue at a faster rate than the increase in our expenses, we will not be able to achieve profitability.

We may be unable to recruit, train and/or retain qualified teachers, mentors, and other skilled professionals.

Effective teachers and mentors are critical to maintaining the quality of our learning system and curriculum and assisting students with their lessons. The educational content and materials we provide are a combination of content developed in-house, by our teachers, and our mentors. Teachers and mentors must have strong interpersonal communications skills to be able to effectively instruct students, especially in virtual settings. They must also possess the technical skills to use our technology-based learning systems and be willing to publish their content on our platform.

Our requirement for teachers at all levels has increased with the Acquisitions completed. There is a limited pool of qualified individuals with these specialized attributes. We must also provide continuous training to teachers and mentors so that they can stay abreast of changes in student demands, academic standards and other key trends necessary to teach online effectively. We may not be able to recruit, train and retain enough qualified teachers and mentors to keep pace with our growth while maintaining consistent teaching quality and robust platform content.

Shortages of qualified teachers or mentors, or decreases in the quality of our instruction or the amount and quality of educational content we can produce and offer as a result, whether actual or perceived, would have an adverse effect on our business.

S-17

Our success also depends in large part on our senior management and key personnel as well as in general upon highly trained finance, technical, recruiting and marketing professionals in order to operate our business, increase revenues from our existing products and services and to launch new product offerings. If any of these employees leave us and we fail to effectively manage a transition to new personnel, or if there is a shortage in the number of people with the requisite skills or we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial conditions and results of operations could be adversely affected.

Our business may be materially adversely affected if we are not able to maintain or improve the content of our existing courses or to develop new courses on a timely basis and in a cost-effective manner.

We continually seek to maintain and improve the content of our existing courses and develop new courses in order to meet changing market needs. Revisions to our existing courses and the development of new courses may not be accepted by existing or prospective students in all instances. If we cannot respond effectively to market changes, our business may be materially adversely affected. Even if we are able to develop acceptable new courses, we may not be able to introduce these new courses as quickly as students require or as quickly as our competitors are able to introduce competing courses. If we do not respond adequately to changes in market requirements, our ability to attract and retain students could be impaired and our financial results could suffer. This applies to most of our Pre-IPO Group companies and Acquisitions.

Establishing new courses or modifying existing courses also may require us to make investments in specialized personnel and capital expenditures, increase marketing efforts and reallocate resources away from other uses. We may have limited experience with the subject matter of new courses and may need to modify our systems and strategy. If we are unable to increase the number of students, offer new courses in a cost-effective manner or otherwise manage effectively the operations of newly established courses, our business, financial condition and results of operations could be materially adversely affected.

Failure to attract and retain students to enroll in our courses and programs, and to maintain tuition levels, may have a material adverse impact on our business and prospects

The success of our business depends primarily on the number of student enrollments in the courses and programs we offer on our platform microschools, and events, and the amount of our course and program fees. As a result, our ability to attract students to enroll in our courses and programs is critical to the continued success and growth of our business. This, in turn, will depend on several factors, including, among others, our ability to develop new educational programs and enhance existing educational programs to respond to the changes in market trends, student demands and government policies, to maintain our consistent and high teaching quality, to market our programs successfully to a broader prospective student base, to develop additional high-quality educational content, sites and availability of our platform and to respond effectively to competitive market pressures.

If our students or their parents perceive that our education quality deteriorated due to unsatisfying learning experiences, which may be subject to a number of subjective judgments that we have limited influence over, our overall market reputation may diminish, which in turn may affect our word-of-mouth referrals and ultimately our student enrollment. In addition, the expansion of our offering of courses and services may not succeed due to competition, our failure to effectively market our new courses and services (whether due to defects in our marketing tools and/or failure to adjust our strategy in order to meet the needs of current and potential customers), maintain the quality of our courses and services, or other factors. We may be unable to develop and offer additional educational content on commercially reasonable terms and in a timely manner, or at all, to keep pace with changes in market trends and student demands. If we are unable to control the rate of student attrition, which can be affected by various factors outside our control such as students’ personal circumstances and local socioeconomic factors, our overall enrollment levels are likely to decline or if we are unable to charge tuition rates that are both competitive and cover our rising expenses, our business, financial condition, cash flows and results of operations may be materially adversely affected.

If student performance falls or parent and student satisfaction declines, a significant number of students may not remain enrolled in our programs, and our business, financial condition and results of operations will be adversely affected.

The success of our business depends on a family’s decision to have their child continue his or her education through our programs. This decision is based on many factors, including student achievement and parent and student satisfaction. We expect that, as our enrollments increase and the portion of students that have not used our learning system for multiple years increases, the average performance of all students using our learning system may decrease, even if the individual performance of other students improves over time. Additionally, parent and student satisfaction may decline as not all parents and students are able to devote the substantial time and energy necessary to complete our curriculum. A student’s satisfaction may also suffer if his or her relationship with the virtual schoolteacher does not meet expectations. If a student’s performance or satisfaction declines, students may decide not to remain enrolled in one or more of our programs, financial condition and results of operations will be adversely affected.

S-18

Our curriculum and approach to instruction may not achieve widespread acceptance, which would limit our growth and profitability.

Our curriculum and approach to instruction are based on students learning how to “create a job” rather than “get a job.” The goal of this approach is to make students entrepreneurs. This approach, however, is not accepted by all students, academics and educators, who may favor more traditional and formalistic methods, along with more traditional course offerings and curriculums. Accordingly, some students, academics and educators are opposed to the principles and methodologies associated with our approach to learning and have the ability to negatively influence the market for our products and services.

The continued development of our brand identity is important to our business. If we are not able to maintain and enhance our brand, our business and operating results may suffer.

Expanding brand awareness is critical to attracting and retaining students, teachers, and mentors, and for serving additional jurisdictions. We believe that the quality of our curriculum and management services has contributed significantly to the success of our brand. As we continue to increase enrollments and extend our geographic reach, maintaining quality and consistency across all of our services and products may become more difficult to achieve, and any significant and well-publicized failure to maintain this quality and consistency will have a detrimental effect on our brand. We cannot provide assurances that our new sales and marketing efforts will be successful in further promoting our brand in a competitive and cost-effective manner. If we are unable to further enhance our brand recognition and increase awareness of our products and services, or if we incur excessive sales and marketing expenses, our business and results of operations could be adversely affected.

Each of our companies has worked hard to establish the value of its individual brand. Brand value may be severely damaged, even by isolated incidents, particularly if the incidents receive considerable negative publicity. There has been a marked increase in use of social media platforms, including weblogs (blogs), social media websites, and other forms of Internet-based communications that allow individuals access to a broad audience of interested persons. We believe students and prospective teachers and mentors value readily available information about our companies and programs and often act on such information without further investigation or authentication, and without regard to its accuracy. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information concerning our Company and our programs may be posted on such platforms and devices at any time. Information posted may be materially adverse to our interests, it may be inaccurate, and it may harm our performance and prospects.

The risk of damage or dilution of brand identity potentially increases during acquisitions, and this risk has increased since we have completed the Acquisitions and may increase further as we are in the process of integration and expansion.

If our partnerships are unable to maintain educational quality, we may be adversely affected.

Our partnerships with institutions, such as universities, and other educational providers and their students are regularly assessed and classified under the terms of applicable educational laws and regulations. If the partnerships or students receive lower scores from year to year on any of their assessments, or if there is any drop in the acceptance rates of students into prestigious universities, we may be negatively affected by perceptions of a decline in the educational quality of our content and Edtech platform, which could adversely affect our reputation and, as a result, our operating results and financial condition.

S-19

There is significant competition in the market segments that we serve, and we expect such competition to increase; we may not be able to compete effectively.

Education markets around the world are competitive and dynamic. We face varying degrees of competition from several discrete education providers because our learning system integrates many of the elements of the education development and delivery process, including curriculum development, teacher training and support, lesson planning, testing and assessment, and school performance and compliance management. We compete most directly with companies that provide online curriculum and support services. Additionally, we expect increased competition from for-profit post-secondary and supplementary education providers that have begun to offer virtual high school curriculum and services. In certain jurisdictions and states where we currently serve virtual public schools, we expect intense competition from existing providers and new entrants. Our competitors may adopt similar curriculum delivery, school support and marketing approaches, with different pricing and service packages that may have greater appeal in the market. Both public and private not-for-profit institutions with whom we currently or may in the future compete may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices or other advantages that we cannot match. If we are unable to successfully compete for new business, acquire more companies, or maintain current levels of academic achievement and community interest, our revenue growth and operating margins may decline. Price competition from our current and future competitors could also result in reduced revenues, reduced margins or the failure of our product and service offerings to achieve or maintain more widespread market acceptance.

We may also face direct competition from publishers of traditional educational materials that are substantially larger than we are and have significantly greater financial, technical and marketing resources. As a result, they may be able to devote more resources to develop products and services that are superior to our platform and technologies. We may not have the resources necessary to acquire or compete with technologies being developed by our competitors, which may render our online delivery format less competitive or obsolete.

Our future success will depend in large part on our ability to maintain a competitive position with our curriculum and our technology, as well as our ability to increase capital expenditures to sustain the competitive position of our product. We cannot assure you that we will have the financial resources, technical expertise, marketing, distribution or support capabilities to compete effectively.

Our business and operations may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

Our business and results of operations may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business.

Our business may be materially adversely affected by a general economic slowdown or recession.

Many countries around the world have recently experienced reduced economic activity, increased unemployment, and substantial uncertainty about their financial services markets and, in some cases, economic recession. These events may reduce the demand for our programs among students, which could materially adversely affect our business, financial condition, results of operations and cash flows. These adverse economic developments also may result in a reduction in the number of jobs available to our graduates and lower salaries being offered in connection with available employment which, in turn, may result in declines in our placement and retention rates. Any general economic slowdown or recession that disproportionately impacts the countries in which our companies and programs operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

S-20

We may be sued for infringement of the intellectual property rights of others, and such actions would be costly to defend, could require us to pay damages and could limit our ability or increase our costs to use certain technologies in the future.

Companies in the Internet, technology, education, curriculum and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we grow, the likelihood that we may be subject to such claims also increases. Regardless of the merits, intellectual property claims are often time- consuming and expensive to litigate or settle. In addition, to the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue any of our products, services or practices that are found to be in violation of another party’s rights. We also may have to seek a license and make royalty payments to continue offering our products and services or following such practices, which may significantly increase our operating expenses.

We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.

We develop the content for our training programs ourselves or through partnerships with third parties. We cannot assure you that there will be no inaccurate or inappropriate materials included in our training programs or the materials we obtain from our third-party partners. In addition, our mock examination questions designed internally based on our understanding of the relevant examination requirements may be investigated by the regulatory authorities. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of any of our training programs violate any laws, regulations or governmental policies or infringes upon its legal rights. Even if such claim were not successful, defending it may cause us to incur substantial costs including the time and attention of our management. Moreover, any accusation of inaccurate or inappropriate content could lead to significant negative publicity, which could harm our reputation and future business prospects.

We may be subject to legal liability resulting from the actions of third parties, including independent contractors and teachers, which could cause us to incur substantial costs and damage our reputation.

We may be subject, directly or indirectly, to legal claims associated with the actions of our independent contractors, teachers, and mentors. In the event of accidents or injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for their injuries. Additionally, we could face claims alleging that our independent curriculum contractors or teachers infringed the intellectual property rights of third parties. A liability claim against us or any of our independent contractors, teachers, or mentors could adversely affect our reputation, enrollment and revenues. Even if unsuccessful, such a claim could create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of management.

We may not have sufficient insurance to protect ourselves against substantial losses.

We have insurance policies to provide coverage against certain potential risks, such as property damage and personal injury, as well as director and officer insurance for our management team. However, we cannot guarantee that our insurance coverage will always be available or will be sufficient to cover possible claims for these risks. In addition, there are certain types of risk that might not be covered by our policies, such as war, acts of nature, force majeure or interruption of certain activities. Moreover, we might be obliged to pay fines and other penalties in the event of delays in product delivery, and such penalties are not covered by our insurance policies. Additionally, we may not be able to renew our current insurance policies under the same terms or at all. Risks not covered by our insurance policies or the inability to renew policies on favorable terms or at all could adversely affect our business and financial condition.

Risks Related to Our Business and Industry (Specific to Pre-IPO Group)

We are a growing company with a limited operating history, and a history of operational losses. If we fail to achieve further marketplace acceptance for our products and services, our business, financial condition and results of operations will be adversely affected.

We began enrolling students on our Edtech platform in 2015. As a result, we have only a limited operating history upon which you can evaluate our business and prospects. There can be no assurance that we will reduce our operational losses or achieve profitability as a group in the near future, or that our products and services will achieve further marketplace acceptance. Our marketing efforts may not generate a sufficient number of student enrollments to sustain our business plan; our capital and operating costs may exceed planned levels; and we may be unable to develop and enhance our service offerings to meet the demands of our students and community to the extent that such demands and preferences change. If we are not successful in managing our business and operations, our financial condition and results of operations will be adversely affected.

S-21

Our Edtech platform is technologically complex, and potential defects in our platforms or in updates to our platforms can be difficult or even impossible to fix.

Our Edtech platform is a technically complex product, and, when first introduced to new communities or when upgraded through new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them can have adverse effects, such as, cancellation of subscriptions, delays in the receipt of payment, poor functioning of our platforms and their content, failure to acquire new students, teachers, or mentors, or misuse of our platforms by third parties.

We test new versions and upgrades to our Edtech platform, but we cannot ensure that all defects related to platform updates can be identified before, or even after a new version of our platforms are made available. The correction of defects can be time-consuming, expensive and difficult. Errors and security breaches of our products could expose us to product liability claims and damage our reputation, which could have an adverse effect on our business, financial condition and results of operations.

System disruptions, capacity constraints and vulnerability from security risks to our online computer networks could impact our ability to generate revenues and damage our reputation, limiting our ability to attract and retain students.

The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students, teachers, mentors, and our community. Any sustained system error or failure, or a sudden and significant increase in bandwidth usage, could limit access to our learning system, and therefore, damage our ability to generate revenues. Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other malware, and other security problems.

Moreover, we host our products and serve our students, teachers, and mentors from a third-party data center facility, the security, facilities management and communications infrastructure of which we do not control. While we are developing a risk mitigation plan, such a plan may not be able to prevent a significant interruption in the operation of this facility or the loss of school and operational data due to a natural disaster, fire, power interruption, act of terrorism or other unanticipated catastrophic event, or arising from other financial, technical or operational difficulties encountered by our third-party vendor. Any such significant interruption, including one caused by our failure to successfully expand or upgrade our systems or manage our transition to utilizing the expansions or upgrades, could reduce our ability to manage our network and technological infrastructure and provide uninterrupted service, or be the occasion of loss or theft of important customer data, any of which could result in liability, business interruption, lost sales, enrollment terminations and reputational harm to us.

Our current success and future growth depend on the continued acceptance of the Internet and the corresponding growth in users seeking educational services on the Internet.

Our business relies in part on the Internet for its success. A number of factors could inhibit the continued acceptance of the Internet, or the commercial viability of the Internet’s material role in our business model, and adversely affect our profitability, including:

➢	Inadequate Internet infrastructure;
➢	Security and privacy concerns;
➢	The unavailability of cost-effective Internet service and other technological factors; and
➢	Changes in U.S. or foreign government regulation of Internet use, which may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices, and requirements that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence.

S-22

If Internet use decreases, if the number of Internet users seeking educational services on the Internet does not increase, or if we become subject to material additional costs as a result of regulatory changes affecting online education businesses, our business may not grow as planned.

We are susceptible to the illegal or improper use of our content, Edtech and platform (whether from students, teachers, mentors, management personnel and other employees, or third parties), or other forms of misconduct, which could expose us to liability and damage our business and brand.

Our content, Edtech and platform are susceptible to unauthorized use, software license violations, copyright violations and unauthorized copying and distribution, theft, employee fraud and other similar infractions and violations. Because we do not have full control over how even authorized users will use our online platforms to communicate, such platforms may be misused for improper, malicious, objectionable or illegal purposes. Such occurrences (whether originating from students, teachers, mentors, management personnel and other employees, or third parties) can harm our business and consequently negatively affect our operating results. We could be required to expend significant additional resources to deter, police against and combat improper use of our content, Edtech and platform, and still may be unsuccessful in preventing such occurrences or identifying those responsible for any such misuse. Any failure to adequately protect against any such illegal or improper use of our content, Edtech and platform could expose us to liability or reputational harm and could have a material adverse effect on our business, financial condition and results of operations.

Our brand image, reputation, business and results of operations may also be adversely affected by other forms of illegal or improper activities of our management personnel and other employees, such as intentionally failing to comply with government regulations, engaging in deceptive business and marketing practices, improper use of personal or sensitive information, or violations of anticorruption or similar laws. The precautions we take to prevent and detect such activities may not be effective in preventing or mitigating them. Even where such activities are unrelated to our business or the services provided by our management personnel or other employees to us, they may harm our brands and reputation.

We may be unable to manage and adapt to changes in technology.

We will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

We must monitor and protect our Internet domain names to preserve their value.

We own a wide range of domain names including our Edtech platform, www.geniusu.com (information contained on, or available through, such website does not constitute part of, and is not deemed incorporated by reference into, this Prospectus). Third parties may acquire substantially similar domain names that decrease the value of our domain names and trademarks and other proprietary rights which may hurt our business. The regulation of domain names in the United States and foreign countries is subject to change.

Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the Web address that appears to the right of the “dot,” such as “com,” “gov,” or “org.” As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business.

The long-term success of our campuses is highly dependent on our ability to effectively identify and secure appropriate sites for new resorts and cafes.

One of our challenges in the growth of our Entrepreneur Resorts locations is locating and securing an adequate supply of suitable new resort and cafe sites. Competition for desirable sites is intense, and other restaurant and retail concepts that compete for those sites may have economic models that permit them to bid more aggressively for sites than we can. There is no guarantee that a sufficient number of suitable sites will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan or meet our economic objectives in new or existing geographic markets. Our ability to identify, secure, and open new restaurant sites also depends on other factors, many of which are likely to be more challenging if the COVID-19 pandemic again outbreaks.

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Increases in labor costs, labor shortages, and any difficulties in attracting, motivating, and retaining well- qualified employees within the hospitality industry could have an adverse effect on our business, financial condition, and results of operations for our resorts and cafes.

Labor is a significant component in the cost of operating our entrepreneur resorts and cafes. If we face labor shortages, particularly due to recent labor shortages in the hospitality industry as a result of the pandemic, increased labor costs because of increased competition for employees, higher employee turnover rates, inefficiency in scheduling our employees, increases in local minimum wage, or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be negatively impacted. Our success depends in part upon our ability to attract, motivate, and retain a sufficient number of well-qualified resort and cafe operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to align with our expansion plans and multi-channel approach. Because of the busy nature of our restaurants, it is critical that we have a high level of labor productivity and if we do not maintain high engagement or deployment in our restaurants (including in new restaurants and in new markets), it could have an adverse effect on our business.

Risks Related to Our Business and Industry (Specific to Acquisitions)

As we have completed the Acquisitions, we may continue pursue other strategic acquisitions or investments. The failure of an acquisition or investment (including but not limited to the Acquisitions) to be completed or to produce the anticipated results, or the inability to fully integrate an acquired company, could harm our business.

We may from time to time, as opportunities arise or economic conditions permit, acquire or invest in complementary companies or businesses as part of our strategy to expand our operations, including through acquisitions or investments that may be material in size and/or of strategic relevance. The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. We cannot assure you that our acquisitions or investments will produce the results that we expect at the time we enter into or complete a given transaction.

Any acquisition or investment involves a series of risks and challenges that could adversely affect our business, including the failure of such acquisition to contribute to our commercial strategy or improve our image. We may be unable to generate the expected returns and synergies on our investments. In addition, the amortization of acquired intangible assets could decrease our net profit and potential dividends. We may face challenges in integrating acquired companies, which may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may be unable to create and implement uniform and effective controls, procedures and policies, and we may incur increased costs for integrating systems, people, distribution methods or operating procedures.

We may also be unable to integrate technologies of acquired businesses or retain key customers, executives and staff of the businesses acquired. In particular, we may face challenges in integrating staff working across different geographies and that may be accustomed to different corporate cultures, which would result in strained relations among existing and new personnel. We could also face challenges in negotiating favorable collective bargaining agreements with unions due to differences in the negotiating procedures used in different regions. Finally, we may pursue acquisitions where we acquire a majority stake in such acquisition, but with significant minority investors, or we may become minority investors in certain operations, wherein our ability to effectively control and manage the business may be limited. If we are unable to manage growth through acquisitions, our business and financial condition could be materially adversely affected.

In addition, in connection with any future acquisition, we may face liabilities for contingencies related to, among others, (1) legal and/or administrative proceedings of the acquired company, including civil, regulatory, labor, tax, social security, environmental and intellectual property proceedings, and (2) financial, reputational and technical problems including those related to accounting practices, disclosures in financial statements and internal controls, as well as other regulatory issues. These contingencies may not have been identified prior to the acquisition and may not be sufficiently indemnifiable under the terms of the relevant acquisition agreement, which could have an adverse effect on our business and financial condition. Even if contingencies are indemnifiable under the relevant acquisition agreement, the agreed levels of indemnity may not be sufficient to cover actual contingencies as they materialize.

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The continued success of our Acquisitions depends initially on the value of the local brands of each of the companies and how we integrate those brands with Genius Group and GeniusU, which may be materially adversely affected by changes in current and prospective students’ perceptions post-acquisition.

Each of our Acquisitions has worked hard to establish the value of their individual brands. A merger or acquisition is a significant event in any company’s history, which may cause concern or trigger potentially negative commentary or criticism whether by staff members, students or local communities. The perception of the changes and improvements we intend to implement with each Acquisition may have unintended consequences which impact on the current brand value and reputation of each Acquisition. This may be materially adverse to our interests, it may be inaccurate, and it may harm our performance, prospects and business.

Growing the certified education courses offered by our Acquisitions could be difficult for us.

We anticipate significant future growth from online courses we offer to students on GeniusU, integrating with our Acquisitions. The expansion of our existing online programs, the creation of new online programs and the development of new fully online or hybrid programs may not be accepted by students or our partners, or by government regulators or accreditation agencies. In addition, our efforts may be materially adversely affected by increased competition in the online education market or because of problems with the performance or reliability of our online program infrastructure. There is also increasing development of certified online programs by traditional schools universities, both in the public and private sectors, which may have more consumer acceptance than programs we develop, because of lower pricing or greater perception of value of their degrees in the marketplace, which may materially adversely affect our business, financial condition and results of operations.

Our Acquisitions are subject to uncertain and varying laws and regulations, and any changes to these laws or regulations may materially adversely affect our business, financial condition and results of operations.

Three of our Acquisitions are regulated to varying degrees and in different ways in each of the countries in which we operate an institution: Education Angels, E-Square and UAV have licenses, approvals, authorizations, or accreditations from various governmental authorities and accrediting bodies. These licenses, approvals, authorizations, and accreditations must be renewed periodically, usually after an evaluation of the institution by the relevant governmental authorities or accrediting bodies. These periodic evaluations could result in limitations, restrictions, conditions, or withdrawal of such licenses, approvals, authorizations or accreditations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, once licensed, approved, authorized or accredited, some of our institutions may need approvals for new campuses or to add new degree programs.

All of these regulations and their applicable interpretations are subject to change based on changing rules and regulations over time in each country where we operate. Changes in applicable regulations may cause a material adverse effect on our business, financial condition and results of operations.

Regulatory changes that affect the timing of government-sponsored student aid payments or receipt of government-sponsored financial aid could materially adversely affect our liquidity.

Two of our Acquisitions, Education Angels and UAV, receive funding from the New Zealand and US Government, respectively. Education Angels receives funding from the New Zealand Government for 50% of educator fees based on approval by the New Zealand Ministry of Education. Students at UAV may qualify for financial aid funding through state and federal agencies. The majority of financial aid available to UAV students is provided by the Federal Government and referred to as Title IV Aid. This includes the Federal Pell Grant, Federal Supplemental Educational Opportunity Grant (FSEOG), Federal Work-Study (FWS), Federal Direct Loan Program, and Parent Loans for Undergraduate Students (PLUS). Also, students may be eligible to participate in institutional or private loan programs that enable students to contribute to his/her education while in college, and the university is also eligible to participate in several state agency programs.

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Should the governments in these countries, or in the countries of future acquisitions, change regulations that impact the timing or receipt of government-sponsored student aid, this could materially adversely affect our liquidity as well as our business and results of operations, and in turn affect our enrolment numbers.

The changing public perception and changes to government policies with respect to private schools may have a materially adverse impact on our Acquisitions and our overall plans to expand in the early learning, primary school, secondary school and university markets.

The views taken by students, parents and the government on private schools vary from country to country and change over time. China imposed restrictions on education companies that operated private tuition centers and Edtech companies providing private tutors in 2021. This included a broad ban on private companies that teach the Chinese school curriculum from making profits, raising capital or going public. While China’s actions against private education institutions did not directly impact our Pre-IPO Group or Acquisitions, as less than 1% of group revenues is generated from Chinese students, it is an indication of the negative impact a country can impose on private education and there is a risk that other countries may follow a similar path. For example, the Indian government has expressed concern about the rapid growth of for- profit, private education in the country. While this has not yet led to any restrictive regulations, it has resulted in India’s largest private Edtech startups setting up a self-regulatory industry group to draw up a code of conduct to present to the government.

In the United States, the Biden Administration has indicated that it wants higher scrutiny of for-profit colleges and universities to ensure higher standards are met in order to qualify for government funding. While there has not yet been any concrete actions taken by the government in this regard, should such actions be taken and imposed, this may materially adversely affect the revenues of our Acquisition, UAV, in the event the university is not able to meet any new standards imposed. Any other such restrictions imposed in the future by governments in the countries where we plan to expand to with our Acquisitions, or any negative changes in public perception towards for-profit education companies in contrast to non-profit schools may negatively affect our Acquisitions’ and Genius Group’s business, financial condition and results of operation.

The poor performance or reputation of other early learning schools or the industry as a whole could tarnish the reputation of our Acquisition, Education Angels, which could have a negative impact on its business.

With reference specifically to our Acquisition, Education Angels, the company operates in a sector which does not have the same level of oversight as Primary, Secondary and Tertiary education. For example, in most countries, including the U.S., license requirements to operate a childcare business vary from state to state, while education standards during early learning are relatively relaxed when compared to the accreditation and other standards required of primary schools, high schools and universities.

Similarly, while educators at primary school, high school and university must be qualified as faculty, the standards within early learning are more relaxed, with some childcare workers or assistants in the industry having few qualifications. This may result in poor performance of some early learning operators, or in the early learning industry as a whole suffering from a poor reputation, and this in turn my cause a material adverse effect on Education Angels’ business and our ability to expand our early learning operations in certain countries or states.

Changes in the demand for childcare and workplace solutions, which may be negatively affected by demographic trends and economic conditions, including unemployment rates, may affect our Acquisition, Education Angels.

The target market for our Acquisition, Education Angels, is dual-income families or working single parents who are seeking an early learning solution for their child that includes childcare. Different countries have different funding programs for early learning and childcare, but in most cases the parents are required to pay for some or all childcare services. As a result, Education Angels is and will continue to be dependent on this demographic segment to maintain and grow revenues. Changes in demographic trends, including the number of dual-income or working single parent families in the workforce, inflation, personal disposable income and birth rates may impact the demand for Education Angels’ services.

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Further, a deterioration of general economic conditions, including rising unemployment, may adversely impact the demand for our services due to the tendency of out-of-work parents to diminish or discontinue utilization of our services. Such changes could materially and adversely affect Education Angels’ business and operating results.

The expansion of our Acquisition, Education Angels, into certain markets including the United States may be negatively impacted by increased competition based on changes in government regulation and benefit programs.

Countries from time to time change regulations with respect to childcare and early learning and while this may have a positive impact on our Acquisition, Education Angels, it may also have a negative impact. For example, in the U.S., President Biden has recently proposed publicly funded universal preschool for all three- and four-year-olds in partnerships with the states. The initial legislative drafts of the President’s proposal for a new federally funded preschool program allow private, for-profit entities to be eligible for participation, but do not mandate such participation. It is unclear how the proposed legislation will progress in the current political and fiscal climate, or how the states would implement the programs. Public programs such as this have the ability to either expand or shrink Education Angels’ ability to serve children in a country such as the U.S. The amount of public funding, the rates paid for early education programs, our eligibility to be a provider and the terms and conditions of the programs could have either a positive or negative effect on our business, financial condition and results of operations.

For example, in the U.S., federal, state or local childcare and early education benefit programs relying primarily on subsidies in the form of tuition assistance or tax credits could provide us with opportunities for expansion in new or existing markets. However, a federal, state or local universal benefit such as preschool, if offered primarily or exclusively through public schools or non-profit entities, could reduce the demand for private home-based education services and negatively impact the financial and operational model that we plan to expand with Education Angels. If such programs were to significantly expand or our participation is reduced, it could have an adverse effect on our business, financial condition or results of operations.

Our Acquisition, E-Square, may be negatively affected by the economic and political conditions in South Africa.

Our Acquisition, E-Square, operates in Port Elizabeth, South Africa, and relies on the ongoing economic health and political stability of that country. In recent years South Africa has been affected by a weak economy and political instability. This deterioration in conditions was compounded by the COVID-19 pandemic. The country is expecting to register economic growth of 1.1% in 2023. Such deterioration of general economic conditions, including rising inflation and unemployment, may decrease demand for E-Square’s courses and services as parents opt for lower cost alternatives. Such changes could materially and adversely affect E-Square’s business and operating results.

Public perception and regulatory changes in the primary school and secondary school systems in countries that E-Square may expand to may have a materially adverse impact on the company.

The primary school and second school systems in countries where we plan to expand the courses and programs of our Acquisition, E-Square, are undergoing changes in public perception together with regulatory changes. For example, in the United Kingdom, government funding of schools has dropped 8% in the last decade and public confidence in the high school exam system dropped during the COVID-19 Pandemic after the government abolished all exams in 2020 and replaced them with teacher assessments.

In August 2020 the government then used computer algorithms to reject 39% of teacher recommendations and downgrade student marks, and this decision was in itself then overturned with the government reverting back to teacher assessments. Such mismanagement and the resulting negative impact experienced by students and parents can lead to a negative perception and mistrust of the education system as a whole.

While countries such as the United States may not have experienced mismanagement on the scale of the United Kingdom, there are signs that there is increasing mistrust of the current primary school and high school system by parents, with discontent ranging from the conduct of school boards and the policies of school districts to the content and the quality of education provided. The possible negative public perception of the primary school and secondary school system as a whole can be seen as an opportunity for companies that can provide a superior offering to parents and students, but it also can be a risk that may adversely affect E-Square’s ability to expand into markets where all schools, including new entrants, are appealing to a skeptical market with a low level of trust.

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Our growth plans for our Acquisition, E-Square, and our plans to expand into the primary school and high school markets will be a complex and lengthy process where future success is not assured.

We believe that the growth of our Pre-IPO Group has been supported by our strategy of focusing on adult entrepreneur training where government regulation and curriculum requirements are far more relaxed than in the primary school and high school sectors. We believe the main reason that there has not been a well- known and well-branded new global curriculum developed and accepted internationally since the International Baccalaureate system in 1968 is the complex combination of government regulations, accreditations and curriculum standards that must be met across multiple countries, together with the varying expectations of parents, students, employers, colleges and universities as to what these schools must deliver.

We have a staged growth plan which we explain in the “Our Genius Curriculum” section in this Prospectus, in which we plan to begin by providing E-Square’s courses as supplementary courses to the existing school system, delivered on the GeniusU platform, and in which we view our aspiration of delivering our Genius Curriculum as a potential replacement option to the existing primary school and high school system in countries we expand to, similar to how E-Square operates in South Africa, as a longer term goal. However, this plan may be more complex and lengthier than we anticipate and based on the obstacles we face in the future as we expand globally the future success of E-Square’s growth is not assured.

If we cannot maintain student enrollments and maintain tuition levels in our Acquisition, UAV, the university’s results of operations may be materially adversely affected.

Our Acquisition, UAV, has historically been dependent on students from the Lancaster Valley and Greater Los Angeles area for enrolments. We plan to expand on the student base by both attracting students globally to attend UAV and to deliver UAV’s courses on the GeniusU platform. We are, however, planning for UAV to maintain its current student enrollment and tuition levels through the same methods it has employed historically.

As a result, our strategy for growth and profitability of UAV depends, in part, upon maintaining these historic levels. Attrition rates are often due to factors outside our control. Students sometimes face financial, personal or family constraints that require them to drop out of university. They also are affected by local economic and social problems. In addition, our ability to attract and retain students to UAV may require us to discount tuition from published levels, and may prevent us from increasing tuition levels at a rate consistent with inflation and increases in our costs.

Post COVID-19 pandemic, in the financial year 2021 and 2022, UAV saw a decline in its revenue. If we are unable to control the rate of student attrition, our overall enrollment levels are likely to decline or if we are unable to charge tuition rates that are both competitive and cover our rising expenses, our business, financial condition, cash flows and results of operations may be materially adversely affected.

The reputation of our Acquisition, UAV, may be negatively influenced by the actions of other for-profit and private universities.

In recent years, there have been a number of regulatory investigations and civil litigation matters targeting post-secondary for-profit education institutions in the United States. These investigations and lawsuits have alleged, among other things, deceptive trade practices, false claims against the United States and noncompliance with state and DOE regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings and investigations in the United States and in other countries. Allegations against the post-secondary for-profit and private education sectors may affect general public perceptions of for-profit and private educational institutions, including UAV, in a negative manner. Adverse media coverage regarding other for-profit or private educational institutions or regarding us directly or indirectly could damage our reputation, reduce student demand for our programs, materially adversely affect our revenues and operating profit or result in increased regulatory scrutiny.

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The university and vocational college market is very competitive, and we may not be able to achieve our growth plans with UAV.

The university and vocational college markets, both in the United States and around the world, are highly fragmented and are very competitive and dynamic. Currently our Acquisition, UAV, competes with traditional public and private colleges and universities and other proprietary institutions, including those that offer online professional-oriented programs. Many of these institutions are larger, more widely known and have more established reputations than UAV. Some of our competitors in both the public and private sectors may have greater financial and other resources than we have and have operated in their markets for many years.

We also anticipate potential competition from Edtech companies that prioritize open access education to students at university or certification level. A number of these providers have been formed recently to provide online curriculum from leading academics at little or no cost to the student. If this new modality is successful, it could disrupt the economics of the current education model (both for-profit and not-for-profit institutions). Other competitors may include large, well-capitalized companies that may pursue a strategy similar to ours of acquiring or establishing for-profit institutions.

Public institutions receive substantial government subsidies, and public and private not-for-profit institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit institutions. Accordingly, public and private not-for-profit institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices or other advantages that we cannot match.

Any of these large, well-capitalized competitors may make it more difficult for us to expand UAV as part of our growth strategy. They may also be able to charge lower tuitions or attract more students, which would adversely affect our growth and the profitability of UAV. There is also an increased ability of traditional universities to offer online programs and we expect competition to increase as the online market matures. This may create greater pricing or operating pressure on us, which could have a material adverse effect on UAV’s enrollments, revenues and profit margins. We may not be able to compete successfully against current or future competitors and may face competitive pressures that could have a material adverse effect on UAV’s business and the financial condition and results of operations for UAV and the operations of Genius Group focused on the university sector.

If the graduates of our Acquisition, UAV, are unable to obtain professional licenses or certifications required for employment in their chosen fields of study, the university’s reputation may suffer and we may face declining enrollments and revenues or be subject to student litigation.

UAV’s students require or desire professional licenses or certifications after graduation to obtain employment in their chosen fields. Their success in obtaining such qualifications depends on several factors, including the individual merits of the student, whether the institution and the program were approved by the relevant government or by a professional association, whether the program from which the student graduated meets all governmental requirements and whether the institution is accredited. If one or more governmental authorities refuses to recognize UAV’s graduates for professional qualifications in the future based on factors relating to us or our programs, the potential growth of our programs would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we could be exposed to litigation that would force us to incur legal and other expenses that could have a material adverse effect on our business, financial condition and results of operations.

If the graduates of UAV do not meet possible future standards of “gainful employment”, this may negatively affect the university’s reputation and access to government funding.

The Biden Administration has recently expressed interest in reinstating the “Gainful Employment Rule” as a measure to hold universities and colleges accountable for both the employment and earnings of graduating students. The Gainful Employment Rule was first issued in 2014 and was designed to ensure that career- education programs leave their graduates with debts that are affordable relative to their actual incomes. It distinguishes between programs that provide affordable training that leads to well-paying jobs and those that do not, based on the debt-to-income ratios of their graduates.

This rule was rescinded by the previous US administration in 2019. The Biden Administration has proposed to reimpose the rule as a measure by which the government may assess whether a university or college qualifies for federal funding. While no specifics have yet been agreed or proposed, if such a rule was imposed, it would require all higher education institutions, including UAV, to provide the government with information on completion rates, debt and other trends by program, with the possibility that government funding may become restricted should thresholds not be met. In the event that UAV were to fall below any threshold set, this may negatively affect the university’s reputation or ability to access government funding, which in term could have a material adverse effect on UAV’s business, financial conditions and results of operation.

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Growing the online academic programs of UAV on GeniusU could be difficult for us.

After the acquisition of UAV, we anticipate a higher future growth from online courses we offer to students from the second half of 2023. The expansion of our existing online programs, the creation of new online programs and the development of new fully online or hybrid programs may not be accepted by students or employers, or by government regulators or accreditation agencies. In addition, our efforts may be materially adversely affected by increased competition in the online education market or because of problems with the performance or reliability of our online program infrastructure. There is also increasing development of online programs by traditional universities, both in the public and private sectors, which may have more consumer acceptance than programs we develop, because of lower pricing or greater perception of value of their degrees in the marketplace, which may materially adversely affect our business, financial condition and results of operations.

If for-profit universities and colleges, which offer online education alternatives different from ours, perform poorly, it could tarnish the reputation of online education as a whole, which could impair UAV’s ability to grow its business.

For-profit universities, many of which provide course offerings predominantly online, are under intense regulatory and other scrutiny, which has led to media attention that has sometimes portrayed that sector in an unflattering light. Some for-profit online school operators have been subject to governmental investigations alleging the misuse of public funds, financial irregularities, and failure to achieve positive outcomes for students, including the inability to obtain employment in their fields.

These allegations have attracted significant adverse media coverage and have prompted legislative hearings and regulatory responses. These investigations have focused on specific companies and individuals, and even entire industries in the case of recruiting practices by for-profit higher education companies. Even though we believe we can educate students and partners on our unique differences and culture that sets us apart from these companies, this negative media attention may nevertheless add to skepticism about online higher education generally, including our solutions.

The precise impact of these negative public perceptions on our current and future business is difficult to discern. If these few situations, or any additional misconduct, cause all Edtech and online learning programs to be viewed by the public or policymakers unfavorably, we may find it difficult to grow UAV or attract additional students for UAV’s programs. In addition, this perception could serve as the impetus for more restrictive legislation, which could limit our future business opportunities. Moreover, allegations of abuse of federal financial aid funds and other statutory violations against for-profit higher education companies could negatively impact our opportunity to succeed due to increased regulation and decreased demand. Any of these factors could negatively impact our ability to grow UAV and the university and vocational college segment of our business.

Our growth plans for UAV and our plans to expand into the university and vocational college market in the United States and globally is a complex and lengthy process, exposing us to risks inherent in international growth.

One element of our growth strategy for UAV is to expand our international operations and establish a worldwide student base. We cannot guarantee that our expansion efforts into international markets will be successful. The challenges in expanding the UAV model include the complexity of converting elements of UAV’s degree courses and certification courses into a suitable form on the GeniusU Edtech platform, the need to gain accreditation and licenses in the various states and countries where this is required, and our ability to attract enough suitably qualified faculty to deliver the courses both online and on campus.

We have a staged growth plan for UAV which we explain in the “Our Genius Curriculum” section in this Prospectus, in which we aim to grow gradually within the university and college sector through a gradual, staged process to ensure we overcome these challenges effectively as we grow. However, this plan may be more complex and lengthier than we anticipate and based on the obstacles we face in the future as we expand globally the future success of UAV’s growth is not assured.

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The course content of our Acquisition, PIN, requires ongoing updating based on the current government regulations and market conditions of the property market.

The course content delivered by the Pre-IPO Group has historically been focused on entrepreneur skills, and while the courses are refreshed annually, the majority of the leadership, sales, marketing, team development and financial management skills that are taught remain relevant from one year to the next. Our Acquisition, PIN, has thrived by running courses and events where students can learn the most current strategies that property investors are applying effectively to build their property portfolio. These strategies tend to be more dynamic based on changing market trends, interest rates, financing opportunities and changes in government policies, incentives and restrictions.

While this has historically been an opportunity for PIN, as its locally based city event model led by experienced property investors has enabled it to deliver more relevant, up-to-date training and information than nationally delivered property investing courses, this requirement to continually update and localize course content is a risk to the growth of PIN. If the company fails to innovate or maintain its relevance in its course content, this may negatively affect the company’s financial conditions and results of operation.

The wide range of differences between the property markets in different countries may make it challenging for PIN to achieve its global expansion plan.

While PIN has an online student base that is in 52 countries, it has historically operated its events and city-based investor communities only in the United Kingdom. This has been partly due to its focus on the United Kingdom market, and partly due to the complexities of providing specific, practical market knowledge of the property markets in different countries. Our plan is to expand PIN’s locally based model to countries throughout the world with our GeniusU Edtech platform and global community. This plan is dependent on us replicating PIN’s success in attracting locally based property investors and professionals who are willing to share their expertise, experience and opportunities in the countries we expand to. This may be more complex or take more time than we anticipate, which in turn may negatively affect our expansion plans and our results of operation.

The reputation of PIN may be negatively influenced by the actions of other property investing training companies and courses.

In recent years, there have been a number of regulatory investigations and civil litigation matters targeting unethical or unprofessional training companies or individuals providing advice on property investing or property trading. These have occurred in the United Kingdom, the United States and other countries.

These investigations and lawsuits have alleged, among other things, deceptive trade practices, false claims and unregulated financial advice. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings and investigations in the United States and in other countries. Allegations against this investment education sector and the actions of certain companies in this sector may affect general public perceptions towards the sector in a negative manner. Adverse media coverage regarding other training companies or regarding PIN directly or indirectly could damage our reputation, reduce student demand for our programs, materially adversely affect our revenues and operating profit or result in increased regulatory scrutiny.

Change of users behavior post Covid may impact our ability to continue and gain interest around our generated content at a level during Covid, which might translate to lower number of users and revenue.

Revealed Films generates multiple content films during the year, and sells them to specific audiences. Possible change of those user behaviors, post Covid, who spend less time in front of digital media, might impact Revealed film’s ability to continue and generate interest around its newly published content which will translate to lower number of users and revenue. The possible decline in revenue may also reduce the planned investment in new content that supports our lifelong learning curriculum.

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Taxing authorities may successfully assert that we have not properly collected or remitted, or in the future should collect or remit, sales and use, gross receipts, value added, or similar taxes, or employment, payroll, or withholding taxes, and may successfully impose additional obligations on us, and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition, and results of operations.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipt tax, to businesses like ours is an evolving issue. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations, and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business. In addition, governments are looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our financial condition and results of operations. We are subject to indirect taxes, such as sales, use, value-added, and goods and services taxes, in the United States and other foreign jurisdictions, and we do not collect and remit indirect taxes in all jurisdictions in which we operate on the basis that such indirect taxes are not applicable to us. Certain jurisdictions in which we do not collect and remit such taxes may assert that such taxes are applicable, which could result in tax assessments, including penalties and interest, and we may be required to collect such taxes in the future. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage the use of our platform, could increase the cost for consumers using our platform, or could otherwise harm our business, financial condition, and results of operations. Further, even when we are collecting taxes and remitting them to the appropriate authorities, we may fail to accurately calculate, collect, report, and remit such taxes. Additionally, one or more states, localities, or other taxing jurisdictions may seek to impose additional reporting, record-keeping, or indirect tax collection obligations on businesses like ours. For example, taxing authorities in the United States and other countries have identified ecommerce platforms as a means to calculate, collect, and remit indirect taxes for transactions taking place over the internet, and are considering related legislation. As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely affect our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Risks Related to Investing in a Foreign Private Issuer or a Singapore Company

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE American listing standards. This may afford less protection to holders of our ordinary shares than U.S. regulations.

As a foreign private issuer whose ordinary shares are listed on the NYSE American, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE American listing standards. A foreign private issuer must disclose in its Prospectuss filed with the SEC each requirement under the NYSE American listing standards with which it does not comply, followed by a description of its applicable home country practice. Our home country practices in Singapore may afford less protection to holders of our ordinary shares. We rely on exemptions available under the NYSE American listing standards to a foreign private issuer and follow our home country practices in the future, and as a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE American listing standards. We currently rely on such an exemption with respect to our quorum requirement for shareholder meetings, such that we will not be in compliance with the NYSE American’s standard of a quorum of at least 33 1∕3% of shares issued and outstanding and entitled to vote.

As a foreign private issuer, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less detailed than those of a U.S. issuer.

We report under the Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to provide as detailed disclosure as a U.S. registrant, particularly in the area of executive compensation. It is possible that some investors may not be as interested in investing in our ordinary shares as the securities of a U.S. registrant that is required to provide more frequent and detailed disclosure in certain areas, which could adversely affect our share price.

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We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, either (1) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (2) (a) a majority of our executive officers or directors must not be U.S. citizens or residents, (b) more than 50 percent of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers, including, but not limited to preparing our financial statements under GAAP. We may also be required to make changes in our corporate governance practices in accordance with various SEC rules and the NYSE American listing standards. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to attract and retain qualified Board members.

We are a Singapore incorporated company and it may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in Singapore.

We are incorporated under the laws of the Republic of Singapore, and certain of our directors are residents outside the United States. Moreover, a significant portion of our consolidated assets are located outside of the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, because a majority of the consolidated assets owned by us are located outside of the United States, any judgment obtained in the United States against us may not be enforceable within the United States.

There is no treaty in force between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. There is uncertainty as to whether judgments of courts in the United States based upon the civil liability of the federal securities laws of the United States would be recognized or enforceable in Singapore. In addition, holders of book-entry interests in our shares (for example, where such shareholders hold our shares indirectly through the Depository Trust Company) will be required to be registered shareholders as reflected in our register of members in order to have standing to bring a shareholder action and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.

The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceedings or enforcement action. Consequently, it may be difficult for investors to enforce against us, our directors or our officers in Singapore judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

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We are incorporated in Singapore and our shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.

Our corporate affairs are governed by our constitution and by the laws governing companies incorporated in Singapore. The rights of our shareholders and the responsibilities of our Board members under Singapore law may be different from those applicable to a corporation incorporated in the United States in material respects. Principal shareholders of Singapore companies do not owe fiduciary duties to minority shareholders, as compared, for example, to controlling shareholders in corporations incorporated in Delaware. Our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, our Board members or our principal shareholders than they would as shareholders of a corporation incorporated in the United States.

In addition, only persons who are registered as shareholders in our register of members are recognized under Singapore law as shareholders of our Company. Only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Investors in our shares who are not specifically registered as shareholders in our register of members (for example, where such shareholders hold shares indirectly through the Depository Trust Company) are required to become registered as shareholders in our register of members in order to institute or enforce any legal proceedings or claims against us, our directors or our executive officers relating to shareholder rights. Holders of book-entry interests in our shares may become registered shareholders by exchanging their book-entry interests in our shares for certificated shares and being registered in our register of members. Such process could result in administrative delays which may be prejudicial to any legal proceeding or enforcement action.

We are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

As a company incorporated under the laws of the Republic of Singapore, we are required to comply with the laws of Singapore, certain of which are capable of extra-territorial application, as well as our constitution. In particular, we are required to comply with certain provisions of the SFA, which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions. In addition, the Singapore Code on Take-overs and Mergers (the “Singapore Take-over Code”), specifies, among other things, certain circumstances in which a general offer is to be made upon a change in control of a Singapore-incorporated public company, and further specifies the manner and price at which voluntary and mandatory general offers are to be made.

The laws of Singapore and of the United States differ in certain significant respects. The rights of our shareholders and the obligations of our directors and officers under Singapore law may be different from those applicable to a company incorporated in the State of Delaware in material respects, and our shareholders may have more difficulty and less clarity in protecting their interests in connection with actions taken by our management, members of our board of directors or our controlling shareholders than would otherwise apply to a company incorporated in the State of Delaware. See “Comparison of Shareholder Rights” for a discussion of certain differences between Singapore and Delaware corporation law.

In addition, the application of Singapore law, in particular, the Companies Act 1967 of Singapore (the “Singapore Companies Act”), may, in certain circumstances, impose more restrictions on us, our shareholders, directors and officers than would otherwise be applicable to a company incorporated in the State of Delaware. For example, the Singapore Companies Act requires a director to act with a reasonable degree of diligence in the discharge of the duties of his office and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions. In addition, pursuant to the provisions of the Singapore Companies Act, shareholders holding 10% or more of the total number of paid-up shares as at the date of the deposit carrying the right of voting at general meetings (disregarding paid-up shares held as treasury shares) may by depositing a requisition, require our directors to convene an extraordinary general meeting. If our directors do not within 21 days after the date of deposit of the requisition proceed to convene a meeting, the requisitioning shareholders, or any of them representing more than 50% of the total voting rights represented of all of them, may proceed to convene such meeting, and we will be liable for the reasonable expenses incurred by such requisitioning shareholders. We are also required by the Singapore Companies Act to deduct corresponding amounts from fees or other remuneration payable by us to such of the directors as are in default.

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Singapore take-over laws contain provisions that may vary from those in other jurisdictions.

The Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 (fifty) shareholders and net tangible assets of S$5.0 million or more, must also observe the letter and spirit of the general principles and rules of the Singapore Take-over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to Securities Industry Council (“SIC”) to waive the application of the Singapore Take-over Code. As at the date of this Prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us.

In this regard, the Singapore Take-over Code contains certain provisions that may possibly delay, deter or prevent a future take-over or change in control of us. Under the Singapore Take-over Code, except with the consent of the SIC, any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with him, in 30% or more of our voting shares is required to extend a take-over offer for all remaining voting shares in accordance with the procedural and other requirements under the Singapore Take-over Code. Except with the consent of the SIC, such a take-over offer is also required to be made if a person holding between 30% and 50% (both inclusive) of our voting shares, either on his own or together with parties acting in concert with him, acquires additional voting shares representing more than 1% of our voting shares in any six-month period. While the Singapore Take-over Code seeks to ensure an equality of treatment among shareholders in take-over or merger situations, its provisions could substantially impede the ability of our shareholders to benefit from a change of control and, as a result, may adversely affect the market price of our ordinary shares and the ability to realize any benefits from a potential change of control.

Subject to the general authority to allot and issue new ordinary shares provided by our shareholders, the Singapore Companies Act and our constitution, our directors may allot and issue new ordinary shares on terms and conditions and for such purposes as may be determined by our Board in its sole discretion.

Under Singapore law, we may only allot and issue new shares with the prior approval of our shareholders in a general meeting. Subject to the general authority to allot and issue new ordinary shares provided by our shareholders, the provisions of the Singapore Companies Act and our constitution, we may allot and issue new ordinary shares on such terms and conditions and for such purposes as may be determined by our Board in its sole discretion. Any additional issuances of new ordinary shares may dilute our shareholders’ percentage ownership interests in our ordinary shares and/or adversely impact the market price of our ordinary shares.

We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

The rules governing passive foreign investment companies (“PFICs”) can have adverse effects for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to relate, in part, to (a) the market price of our ordinary shares and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction. Moreover, our ability to earn specific types of income that we currently treat as non-passive for purposes of the PFIC rules is uncertain with respect to future years. Because the value of our assets for purposes of determining PFIC status will depend in part on the market price of our ordinary shares, which may fluctuate significantly. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year.

If we are a PFIC, a U.S. Holder (defined below) would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund (“QEF”) or, if shares of the PFIC are “marketable stock” for purposes of the PFIC rules, by making a mark-to- market election with respect to the shares of the PFIC. We do not intend to comply with the reporting requirements necessary to permit U.S. Holders to elect to treat us as a QEF. If a U.S. Holder makes a mark- to-market election with respect to its ordinary shares, the U.S. Holder is in its U.S. federal taxable income an amount reflecting any year end increase in the value of its ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (b) that was in existence on August 20, 1996, and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust.

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Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the ordinary shares.

Singapore taxes may differ from the tax laws of other jurisdictions.

Prospective investors should consult their tax advisors concerning the overall tax consequences of purchasing, owning and disposing of our shares. Singapore tax law may differ from the tax laws of other jurisdictions, including the United States.

Tax authorities could challenge the allocation of income and deductions among our subsidiaries, which could increase our overall tax liability.

We are organized in Singapore, and we currently have subsidiaries in the United States, United Kingdom, New Zealand, South Africa, and Indonesia. As we grow our business, we expect to conduct increased operations through our subsidiaries in various jurisdictions. If two or more affiliated companies are located in different jurisdictions, the tax laws or regulations of each country generally will require transactions between those affiliated companies to be conducted on terms consistent with those between unrelated companies dealing at arm’s length, and appropriate documentation generally must be maintained to support the transfer prices. We maintain our transfer pricing policies to be compliant with applicable transfer pricing laws, but our transfer pricing procedures are not binding on applicable tax authorities.

If tax authorities were to successfully challenge our transfer pricing, there could be an increase in our overall tax liability, which could adversely affect our financial condition, results of operations and cash flows. In addition, the tax laws in the jurisdictions in which we operate are subject to differing interpretations.

Tax authorities may challenge our tax positions, and if successful, such challenges could increase our overall tax liability. In addition, the tax laws in the jurisdictions in which we operate are subject to change. We cannot predict the timing or content of such potential changes, and such changes could increase our overall tax liability, which could adversely affect our financial condition, results of operations and cash flows.

Risks Related to Ownership of Ordinary Shares and Convertible Note Raise

In the future, our ability to raise additional capital to expand our operations and invest in our business may be limited, and our failure to raise additional capital, if required, could impair our business.

While we currently anticipate that our available funds will be sufficient to meet our cash needs for at least the next 12 months, we may need or elect to seek additional financing at any time. Our ability to obtain financing will depend on, among other things, our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. If we need or elect to raise additional funds, we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per-share value of our ordinary shares could decline. If we engage in additional debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios and limit the operating flexibility of our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

➢	Fund our operating capital requirements as we grow;
➢	Continue to grow by acquiring companies;
➢	Retain the leadership team and staff required;
➢	Repay our liabilities as they come due; and
➢	Make the necessary investments in our Edtech platform.

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Our share price may be volatile, and the market price of our ordinary shares may drop below the price you pay.

Market prices for securities of newly public companies have historically been particularly volatile in response to various factors, some of which are beyond our control. As a result of this volatility, you may not be able to sell your ordinary shares at or above the price you pay for your shares. Some of the factors that may cause the market price for our ordinary shares to fluctuate include:

➢	Actual or anticipated fluctuations in our key operating metrics, financial condition and operating results;
➢	Loss of current long-term contracts;
➢	Actual or anticipated changes in our growth rate;
➢	Competitors developing more advanced technology attracting our customers;
➢	Our announcement of actual results for a fiscal period that are lower than projected or expected or our announcement of revenue or earnings guidance that is lower than expected;
➢	Changes in estimates of our financial results or recommendations by securities analysts;
➢	Changes in market valuations of similar companies;
➢	Changes in our capital structure, such as future issuances of securities or the incurrence of debt;
➢	Announcements by us or our competitors of significant products or services, contracts, acquisitions or strategic alliances;
➢	Regulatory developments in Singapore, the United States or other countries;
➢	Actual or threatened litigation involving us or our industry;
➢	Additions or departures of key personnel;
➢	General trends in the education industry as a whole;
➢	Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
➢	Further issuances of ordinary shares by us;
➢	Sales or ordinary shares by our shareholders;
➢	Repurchases of ordinary shares; and
➢	Changes in general economic, industry and market conditions.

In addition, the stock market in general, and the market for education companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition. In addition, recent fluctuations in the financial and capital markets have resulted in volatility in securities prices.

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The requirement that we repay the Convertible Note and interest thereon in cash under certain circumstances, and the restrictive covenants contained in the Convertible Note, could adversely affect our business plan, liquidity, financial condition, and results of operations.

We may be required to repay the Convertible Note and interest thereon in cash, if we do not meet certain equity conditions as set forth in the Convertible Note (including minimum price and volume thresholds) or in certain other circumstances. For example, we will be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of a Change of Control (as defined in the Convertible Note). In addition, the Convertible Note contain restrictive covenants, including financial covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on the Convertible Note;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the Convertible Note;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

The debt service requirements of any other outstanding indebtedness or preferred stock we incur or issue in the future, as well as the restrictive covenants contained in the governing documents for any such indebtedness, could intensify these risks.

In the event we are required to repay the Convertible Note in cash, we may seek to refinance the remaining balance, by either refinancing with the holder of the Convertible Note, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under the Convertible Note, or in refinancing our obligations on favorable terms, or at all. Should we decide to refinance, it could be dilutive to shareholders.

If we are unable to make the required cash payments, there could be a default under the Convertible Note. In such event, or if a default otherwise occurs under the Convertible Note, including as a result of our failure to comply with the financial or other covenants contained therein, the holder of the Convertible Note will be able to elect to redeem the Convertible Note for cash equal to 115% of the then-outstanding principal amount of the Convertible Note (or such lesser principal amount accelerated by the holder) plus accrued and unpaid interest thereon, or to convert the Convertible Note into ordinary shares at a conversion price equal to the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date, (ii) 85% of the VWAP of the ordinary shares as of the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice, (iii) 85% of the VWAP of the ordinary shares as of the trading day of the delivery or deemed delivery of the applicable Conversion Notice and (iv) 85% of the price computed as the quotient of (I) the sum of the VWAP of the ordinary shares for each of the three trading days with the lowest VWAP of the ordinary shares during the 20 consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice, divided by three.

Our assets and the assets of certain of our subsidiaries have been pledged as security for our obligations under the Convertible Note, and our default with respect to those obligations could result in the transfer of our assets to our creditor. Such a transfer could have a material adverse effect on our business, capital, financial condition, results of operations, cash flows and prospects.

The convertible note is a senior secured obligation of the Company secured by a lien on all assets of the Company and certain of our subsidiaries. In the event of a default by the Company with respect to its obligations under the Convertible Note, we or our subsidiaries may be obligated to transfer some of our assets to our creditor. Such a transfer could have a material adverse effect on our business, capital, financial condition, results of operations, cash flows and prospects.

We have broad discretion over the use of proceeds we received in our IPO and from the sale of the convertible note and may not apply the proceeds in ways that increase the value of your investment.

Our management has broad discretion in the application of the net proceeds from our recent IPO and from the sale of the convertible note, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

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A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

The price of our ordinary shares could decline if there are substantial sales of our ordinary shares, particularly sales by our directors, executive officers and significant shareholders, or if there is a large number of shares of our ordinary shares available for sale. All of the ordinary shares sold in our IPO are currently available for sale in the public market. Substantially all of our remaining outstanding ordinary shares are currently restricted from resale as a result of market standoff and “lock-up” agreements.

The market price of our ordinary shares could decline as a result of the sale of a substantial number of ordinary shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

Our shareholders will experience significant dilution as a result of any conversion of the convertible note.

As a result of any future conversion of the Convertible Note, our shareholders will experience significant dilution. In addition, if we elect to pay monthly installment payments under the Convertible Note in our ordinary shares, we may be required to issue a substantial number of shares to the holder of the Convertible Note. The Convertible Note is convertible, at the holder’s option, into our ordinary shares, initially at a fixed conversion price of $5.17, subject to adjustment for stock dividends, stock splits, anti-dilution and other customary adjustment events (without taking into account the limitations on the conversion of the Convertible Note as described elsewhere in this prospectus). The number of ordinary shares to be issued may be substantially greater, if the Convertible Note is converted into ordinary shares following and during the continuation of an Event of Default (as defined in the Convertible Note) at the alternate conversion price as described elsewhere in this prospectus. In such cases, the number of shares issued will be based on the lowest conversion price in accordance with a formula determined based upon 85% of the volume weighted average of the market price of our ordinary shares during certain measuring periods. We cannot predict the market price of our ordinary shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Convertible Note. The Convertible Note likely will be converted only at times when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions only at a price per share that is at a discount to the then current market price. In any event, the issuance of these shares will dilute our other equity holders, which could cause the price of our ordinary shares to decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, our share price and/or trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our Company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We may not pay dividends on our ordinary shares in the future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

We do not currently expect to pay cash dividends on our ordinary shares. Any future dividend payments are within the absolute discretion of our Board and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board may deem relevant. Consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

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We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

Currently we report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules and regulations subsequently implemented by the SEC, NYSE American including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements increases our legal and financial compliance costs and makes some activities more time consuming and costly.

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The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and results of operations. We incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, which will increase when we are no longer an “emerging growth company,” as defined by the JOBS Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business could be adversely affected.

As a result of disclosure of information as a public company, our business and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers and Board members.

Operating as a public company makes it more difficult and more expensive for us to obtain director and officer liability insurance on the terms that we would like. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board, our Board committees or as executive officers.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. We are required, under SOX 404, to perform system and process evaluations and testing of internal controls over financial reporting to allow management to report annually on the effectiveness of internal control over financial reporting. This assessment requires disclosure of any material weaknesses in our internal control over financial reporting identified by management. SOX 404 also generally requires an attestation from our independent registered public accounting firm on the effectiveness of internal control over financial reporting. However, as long as we remain an emerging growth company (“EGC”), we intend to take advantage of the exemption permitting it not to comply with the independent registered public accounting firm attestation requirement.

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At the time when we are no longer an EGC, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which we control are documented, designed or operating. Remediation efforts may not enable us to avoid a material weakness in the future.

Compliance with SOX 404 requires the incurrence of substantial accounting expense and consumes significant management efforts. We may not be able to complete evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit its ability to accurately report financial condition, results of operations or cash flows. If we are unable to conclude that internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in internal control over financial reporting, it could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our ordinary shares could decline, and we could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets. The Company has reported the material weakness in the amended audited report as of December 31, 2022.

If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, the NYSE American could delist our ordinary shares.

Our ordinary shares are listed on the NYSE American .. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards. If the NYSE American were to delist our ordinary shares, it would be more difficult for our shareholders to dispose of our ordinary shares and more difficult to obtain accurate price quotations on our ordinary shares. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our ordinary shares are not listed on a national securities exchange.

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Risks Related to this Offering and Ownership of Ordinary Shares

In the future, our ability to raise additional capital to expand our operations and invest in our business may be limited, and our failure to raise additional capital, if required, could impair our business.

We may need or elect to seek, additional financing at any time. Our ability to obtain financing will depend on, among other things, our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. If we need or elect to raise additional funds, we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per-share value of our ordinary shares could decline. If we engage in additional debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios and limit the operating flexibility of our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

➢	Fund our operating capital requirements as we grow;
➢	Continue to grow by acquiring companies;
➢	Retain the leadership team and staff required;
➢	Repay our liabilities as they come due; and
➢	Make the necessary investments in our Edtech platform.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.

Market prices for securities of newly-public companies have historically been particularly volatile in response to various factors, some of which are beyond our control. As a result of this volatility, you may not be able to sell your ordinary shares at or above the initial public offering price in this offering. Some of the factors that may cause the market price for our ordinary shares to fluctuate include:

➢	Actual or anticipated fluctuations in our key operating metrics, financial condition and operating results;
➢	Loss of current long-term contracts;
➢	Actual or anticipated changes in our growth rate;
➢	Competitors developing more advanced technology attracting our customers;
➢	Our announcement of actual results for a fiscal period that are lower than projected or expected or our announcement of revenue or earnings guidance that is lower than expected;
➢	Changes in estimates of our financial results or recommendations by securities analysts;
➢	Changes in market valuations of similar companies;
➢	Changes in our capital structure, such as future issuances of securities or the incurrence of debt;
➢	Announcements by us or our competitors of significant products or services, contracts, acquisitions or strategic alliances;
➢	Regulatory developments in Singapore, the United States or other countries;
➢	Actual or threatened litigation involving us or our industry;
➢	Additions or departures of key personnel;
➢	General trends in the education industry as a whole;
➢	Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
➢	Further issuances of ordinary shares by us;
➢	Sales or ordinary shares by our shareholders;
➢	Repurchases of ordinary shares; and
➢	Changes in general economic, industry and market conditions.

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In addition, the stock market in general, and the market for education companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our shares shortly following this offering. If the market price of our ordinary shares after this offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition. In addition, recent fluctuations in the financial and capital markets have resulted in volatility in securities prices.

We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

Purchasers of ordinary shares in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

The offering price of our ordinary shares will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding ordinary shares immediately after this offering. Therefore, if you purchase our ordinary shares in this offering, you will incur immediate dilution of $____ in the pro forma as adjusted net tangible book value per share from the price you paid based on an assumed initial public offering price of $____, the midpoint of the price range set forth on the cover page of this prospectus. In addition, following the completion of this offering, purchasers of ordinary shares in this offering will have contributed _____% of the total consideration paid by our shareholders to acquire our ordinary shares, but will only own ____% of our outstanding ordinary shares.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, our share price and/or trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our Company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Management will have broad discretion as to the use of the net proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. For example, management could invest the proceeds in assets that do not produce attractive returns or to make acquisitions of properties or businesses that do not prove to be attractive or otherwise are unsuccessful. Conversely, management may not be able to identify and complete investments or acquisitions. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and cause the price of our shares to decline.

This is a best efforts offering, no minimum number of securities or amount of proceeds is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund our business plans. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our shares.

As of August 31, 2023, there were 73,473,784 ordinary shares outstanding. All of our issued and outstanding shares, including the shares issued in this offering and issuable upon exercise of the Series 2023-A warrants and the pre-funded Series 2023-B warrants may be sold in the market following this offering and will be freely tradeable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Sales of substantial amounts of our ordinary shares in the public market after this offering, or the perception that such sales will occur, could depress the market price of our ordinary shares. Sales of a substantial number of shares of our ordinary shares in the public market following this offering could cause the market price of our ordinary shares to decline. If there are more shares of ordinary shares offered for sale than buyers are willing to purchase, then the market price of our ordinary shares may decline to a market price at which buyers are willing to purchase the offered shares of ordinary shares and sellers remain willing to sell the shares.

Each of our directors and executive officers will enter into a lock-up agreement in connection with this offering, which will restrict their sales of our ordinary shares for a period of 90 days after the closing date of this offering, subject to certain exceptions. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the period, release all or any portion of the securities subject to lock-up agreements. These lock-up agreements affect approximately 1,434,616 shares of our ordinary shares currently outstanding. Sales of stock by any of our executive officers or directors could have a material adverse effect on the trading price of our ordinary shares.

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The Series 2023-A warrants and the pre-funded Series 2023-B warrants issued in this offering may not have any value.

The Series 2023-A warrants will be exercisable on the date of issuance and will expire on the five year anniversary of the date of issuance at an exercise price of $_____ per share. The pre-funded Series 2023-B warrants will be exercisable on the date of issuance and will expire when exercised in full, at an exercise price of $0.01 per share. The purchase price of $____ per share of the pre-funded Series 2023-B warrants will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series 2023-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. In the event our ordinary shares price does not exceed the exercise price of the Series 2023-A warrants during the period when such warrants are exercisable, such warrants may not have any value. In the event our ordinary shares does not exceed the exercise price of the prefunded Series 2023-B warrants, which is $0.01 per share issued in this offering during the period when such warrants are exercisable, such prefunded Series 2023-B warrants may not have any value.

Holders of our ordinary shares may not be permitted to exercise warrants that they hold on account of a beneficial ownership limitation.

The Series 2023-A warrants and the pre-funded Series 2023-B warrants being offered hereby will prohibit a holder from exercising its warrants if doing so would result in such holder beneficially owning more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%), of our ordinary shares. Any holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99% upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us. As a result, you may not be able to exercise your warrants for shares of our ordinary shares at a time when it would be financially beneficial for you to do so.

There is no public market for the Series 2023-A warrants or the pre-funded Series 2023-B warrants being offered by us in this offering.

There is no established public trading market for the Series 2023-A warrants to purchase shares of our ordinary shares or the pre-funded Series 2023-B warrants to purchase shares of our ordinary shares being offered by us in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series 2023-A warrants or the pre-funded Series 2023-B warrants on any national securities exchange or other trading system. Without an established market, the liquidity of the Series 2023-A warrants and the pre-funded Series 2023-B warrants may be extremely limited or non-existent.

Except as set forth in the applicable Series 2023-A warrant or pre-funded Series 2023-B warrant, holders of our warrants will have no rights as ordinary shareholders until such holders exercise their warrants and acquire our ordinary share.

Until you acquire shares of our ordinary share upon exercise of your Series 2023-A warrant or pre-funded Series 2023-B warrants, you will have no rights with respect to the shares of our ordinary share underlying such warrants, except for those rights set forth in the Series 2023-A warrants or pre-funded Series 2023-B warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a ordinary shareholder only as to matters for which the record date occurs after the exercise date.

➢ A potential violation of section 5 of the Secrities Act may arise if the interpretation or enforcement of the law and regulations regarding NFTs change.

If the interpretation or enforcement of the law and regulations regarding NFTs change or if it is deemed by a regulatory body or court of competent jurisdiction were to conclude that we erroneously concluded that our NFTs are not securities, we could be potentially deemed to be in violation of Section 5 of the Securities Act of 1933, as amended. A violation of Section 5 would carry the possible following consequences: (i) civil penalties for monetary damages; (ii) disgorgement of any profits from issuance of the NFTs; and (iii) criminal penalties of up to five year term of sentence

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

➢ Our future business development, financial condition and results of operations;

➢ Our ability to continue to make acquisitions and to successfully integrate and operate acquired businesses;

➢ Our expectations regarding demand for and market acceptance of our marketplace’s products and services;

➢ Our ability to implement our business strategy and expand our portfolio of products and services;

➢ Our ability to adapt to technological changes in the educational sector;

➢ The development and expansion of our global education network and the effect of new technology applications in the educational services industry;

➢ Our ability to continue attracting and retaining new students, teachers, Mentors, and partners;

➢ Our ability to maintain the academic quality of our programs;

➢ The availability of qualified personnel and the ability to retain such personnel;

➢ Government interventions in education industry programs, that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to educational institutions;

➢ Our expectations regarding our businesses base of investors;

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➢ Changes in consumer demands and preferences and technological advances, and our ability to innovate to respond to such changes;

➢ Our compliance with, and changes to, governmental laws, regulations and tax matters that apply to us and our industry;

➢ Health crises, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto;

➢ Our goals and strategies;

➢ Our plans to invest in our business;

➢Our relationships with our partners;

➢ Competition in our industry;

➢ We are incorporated in Singapore, and our shareholders may have more difficulty protecting their interests than they would as shareholders of a corporation incorporated in the United States; and

➢ Other risk factors discussed under “Risk Factors.”

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law. This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information from the World Economic Forum Schools of the Future Report and industry statistics from education market intelligence firm, HolonIQ. Statistical data in these publications also include projections based on a number of assumptions.

In addition, the new and rapidly changing nature of the credit and marketplace lending industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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USE OF PROCEEDS

Assuming a public offering price of $_____ per share (the midpoint of the price range on the cover page of this prospectus), we estimate that the net proceeds to us from the sale of our ordinary shares in this offering will be approximately $_________ (or $____ if the placement agents’ over-allotment option is exercised in full) after deducting estimated placement agent’s discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price will increase (decrease) the net proceeds to us from this offering by approximately $____________ (or $_____________ if the placement agents’ over-allotment option is exercised in full), assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent’s discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 ordinary shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $______________, assuming the assumed public offering price remains the same and after deducting estimated placement agent’s discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

We intend to use the net proceed we receive from the offering for general corporate purpose, including working capital, operating expenses, debt repayment and support acquisitions:

-	Debt repayment
-	Working capital
-	Acquisition
-	Product and marketing team

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors.”

Pending use of proceeds from this offering, we intend to invest the proceeds in short-term, interest-bearing, investment-grade instruments, or hold as cash.

DIVIDEND POLICY

We currently anticipate that we will retain any future earnings for the operation and expansion of our business. Accordingly, we do not currently anticipate declaring or paying any cash dividends on our ordinary shares for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on then existing conditions. We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our Board. Pursuant to Singapore law, no dividend may be paid except out of our profits.

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CAPITALIZATION

The following tables sets forth our cash and cash equivalents and our total capitalization as of December 31, 2022 as follows:

➢ On an actual basis for the companies within the Group at December 31, 2022;

➢ On a pro forma as adjusted basis including the companies that the Group acquired during 2022, as if they were a part of the Group for the full financial year 2022, adjusted to reflect the sale of ___________ ordinary shares in this offering, at an assumed initial public offering price of $____________ per ordinary share, after deducting the placement agent’s discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2022 (USD) [UPDATE TO A DATE WITHIN 60 DAYS OF FILING DATE – USE JUNE 30]
	Actual	Pro forma As Adjusted
Cash and cash equivalents	5,720,569
Capitalization:
Long-term debt:	2,651,548
Shareholders’ equity:	108,633,143
27,704,726 ordinary shares issued and outstanding on an actual basis, __________ ordinary shares issued and outstanding on a pro forma basis to reflect _________
Accumulated other comprehensive income (loss)	—
Reserve	(32,933,714)
Accumulated deficit	(68,539,210)
Non-controlling interest	6,794,617
Total shareholders’ equity	13,954,836
Total capitalization	16,606,384

If the placement agents’ over-allotment option is exercised in full, then (i) ordinary shares, pro forma as adjusted, would be ______________ shares, (ii) total shareholders’ equity would be $__________________ and (iii) total capitalization would be $_______________.

Each $1.00 increase (decrease) in the assumed public offering price of $__________________ per share (the midpoint of the price range on the cover page of this prospectus) will increase (decrease) the amount of total assets by approximately $____________ and total capitalization on a pro forma as adjusted basis by approximately $__________________, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent’s discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering. Each increase (decrease) of 100,000 ordinary shares offered by us would increase (decrease) the amount of total assets by approximately $_____ and total capitalization on a pro forma as adjusted basis by approximately $_______________, assuming the assumed public offering price of $_____________________ per share (the midpoint of the price range on the cover page of this prospectus) remains the same, and after deducting estimated placement agent’s discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of ordinary shares outstanding as of August 31, 2022 is 73,473,784 and excludes:

●	2,916,581 management and employee share options issued and reserved.
●	Any further conversion from the convertible debt issuance.

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DILUTION

If you invest in our ordinary shares, your interest will be immediately diluted $____ per ordinary share, representing the difference between the price paid by investors in this offering based on the assumed initial public offering price per ordinary share of $____ and our pro forma as adjusted net tangible book value per ordinary share of $(____). Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the pro forma as adjusted book value per ordinary share attributable to the existing shareholders of our presently outstanding ordinary shares.

Our net tangible book value of the Company as of December 31, 2022 was $_____ or $____ per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Total tangible assets are calculated as total assets minus goodwill, intangible assets and right of use asset, and the total tangible liability is calculated as total liability.

The total shares outstanding as of December 31, 2022 were 27,704,726. The pro forma as adjusted total shares outstanding is _______.

Without taking into account any other changes in net tangible book value after December 31, 2022, other than to give effect to (i) the sale of the ordinary shares offered in this offering at the assumed initial public offering price of $____ per ordinary share, and (iii) the deduction of the placement agent’s discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022 would have been $(__________________), or $(____) per ordinary share. This represents an immediate decrease in pro forma as adjusted net tangible book value of $____ per ordinary share to the existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of $____ per ordinary share to investors purchasing our ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
($)
Assumed initial public offering price per ordinary share	$
Net tangible book value up	$
Pro forma as adjusted increase (decrease) in net tangible book value per share	$
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$
Pro forma as adjusted dilution per share to investors participating in this offering	$

Pro forma as adjusted net tangible book value as of December 31, 2022 is calculated as follows:

Total assets
Less:
Intangible assets, net	$
Operating lease right-of-use asset	$
Goodwill	$
Total intangible assets
Total tangible assets
Less: Total liabilities
Pro forma as adjusted net tangible book value

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Each $1.00 increase (decrease) in the assumed public offering price of $____ per share (the midpoint of the price range on the cover page of this prospectus) will increase (decrease) our pro forma as adjusted net tangible book value per share by $_________ per share and the dilution to new investors by $____ per share, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting placement agent’s discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering. Each increase (decrease) of 100,000 ordinary shares offered by us would increase (decrease) the pro forma as adjusted net tangible book value per share by approximately $____ per share assuming the number of ordinary shares offered by the Company, as set forth on the cover page of this prospectus, remains the same and after deducting placement agent’s discounts and commissions and estimated offering expenses payable by us (or $____ per share if the placement agents’ over-allotment option is exercised in full), and decrease (increase) the dilution per share to new investors by approximately $____ per share (or $____ per share if the placement agents’ over-allotment option is exercised in full). The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2022 the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the placement agent’s discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders (Issued)	73,473,784		$121,339,401		$1.65
New investors
Total

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The number of ordinary shares outstanding as of August 31, 2023 is 73,473,784 and excludes:

●	2,916,581 management and employee share options issued and reserved.
●	Any further conversion from the convertible debt issuance.

➢ To the extent that additional options or other securities are issued under our equity incentive plans, or we issue additional shares of ordinary shares in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional ordinary shares or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section “we,” “us” and “our” refer to Genius Group Limited. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included elsewhere in this Prospectus. The following discussion is based on our financial information prepared in accordance with the IFRS, as issued by the International Accounting Standards Board, or IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. generally accepted accounting principles, or GAAP. This discussion and other parts of this Prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section of this Prospectus titled “Item 3.D. Risk Factors.” References to the number of shares or options issued by Genius Group Limited in this section shall be to the number of shares or options issued at December 31, 2022.

Please refer to the glossary of terms provided at the beginning of this Prospectus for aid in understanding the entities, acquisitions, products, services and certain other concepts referred to in the management’s discussion and analysis presented herein.

A. Operating Results

Overview

We believe that we are a world leading entrepreneur Edtech and education group. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.

To help achieve our mission, we have completed an IPO on NYSE American, on April 14, 2022 and then dual listed the Company on Upstream on April 6, 2023 (On September 19, 2023, Genius Group. Ltd. publicly announced that it has commenced the process to delist its securities from Upstream, which process it expects to be complete on or about September 29, 2023. This decision was made due to complex securities regulations arising from the dual listing on Upstream and NYSE and de minimis use of Upstream by GNS shareholders). We have also raised follow on Convertible Note in September 2022. We grew from a Pre-IPO Group of four companies to a post IPO Group of nine companies, once the five Acquisitions closed.

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Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that were acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020 (spin off to be completed by end of September 2023).

The entrepreneur education system of our Pre-IPO Group has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our partners and community are global with an average of 8,500 new students joining our GeniusU platform each week in 2022. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.

We are now expanding our education system to age groups beyond our adult audience, to children and young adults. The five Acquisitions are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from early stage 5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; Property Investors Network, which provides property investment courses and events in England, UK; and Revealed Films, a media production company that specializes in multi-part documentaries.

Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education.

Our financial growth model is based on a combination of four main factors:

1.	Growth by acquisition of education companies that add valuable courses, content, accreditation, campuses, faculty and students to our Group.
2.	Growth of our Edtech platform GeniusU as a result of converting the content, accreditation, faculty and students of our acquisition companies into online courses that can be delivered globally.
3.	Additional growth of GeniusU, with its digital curriculum and global student base, via wholly- owned curriculum, hosting partners, and their content.
4.	Accelerated growth of each of our companies within the Group, as a result of expanding the Edtech business model within each company and gaining the benefit of the AI, digital marketing, customer intelligence and global community that GeniusU provides.

To provide an accurate discussion and analysis of financial condition and results of operation, the financial reports provided and discussed below are grouped in the following sections:

Financials for the Pre-IPO Group including acquisitions from the acquisition date: Audited financials provided for the financial years ended December 31, 2021 and 2022, including the acquisitions company from the date of acquisition.

Pro forma financials for Genius Group (The full Group including the Pre-IPO Group and the Acquisitions): Unaudited pro forma financials provided for the financial years ended December 31, 2022 for the full Group, including all the Acquisition companies and excluding Entrepreneur Resorts Ltd, as if they were operating as one during these periods.

The Impact of the COVID-19 Pandemic on Operations

Our financial results should also be read in light of the impact of the COVID-19 pandemic which had its impact mainly in 2020 and 2021. In 2021 the pandemic disrupted the global economy. This negatively impacted large populations including people and businesses that may be directly or indirectly involved with the operation of our Company, products, and services.

Our response to these challenges was to cut costs, obtain landlord support where relevant and redeploy staff members where possible. At some properties, closure created opportunities for maintenance and renovation activities, as well as staff training. This enabled us to reopen efficiently when allowed. During 2021 all of our campus venues in Entrepreneur Resorts began to reopen in line with easing of pandemic restrictions and revenue increased to $4.6 million in 2022 from $3.1 million in 2021.

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While campus revenue was negatively impacted in the Pre-IPO Group, online revenue has been positively impacted. Education revenue grew by 160% from $5.2 million in 2021 to $13.5 million in 2022 as more people worked from home or in a hybrid office model. This has been due to the continued growth of the courses and students on GeniusU, together with the growth in faculty and partners who have chosen GeniusU as the platform where they are marketing and delivering courses. At the end of 2022 the Pre-IPO Group had 13,005 partners compared to 10,217 at the end of 2021.

The five Acquisitions were also impacted by COVID-19.

The University of Antelope Valley was directly impacted by the coronavirus outbreak (COVID- 19). In March 2020, UAV received approval for total of $1,613,796 grants through the Higher Education Emergency Relief Fund (HEERF) under the Cares Act. In May 2020, UAV received approval for a $1,136,120 note payable through the Paycheck Protection Program (PPP) under the Cares Act. This note was forgiven in November 2020, and the forgiveness was recorded as other income in 2021. The UAV campus closed from March 2020 to September 2021; all UAV revenue became digital education revenue and all faculty and students proceeded with their courses online. The result of this is that the UAV faculty and staff have experienced the effectiveness that online delivery can have, and we believe this will support our post-acquisition integration and expansion plan, as we create and deliver UAV’s first online certification and degree programs on GeniusU.

Property Investors Network was impacted by the COVID-19 outbreak as the business model had previously been designed to operate investor education events in-person at venues. However, the company adapted and took the opportunity to transform the model to a digital online operation. Programs such as PIN meetings, events, workshops and accelerators were switched to an online format which resulted in increased revenue and margins for the company in the first half of 2021Our post- acquisition plan is to continue to expand on this digital revenue model supplemented by in-person local meetings connected to course content and connections on our GeniusU Edtech platform.

In 2020 E-Square ceased all in-person classes in South Africa for its students in response to COVID-19. However, as all course work at E-Square is already conducted online using the student’s smart phones, the move to fully online courses took place without any loss of students or revenues. Based on our post- IPO plans, we believe E-Square will benefit from the anticipated shift towards increased online education. Similar to UAV, E-Square reopened its campus in Port Elizabeth, South Africa in September 2021 and has moved its digital revenue back to in-person revenue. Also similar to UAV, the school’s experience with digital delivery has prepared the staff and faculty for our post- acquisition integration and expansion plan in which we plan to expand E-Square’s most popular courses online.

Education Angels, a New Zealand based home childcare and education company, was able to maintain its model of delivering its education digitally to its in-home educators throughout COVID-19 restrictions and this model continues as restrictions in New Zealand are lifted.

Revealed Films, a Delaware based Film Production Company, was able to run its operations and launch films to deliver to the digital audience throughout the COVID-19 restrictions and this model did not have an impact even after the restrictions are lifted in the United States.

We believe that the positive impact that the COVID-19 pandemic has had on the shift towards online education is reflected in the two companies in the group that are currently focused on using our Edtech platform and delivering online courses.

We expect this trend towards online education to be a long-term shift, and based on our post-IPO plans for each of the Acquisitions to digitize and distribute their courses online via GeniusU, we believe this will have a net positive impact. The pro forma revenue of the Group including the Acquisitions increased to $23.5 million in the fiscal year ended December 31, 2022, compared to $21.0 million in 2021. We anticipate that the percentage of education revenue generated by the Group will rise as the growth rate of the digital revenue segment generated by the Group continues to exceed the in-person education.

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Key Factors Affecting Our Results of Operations

We believe there are several important factors that have impacted and that we expect will impact or will continue to impact our financial performance and results of operations, including:

☐	Growth in our student and partner numbers on GeniusU: We measure the number of students and partners that join our GeniusU platform and the ongoing growth in these numbers is critical to our financial success. We intend to continue to grow our student and partner numbers through a combination of our digital marketing activity, our global partnerships and our acquisitions. If our investment in these areas does not generate the expected revenue growth, then our operations and financial results could be adversely impacted.

☐	Development of technology on our GeniusU Edtech platform: We are investing in improving the functionality and user experience of our GeniusU Edtech platform. This includes investing in personalizing the experience for each student and partner with the use of A.I., and in utilizing the data that we collect on each student and partner to deliver this experience. We believe that successful execution of our technology strategy will lead to wide adoption of our Edtech platform. Any delays in commercialization of our technology or decreases in the expected market demand for our platform could adversely impact our operations and financial results.

☐	Global adoption of our Genius Curriculum: We intend to continue to expand the courses and products in our Genius Curriculum on a global basis. We intend to hire additional resources in sales, marketing and administration in order to develop the market for our Genius Curriculum, engage in sales activities and establish other commercial capabilities to serve the needs our students and partners. If our investment in our Genius Curriculum does not generate expected revenue growth, then our operations and financial results could be adversely impacted.

☐	Integration of our Acquisitions: The success of our Acquisitions is dependent on our ability to integrate each of them effectively into our group. We are focusing on the integration of common functions, including our management systems, data systems, financial reporting and digital marketing practices, as well as integrating content, technology and payment processes on our GeniusU Edtech platform. This may require increased investment to our normal operations, including the hiring of new personnel and increase in our system integration costs.

☐	Success in attracting further acquisitions: We intend for our future growth to be generated from a combination of our organic growth and growth through acquisitions. We intend to make further acquisitions that are complementary to our existing curriculum and technology and, where appropriate, to hire additional resources to support the growth and integration of these acquisitions. If we are not successful in attracting and integrating these future acquisitions, then our operations and financial results could be adversely impacted.

While each of these areas present significant opportunities for us, they also pose significant risks and challenges that we must address. See the section of this Prospectus titled “Item 3.D. Risk Factors” for more information.

Components of our Operating Results

Revenue

Our revenue is derived from education and campus segments.

Education is further split into digital and in-person. Our most significant growth opportunities are in the digital education stream, and our model allows us to scale with both organic growth and growth through acquisitions.

Campus revenue includes food, beverage and accommodation. This is derived from both our students who are undertaking our courses, and from non-student customers.

Cost of Revenue

For the education revenue segment, cost of revenue consists mainly of digital marketing and faculty costs. Our courses include content developed in-house and content developed, and usually delivered, by other faculty. We pay commissions or content fees to external faculty. Cost of revenue for this segment also includes transaction processing fees and amortization of the capital cost of the technology platform.

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For the campus revenue segment, cost of revenue includes food & beverage, delivery costs, accommodation costs, promotional discounts, transaction processing fees, and depreciation and amortization of right-of-use assets, buildings and equipment that directly relate to the earning of revenue.

General and Administrative

General and administrative expenses primarily comprise employee compensation and benefits for functions such as finance, accounting, analytics, legal, human resources, consulting fees, and other costs including facility and equipment costs, directors’ and officers’ liability insurance, director fees, and maintenance of the technology platform.

Key Business Metrics and Non-IFRS Financial Measures

We monitor the key business metrics and Non-IFRS financial measure set forth below to help us evaluate our business and growth trends, set growth targets and budgets, and measure the effectiveness of our sales and marketing efforts. These key business metrics and Non-IFRS financial measures are presented for supplemental informational purposes only, are not a substitute for IFRS financial measures, and may differ from similarly titled metrics or measures presented by other companies. A reconciliation of each Non-IFRS financial measure to the most directly comparable IFRS financial measure is provided in the “Non-IFRS Financial Measures - Adjusted EBITDA” section of this Prospectus.

Key Business Metrics

Please refer to the tables under “Key Business Metrics” for data relating to the two segments of the Pre-IPO Group, and the Acquisitions, for the years ended December 31, 2021, and 2022.

These metrics have been used to measure and grow the Pre-IPO Group, with Education Segment metrics (related primarily to GeniusU Ltd, including Entrepreneurs Institute’s activity) and Campus Segment metrics (related to Entrepreneur Resorts). The same metrics used to measure the Group’s Education Segment will be used to measure the Acquisitions. The reason that we are choosing the same metrics is related to our plan to convert our Acquisitions into a similar “freemium” model by which we measure GeniusU, in which students and partners join the platform for free and then over time a percentage of them upgrade to paid courses, products and certifications. The Acquisitions have previously measured students and financial data without necessarily focusing on cost per student or revenue per student.

This “freemium” model is now common with online gaming companies and social networks, as it enables users to trial the value of the content and community before committing to paying for additional value. In traditional education, this is not yet a commonly adopted model, and students at many schools, universities or training institutions are generally expected to commit to payment before experiencing the course or education pathway.

More recently, Edtech companies have introduced a “freemium” model into the education industry. We have found at GeniusU that by focusing on this model, attracting students into free courses and then building a community and content that encourages them to stay and for a percentage to upgrade to paid courses, it results in the following benefits:

➢	Our Group can scale far more rapidly with students joining for free online than by relying on an enrolment sales team (which is what most schools and universities rely on).
➢	We attract free students at a much lower marketing cost per student, and as they experience our community and courses they refer their family, friends and colleagues to join.
➢	The heightened activity and scale of this approach in turn attracts more partners and faculty who join the platform, who in turn attract more students.
➢	This network effect enables us to deliver courses to a much wider and more global student body than we could with a tradition enrolment process.

We believe that as we continue to focus on this approach, we will find effective ways to reduce the marketing cost per student, increase the conversion rate and increase the annual revenue per student and lifetime value per student. By applying this same conversion model to our Acquisitions after completion of the acquisitions, we also believe they will benefit from attracting increased student numbers and increased partners and faculty delivering their courses globally.

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We also believe that the “freemium” model will lead to a higher quality of free courses as well as paid courses in our curriculum, as the strength of our student retention and conversion rates will be more dependent on the students experiencing a high enough quality of course content and a relevant enough personalized pathway to want to upgrade to higher-priced courses as a part time or full time student than it will on the strength of an enrolment team.

For further details on our conversion model for students and partners, refer to the “Our Conversion Model” section in this Prospectus. For further details on the courses we plan to introduce for each of the Acquisitions to introduce the “freemium” model, refer to the “Our Courses, Products and Services” section.

The Acquisitions have previously measured students and financial data without focusing on cost per student or revenue per student, however we have provided these measures together with all the following Key Business Metrics in the Key Business Metrics for the purpose of providing a company-by-company comparison, and our plan is to be measuring and improving these Key Business Metrics as we convert our Acquisitions into the “freemium” model.

The methods used for calculating the operating data presented are consistent and the same for all businesses in the Group including the Pre-IPO Companies and the Acquisitions.

Number of Students and Users

Number of Students and Users

Total
Year ended December 31, 2022	4,450,852
Year ended December 31, 2021	2,825,628

Number of Free Students and Users

Total
Year ended December 31, 2022	4,278,933
Year ended December 31, 2021	2,768,530

Number of Customers (Paying Students and Users)

Total
Year ended December 31, 2022	171,919
Year ended December 31, 2021	72,422

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The Number of Students, Number of Free Students, and Number of Paying Students are the total numbers for each at the end of the year. For purposes of determining the Number of Students, we treat each student account that registers with a unique email as a student and adjust for any cancellations. This number is then divided into the Number of Paying Students, who have made one or more purchases, and the Number of Free Students, who are utilizing our free courses and products without making a purchase. We believe that these numbers are an important indicator of the growth of our business and future revenue trends.

Two companies, GeniusU Ltd and PIN follow a “freemium” model, explained in the section “Business — Our Conversion Model” below. This explains their high number of total students and paying students. These are also the two companies with free students.

GeniusU Ltd grew total students by 48% in 2021 and a further 17% in 2022 to 3,108,035 total students, with paying students growing by 10% in 2021 and a further 15% in 2022 to 43,136 paying students. We have seen consistent growth in the number of students on GeniusU year-on-year within the range of 10% to 20% per year. This growth is primarily due to three factors: Organic growth through word-of mouth and referrals; partners and our acquisitions attracting new students; and direct growth from paid digital advertising. We have historically spent a low amount on advertising as we have relied on word-of-mouth referrals and partners. Our marketing spend has been at less than 10% of revenue for the Pre-IPO Group and less than 8% or pro forma revenue for the Group including Acquisitions.

PIN increased total students by 20% in 2021 and a further 5% in 2022 to 164,712 total students, with paying students growing by 26% in 2021 and a further 121% in 2022 to 67,987 paying students. PIN has also been following a steady growth, with a spike in 2020 during the pandemic as more individuals in the United Kingdom began seeking out financial education and investment education.

Following the completion of the acquisitions, in 2023, we have begun tracking the number of free students as we introduce free courses and our student conversion model to the three Pre-IPO Companies that have a more traditional education model. Currently these three companies rely on enrolment directly into a full-time paid service or course, and as a result they have much lower student numbers at present.

UAV had 489 students in 2022 compared to 525 in 2021. UAV doesn’t offer any free courses and all the students tracked are paying students. The decrease in 2022 is mainly due to the lower enrollment. RF added 1,176,820 new users and 59,722 customers to the group total in 2022. E-Square had 602 students in 2022 students and 391 of which are paid students compared to 450 total students and 435 paid students in 2021. Education Angels total students in 2022 194 compared to 183 students in 2021.

Overall, pro forma numbers for the Group including the Acquisitions reflect a 58% growth in total students and users in 2022 compared to 2021, with paying students growing by 137% in 2022 to 171,919 paying students. We believe these numbers represent a consistent organic growth with a relatively low marketing spend.

The Number of Partners is the total number of partners at the end of the year. For purposes of determining our Number of Partners, we treat each partner account who registers as a partner with an ability to earn on our platform as a partner. We believe that the Number of Partners is an important indicator of the growth of our business and future revenue trends.

GeniusU’s partners represent all our partners including our community partners and our faculty, whereas the partners in UAV and Education Angels represent the number of faculty members, and partners in PIN represent the city hosts. We plan to increase the number of partners in all group companies in 2023 and the integration of the companies with GeniusU and our Genius Curriculum.

The number of partners in GeniusU grew 26% in 2022. We expect a growth of 10% to 20% in partners each year. Tracking and managing our partner is a balance between growth and maintaining quality, as the quality of each partner’s courses and quality of training are important factors as they go through their certification process.

At the end of 2022, the Acquisitions added 1,784 to the group total. UAV has 209 partners and faculty size, PIN has 133 active affiliates and partners, Education Angels works with 102 partners, ESQ has 49 partners and faculty and RF has 1,262 partners. On a Pro-forma basis

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Overall, pro forma numbers for the Group including the Acquisitions reflect a 29% growth in total partners in 2022. We see this key measure as a measure of the scalability in the delivery of the Genius Curriculum, as each partner attracts their own students to GeniusU and as partners are joining from all parts of the world, we are able to overcome the two largest bottlenecks to the growth of most education companies: location and teachers.

Number of Partners

Number of Partners

Total
Year ended December 31, 2022	14,760
Year ended December 31, 2021	11,414

Operating Results

Results for the Year ended December 31, 2022 compared to the Year ended December 31, 2021

The below discussion and analysis are for the 2022 audited financials compared to the 2021 audited financials of the Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute, and Entrepreneur Resorts). For simplicity, any reference to the year 2022 is with reference to the 12 months financials as of and for the year ended December 31, 2022, and any reference to the year 2021 is with reference to the 12 months financials as of and for the year ended December 31, 2021.

Discussion and analysis are also included for the 2022 pro forma financials for Genius Group compared to 2021, including the consolidated audited financials for the Pre-IPO Group, and the financials of the Acquisitions and excluding spin off entity, Entrepreneur Resorts Ltd.

For clarity, each section below has separate paragraphs with discussion and analysis for the Group audited financials, and discussion and analysis for the Genius Group unaudited pro forma financials (including the Acquisitions).

Revenue: The $23.5 million in pro forma total revenue was the combination of $4.8 million in revenue from the Pre-IPO Group, and $18.6 million in revenue from the Acquisitions. Acquisition revenue further breaks down to the following: University of Antelope Valley, $8.1 million in revenue (35% of total); Property Investors Network, $3.0 million in revenue (13% of total); Education Angels, $0.9 million in revenue (4% of total); E-Square, $0.6 million in revenue (3% of total) and Revealed Films, $5.9 million in revenue (25% of total).

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Our two main revenue segments are Education Revenue and Campus Revenue. Education Revenue consists of Digital Education Revenue, where the courses are delivered virtually on GeniusU, and In-Person Education Revenue, where the courses are delivered to our students with the aid of our faculty in-person. Digital Education Revenue also includes Revealed Films docuseries sales and their third-party affiliate sales commissions. Campus Revenue consists of revenue we generate from our locations through accommodation, food and beverage charges.

Our audited Group revenues increased from $8.3 million in 2021 to $18.2 million in the fiscal year ended December 31, 2022. This was driven by an increase in Education Revenue of 161% from $5.2 million to $13.6 million and increase in campus revenue by 50% from $3.1 million in 2021 to $4.6 million in 2022.

The following table shows the breakdown of this revenue into segments for both Genius Group and the audited Group:

	Genius Group		Genius Group
	Pro forma		Derived from Audited Financials
	Year Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(USD 000’s)	(USD 000’s)	(USD 000’s)	(USD 000’s)
Digital Education Revenue	13,772	10,286	8,012	5,194
In-Person Education Revenue	9,654	10,699	5,544	0
Total Education Revenue	23,426	20,985	13,556	5,194
Campus Revenue	44	-	4,638	3,101
Total Revenue	23,470	20,985	18,194	8,295

Pro forma revenue is derived by reducing the financial impact of spin off of Entrepreneur Resorts Ltd and adding back acquisition financials for the period prior to acquisition date.

Included in the pro-forma revenue for 2022, the acquisitions of UAV generated revenue of $8.1 million compared to $9.0 million for 2021. The reduction reflects the impact of the COVID-19 pandemic on on-campus learning, and the delayed effect of transitioning to online learning. The campus returned to full operations since September 2021, however, the student enrollment remained affected due to travel restrictions and global market conditions. PIN’s revenue was $3.0 million compared to $5.1 million in 2021. PIN was not able to re-commence operating successful physical events which resulted in decreased revenue. Education Angels revenue was $0.9 million for both 2022 and 2021, E-Square revenue was $0.6 million compared to $0.7 million for 2021 and Revealed Films reported revenue of $5.9 million in 2022 compared to $13.4 million in 2021. The RF revenue decrease was related to lower films released and lower third-party affiliate sales in 2022. ERL Revenue of $4.7 million and $3.1 for 2022 and 2021 respectively is excluded from the pro-forma financials.

Cost of Revenue: The Group’s cost of revenue was $9.6 million in 2022 with $8.6 million gross profit, for a 47% gross margin. The Group’s cost of revenue was $5.5 million in 2021 with $2.8 million in gross profit, for a 33% gross margin. Our cost of revenue decreased in percentage terms to revenue in 2022 as a result of acquisition expense synergies and the inclusion of higher gross margin acquisitions.

Genius Group’s pro forma cost of revenue in the fiscal year ended December 31, 2022 was $10.6 million, delivering a gross profit of $12.9 million and a 55% gross margin. By owning the majority of our own curriculum and courses across all companies and acquisitions, we are focused on maintaining a low cost of content and a high gross margin. The cost of revenue that we do incur is mainly our customer acquisition costs and our faculty costs.

For the fiscal year ended December 31, 2022, on a pro-forma basis, UAV had $3.9 million in direct cost with 52% gross margin compared to $3.5 million in direct cost with a 61% gross margin in 2021. The increase in cost of sales was mainly due to the campus returning to full operation in 2022. PIN had $1.4 million in direct cost with 53% gross margin for the year ended December 31, 2022, compared to $1.9 million in direct cost with a 63% gross margin in 2021. The increase in cost of sales was mainly due to a return to holding physical events which failed to generate the desired revenue. Education Angels had a $0.4 million direct cost with a 60% gross margin for the year ended December 31, 2022, compared to $0.5 million in direct costs with a 51% margin in 2021. E-Square had $0.3 million in direct costs with 53% gross margin for the year ended December 31, 2022 and historically E-Square has included all costs in overhead and did not report any direct costs. For the year ended December 31, 2022, Revealed Films had a $1.9 million in direct cost with $4.0 million in gross profit delivering 68% gross margin.

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UAV’s, Education Angel, and E-Square direct costs are largely faculty, teacher and course costs, and they have historically spent a minimal amount on marketing, whereas PIN’s cost is made up largely of digital marketing, commission and event costs. During the fiscal year ended December 31, 2022, with the exception of PIN, none of the Acquisitions were yet implementing any of the growth strategies utilized by the Pre-IPO Group. We expect cost of revenue to decrease as we synchronize and rationalize the process and gross margins to increase as revenues grow, as we apply our marketing and partner costs to grow these companies.

Operating Expenses: The Group had operating expenses of $50.5 million in the fiscal year ended December 31, 2022 compared to $7.3 million 2021. Approximately 56% of our operating expense is due to impairment loss on goodwill of $28.2 million and most of the remaining 44% is due to General and Administrative expenses. The administrative expenses include cost for our staff costs, professional and consulting fees, development costs, marketing, rental and general expenses. The increase in our operating expenses is the result of the growth in our operations, the expansion of our curriculum and IPO, legal and listing expenses.

Genius Group’s pro forma operating expenses were $45.3 million for the fiscal year ended December 31, 2022.

Of our Acquisitions, on a pro-forma basis in the fiscal year ended December 31, 2022, UAV had $18.2 million in operating expenses compared to $7.2 million in 2021, PIN had $7.7 million for the year ended December 31, 2022, compared to $1.3 million in 2021, Education Angels had $0.7 million for the year ended December 31, 2022, compared to $0.5 million in 2021, E-Square had $2.8 million for the year ended December 31, 2022, compared to $0.6 million in 2021 and RF had $4.2 million in 2022 compared to $6.3 million in 2021. For UAV, the increase in operating expenses is due mainly to the impairment loss of $11.2 million and administrative expenses increased due to campus returning to full operation since September. In the case of PIN, the increase in operating expenses is mainly due to impairment expenses of $5.8 million and administrative expenses increased due to the shift from physical event costs to digital courses and PIN’s online strategy. For ESQ, the increase is mainly due to impairment expenses of $2.3. For RF, the decrease in cost is mainly due to lower revenues.

Additional Income: Additional Income was $0.4 million for the fiscal year ended December 31, 2022 compared to nil 2021. Genius Group’s pro forma additional income was $1 million for the fiscal year ended December 31, 2022. In 2022, UAV recorded $0.8 million benefit from the write off of a loan from the prior owners compared to $1.2 million in additional income for forgiveness of a note payable through the Paycheck Protection Program (PPP) under the Cares Act in 2021.

Additional Expenses: The Group also had $15.2 million in other expenses in the fiscal year ended December 31, 2022 compared to $0.5 million in 2021. The increase was due mainly to change in the fair value of contingent consideration of $13.8 million and interest expense of $1.3 million. Genius Group’s pro forma other expenses were $14.8 million for the fiscal year ended December 31, 2022.

Recent Accounting Pronouncements Implemented

Amendments to IFRS 3 Reference to the Conceptual Framework Relating to

Business Combinations	January 1, 2022

Amendments to IAS 37 Onerous Contracts – Cost of Fulfilling a Contract	January 1, 2022

Annual Improvements to IFRS Standards 2018-2021	January 1, 2022

Amendments to IAS 16 Property, Plant and Equipment – Proceeds before Intended Use	January 1, 2022

The Company’s adoption of the standards above had no material impact on the consolidated financial statements in the year of initial application.

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B. Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents, short term investments, and cash generated from operations. Cash and cash equivalents and short term investments consist mostly of cash on deposit with banks. As of December 31, 2022, we had cash and cash equivalents of $5.7 million maintained at various financial institutions and $11.1 million in restricted cash. We have funded our operations primarily through cash flows from operations, and have raised capital for the purpose of business acquisitions and development of the technology platform.

We will repatriate cash from our subsidiaries by repayment of intercompany balances where in existence until exhausted, and otherwise by way of dividends. Any repatriation of cash in the form of a taxable payment, such as a dividend distribution, would generally be tax exempt in Singapore or otherwise taxable at the Singapore standard corporate tax rate, which is currently 17%.

In April 2022, the Company completed its Initial Public Offering and listing on the New York Stock Exchange. Total gross proceeds from the IPO was $22.5 million and was used to pay the IPO expenses, acquisition payouts and the growth of the business. Further in September 2022, the Company closed the follow on round for $17.0 million.

We believe our existing cash and cash equivalents, short term investments, and the cash flow we generate from our operations will not be sufficient to meet our working capital and capital expenditure needs and other liquidity requirements for the next 12 months based on the change in Company’s 2022 convertible loan terms in which company has elected to pay all future payments in cash. However, our future capital requirements may be materially different than those currently planned in our budgeting and forecasting activities and depend on many factors, including our rate of revenue growth, the timing and extent of spending on content and research and development, the expansion of our sales and marketing activities, the timing of new product introductions, market acceptance of our products, our convertible note repayable schedule, our continued international expansion, the acquisition of other companies, competitive factors, and overall economic conditions, globally. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our shareholders, while the incurrence of debt financing would result in debt service obligations. Such debt instruments also could introduce covenants that might restrict our operations.

Cash Flow

Group — Consolidated Statement of Cash Flows Data:

	For the year ended	For the year ended
	December 31, 2022	December 31, 2021
	(USD)	(USD)
Net Cash Used In Operating Activities	(8,236,431)	(3,068,723)
Net Cash Used in Investing Activities	(10,089,489)	(882,111)
Net Cash Provided By Financing Activities	21,943,461	3,095,695

As of December 31, 2022, the Group had cash and cash equivalents of $5.7 million maintained at various financial institutions. We have funded our operations primarily through cash flows from operations, and have raised capital for the purpose of business acquisitions and development of the technology platform.

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Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Operating Activities:

Operating activities used $8.2 million of cash in 2022. The cash flow from operating activities primarily came from $55.3 million of net loss after tax, adjusted for $43.3 million of non-cash items, and an increase in working capital of $3.7 million.

Operating activities used $3.1 million of cash in 2021.

Investing Activities

Our main capital investing activities have consisted of the acquisition of existing businesses and development cost of our technology education platform. We estimate that our ongoing capital requirements will be dictated by market opportunities for acquisition in the education and hospitality sectors, and the rate of development of the Edtech platform. Net cash used in investing activities was $10.1 million in 2022 compared to $0.9 million in 2021.

The major reason for the increase in 2022 was due to cash consideration of $8.8 million paid for five acquisitions and $0.7 million of costs for technology platform development.

Financing Activities:

Net cash provided by financing activities was $21.9 million in 2022 compared to $3.1 million in 2021.

Between January 1, 2022 and December 31, 2022, the Company raised $17.3 million net cash from IPO, $4.2 million from convertible note issuance and $2.7 million from equity issuance for GeniusU and Genius Group. In 2021, the Company raised funds by way of $3.1 million equity issuances for GeniusU and $1.0 million for sale of future shares for Entrepreneur Resorts.

Indebtedness

Convertible Debt

During the year ended 2019, Entrepreneur Resorts issued 36-month convertible loans in the principal amount of $2,256,178 which bear interest at rates between 10% to 12% per annum, payable monthly, quarterly, annually or at maturity depending upon the convertible note (the “2019 Convertible Notes).

During the year ended December 31, 2020, Genius Group Ltd issued 36 month convertible loans in the principal amount of $1,819,145 which bear interest at rates between 10% to 12% per annum, payable quarterly, annually or at maturity depending upon the convertible note (the “2019 Convertible Notes”). The convertible notes are convertible at the end of the term at the market price.

During the year ended 2022, Genius Group Ltd entered into a Securities Purchase Agreement to issue convertible loan in the principal amount of $18,130,000 in face amount of a senior secured convertible note purchased for $17,000,000 by the selling shareholder or its affiliates or assigns in a transaction that closed on August 26, 2022, which is convertible into our ordinary shares at an initial fixed price of $5.17, subject to adjustment for stock dividends, stock splits, anti-dilution and other customary adjustment events. The ordinary shares issuable upon conversion of the convertible note are being registered and will be sold pursuant to this prospectus by the selling shareholder. In addition, subject to the satisfaction of equity conditions, we may, at our election, make monthly principal amortization payments in our ordinary shares. If we elect to make amortization payments in ordinary shares, such ordinary shares will be valued at the lowest of (x) the fixed conversion price, (y) 90% of the volume weighted average price of our ordinary shares on the trading day preceding the amortization payment date and (z) 90% of the average of the three lowest volume weighted average prices for our ordinary shares during the 20 trading days preceding the amortization payment date.

During the first half of 2023, the Company converted $6,147,954 of aggregate outstanding principal and $846,345 of accrued interest to issue 23,046,941 ordinary shares which includes 13.0 million ordinary shares relating to the redemption of convertible notes due for the period from January 2023 to March 2023. During July and Aug 2023, the Company further converted total consideration of $11,032,540 to issue 22,192,694 ordinary shares. Current outstanding balance is $53,344.

During the fiscal year ended December 31, 2021, the Company and holders of 2019 Convertible Notes in the aggregate principal amount of $46,884 and $228 of accrued interest were converted into 13,487 Entrepreneur Resorts Ltd ordinary shares and 1,003 GeniusU Ltd ordinary shares pursuant to conversion offers extended by Genius Group Ltd. and GeniusU Ltd at exercise prices equal to the fair value of Entrepreneur Resorts Ltd and GeniusU Ltd ordinary share at the time of conversion. The Company recorded the conversions by reclassifying the carrying value of the 2019 Convertible Notes to equity.

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During the year ended December 31, 2022, the Company and holder of 2019 Convertible Notes in the aggregate amount of $503,311 was repaid and $4,454 along with the accrued interest of $18 were converted to into 743 Genius Group shares pursuant to conversion offer extended by Genius Group Ltd.

During the fiscal year ended December 31, 2021, the Company and holders of 2020 Convertible Notes in the aggregate principal amount of $161,500 and $6,170 of accrued interest were converted into 13,306 GeniusU Ltd ordinary shares pursuant to conversion offers extended by Genius Group Ltd and GeniusU Ltd at exercise prices equal to the fair value of a GeniusU Ltd ordinary share at the time of conversion. The Company recorded the conversions by reclassifying the carrying value of the 2020 Convertible Notes to equity.

During the fiscal year ended December 31, 2022, the Company and holder of 2020 Convertible Notes in the agreement amount of $6,000 was repaid and $221,000 along with the accrued interest of $3,764 were converted into 37,463 Genius Group shares pursuant to conversion offer extended by Genius Group Ltd.

During the fiscal year ended December 31, 2022, the Company and holder of 2022 Convertible Note converted aggregate amount of $707,306 including the accrued interest of $235,146 into the equity of Genius Group based on the share price calculated as per the agreement. The Company issued 1,515,891 Genius Group Shares to fulfill the conversion request.

On July 26, 2023, Genius Group Ltd. (the “Company”) executed and delivered a bridge note with an accredited investor in the face amount of $3.2 million, which has a $200,000 original issue discount. Pursuant to the bridge note, $1,000,000 shall be delivered to a bank account identified by the Company upon closing and the Company shall keep $2,000,000 of the Loan Proceeds on deposit in a blocked account subject to an account control agreement with the investor. The proceeds held in the blocked account may be released at the investor’s discretion on each of August 24, 2023 and September 24, 2023. The maturity date of the bridge note is the earlier of November 24, 2023 and the date of entry into definitive documentation or funding of a Subsequent Financing. Simultaneously with the execution of the bride note, the Company’s entered into an amendment agreement with investor with respect to the original note with the accredited investor issued on August 26, 2022, and due February 26, 2025 (“Note”) was reverted to its original terms prior to the amendments previously announced on March 28, 2023, with certain modifications permitting the Company to consummate its previously announced spin off and future financings pursuant to a registration statement to be filed in conjunction therewith. The investor and the Company agree to that the investor may accelerate monthly installment payments under the Note with respect to current and future monthly installments in accordance with Section 8(e) of the Note, provided that Holder agrees that it will no longer accelerate any Installment Amount pursuant to Section 8(e) of the Note as amended by this Amendment following the earlier to occur of (A) the date that the Company consummates a public offering of its Ordinary Shares, or units comprised of Ordinary Shares and warrants to purchase its Ordinary Shares, which results in aggregate Net Proceeds to the Company equal to at least 130% of the sum of (x) the entire outstanding Conversion Amount of the Notes and (y) the entire outstanding principal balance of the Bridge Loan (such sum of (x) and (y), the “Aggregate Debt”) measured as of the Trading Day prior to the consummation of such public offering and (B) such time that the Aggregate Debt is less than $4,000,000 (all capitalized terms used and not defined herein are used as defined in the Note).

Other credit facilities

In September of 2019, the Company obtained lines of credit in the aggregate amount of S$400,000 (approximately $296,912 at the 2019 exchange rate) for working capital and business expansions requirements in Wealth Dynamics Pte Ltd, which the Company drew down on in full. Loans in the amount of S$100,000 (approximately $74,228 at the 2019 exchange rate) shall be repaid over 36 monthly installments including both principal and the respective accrued interest. Interest on such principal shall bear at a rate of 8% per annum plus a margin of 0.88%, subject to adjustment. The Company has the option to prepay the loan before its maturity date, subject to a fee of 6.88% if paid within twelve months from the drawdown date. Loans in the amount of S$300,000 (approximately $222,684 at the 2019 exchange rate) shall be repaid over 60 monthly installments including both principal and the respective accrued interest. Interest on such principal shall bear at a rate of 6.25% per annum, subject to adjustment. The loans are secured by personal guarantees of the Director. During the year ended December 31, 2022, the Company repaid an aggregate of S$98,589, approximately $72,492 at the 2022 exchange rate (2021 — S$91,063 approximately $67,220 at the 2021 exchange rate) of principal plus the respective accrued interest.

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Education Angels has obtained line of credit for working capital requirement in 2020, 2021 and 2022. The outstanding principal as at December 31, 2022 is as follows -

Loan Type	Start Date	Loan Amount	Tenure	Interest Rate	Outstanding As of December 31, 2022
IRD Loan	2020	$20,063	60 Months	3.25%	$16,900
Juke NWN765	2021	$19,679	36 Months	1.30%	$12,254
Qashqai NWN767	2021	$22,258	36 Months	1.20%	$13,886
Qashqai NWN766	2022	$22,258	36 Months	1.20%	$14,475

Mastermind Principles and Property Investors Network has obtained line of credit for the working capital requirement in 2020 and 2022. The outstanding principal amount as of December 31, 2022 is as follows -

Loan Type	Start Date	Loan Amount	Tenure	Interest Rate	Outstanding As of December 31, 2022
Lloyds CBIL (MPL)	2020	$239,540	60 Months	2.8%	$167,678
Funding Circle Loan (MPL)	2022	$380,804	48 Months	9.30%	$305,787
The Funding Circle (PIN)	2022	$116,054	48 Months	9.30%	$93,193
Lloyds Bounceback Loan (PIN)	2022	$51,378	72 months	2.5%	$41,335

Contractual Obligations and Commitments

Our principal commitments consist of obligations under operating leases. The following table sets forth the principal commitments as of December 31, 2022:

Within one year	$1,664,966
Two to five years	6,280,716
Thereafter	17,871,937
25,817,619
Less: finance charges component	(12,832,744)
$12,984,875

The material terms of these agreements are as follows:

Tau Game Lodge Pty Ltd (lodge) — The lease period is December 1, 1994 to November 30, 2034. The Company is currently in negotiations to extend the term of the lease to November 30, 2047. The rental is made up of a fixed amount which increases by 10% on each anniversary during the term of the lease and a variable amount being 8% of turnover. As of December 31, 2022, the lease commitment for the fixed amount for the following one year totaled $74,311. The lease is related to spin-off entity, Entrepreneur Resorts Limited.

Tau Game Lodge Pty Ltd (office) — The lease period is February 1, 2020 to January 31, 2023. The basic rental amount increases by 8% on each anniversary during the term of the lease. In January 2023, the new lease agreement was entered for the period February 1, 2023 to January 31, 2024. As of December 31, 2022, the lease commitment for the following one year totaled $16,767. The lease is related to spin-off entity, Entrepreneur Resorts Limited.

Matla Game Lodge Pty Ltd — The lease period is February 1, 1997 to January 31, 2096. The rental is made up of a fixed amount which increases by 6% on each anniversary during the term of the lease. As of December 31, 2022, the lease commitment for the following one year totaled $10,131. The lease is related to spin-off entity, Entrepreneur Resorts Limited.

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Genius Central Singapore Pte Ltd — The lease period is October 1, 2019 to September 30, 2022 which was renewed for additional 3 years to September 30, 2025. The operating lease amount is made up of fixed rent which does not change for the term of the lease and percentage rent which is calculated as 15% of turnover. As of December 31, 2022, the fixed rent commitment for the following one year totaled $399,064. The lease is related to spin-off entity, Entrepreneur Resorts Limited.

University of Antelope Valley Inc leases its campus. The lease period is August 2022 to August 2034. The rental is made up of a fixed amount which increases by 3% on each anniversary during the term of the lease. As of December 31, 2022, the lease commitment for the following one year totaled $1.2 million.

C. Research and Development, Patents and licenses, etc.

For a discussion of our intellectual property, see the sections of this Prospectus titled “Intellectual Property”.

D. Trend Information

Other than as disclosed elsewhere in this Prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions. For more information, see the sections of this Prospectus titled “Business Overview,” “Operating Results,” and “Liquidity and Capital Resources.”

E. Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in our consolidated financial statements appearing elsewhere in this Prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue is recognized when the product is delivered or the service is completed without further obligation, or upon sale in the case of products or services for which the terms and conditions do not allow for cancellation or refund. Revenue in advance is recognized as a liability until the service obligation is fulfilled.

Share-based Compensation

For service-based awards, compensation expense is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the requisite service period, which is typically the vesting period.

Business Combinations

We record our acquisitions under the acquisition method of accounting in accordance with IFRS 3, except for common control business combinations as discussed below. This accounting policy is applied consistently to similar transactions. Under this method most of the assets acquired and liabilities assumed are initially recorded at their respective fair values and any excess purchase price is reflected as goodwill. We utilize management estimates and, in some instances, independent third-party valuation firms to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration, if any. Such estimates and valuations require us to make significant assumptions, including projections of future events and operating performance.

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The fair value of customer relationships, trade names/trademarks, patents, licenses, brand, human capital, and intellectual property acquired in our business combinations are determined using various valuation methods, based on a number of significant assumptions.

Common control business combinations are outside the scope of IFRS 3. The Company has elected to account for common control business combinations using the book value method. This accounting policy is applied consistently to similar transactions. The Company’s policy is to present the financial statements for the pre-acquisition period to include the results of the common control entity, as if the acquisition had taken place at the beginning of the earliest period presented. On the acquisition date, the Company records any difference between the acquisition consideration and the book value of net assets at that date against reserves under Stockholders’ Equity.

Lease Agreements

Pursuant to IAS 17, a lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership. A lease is classified as an operating lease if it does not transfer substantially all the risks and rewards incidental to ownership. For leases classified as finance leases, the property is capitalized as leasehold property and is depreciated over the lease term. Leased assets are depreciated over the shorter of their expected useful lives and the lease term.

Finance leases are recognized as assets and liabilities in the consolidated statement of financial position at amounts equal to the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated balance sheet as a finance lease obligation.

The discount rate used in calculating the present value of the minimum lease payments is the interest rate implicit in the lease. The lease payments are apportioned between the finance charge and reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate on the remaining balance of the liability.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term. The difference between the amounts recognized as an expense and the contractual payments are recognized as an operating lease asset. This liability is not discounted. Any contingent rents are expensed in the period they are incurred.

The Company adopted IFRS 16, Leases (“IFRS 16’) on January 1, 2019.

Goodwill Impairment

We are required to assess our goodwill for impairment at least annually for each cash generating unit (“CGU”) that carries goodwill. Goodwill is allocated to CGUs and tested for impairment at least annually, either as part of testing of individual CGUs if there is an indicator of impairment, or as a separate test if there is no indicator of impairment. Or of impairment. For impairment testing purposes, goodwill is allocated to those CGUs or groups of CGUs that are expected to benefit from the synergies of the combination even if no other assets or liabilities of the acquiree are assigned to that CGU. The allocation is determined as at the date of acquisition. Goodwill is impaired if the carrying amount of the CGUs to which it is allocated exceeds the recoverable amount (the higher of fair value and value in use) of the CGUs. An impairment loss is the excess of an asset’s CGU carrying amount over its recoverable amount.

Emerging Growth Company and Foreign Private Issuer Status

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

1.	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

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2.	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and
3.	an exemption from compliance with the requirement that the PCAOB has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of the closing of the Merger. We may choose to take advantage of some but not all of these exemptions.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. Further, even after we no longer qualify as an emerging growth company, we may qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We are also a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which requires selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Off-balance sheet arrangements

As of December 31, 2022, we do not have transactions with unconsolidated entities, such as entities often referred to as structured finance or special purpose entities, whereby we have financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to us.

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Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Interest rate fluctuations, primarily due to the uncertain future behavior of markets, may have a material impact on the financial results of a company. Given the fact that the Company has no outstanding bank borrowings or loans, we believe we have not been exposed to material risks due to changes in market interest rates. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

Foreign Exchange Risk

The functional currency of our operating subsidiary is SGD, and therefore our operations are exposed to foreign exchange rate fluctuations. Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the SGD to the U.S. dollar.

Our financial results should also be read in light of the impact of the COVID-19 pandemic which had its impact mainly in 2020 and 2021. In 2021 the pandemic disrupted the global economy. This negatively impacted large populations including people and businesses that may be directly or indirectly involved with the operation of our Company, products, and services.

Our response to these challenges was to cut costs, obtain landlord support where relevant and redeploy staff members where possible. At some properties, closure created opportunities for maintenance and renovation activities, as well as staff training. This enabled us to reopen efficiently when allowed. During 2021 all of our campus venues in Entrepreneur Resorts began to reopen in line with easing of pandemic restrictions and revenue increased to $4.6 million in 2022 from $3.1 million in 2021.

While campus revenue was negatively impacted in the Pre-IPO Group, online revenue has been positively impacted. Education revenue grew by 160% from $5.2 million in 2021 to $13.5 million in 2022 as more people worked from home or in a hybrid office model. This has been due to the continued growth of the courses and students on GeniusU, together with the growth in faculty and partners who have chosen GeniusU as the platform where they are marketing and delivering courses. At the end of 2022 the Pre-IPO Group had 13,005 partners compared to 10,217 at the end of 2021.

The five Acquisitions were also impacted by COVID-19.

The University of Antelope Valley was directly impacted by the coronavirus outbreak (COVID- 19). In March 2020, UAV received approval for total of $1,613,796 grants through the Higher Education Emergency Relief Fund (HEERF) under the Cares Act. In May 2020, UAV received approval for a $1,136,120 note payable through the Paycheck Protection Program (PPP) under the Cares Act. This note was forgiven in November 2020, and the forgiveness was recorded as other income in 2021. The UAV campus closed from March 2020 to September 2021; all UAV revenue became digital education revenue and all faculty and students proceeded with their courses online. The result of this is that the UAV faculty and staff have experienced the effectiveness that online delivery can have, and we believe this will support our post-acquisition integration and expansion plan, as we create and deliver UAV’s first online certification and degree programs on GeniusU.

Property Investors Network was impacted by the COVID-19 outbreak as the business model had previously been designed to operate investor education events in-person at venues. However, the company adapted and took the opportunity to transform the model to a digital online operation. Programs such as PIN meetings, events, workshops and accelerators were switched to an online format which resulted in increased revenue and margins for the company in the first half of 2021Our post- acquisition plan is to continue to expand on this digital revenue model supplemented by in-person local meetings connected to course content and connections on our GeniusU Edtech platform.

In 2020 E-Square ceased all in-person classes in South Africa for its students in response to COVID-19. However, as all course work at E-Square is already conducted online using the student’s smart phones, the move to fully online courses took place without any loss of students or revenues. Based on our post- IPO plans, we believe E-Square will benefit from the anticipated shift towards increased online education. Similar to UAV, E-Square reopened its campus in Port Elizabeth, South Africa in September 2021 and has moved its digital revenue back to in-person revenue. Also similar to UAV, the school’s experience with digital delivery has prepared the staff and faculty for our post- acquisition integration and expansion plan in which we plan to expand E-Square’s most popular courses online.

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Education Angels, a New Zealand based home childcare and education company, was able to maintain its model of delivering its education digitally to its in-home educators throughout COVID-19 restrictions and this model continues as restrictions in New Zealand are lifted.

Revealed Films, a Delaware based Film Production Company, was able to run its operations and launch films to deliver to the digital audience throughout the COVID-19 restrictions and this model did not have an impact even after the restrictions are lifted in the United States.

We believe that the positive impact that the COVID-19 pandemic has had on the shift towards online education is reflected in the two companies in the group that are currently focused on using our Edtech platform and delivering online courses.

We expect this trend towards online education to be a long-term shift, and based on our post-IPO plans for each of the Acquisitions to digitize and distribute their courses online via GeniusU, we believe this will have a net positive impact. The pro forma digital revenue of the Group including the Acquisitions increased to $23.5 million in the fiscal year ended December 31, 2022, compared to $21.0 million in 2021. We anticipate that the percentage of education revenue generated by the Group will rise as the growth rate of the digital revenue segment generated by the Group continues to exceed the in-person education.

BUSINESS

History and development of the Company.

Our Company

We believe that we are a world leading entrepreneur Edtech and education group based on student numbers with a student base of 3.1 million on GeniusU at the end of 2022. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.

To help achieve our mission, we have completed an IPO on NYSE American, on April 14, 2022. We have also raised follow on Convertible Note in September 2022. We grew from a Pre-IPO Group of four companies to a post IPO Group of nine companies, once the five Acquisitions closed.

Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that were acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020 (spin off to be completed by end of September 2023).

The entrepreneur education system of our Pre-IPO Group has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our partners and community are global with an average of 8,500 new students joining our GeniusU platform each week in 2022. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.

We are now expanding our education system to age groups beyond our adult audience, to children and young adults. The five Acquisitions are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0-5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; Property Investors Network, which provides property investment courses and events in England, UK; and Revealed Films, a media production company that specializes in multi-part documentaries.

Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education.

The five Acquisitions have added $18.6 million in revenue to the Group in the year ended December 31, 2022, which represents 79% of the $23.5 million pro forma Group revenue during this period, while the Pre-IPO Group generated $4.9 million.

In coming years, we plan to continue the growth of our Group through a combination of organic growth of our Edtech platform together with the acquisition of various education companies that we believe provide complementary programs that can be added to our Genius Curriculum. This Prospectus provides details of both our acquisition strategy together with our plans to integrate these Acquisitions together with future acquisitions into our Edtech platform, “entrepreneur education” vision, Genius Curriculum and “freemium” student and partner conversion models.

We define “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression. We believe this in turn develops leadership and entrepreneurial skills through which students can independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. We believe these skills can be nurtured from an early age.

We also believe these skills can be learned at any age, enabling adults to reskill and upskill themselves. We describe our Genius Curriculum, together with the philosophy, principles, learning methodology, course content and delivery of our curriculum in the “Our Genius Curriculum” section below.

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Our Revenue Growth

Our revenue growth has been the result of both organic growth and growth by acquisition, with three revenue segments

Acquisition Revenue
Campus Revenue
In Person Education Revenue
Digital Education Revenue
One Company
$1.2m 25%
$3.6m 75%
2018
Revenues
$4.8m
Four Companies (under common control)
$4.4m 44%
$0.7m 7%
$4.8m 49%
2019
Revenues
$9.9m
Eight Companies (Including ERL)
2020 revenue from Acquisitions and three segments from Pre-IPO Group
Acquisitions
$16.6m 69%
UAV: $10.1m 42%
PIN: $4.6m 19%
EA: $1.1m 5%
ESQ: $0.8m 3%
$2.0m 8%
$0.3m 1%
$5.3m 22%
Pre-IPO Group
$7.6m 31%
$2.0m 8%
$1.4m 6%
$20.8m 86%
2020
Revenues
$24.2m
Eight Companies (Including ERL)
Acquisitions
$15.8m 65%
UAV: $9m 38%
PIN: $5.1m 21%
EA: $0.9m 4%
ESQ: $0.7m 3%
$3.1m 13%
$5.2m 22%
Pre-IPO Group
$8.3m 45%
$3.1m 11%
$0.9m 3%
$20.0m 86%
2021
Revenues
$24.1m
2022 revenue from Acquisitions and three segments from Pre-IPO Group
Eight Companies Proforma (Excluding ERL)
$18.6m 79%
UAV: $8.1m 35%
RV: $5.9m 25%
PIN: $3m 13%
EA: $0.9m 4%
ESQ: $0.6m 2%
Pre-IPO Group
$4.9m 21%
$9.7m 41%
$13.8m 59%
2022
Revenues
$23.5m

We believe one of the industry’s most in need of disruption and upgrading is the global education and training industry, which education market intelligence firm HolonIQ forecasts to grow to $10 trillion in size by 2030. The 2020 World Economic Forum “Schools of the Future” report highlights the urgent need for a more relevant curriculum to prepare students and adults for the future. We believe that the COVID-19 crisis has put an additional spotlight on the urgent need for an updated education system that is both high-tech and high-touch.

We have built our Pre-IPO Group of entrepreneur education companies to date through organic growth and acquisitions, with a focus on adding value to each company through GeniusU, which we are developing to provide AI-driven personal recommendations and guidance for each student. Our growth has been internally funded from our entrepreneur community. Our IPO and the Convertible Note Raise was part of our plan in providing liquidity and a market to our existing and future shareholders, while providing funds to support our growth plan.

On our Edtech platform, GeniusU, we are developing our Genie AI virtual assistant to give each student a personalized learning path at every stage of their education, with an intention for this to be delivered at every age from early age to 100 years old.

Currently, our system begins by identifying the preferences and level of each of our adult students, who can then connect with other students, mentors and faculty members based on their talents, passions and driving purpose. Students and mentors then progress through challenge-based microschools, with credits and digital points able to be earned. GeniusU includes personal profiles for students to present themselves, dashboards to measure progress, their learning and earning metrics, communication circles to connect with other students and mentors, and a full range of continually upgraded learning modalities and assessment tools to suit each student, delivered by a combination of global and local faculty.

With our planned integration of additional age groups, beginning with our five Acquisitions, we now plan to extend our offering within our system so that early age to 5 year old students can learn their natural way to learn and play, 6 to 12 year old students can build their life leadership and entrepreneurial skills, 13 to 21 year old students can learn how to start their business, join our global mentorship program with a small business or learn key vocational skills in our camps and competitions, and the over 21 year old students take our courses and receive mentorship for every level of business from startup to large corporations seeking an entrepreneurial edge.

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We are developing this curriculum as a supplement to the existing education system, and in time we aspire to create a fully accredited replacement to the traditional U.S. school and university pathway.

We have grown and will continue to grow through a combination of organic growth and acquisitions. Our organic growth is a result of attracting our students to the courses on our Edtech platform, and attracting partners and faculty who market and deliver the courses. These courses include our own wholly owned curriculum together with courses that our partners and faculty add to our curriculum.

We also partnered and intend to continue to partner with and, where appropriate, acquire companies that have courses, faculty and communities that we believe provide a valuable addition to our Group. We plan to add their courses to GeniusU, providing a full lifelong learning pathway that can be accessed by our community globally, with the direction of our Genie AI and with the support of our global and local faculty. We plan to continue this strategy of acquiring companies and then adding value to them by combining them in one Edtech platform and curriculum, which to date has enabled us to maintain 50%+ year-on-year growth (on non-preforms basis)

As of December 31, 2022, overall partnership revenues contribute 16% towards the revenue of the Education company, with the remaining 84% of revenue from our fully owned courses and curriculum. We have seen an increase in partners globally year on year and our partner growth in 2022 was 24% from 2021. As of the date of this Prospectus, we have over 1,400 events, courses and products listed on our digital platform; partners earn commissions as a result of sales processed through our platform. Due to the number of faculty and partners, together with the number of courses and products delivered on our platform, there is no one partner or product that makes up more than 5% of our revenues.

We are following a fifteen-year growth plan:

In phase one, from 2015 to 2020, our focus has been attracting adult entrepreneurs to use our entrepreneur education tools and proving our Edtech business model in countries around the world. The result of this phase is the Pre-IPO Group presented in this Prospectus. In phase two, from 2020 to 2025, our goal is to integrate our education tools into the existing education system through licenses, partnerships and acquisitions, with our aspiration for our entrepreneur education programs and Edtech platform becoming the programs and platform of choice by schools, colleges, universities and companies in our target markets. The IPO and the Acquisitions are the first steps in this phase.

In phase three, from 2025 to 2030, our goal is to have developed a full curriculum accredited and receiving funding from government bodies in the U.S., the U.K., Europe, Asia and Australasia and seen as a viable alternative by students, parents, partner schools and companies around the world to the existing education options.

History and Corporate Structure

The origins of Genius Group began in 2002 when Singapore-based entrepreneur, Roger James Hamilton created the Wealth Dynamics system as a personality profiling tool for entrepreneurs to discover their strengths and weaknesses, and build an entrepreneurial team. Over the next decade the popularity of the tool led to Roger growing Wealth Dynamics into a global company with country licenses around the world and a community of over 250,000 entrepreneurs by 2012.

Through the global financial crisis that commenced in 2008 it became clear to Roger Hamilton, our Chief Executive Officer, and the senior management team of Wealth Dynamics that the number of entrepreneurs and small business owners around the world was growing dramatically and in need of a training system to reduce the number of business failures. According to data from the U.S. Bureau of Labor Statistics, about 20% of U.S. small businesses fail within the first year. By the end of their fifth year, roughly 50% have faltered. After 10 years, only around a third of businesses have survived.

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From 2012 to 2015, Genius Group developed a number of initiatives under the Entrepreneurs Institute brand. This included the Global Entrepreneur Summit and Entrepreneur Fast Track Event series, which we believe is now the largest entrepreneur seminar series hosted in 18 countries annually. It also included Talent Dynamics, a corporate version of Wealth Dynamics used by large multinationals, and a full entrepreneur system to grow from startup to the first million dollars in revenue called “The Millionaire Masterplan” which became a New York Times bestselling book in 2014.

During this period, Roger Hamilton also became the founding Chairman of the Green School in Bali. The Green School attracted global attention as a new model of schooling with its environmental and student- centered approach to learning. It won the inaugural “Greenest School in the World” award from the Center for Green Schools at the U.S. Green Building Council, and became a global case study for new models of schooling. It is used as the first example of 21st century schooling in the World Economic Forum’s 2020 white paper on The Future of Schools. The need for an education revolution based on a global, scalable high-tech, high-touch model led to the launch of GeniusU as an Edtech solution in 2015.

From 2015 to 2017, GeniusU grew rapidly from 313,000 students in the first year to 736,000 students by the third year. During this time, Entrepreneurs Institute had continued to grow and a third company under Roger Hamilton’s majority ownership, Entrepreneur Resorts Limited, had been established to expand on the successful and profitable model of providing entrepreneur retreats and co-working spaces in paradise. In August 2017, Entrepreneur Resorts consummated its initial public offering on the Seychelles TropX stock exchange, now the MERJ stock exchange, raising $3 million and acquiring Tau Game Lodge, a South African Safari Lodge to add to Entrepreneur Resorts’ property portfolio. The portfolio at that time also included Vision Villas, a Bali-based entrepreneur resort and Genius Cafe, a Bali-based entrepreneur beach club.

At the end of 2018, the one company in the Group was GeniusU Pte Ltd, which changed its name to Genius Group Ltd. This was in its third full year of operation as an Edtech company. Genius Group Ltd had grown in its first three years to 1.2 million students with revenues of $4.8 million and net loss of $0.5 million in 2018. Total assets at the end of 2018 were $1.7 million, total liabilities were $2.1 million and total shareholders’ deficit was $(0.4) million.

At the end of 2019, Genius Group had grown to include Genius Group Ltd, GeniusU Ltd and Entrepreneurs Institute, with GeniusU Ltd formed as the new Edtech company and Entrepreneurs Institute acquired as part of the Group. Combined revenues in 2019 of the Pre-IPO Group, which includes Entrepreneur Resorts, acquired in August 2020, were $9.9 million, net loss before tax was $(1.1) million after eliminations and Adjusted EBITDA was $1.2 million. Total assets at the end of 2019 were $17.6 million, total liabilities were $12.2 million and total shareholders’ equity was $5.3 million. Our revenue growth from $4.8 million in 2018 to $9.9 million in 2019, represents a 106% year-on-year increase, with 15% organic growth and 91% growth from acquisition. These four companies make up the Pre-IPO Group, and audited financials of this Pre-IPO Group are provided below for both 2019 and 2020 as they were under common control prior to the acquisitions.

At the end of 2020, Genius Group had entered into agreements to secure the four Acquisitions: Education Angels, E-Square, Property Investors Network and University of Antelope Valley. All the four acquisitions closed after the IPO in 2022. and therefore all four are currently part of our consolidated audited results for the period after acquisition to the year end. We have provided pro forma accounts in this filing that include both the Pre-IPO Group and the five Acquisitions for 2022 for the full year.

In 2020, during the pandemic, the Pre-IPO Group saw an 11% growth in its digital education revenue, 2% growth in its total education revenue. During the year Entrepreneur Resorts had a 55% revenue decline as it closed its locations in Singapore, South Africa and Bali, Indonesia, resulting in $7.6 million in revenue, $3.5 million in gross profit, ($3.1) million in net loss and $(0.1) million in Adjusted EBITDA for the Pre-IPO Group in 2020.

Our revenue decreased from $9.9 million in 2019 to $7.6 million in 2020, a reduction of 23%. This was largely due to the effect of the COVID-19 pandemic on Entrepreneur Resorts, as discussed elsewhere in this Prospectus.

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At the end of 2021, we continued to grow the Group without completing any new acquisitions. Based on audited financials, combined revenues in the fiscal year ended December 31, 2021 were $8.3 million, with $2.8 million in gross profit, ($4.2) million in operating loss, ($4.6) million in net loss and $0.3 million in Adjusted EBITDA.

The pro forma revenue including the four acquisition and excluding ERL was $21.0 million. The pro forma revenue was the combination of $5.2 million in revenue from the Pre-IPO Group, and $15.8 million in pro forma revenue from the Acquisitions. This further breaks down to the following revenue from each Acquisition: University of Antelope Valley, $9.0 million revenue (43% of total), with a further $1.1 million of other income from government grants not included in this total; Property Investors Network, $5.1 million revenue (24% of total); Education Angels, $0.9 million revenue (5% of total); and E-Square, $0.7 million (3% of total).

The two main revenue segments of the Pre-IPO Group are made up of education revenue and campus revenue.

Our education revenue is the combined revenue of Genius Group Ltd, GeniusU Ltd and Entrepreneurs Institute. This decreased from $5.6 million in 2020 to $5.2 million in the fiscal year ended December 31, 2021.

Our campus revenue is the revenue of Entrepreneur Resorts Ltd. This increased from $2.0 million in 2020 to $3.1 million in the fiscal year ended December 31, 2021 as our campus venues began to reopen in line with easing of pandemic restrictions.

At the end of 2022, we continued to grow the Group and acquired US based film production company Revealed Films in October 2022. Also, we closed the remaining four Acquisitions that were contingent to our IPO. Based on pro forma financials and including the five acquisitions and excluding Entrepreneur Resorts Ltd, combined revenues in the fiscal year ended December 31, 2022 were $23.5 million, with $12.9 million in gross profit, ($32.2) million in operating loss from the continued business operations and ($6.9) million in Adjusted EBITDA.

The $23.5 million in pro forma revenue was the combination of $4.8 million in revenue from the Pre-IPO Group excluding Entrepreneur Resorts Ltd, and $18.6 million in revenue from the Acquisitions.

The two main revenue segments of the Group are made up of education revenue and campus revenue.

Our education revenue on the audited financials grew from $5.2 million in 2021 to $13.6 million in the fiscal year ended December 31, 2022.

Our campus revenue is the revenue of Entrepreneur Resorts Ltd. This increased from $3.1 million in 2021 to $4.6 million in the fiscal year ended December 31, 2022 as our campus venues began to reopen in line with easing of pandemic restrictions. The campus revenue is excluded from the pro forma financials.

When combined with the revenue of the Acquisitions, of which 100% is education revenue, our pro forma education revenue for the Group was $23.5 million in 2022.

We use Adjusted EBITDA, a non-IFRS measure, in various places in this Prospectus, as described in the “Non-IFRS Financial Measures — Adjusted EBITDA” section above.

B. Business Overview

Our Mission

Our mission is to develop an entrepreneur education system that prepares students for the 21st century. We believe that the current global education system is in need of a more relevant, upgraded, student-centered curriculum that is both high-tech and high-touch. We believe that such a curriculum can be a force for good. As Nelson Mandela said, “Education is the most powerful weapon which you can use to change the world.”

Today, we believe that it is the entrepreneurs of the world who have the greatest power to trigger change. We see Genius Group as the global community where the entrepreneur movement meets.

For students who may struggle with the current test-focused, classroom-based, one-size-fits-all system most common in current schooling, our mission is to provide the option of a personalized, passion-focused, purpose-based, flexible system that enables them to design a life that enables them to ignite their own genius, and where earning and learning become a lifelong activity.

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For parents who we believe feel trapped in a system where they are limited in flexibility of location, teachers, subjects and standards, our mission is to provide a truly global system that can be accessed online, anytime, with their choice of location, teachers, mentors, subjects and pathways that best suit their children, their family and their personal circumstances, while connecting to the recognized accreditations for their children to succeed.

For teachers who we believe feel underappreciated and underpaid, our mission is to provide a global platform that recognizes and rewards thought leaders for the best content, courses, microschools and microdegrees, enabling the best coursework to grow globally.

For schools and colleges that are under-resourced and struggle to keep up with the increasing demands of changing global economics and an uncertain future of work, our mission is to provide a cutting-edge curriculum to enable them to prepare their students effectively to get jobs and create jobs as well as learn key life skills in partnership with our global community.

For companies that have a challenge in finding students that have the adequate leadership and technical skills to be employable, our mission is to provide company-sponsored programs that ensure a ready stream of employable students and leaders, operating globally and constantly upgraded to the needs of the times.

For governments that are under pressure to deliver an effective education with employable students with various limitations on how rapidly they can innovate within the existing system, especially given the current state of the education system due to the COVID-19 pandemic, our mission is to provide a viable alternative to the current system in partnership with the leading education institutions, business leaders and organizations seeking to solve the same issues.

Our Genius Curriculum

In direct response to the many challenges of the current education system, we are designing a comprehensive curriculum that fosters lifelong personal and professional learning. By initially creating an adult-based curriculum to supplement existing education, we are laying the groundwork for an ambitious, fully accredited alternative to the traditional U.S. school and university pathways. Our aim is to offer a progressive entrepreneurial education from primary, secondary, university, vocational, and ongoing education.

Our Entrepreneur Education Vision

We define “entrepreneur education” as a personalized, discovery-based learning experience that cultivates greater self-awareness, self-mastery, and self-expression. By developing leadership and entrepreneurial skills, students are empowered to independently create value and “create a job” rather than relying on a system in which they must “get a job.” We believe these skills and competencies can be nurtured from an early age and can be acquired at any stage in life, allowing adults to reskill and upskill as needed.

With our vision of a global education system rooted in our entrepreneurial philosophy, we are committed to delivering personalized, discovery-based learning at all ages. Our Pre-IPO Group companies and acquisitions share this vision and have been working diligently to realize it. In the following sections, we explore the commonalities and differences among these companies and provide a detailed overview of our groundbreaking Genius Curriculum.

The Genius Curriculum is an innovative blend of our Entrepreneurial Education Vision, 8 “Education 4.0” Pillars, Genius Learning Methodology, 10 Genius Principles, C.L.E.A.R. Philosophy, and a diverse range of Courses, Products, and Services. Each of our Pre-IPO Group companies and acquisitions incorporates specific aspects of these elements, with plans to integrate further components as we unify their education systems within the Genius Curriculum. The subsequent sections elaborate on each element, along with our integration plans for each company.

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The 8 “Education 4.0” Pillars

We recognize that individuals, from students to employees, freelancers, and startup founders, seek to learn how to be entrepreneurial and “create a job” instead of needing to “get a job.” The current education system and online courses often fail to provide a reliable, recognized curriculum to support this goal. The World Economic Forum’s white paper on the need for a 21st-century education system, published in January 2020, highlights this problem.

The report identifies eight crucial characteristics of learning content and experiences that define high-quality learning in the Fourth Industrial Revolution, known as “Education 4.0.” These eight pillars also form the foundation of our entrepreneurial education curriculum:

1.	Global citizenship skills: Focus on building awareness about the wider world, sustainability, and active participation in the global community.

2.	Innovation and creativity skills: Foster skills required for innovation, including complex problem-solving, analytical thinking, creativity, and systems analysis.

3.	Technology skills: Develop digital skills, including programming, digital responsibility, and the effective use of technology.

4.	Interpersonal skills: Enhance interpersonal emotional intelligence, including empathy, cooperation, negotiation, leadership, and social awareness.

5.	Personalized and self-paced learning: Transition from standardized learning to a system tailored to each learner’s unique needs, allowing for individual progression at their own pace.

6.	Accessible and inclusive learning: Ensure learning is available to everyone, moving from confined access to school buildings to a universally inclusive system.

7.	Problem-based and collaborative learning: Shift from process-based to project- and problem-based content delivery, emphasizing peer collaboration and better reflecting the future of work.

8.	Lifelong and student-driven learning: Transition from a system with diminishing learning and skills to one where everyone continuously improves existing skills and acquires new ones based on individual needs.

The Green School in Bali, where Genius Group Ltd’s Founder and CEO, Roger James Hamilton, served as the founding Chairman of the Board, was the first school recognized by the World Economic Forum as practicing these eight characteristics. The Genius Curriculum has since evolved, differentiating itself from traditional schooling through its student-based and personalized approach, 21st-century leadership skills focus, collaborative environment, challenge-based structure, accelerated learning, global flexibility, tech-based content, and multiple mentors per challenge.

With over 3.1 million students across 20,345 cities utilizing the curriculum in various settings, Genius Group delivers a comprehensive entrepreneurial education system in high demand. The curriculum is adopted by leading companies and schools worldwide, with campuses ranging from schools to colleges, resorts, and co-working offices. Our Edtech platform, GeniusU, hosts over 500 local and online events and microdegrees.

Our Genius Learning Methodology

Many learning methodologies are based on “Pedagogy,” our Genius Learning Methodology is rooted in “Andragogy.” This distinction is essential, as our acquisitions share a similar learning methodology or possess the potential to adopt it based on our post-acquisition growth plans. The definitions of these terms are:

Pedagogy: Derived from the Greek words paid (child) and ago (guide), this term refers to the science and practice of teaching and guiding a child to achieve specific outcomes in their education.

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Andragogy: Derived from the Greek words andras (man) and ago (guide), this term refers to the science and practice of how adults (and children) develop self-directed learning to guide their own development.

Andragogy is a common practice for both children and adults when learning computer games, new internet applications, sports, musical instruments, languages, or entrepreneurial skills through “learning by doing.” Our Genius Learning Methodology is based on ten Genius Principles

We believe we are attracting and retaining the level of students and partners because they see high value as much from how they are learning as what they are learning. Our Acquisitions are also practicing some of these principles to varying degrees. Following the completion of our acquisitions, we plan to enhance the student experience in each of our Acquisitions by introducing these principles into these companies. Below is a brief explanation of each of these ten principles.

Our Genius Learning Methodology

Our 10 Genius Principles

1.	Personalized Learning: Our curriculum is designed to ignite each student’s unique genius by tailoring it to their individual talents, passions, and purpose. GeniusU utilizes an AI-powered “Genie” to serve as a personal mentor, guiding students towards the most suitable courses, mentors, and opportunities for their personal journey. Assessments, such as the Genius Test and Passion Test, provide insights for personalized recommendations.
2.	Challenge Based Courses: To increase engagement, our courses incorporate gamification, with rewards and prizes for competition. All live education on GeniusU features a challenge component, fostering an environment where students learn from each other’s submissions.
3.	Impact Focused Learning: Our courses are purpose-driven, with students defining their future vision early in their chosen pathway. Aligning learning with global citizenship and personal purpose allows students to easily connect with mentors and opportunities that match their objectives.
4.	Positive Credit System: Students earn digital credits called GEMs (Genius Entrepreneur Merits) for actions taken during their learning journey. These GEMs can be redeemed for discounts on further education, increasing student engagement and community contributions.
5.	Global Classroom: We foster engagement by connecting students and faculty from various countries in a single learning environment. A combination of video tuition, global mentors, local hosts, and individual mentors creates an enriching, diverse educational experience.
6.	Leading Learners: GeniusU incorporates a rating and recognition system to showcase top students, mentors, and courses. This community-led approach helps keep our education system relevant and up-to-date in rapidly changing times.

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7.	Decentralized System: Our growth is driven by the interests of our students and the energy of our partners, resulting in a continuously evolving Genius Curriculum. This approach rewards the most innovative partners and faculty for introducing successful new courses and products.
8.	Inclusive Entry: By offering free entry-level courses on GeniusU, we provide inclusive access to education for all. Students can progress to higher level programs by achieving minimum proficiency levels with the support of mentors when needed.
9.	Life and Leadership Skills: In addition to academic skills, our curriculum emphasizes life and leadership skills, such as entrepreneurship, financial literacy, communication, and technology. We plan to introduce these skills in our Acquisitions to further enrich their educational offerings.
10.	Lifelong Learning: We encourage students to embark on a lifelong learning journey with Genius Group, providing access to a structured pathway for continuous growth. This fosters long-term relationships with students and supports their ongoing personal and professional development.

Our C.L.E.A.R. Philosophy

An important additional element in our learning methodology is our “C.L.E.A.R. Philosophy”. This is in reference to how we have designed GeniusU and Genie to focus on five daily actions that we recommend students to take. These five actions and sections within GeniusU are Connect, Learn, Earn, Act and Review, and they form the acronym C.L.E.A.R.

Students earn GEMs by engaging in each of the five areas of our “C.L.E.A.R. Philosophy,” and our partners and faculty utilize these areas to create customized circles, courses, and products on GeniusU. Upon completion of the Acquisitions, we will integrate our “C.L.E.A.R. Philosophy” and structure with the acquired entities, merging our learning methodology with the content being taught.

We believe that mastering these five areas is crucial for self-directed learning, as it offers the necessary framework for relevant and contextual learning often missing in traditional education:

●	CONNECT: We encourage students to connect with mentors, peers, and communities aligned with their passions and purpose. GeniusU courses and products feature circles, which are online groups with discussions, course access, and knowledge libraries for student support. Genie recommends daily connection actions, while students can explore the Connect Page for suitable circles, students, mentors, and companies.

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●	LEARN: Once connected, students should engage in learning within their circles or with selected partners or mentors. Genie suggests daily learning actions based on ongoing or new courses, and students can browse the Learn Page for assessments, courses, events, and articles.

●	EARN: We recommend students earn GEMs or financial rewards using their expanded network and knowledge. This could involve writing reviews, networking, or sharing insights. Students can also explore the Earn Page for employment opportunities, partnerships, memberships, and certifications.

●	ACT: Students should apply their learning in real-world situations. GeniusU serves as an active ecosystem where leaders, entrepreneurs, and business owners seek talent, partners, or investors. Genie recommends actions based on individual students, and they can explore the Act Page for joint venture or investment opportunities and challenges to join.

●	REVIEW: Finally, students should assess the outcomes of the previous four steps, embodying our philosophy of learning by doing, with continuous testing, measuring, and reviewing. Genie suggests items to review based on the student’s engagement, and they can explore the Review Page to revisit previous C.L.E.A.R. steps.

Enhancing the data mining and artificial intelligence capabilities of our Genie AI is a primary focus, as is integrating the courses and communities of our partners, faculty, and Acquisitions into our C.L.E.A.R. Philosophy.

Our Companies, Present and Future

Prior to their acquisitions, the Pre-IPO Group companies all shared a common vision of an entrepreneur education system based on our definition personalized discovery-based learning leading to higher levels of self-awareness, self-mastery and self-expression, which in turn could develop leadership and entrepreneurial skills enabling students to independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. Our Acquisitions share a similar vision.

While the companies have a shared vision, the Pre-IPO Group companies had various common aspects of our Genius Curriculum’s 8 pillars, our Genius learning Methodology, our 10 Genius Principles, our C.L.E.A.R. Philosophy as described above, while having differing courses, products and services. The Acquisition companies also share common aspects of our Genius Curriculum as described above, and also have differing course, products and services as described in the section below.

Based on these commonalities and differences, below is a summary of the present state and future plans of these aspects of the Genius Curriculum within each of our Group companies:

GENIUSU LTD: As the Edtech Platform, GeniusU is designed with our Genius Curriculum in mind and has been developed to provide our students and partners a consistent experience of all aspects of the Genius Curriculum. Entrepreneurs Institute, training company with entrepreneur content improved after becoming a part of Genius Group and transfer of its courses onto GeniusU. Our plan is to continue to develop and deliver this experience with respect to our Genius Curriculum in the following ways:

➢	Entrepreneur Education Vision: Based on our definition of “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression, our course builders and certifications on GeniusU are designed to ensure the courses delivered include these aspects of personalized discovery-based learning. This is explained in more detail in the “Our Courses, Products and Services” section below.
➢	8 “Education 4.0” Pillars: The combination of a global classroom, online delivery and personalized mentoring in challenge-based courses ensures all 8 of the “Education 4.0” pillars described above are practiced and experienced by both our students and our partners.
➢	Genius Learning Methodology: The combination of the quizzes, personalized learning profiles and personalized course recommendations provided by our AI Genie ensure students can follow a personalized discover-based learning path based on “andragogy” rather than a prescriptive “pedagogy”. Our plan is for the students of our Acquisitions to have similar tools to follow their own personalized discover-based learning path.

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➢	10 Genius Principles: GeniusU has been designed with all 10 Principles in mind. For example, Personalized Learning is designed into the student experience with our AI Genie, our microschool courses are designed as challenge-based courses, and our tests and reports are designed to question and measure impact focused learning. We plan to continue to develop the technology and measure the success of GeniusU by the extent to which it achieves these 10 principles.
➢	C.L.E.A.R. Philosophy: GeniusU has also been designed to direct and reward students to practice our C.L.E.A.R. Philosophy of learning through doing, with each course having actions to take for a student to connect, learn, earn, act and review, and for these actions to be rewarded with our GEM credit system. We plan to ensure the course delivered on GeniusU and by our Genius Group companies also align to this philosophy, through the design of their courses to include direction and reward for all five aspects.

ENTREPRENEUR RESORTS: Entrepreneur Resorts has a different revenue model from the education companies in the Group, and it complements the education companies by providing location-based campuses that link local mentors and partners to local students while hosting courses delivered via GeniusU and generating income from food, drink and accommodation. By providing venues for the delivery of Genius Group courses, the company practices the same elements of the Genius Curriculum.

➢	Entrepreneur Education Vision: As with Entrepreneurs Institute, prior to acquisition Entrepreneur Resorts also shared a similar entrepreneur education vision to GeniusU, but limited to each venue’s location. After the acquisition, Entrepreneur Resorts is expanding on that vision with partners and course content growing via GeniusU.
➢	8 “Education 4.0” Pillars: Entrepreneur Resorts was originally established to provide venues for Entrepreneurs Institute, and so shared the same focus on developing skills in some of the “Education 4.0” pillars, including global citizenship, creativity, technology, interpersonal skills, and included collaborative and personalized learning. It also did not address the pillars of accessible and lifelong learning. After the acquisition, the company was challenged by government restrictions during the COVID-19 pandemic. As our venues have been reopening, the company has plans to address these pillars as it has expanded its course calendar in the different venues.
➢	Genius Learning Methodology: The students who attend courses at Entrepreneur Resorts venues do develop their own personalized discovery-based learning path based on “andragogy”. Since the acquisition, the growth of students, partners and courses on GeniusU has enabled the company’s venues to grow its reputation in delivering discovery-based and challenge-based courses.
➢	10 Genius Principles: Entrepreneur Resorts was also similar to Entrepreneurs Institute in the Genius Principles it was following prior to acquisition, including personalized learning, challenge- based courses, global classroom, leading learners and leadership skills. Also similar to Entrepreneurs Institute, after the acquisition, the company also now has the tools to introduce the Genius Principles of a positive credit system, decentralized system, inclusive entry and a lifelong learning pathway, with plans to include these, post-pandemic.
➢	C.L.E.A.R. Philosophy: Entrepreneur Resorts also focused on the first two elements of the C.L.E.A.R. Philosophy, connecting and learning, in its events prior to the acquisition. Now that the venues will be hosting more courses and conferences delivered partly on GeniusU and partly with in-person faculty partners and community partners, the company plans to introduce the other elements of the CL.E.A.R. Philosophy.

EDUCATION ANGELS: While it may appear unusual for an early learning company’s curriculum to be seen as entrepreneurial, based on our definition of Entrepreneur Education being personalized discovery- based learning, we see Education Angels’ curriculum as being entrepreneurial in nature. The original founder of Entrepreneurs Institute was inspired by Green School’s entrepreneurial approach to education in a similar way to Genius Group Ltd.’s CEO Roger Hamilton, and has been a long term student and partner of Genius Group Ltd, utilizing the following elements of the Genius Curriculum in the development of the Education Angels’ current curriculum:

➢	Entrepreneur Education Vision: Education Angels shares a similar vision of equipping parents and young children with early learning tools and programs to create a personalized, discovery- based learning experience for both parents and their children. Our plan is to expand on this vision through the additional adult and family programs we will be introducing, that provide each family member with a relevant, personalized learning path.

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➢	8 “Education 4.0” Pillars: Education Angels was established to provide an “Education 4.0” learning system for young children. The programs and courses that they deliver, together with the personalized delivery of in-home childcare and education professionals, are designed to foster growth in all 8 of the “Education 4.0” pillars. We have completed the acquisition of Education Angels and are scaling the Education Angels programs as explained in the “Courses, Products and Services” section below.
➢	Genius Learning Methodology: The Education Angels system is based on the “Andragogy” methodology of self-directed learning and “learning by doing”, with educators beginning with the personal character, traits and passions of the parents and children, and providing a learning environment for the children to learn through interaction and discovery. We plan to extend this “Andragogy” approach by introducing the gamification elements explained within our 10 Genius Principles, and by providing parents and teachers with our tools on GeniusU.
➢	10 Genius Principles: As Education Angels has developed within one country with a traditional enrolment model and in-home education delivery, it has been limited in the Genius Principles it has been practicing, with 2 of the 10 Genius Principles being part of its current learning system: Personalized learning and life skills. Our plan is to integrate the other Genius Principles into the Education Angels system as we introduce parent courses and online quizzes and courses with GEM rewards globally.
➢	C.L.E.A.R. Philosophy: Education Angels has also not been utilizing the C.L.E.A.R. philosophy. We plan to begin to integrate the C.L.E.A.R. philosophy post-acquisition by integrating it with our planned parent courses as detailed below.

E-SQUARE: E-Square was established to deliver an entrepreneurial education for primary school and secondary school students, with opportunities for them to launch their own companies and learn technology and vocational skills. Their stated mission is: “To produce self-motivated individuals who are ready to compete in a global business or Corporate Environment or even better becoming self-motivated successful Entrepreneurs. The company and its team were referred to Genius Group Ltd by our entrepreneur community in South Africa as a recommended addition to our Genius Curriculum, and this led to the current acquisition. E-Square already shares various elements of the Genius Curriculum:

➢	Entrepreneur Education Vision: E-Square shares a similar vision of empowering students to learn through a personalized, discovery-based process where they gain the entrepreneurial, vocational and leadership skills to be able to “create a job” instead of “get a job”. Their mobile based online system enables teachers to manage personalized learning pathways for each student whether they are in class or learning remotely. After the acquisition is closed we plan to expand this system through GeniusU to the families in our global community who want their children to follow a similar system as part of their primary or secondary school education. We believe that the combination of E-Square’s current tools, together with our GeniusU platform and our shared vision, will enable us to reach children and primary and secondary school level globally.

➢	8 “Education 4.0” Pillars: E-Square has used the 8 “Education 4.0” pillars as a framework for the development of their curriculum and the courses they deliver to their students. This means all 8 pillars are already integrated into their curriculum: Global citizenship, innovation, technology and interpersonal skills; Personalized, accessible, collaborative and student-driven learning. We plan to expand the lifelong learning aspect by providing high school students with a pathway to further learning either through university or through apprenticeship within our global entrepreneur community.

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➢	Genius Learning Methodology: While primary and secondary school require a level of pedagogy in order for students to pass the standardized tests required to achieve a high school diploma, E-Square is also practicing a degree of self-directed and self-paced learning by providing students with options they can choose from that are relevant to their passions and path. In this way, they have already introduced a degree of discovery-based learning principles of andragogy to combine with the current pedagogy. We plan to expand these discovery-based options with the courses and personalized learning tools we will deliver on GeniusU. These will also include credits towards their education, together with multiple exits from high school, including university, vocational training or starting a business. We believe this will result in an increasingly personalized, gamified and discovery-based approach to our Genius curriculum for school students.

➢	10 Genius Principles: Similar to Education Angels, E-Square has been following a limited number of the Genius Principles, and also plans to embrace them all post-acquisition. The current Genius Principles they do practice include leadership skills, personalized learning, and impact focused learning.

➢	C.L.E.A.R. Philosophy: E-Square has also not currently been utilizing the C.L.E.A.R. philosophy. We plan to begin to integrate the C.L.E.A.R. philosophy post-acquisition as we add E-Square courses on GeniusU.

University of Antelope Valley: UAV was originally established by two entrepreneurs to provide vocational training in the medical field. This has since developed into an accredited university offering both vocational certifications and academic degree programs while maintaining a vision of entrepreneurial education where the end goal is not graduation, but creating productive leaders within the community. UAV already share the following aspects of the Genius Curriculum:

➢	Entrepreneur Education Vision: UAV’s mission statement reads “The University of Antelope Valley offers higher education that enables students to achieve their academic, career, and personal goals, thereby allowing them to become valuable assets to their communities.” The university shares Genius Group Ltd.’s entrepreneur education vision and the faculty and staff are ready to implement the various elements of the Genius Curriculum post-acquisition. These elements are detailed below, and they include expanding on our common vision of personalized, self-directed education through the courses and programs we plan to introduce, including the student-led courses, summits and festivals detailed in the “Courses, Products and Services” section below.
➢	8 “Education 4.0” Pillars: UAV has not been practicing all 8 “Education 4.0” pillars, mainly as their focus in recent years has been in achieving the benchmarks necessary for a U.S. university to compete with other traditional education. This includes ensuring high pass marks in academic courses and achieving the metrics set by accrediting bodies. Some of these pillars have been introduced by the staff, including innovation and technology skills and collaborative learning. Post- acquisition, we plan to integrate the other “Education 4.0” pillars into UAV’s courses with a focus on the first courses being integrated on GeniusU.
➢	Genius Learning Methodology: UAV has been following more of a pedagogical approach in the delivery of its certification and degree programs, whereby students are required to follow the same course content towards standardized testing. However, UAV also attracts students as a result of its student-led learning and experiences, including its sports and extra-curricular programs, and corporate partnerships and placements. Our plan is to introduce to UAV students a more andragogical approach in which they can take free or paid courses outside of or additional to a full-time degree program as part of their learning journey, with these courses adding to their education credits, with each student using GeniusU to deliver a more personalized, gamified, engaging learning journey using the 10 Genius Principles and C.L.E.A.R. philosophy.
➢	10 Genius Principles: UAV is currently not following the 10 genius principles. We plan to integrate the genius principles together with the programs we plan to run at UAV and the UAV courses we host on GeniusU.
➢	C.L.E.A.R. Philosophy: UAV has also not been following the C.L.E.A.R. philosophy, with a more traditional approach to education. We plan to add the C.L.E.A.R. philosophy with all UAV students utilizing the tools on GeniusU for their development of self-awareness, self-mastery and self- expression.

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Property Investors Network: PIN is similar to Entrepreneurs Institute in its focus on adult learning and in a way it has already adopted most of the elements in the Genius Curriculum. The founder of PIN is a long- term student of Genius Group Ltd and has grown his company using the education methodology, principles and philosophy. Below are the aspects of the Genius Curriculum that PIN currently shares:

➢	Entrepreneur Education Vision: PIN shares an entrepreneur education vision similar to that of GeniusU, but as with Entrepreneurs Institute, PIN is currently limited in scale by the delivery of training in-person or with a limited faculty. We have completed the acquisition and integration of PIN and are expanding PIN with this vision in a similar way to Entrepreneurs Institute, attracting new students and partners from around the world via GeniusU.
➢	8 “Education 4.0” Pillars: The training courses delivered develop skills in some of the “Education 4.0” pillars, including global citizenship, creativity, technology, interpersonal skills, together with collaborative and personalized learning. However, as it currently focuses at adult learners, it did not address the pillars of accessible and lifelong learning. After the acquisition, we plan to expand PIN’s course offerings on GeniusU to deliver on all 8 “Education 4.0” pillars.
➢	Genius Learning Methodology: Students in PIN currently used GeniusU’s tools and products to develop their own personalized discovery-based learning path based on “andragogy”. We have completed the acquisition of PIN and are planning to expand the PIN courses on GeniusU to develop more effective personalized, scalable learning paths.
➢	10 Genius Principles: PIN is currently following the same Genius Principles that Entrepreneurs Institute did prior to acquisition. These include personalized learning, challenge-based courses, global classroom, leading learners and leadership skills. We have completed the acquisition of PIN and are planning to introduce the additional principles of a positive credit system, decentralized system, inclusive entry and a lifelong learning pathway with the tools available on GeniusU.
➢	C.L.E.A.R. Philosophy: PIN already follows the C.L.E.A.R. philosophy today, with students rewarded for connecting, learning, earning, acting and reviewing. This is in the form of challenges, awards and rewards. We are developing PIN’s use of our C.L.E.A.R. philosophy further as we integrate all of PIN’s courses and events on GeniusU.

Revealed Films: RF is focused on adult learning through Documentaries and Docuseries that span a wide array of topics. These topics help our students navigate their beliefs and expand their knowledge by interviewing experts and educators that may have perspectives that differ from conventional thinking. The founders of RF have been long-term students of Genius Group Ltd and have grown their company using the education methodology, principles and philosophy. Below are the aspects of the Genius Curriculum that RF currently shares:

➢	Entrepreneur Education Vision: RF shares an entrepreneur education vision similar to that of GeniusU, However, RF topics though by traditional media may be polarizing, can give a fresh perspective to see various sides of topics and different paths to success. We have completed the acquisition of RF and are expanding Genius Films with this vision to grow our student base with experts and educators in their respective fields.
➢	8 “Education 4.0” Pillars: RF has not been practicing all 8 “Education 4.0” pillars. To date, RF has practiced Global citizens skills to build awareness about the wider world, sustainability, and active participation in the global community. In addition, interpersonal skills: that when applied with the philosophy of being a lifelong learner, enhance interpersonal emotional intelligence, including empathy, cooperation, negotiation, leadership, and social awareness. As RF continues to be integrated into Genius, the remaining pillars will be brought into the culture to enhance course offerings.
➢	Genius Learning Methodology: Students in RF will gain access to GeniusU’s tools and products to develop their own personalized discovery-based learning path based on “andragogy”. We have completed the acquisition of RF and are planning to expand the RF courses on GeniusU to develop more effective personalized, scalable learning paths.

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➢	10 Genius Principles: RF is currently additional Genius Principles post the acquisition. Currently, RF practices global classroom, inclusive entry, and lifelong learning. We have completed the acquisition of RF and are planning to introduce the additional principles of a positive credit system, decentralized system, inclusive entry and a lifelong learning pathway with the tools available on GeniusU.
➢	C.L.E.A.R. Philosophy: RF follows aspects of the C.L.E.A.R. philosophy today, with students rewarded for connecting, learning, and reviewing. This is in the form of access to projects, awards and rewards. We are developing RF’s use of our C.L.E.A.R. philosophy further as we integrate key RF projects and events on GeniusU.

While each company in the Group shared varying aspects of the Genius Curriculum, post-acquisition, we have integrated each company in a way, they share a common vision, methodology, pillars, principles and philosophy as our courses, products and services evolve.

Our Courses, Products and Services

We are developing a comprehensive entrepreneurial education curriculum, complete with a suite of tools for student learning and faculty earning. Our Acquisitions have been chosen for their focus on preparing individuals to “create a job” rather than “get a job,” achieved through nurturing student-driven learning in early years and developing vocational, technology, and entrepreneurial skills in later years. We have integrated, and will continue to integrate, these courses into our Genius curriculum and GeniusU Edtech platform, along with our principles and C.L.E.A.R. philosophy.

Our product range is divided into six stages of education, with each stage offering four product groups. Three groups cater to students at varying time and cost commitments, while the fourth group targets partners, training them to join as community partners or faculty members:

FREE COURSES: Most students begin with a free course, utilizing our “freemium” model. They can learn for free, build their learning profile, connect with circles, and receive guidance from our AI Genie. Examples of free courses include:

●	Assessments: 5 to 30-minute online quizzes providing insights into personality or progress.
●	Masterclasses: 60-minute to 4-hour live or recorded webinars teaching specific skills or solving problems.
●	Workshops: 3 to 4-hour live or recorded webinars with facilitated interaction, delivering specific outcomes or previewing paid courses.
●	Microcourses: 3 to 5-day competitions, combining masterclasses with submissions and awards.
●	Microdegrees: Pre-recorded online courses offering a sample of paid course content.

PAID COURSES: Students can opt to purchase one-off paid courses, ranging in cost from $15 to $5,000. Examples of paid courses include:

●	Events: Paid live digital, in-person, or hybrid events such as training courses or global summits, priced between $15 and $1,500.
●	Workshops: 60-minute to 2-day live or recorded workshops or mentorships, with faculty interaction and specific outcomes, priced between $100 and $3,000.
●	Microschools: 5 to 90-day challenge-based education modules combining digital and in-person elements, with submissions, awards, and GEM credits for completion, priced between $1,000 and $5,000.
●	Products: GeniusU’s online store offers additional educational products, including books, video courses, and in-person sessions that partners can add to provide a comprehensive educational offering to their students.

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DIPLOMA COURSES: The third step that a number of our students take is a diploma course that spans over one or more years. These range from $1,000 to $30,000 per year. Examples of our diploma courses include:

➢	Memberships: We host membership programs on GeniusU for our own companies and for our partners. These are delivered through a mix of digital, live and in-person. They provide monthly training, connection and information for the members who join, with prices ranging from $1,000 to $20,000 per year.
➢	Diploma Certificates: Further to our Acquisitions we are adding vocational certifications to our product range, and we plan to extend this to primary and high school diploma programs. These will be delivered through a mix of digital, live and in-person. Prices range from $2,500 to $10,000 per year.
➢	Degree Certificates: Further to our acquisition of UAV we are also adding bachelor’s and master’s degree certificates to our product range. These will be delivered through a mix of digital, live and in-person. Prices range from $2,500 to $30,000 per year.

MENTOR RESOURCES: Most of our 14,700+ partners began or participated as students before joining our partner community. We have two partner pathways which work together at each stage of education: Community partners who host events, courses and venues, creating their own training center or school in their local area; and Faculty partners who deliver the events and courses. Partners and faculty pay for mentor resources in order to be trained, certified, learn best practices from other mentors and access our partner tools and dashboards on GeniusU. mentor resources range from $1,500 to a percentage of their revenues which can range from 2.5% to 30% of revenues. Examples of our mentor resources include:

➢	Certifications: Our online certifications enable community partners and faculty to be trained to grow student communities or to deliver one or more of the courses above. These certifications include mentor tools to add the courses above to GeniusU, attract and grow student and partner communities, take payment and track their activity with ready-made dashboards. These range from entry level certifications to advanced certifications. Prices range from $1,500 to over $35,000 per year for the initial certification and annual re-certification.
➢	Sponsorships: Partners have the option to sponsor various programs, including our global summits and courses, and provide prizes and awards as part of our education challenges. Prices range from $1,500 to $50,000.
➢	Licenses: Partners also have options to license the use of various education models as they build their education business on GeniusU. For example, venue partners pay between 2.5% to 5% of revenue when operating their campus venues. Community Partners and Faculty also pay a platform fee of between 5% to 30% for products they sell on GeniusU.

In the following section are the courses, products and services currently offered by the Pre-IPO Group and the Acquisitions, together with our plans on how we will be developing these products together with new products following the completion of the acquisitions.

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Our Courses, Products and Services

We are developing a life-long Genius curriculum together with a full suite of tools for students to learn (at every age and ability level) and for faculty to earn on GeniusU, divided in the following stages:

➢	PREP - 0 to7 years old: Our Acquisition, Education Angels, provides education services to this stage of education. With $0.9 million in 2022 revenue and 194 paying students in 2022, this represents 4% of our pro forma Group revenue and 1% of our total paying students in 2022.
➢	PRIMARY - 6 to 14 years old: Our Acquisition, E-Square, provides courses and a full primary school program to this stage of education. With $0.3 million in 2022 revenue and 171 paying students at primary school level, this represents less than 1% of our pro forma Group revenue and less than 1% of our total paying students in 2022 in our primary school offering.
➢	SECONDARY - 12 to 18 years old: Our Acquisition, E-Square, also provides courses and a full secondary school program to this stage of education. With $0.3 million in 2022 revenue and 220 paying students at secondary school level, this also represents less than 1% of our pro forma Group revenue and less than 1% of our total paying students in 2022 in our primary school offering. Between primary and secondary school levels combined, E-Square had $0.6 million in 2022 revenue and 391 paying students, representing approximately 2% of our pro forma Group revenue and 2% of our paying students, currently making our offering to school students the smallest and newest contributor to the Group.
➢	APPRENTICE - 16 to 22 years old: Our Acquisition, UAV, provides vocational certifications and degree level programs to this stage of education. With $8.1 million in 2022 revenue and 489 paying students, this represents 35% of our pro forma Group revenue and 1% of our total paying students in 2022.
➢	ENTREPRENEUR - 16 to 80 years old: Our Pre-IPO Group Edtech company, GeniusU and entrepreneur education company, Entrepreneurs Institute, has been providing courses and products to adult learners. With $4.9 million in 2022 education revenue, 3.1 million students and 43,136 paying students, this represents 21% of our pro forma Group revenue and 25% of our total paying students in 2022. Our Acquisition, PIN, also provides courses and products to adult learners. With $3.0 million in 2022, 164,712 students and 67,987 paying students, this represents 13% of our pro forma Group revenue and 40% of our total paying students in 2022. When combined, this education stage represents 34% of pro forma Group revenue and 65% of our paying students in 2022. Post- IPO, as we develop the other stages in our curriculum, we plan for the percentage of revenue and students from this stage will fall as the percentage of revenue and students in the other stages increase.
➢	MENTOR - 18 to 100+ years old: Currently GeniusU provides mentor certifications for partners who build their education businesses on our Edtech platform. While Entrepreneurs Institute and PIN are both utilizing GeniusU to grow their mentors, our plan is for the other Acquisitions to also attract, train and grow their faculty through GeniusU.
➢	ENTREPRENEUR RESORTS - All Ages: Our Pre-IPO Group company, Entrepreneurs Institute, operates a campus model in the form of resorts, cafes and coworking spaces, and has plans to grow these campuses by connecting local partners with our global community, Genius Curriculum and GeniusU platform. It delivers revenue from accommodation, food and beverage. ERL revenue in 2022 was $4.7 million. We are in process to spin-off Entrepreneur resorts and focus on our core business, education.

Prior to the IPO and completion of the Acquisitions, PIN was the only Acquisition to be actively using the GeniusU Edtech platform and our global community to grow its business. We plan to integrate Education Angels, E-Square, UAV and RF to expand the process for their courses to be added to GeniusU and our Genius Curriculum. We have provided further details below on the current courses, products and services provided by each of these companies at each stage of learning, and we are integrating and expanding each company’s offering with GeniusU and our Genius Curriculum.

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PREP — 0 to 7 years old

We are introducing our early learning program for parents and children up to seven years old with the acquisition of Education Angels. Until this acquisition, our impact on early learning was limited to the events and courses that our parent-focused faculty hosted on GeniusU, our Genius School Certifications, and the work that our Genius Educators had conducted with parents in early learning. Below is a list of Prep products delivered in 2022, and our planned post-acquisition Prep product range in 2023:

➢	Understanding your Young Genius FREE – 1 week micro course to discover one’s child’s natural born Genius and promote positive learning environment to grow their self-awareness, confidence and growing social competence.
➢	The Early Years Last Forever Microschool – 2 week micro school where parents can learn why the early years are so important and what they can do to best support their child. This course is to understand the child’s unique temperament and setting realistic expectations for the child. How to support each temperament type so that parents can grow its child’s ability to self-regulate and minimize challenging behaviors, growing their self-awareness and self-esteem.
➢	Angel Guide Certification – This is a course for parents or adults that would like to work with preschool children. The course teaches how to guide children to a greater understanding of themselves. It includes the Early Years Last Forever program and includes strategies to support and grow children’s social and emotional wellbeing and to teach self-regulation, promote autonomy and grow children’s self-awareness and self-esteem.

PRIMARY — 6 to 14 years old, and SECONDARY — 12 to 18 years old

“Genius School” is the brand we use within GeniusU to encompass all our programs for children and students up to high school graduation. Prior to the acquisition of E-Square, Genius Group’s programs for primary and secondary school students were focused on the development of our Genius School assessments, camps and certifications.

Below is a list of Primary products delivered in 2022, and our planned post-acquisition Prep product range in 2023:

➢	The Early Years Last Forever Microschool – Two week micro school
➢	Teen Genius Quiz – Quiz for students to discover its Genius.
➢	Passion Test – Test for students to learn how to align its life with its passions.
➢	Purpose Test – Test for students to discover their true ‘why’ and learn the key steps to align their life (and learning) to their deepest meaning and motivation.
➢	Teen Money Challenge - In this challenge, students will learn that it is not about how much you earn, but what you do with what you earn that makes the difference.
➢	Teen Dynamics Profile Test - Profile and debrief, or family dynamics profiling and debriefing with one of our Genius Educators.
➢	Teen Dynamics Discovery call – One hour virtual call to understand the student’s natural strengths, the smartest and easiest way that students learn and develop a personalized learning pathway that will help them navigate the schoolwork minefield.
➢	Genius School Micro Camp – Two-day Genius Camps, which are sponsored by companies and hosted by schools or virtually, for students to gain insights into their talents, passions and purpose.
➢	Teen Quest – Two-week microschool to help students develop higher-order, design thinking and future ready skills to sustain their lifelong learning journey.
➢	Young Entrepreneur Academy - Two-week virtual program to help students build a business and learn leadership and entrepreneur skills used by the world’s top entrepreneurs, as well as connect to a global community of like-minded young leaders.
➢	Young Entrepreneur Membership – Annual membership to access all Student Skills Microschools and scholarships and sponsorships to support certain students.

APPRENTICE — 16 to 22 years old

We have established the University of Antelope Valley (UAV) as our global center for curriculum development, with a long-term aspiration to expand the campus to include innovation labs, accelerator camps and courses delivered for all education stages of our lifelong learning curriculum.

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The acquisition of University of Antelope Valley is our first step towards integrating vocational certificate level and university degree level courses into our curriculum.

The University of Antelope Valley was originally established as a medical and vocational college and received regional university accreditation with the Western Association of Schools and Colleges (WSCUC) in 2016. Its focus on growing entrepreneurial and employment opportunities for its students is a core part of its culture and mission. We believe this gives the university a strong fit with Genius Group’s culture and mission. The University currently offers certificate level, bachelor’s level and master’s level degree courses in subjects ranging from Business Management, Healthcare Management and Sports Management through to Psychology, Communications and Education. Details of all courses and accreditations are provided in the “Further Company Information” section below.

In 2023, we plan to extend our education festivals and host a MedTech festival, Greentech festival and Spaeth festival at UAV in Lancaster, with the support of industry sponsors and the Lancaster City Council. We plan for attendance to be both in-person and broadcast live via GeniusU, and to combine a free Microcourse challenge, startup competition, paid virtual summit and paid four-week Microschool.

We also plan to offer a series of additional paid Microschools in management, entrepreneurship and education with credits towards full certificate and degree programs, as a trial prior to enrolling for the diploma courses at UAV. Below is a list of courses delivered in 2022, and our planned post-acquisition Prep product range in 2023:

➢	Passion Test – Test for students to learn how to align its life with its passions.
➢	Purpose Test – Test for students to discover their true ‘why’ and learn the key steps to align their life (and learning) to their deepest meaning and motivation.
➢	Genius Wealth Dynamics or Talent Dynamics test – The Genius Wealth Dynamics or Talent Dynamics test is the world’s leading profiling tool for intra & entrepreneurs. This test is designed to help students find out which of the eight wealth profiles is their natural path.
➢	Basic CPR and Life Saving – Course to know the basics of life saving skills
➢	Genius Summit – Course to learn how to attract new customers, maximize profits and increase impact.
➢	Associate in business – Certificate level, bachelor’s level and master’s level degree courses in subjects ranging from Business Management, Healthcare Management and Sports Management through to Psychology, Communications and Education.
➢	Certificate in Medical billing and coding – Medical Billing specialists ensure that patient records are accurate and that charges are properly submitted. The program introduces topics such as HIPAA, billing procedures, and claim processing. Graduates are prepared for entry level positions such as billing clerks and claims processors.
➢	Medical Assistant certificate – Medical assistants work directly with patients and assist in their care and well-being. This program helps students develop relevant skills and gain real-world experience.
➢	Culinary Arts and Restaurant Management certificate – A certificate in culinary arts and restaurant management opens doors to careers in food service. Students study food preparation, menu planning and safety in a modern kitchen environment. Graduates are prepared for entry level employment as prep cooks, cooks, sous chefs, restaurant managers or chef.
➢	Bachelor of Science is Psychology – The program is designed to help build a solid foundation into the cognitive and affective processes that underlie human development and behavior. Students will study the application of psychological principles in both social and professional environments and learn the biological and behavioral aspects of psychology. Students will explore the influence gender and culture has on the psychology of individuals and groups.
➢	Criminal Justice Degree – This program provides a broad review of the Criminal Justice system as well as a basic awareness of social and behavioral sciences. The upper-level courses include a focused study of the criminal justice system including principles of investigation, forensic specialties, and homeland security. Graduates are prepared for entry-level employment or career advancement in such professions as law enforcement, corrections, immigration, security services, and similar types of employment.

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➢	Bachelor in Health and Fitness – This major provides students the knowledge, skills, and abilities to develop and conduct health and fitness programs in commercial, corporate, public, and private settings such as personal training and athletic performance facilities.
➢	Next generation of Masters in Education – Our online MSED has the blend of a traditional graduate degree with lectures from incredible global experts in igniting the Genius in every student. In addition, a trip to Bali (Indonesia) to learn how to humanize and personalize learning, create self-aware young Genius’s, realize the true potential in our new generations, future ready education for future ready skills.
➢	Next generation of Master of Business Administration (MBA) – Our online MBA has the blend of a traditional graduate business degree with lectures from incredible global experts in Entrepreneurship, Leadership, and wealth accumulation such as Property, Crypto, & Stock. In addition, a trip to Bali (Indonesia) to develop students’ vision, wealth, health, energy, relationships and social impact.
➢	Additional Master’s Degree – 12 to 24 month certified Masters from California Business School with innovative content from top entrepreneur and investment leaders.

ENTREPRENEUR — 16 to 80 years old

Prior to the acquisition of Entrepreneurs Institute, all of the courses and products offered on GeniusU were added, promoted and delivered on GeniusU by our partners. With the acquisition of Entrepreneurs Institute, the entrepreneur courses and products developed and owned by Entrepreneurs Institute came under the ownership by Genius Group and these courses and products have become fully integrated into our Genius Curriculum and GeniusU. With the acquisition of Property Investors Network (PIN), PIN’s courses and products will be integrated in a similar way. The courses and products of these two companies, together with the courses and products marketed and delivered by our partners on GeniusU, form the product range for the students at the “Entrepreneur” stage of our Genius Curriculum. Prior to the Pre-Acquisitions, over 70% of the education revenue of the Pre-IPO Group was derived from this stage.

While students up to university graduation age progress through a series of grades and levels similar in name to the current Pre-K to 12 grades and four university grades, our adult learning is divided into nine levels that relate to the nine levels of entrepreneurship. This is a proprietary system called Impact Dynamics, originally owned by Entrepreneurs Institute and now owned by Genius Group Ltd, that has proven to be one of the greatest attractions to our entrepreneur students as it provides specific steps to take in order to move from one level to the next on their entrepreneur journey.

These levels are Infrared (In debt, seeking financial and leadership literacy), Red (Seeking a pathway to self- sufficiency), Orange (Capable of creating a job and delivering value to others), Yellow (Capable of attracting resources, a team and launching a startup), Green (Proficient at growing a high-performing team), Blue (Understanding how to attract and grow capital), Indigo (Able to lead and direct trust within a market), Violet (Trusted by others to lead societal change) and Ultraviolet (At a level to marshal global change).

The products and programs that were previously owned by Entrepreneurs Institute and are now owned by Genius Group Ltd and delivered by GeniusU include the Wealth Dynamics Profiling System, which has been taken by over 600,000 entrepreneurs around the world, the annual Global Entrepreneur Festival (which in 2020 was attended by 20,000 entrepreneurs online over a five day entrepreneur challenge, a two day Global Entrepreneur Summit that included a preview of the Top 10 Trends in the coming Digital Decade, and a week- long series of workshops), the one week Wealth Dynamics Masters Retreat (which enables business teams to plan out their coming year together, guided by mentors), the three day Impact Investor Retreat (which provides investors with the latest strategies and market insights), the one day Entrepreneur 5.0 Workshop (which gives an insight into the Japanese vision of the coming “Society 5.0” high-tech society and the future of jobs) and the one day Entrepreneur Fast Track Workshop (which provide an overview of the Genius curriculum and provides each participant with an assessment of their entrepreneur profile and entrepreneur level).

GeniusU also runs monthly evening events called Entrepreneur Socials hosted by City Leaders in cities around the world, which we believe provides the tools and templates for faculty to run their own in-person events and courses that add a high-touch, local element to the high-tech, global delivery on GeniusU. All the bookings and management of these various in-person events and programs, together with the pre-event and post-event activity, takes place on GeniusU.

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Property Investors Network follows a similar model to Entrepreneurs Institute, and runs monthly evening events called PIN meetings hosted by PIN hosts in cities across the United Kingdom, specifically for property investors to share their knowledge, opportunities and listen to experienced investors who explain the details of their recent transactions. Both our entrepreneur and investor network have approximately fifty events per month, and we plan to grow this number as many of our students follow a natural path to become our partners and faculty.

PIN currently offers a range of free courses, paid courses and full time diploma courses. They have built mentor resources for City Leaders, but not for faculty members. We have completed the acquisition of PIN and are expanding the free and paid courses, together with mentor resources, in the first steps to integrate and digitize PIN’s offerings and to scale them globally.

Now that the acquisition of PIN has been completed, our plan is to integrate PIN’s courses and community into our Genius Curriculum with a plan that includes:

➢	Launching the free Investor Genius Test and a series of free Investor Masterclasses, similar to the free Entrepreneur Masterclass series which contribute to the 8,500 new students joining GeniusU on average each week in 2022.
➢	Launch of the Wealth Dynamics for Investors assessment, together with a series of paid Property Investing Workshops and microschools on GeniusU.
➢	Migration of PIN’s current City Hosts, city investor communities and monthly events to GeniusU, and expansion of PIN’s City Host model in the UK to cities around the world.
➢	Launch of certifications on GeniusU for community partners and faculty to deliver PIN’s courses and events globally.
➢	Expansion of PIN’s current property summit and membership model with country partners to a global model, replicating the current model in different countries and languages.

Below is a list of the main Entrepreneur products delivered in 2021 and 2022, and our planned post-acquisition Entrepreneur product range in 2023:

Free Courses: In 2023, GeniusU grew its community of free students primarily through free assessments and free masterclasses and microcourses. The assessments were delivered digitally, with results linking to each student’s learning profile on GeniusU, and the free courses were delivered by our partners and faculty. In 2022, a total of over 1,000 different free education courses and products covering a wide range of subjects and skills were offered on GeniusU. PIN also conducted free courses similar to those hosted on GeniusU, resulting also in an intake of free students. In 2023, we plan to offer new assessments such as the Entrepreneur Genius Test and Investor Genius Test, together with an expansion in our free Entrepreneur and Investor Masterclasses, while also integrating PIN’s courses into GeniusU, our Genius Curriculum and Genius learning methodology. The main online assessments we will offer include:

➢	The Genius Test: Our most popular test identifies which of four personality types best fits the student, giving them guidance on their natural path in learning, earning, leading and connecting.
➢	The Passion Test: In partnership with Chris and Janet Attwood, the authors of the New York Times Bestseller ‘The Passion Test’, this test identifies the students’ top five passions and guidance on aligning their learning, earning and environment to the activities and actions they are most passionate about.
➢	The Purpose Test: This test identifies which of 17 global goals the student is most aligned to, and enables them to connect with other students, mentors and companies on GeniusU that share the same purpose.
➢	The Entrepreneur Quiz: This quiz identifies each student’s learning goals, level of entrepreneur expertise and level of leadership, size of business or investment portfolio. This in turn enables our Genie AI to guide them most effectively in their first steps on their personalized learning journey on GeniusU.

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➢	The Impact Test: This test identifies which level of complexity the student’s enterprise is at out of 7 levels, from 1 customer to 1 million customers, and as a result it guides the challenges, opportunities and solutions to navigate through their specific level of enterprise.
➢	The Wealth Spectrum: This test identifies which of 9 financial literacy levels the student is at, what the greatest challenges and solutions are at their level and what the next steps are to master the level.
➢	The Entrepreneur Genius Test: This is a new test we plan to launch that tailors the Genius Test questions and results specifically towards students looking to start or grow a business.
➢	The Investor Genius Test: This is a new test we plan to launch that tailors the Genius Test questions and results specifically towards students looking to build an investment portfolio.
➢	Entrepreneur Dynamics – This is the No.1 agile leadership system for entrepreneurs. This Microdegree takes students through each step of Entrepreneur Dynamics, and how to apply the agile leadership principles in the system to their company and in their team.
➢	Millionaire Master Plan – Students learn which of the nine levels of the wealth spectrum they are currently at, and how understanding this master plan is critical to knowing the next step students will need to take in their entrepreneurial journey.
➢	5 Day $50K Global Education Challenge – Students join Roger James Hamilton, futurist, entrepreneur and founder of Genius Group, Daniel Priestly, founder of DENT global and best-selling author and speaker, as they host the Global Education Challenge and reset, restructure and launch their Education 5.0 and Community 5.0 plan to navigate and strive in the digital decade.
➢	5 day $50k Global Entrepreneur Challenge – Students learn 5 steps in 5 days to build their own digital business.
➢	2020 Ready Accelerator – Course that get students ready for the decade from 2020 to 2030 by growing their insight, income and impacts.
➢	Partner like a pro with GeniusU – In this Microdegree students learn how to make the most of their Mentor level membership by using the higher level features of GeniusU to enhance their presence, grow their community, create unique content and generate revenues.
➢	Health Dynamics Microdegree – System that links students health, wealth and happiness.
➢	Genius Entrepreneur Membership (GEM) – Microdegree for students that want to generate additional income on the side or create an affiliate marketing business.
➢	How to build a fortune through cryptocurrencies – Students learn how to trade cryptocurrencies.
➢	Unveiled: Protect Your Finances from the Hidden Threats – In this masterclass students learn how to generate between 5% - 35% return based on the different investment strategies.
➢	Successful Real Estate Investing – Students learn how to buy real estate at wholesale prices making a profit from the day they buy and gain instant equity.
➢	Wealth Creation Summit – Virtual Summit on how to create 4 additional streams of income from 4 top wealth creation specialists.

Paid Courses: In 2021 and 2022, GeniusU hosted over 400 paid courses and products covering a wide range of subjects and skills. These range from $15 to $5,000. As mentors can build paid events, microcourses, microdegrees and microschools on GeniusU, new courses and products are added daily. Mentors also market and deliver paid courses developed by other mentors once they are certified to do so. In 2023, the paid courses that relate directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:

➢	Entrepreneur Socials and PIN Meetings: Monthly, local meetings which connect event hosts and City Leaders with their local entrepreneur and investor communities, with guest speaker and network sessions, with attendees connecting before, during and after via GeniusU.
➢	Wealth Dynamics Test: This test identifies for each test taker which of the 8 entrepreneur profiles is their most natural path, and as a result what are the most effective ways to create value, start a business, build a team and develop an entrepreneurial success strategy.
➢	Wealth Dynamics Test for Investors: This will be a new test which is a version of the Wealth Dynamics Test tailored to Investors. It identifies which of the 8 investor profiles and strategies the test taker is best suited for.

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➢	Talent Dynamics Test: This test is a version of the Wealth Dynamics Test tailored to leaders and teams in corporations. It identifies the strengths and weaknesses within a team, and the talents within each member.
➢	Entrepreneur 5.0 Workshop Series: A series of 12 one-day workshops covering key entrepreneur and business building tools, including the Impact Test, Wealth Dynamics, Talent Dynamics and the Wealth Spectrum.
➢	PIN Investor Summits: Two annual investor summits hosted by PIN held in-person and online: Property Magic Live and Strategy Implementation Live.
➢	Entrepreneur 5.0 Microschool Series: A series of 8 four-week microschools conducted throughout the year building key entrepreneur skills with the latest technology, with microschools in leadership, marketing, sales, product, community, investing, cash flow and tech.
➢	Investor 5.0 Microschool Series: A series of 8 four-week microschools conducted throughout the year building key investing skills with the latest technology, with microschools in financial literacy, financial instruments, portfolio planning, angel investing, stock market investing, stock market investing, cryptocurrencies and property investing.
➢	Wealth Dynamics Masters: An intensive one-week microschool conducted twice a year, guiding founders, CEOs and executive leadership teams in their annual planning and long-term planning for their enterprise as it scales. This is delivered through a mix of digital and live, with students joining globally in three time zones and competing for the award of top business plan at the end of the week.

Diploma Courses: In 2021, GeniusU hosted over 50 annual memberships and mentorships. These range from $1,500 to $30,000. In 2022, the annual courses that relate directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:

➢	Genius Entrepreneur Mastermind: A 12-month membership program for entrepreneurs to join a global community and access monthly skills-based sessions with seasoned entrepreneurs and mentors sharing their experiences. This is delivered online and globally on different time zones.
➢	Crystal Circle Mentoring: A 12-month mentoring program for entrepreneurs at startup level, scale up level and investor level, to receive guidance and support on building their business from a team of mentors with a monthly, quarterly and annual or review, group sessions and one-to-one sessions. This is based on the business building tools based on Impact Dynamics and Wealth Dynamics.
➢	Property Investor Mastermind: A 12-month mentoring program hosted by PIN for experienced property investors to receive training, connections, opportunities in a global network of property investors, with facilitation and mentoring.
➢	Entrepreneur Dynamics Report - Online quiz to learn which of the eight natural entrepreneur paths students are best studied for, the role models to follow and team to build
➢	Global Summit Series: Lifelong Learning Summit (March); Impact Investor Summit (June); Global Entrepreneur Summit (September); Global Impact Summit (December)
➢	Leadership 5.0 Microschool – A 4 week accelerator program that covers learning over four weeks, four subjects: Digital Strategy, Super Teams, Exponential Growth and Financing, together with how to put a full Leadership 5.0 Plan together
➢	Genius Entrepreneur Metaversity – A 12 month mastermind and metaversity for entrepreneurs with expert mentors, skills workshops and global opportunities.
➢	Community 5.0 Microschool – A 4 week accelerator program that covers learning over four weeks, four subjects: Community Building Strategies, Community Engagement and Growth, A.I. tools for Community Management, together with how to put a full Community 5.0 Plan together
➢	Health Dynamics Consultant – Course for entrepreneurs that need a fully developed health system that integrates with their existing business that can take your clients on a personalized pathway to health using proven systems.
➢	Entrepreneur Dynamics Masters - 5 day virtual master’s program for students to build their business plan and compete for $50k in prizes, with world class mentors

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➢	Entrepreneur Circle Mentoring - 12 month mentoring program for founders, CEO s and executives to build your business. At start up, scale up and corporate group level.
➢	Digital Entrepreneur MBA - 12 month certified MBA from California School of Business. Cutting edge content from top entrepreneurs and thought leaders.
➢	Investor Dynamics Report - Online quiz for students to learn which of the eight natural investor paths they are best suited for, the role models to follow and team to build.
➢	Genius Investor Network - 12 month mastermind and metaversity for investors, with expert mentors, skills workshops and global investment strategies.
➢	Property Mastermind Accelerator - Virtual intensive workshop for investors seeking to aggressively build out their property portfolio over the next twelve months.
➢	Investor Dynamics Masters - 5 day virtual master’s program for students to build their ideal portfolio and compete for $50,000 in prizes, with world class mentors.
➢	Investor Circle Mentoring - 12 month mentoring program for investors in shares, crypto and property. At beginner, intermediate and advanced level.
➢	Digital Investor MBA - 12 month certified MBA from California Business School. Cutting edge content from top investment thought leaders.

Partnership Opportunities

➢	Faculty Level 1 MENTOR – Partners can be part of our faculty and the go-to mentor for their own chosen niche or industry to build an education business and drive revenue of $40,000 to $150,000 per annum.
➢	Faculty Level 2 LEAD MENTOR – Partners can be part of our lead faculty and build their mentoring business with GeniusU’s support to build an education business and drive revenue of $150,000 to $300,000 per annum.
➢	Faculty Level 3 CURRICULUM PARTNER – Partners can create content for our Genius curriculum as our curriculum partner to build their education business and drive revenue between $300,000 and $2,000,000 per annum.
➢	Genius Partner – Partners can integrate their product range into GeniusU with our full Partner Portal following the Genius Formula.

Community Partners

➢	Community Level 1 CITY HOST– Partners can host city events and be the go-to event host for their city and community.
➢	Event Partner – Partners can join as an Event Partner for our four Global Summits
➢	Community Level 2 CITY LEADER – Partners can lead events in their city as a city leader to build their community business
➢	Community Level 3 TRANSLATION PARTNER– Partners can join as a translation partner to translate content for our Genius Curriculum
➢	Community Level 4 COUNTRY PARTNER – Partners can build a full education business as a country partner with their own faculty team and community partners.
➢	PIN Host Partnership – Being a PIN host is for students that have achieved property investment success and are looking to grow their investments and build their credibility in their locality. We provide all the training for them to host their own PIN events.

Mentor Resources: In 2021 and 2022, GeniusU launched its certification builder, for partners and mentors to add their own certifications to build and train their partner community. This has led to a growth in the number of certifications on GeniusU. These certifications range from $1,500 to $32,000. In 2023, the paid certification relating directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:

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Entrepreneurs Institute: Entrepreneurs Institute has a global network of community partners and faculty partners, following the framework explained in the “Mentor” section below. Mentors can join as community partners with training and certification at the following levels:

➢	Level One: Event Host – Training and license to host Entrepreneur Socials and Wealth Dynamics, Talent Dynamics and Impact Dynamics events. Training on event marketing and management.
➢	Level Two: City Leader – Training and license to host events, courses and larger summits and workshops in a city. Training on course marketing, management and community building.
➢	Level Three: Venue Partner – Training and support to launch a Genius Café, Genius Central or Genius Resort to operate as a local campus venue.

Mentors can join as faculty partners with training and certification at the following levels:

➢	Level One: Flow Consultant – Training and license to use the Wealth Dynamics, Talent Dynamics and Impact Dynamics tool set within their training courses. Training on assessment debriefs.
➢	Level Two: Performance Consultant – Training and license to use the Wealth Dynamics, Talent Dynamics and Impact Dynamics tool set within their training courses. Training on building a customer pathway and delivering workshops and diploma courses.
➢	Level Three: Product Partner – Training at Level One and Level Two. License to co-create content for specific industries or languages utilizing the Wealth Dynamics, Talent Dynamics and Impact Dynamics tools.

Property Investors Network: In 2023 we will be replicating the above partner framework with the same levels and price points, to build the communities and courses for PIN globally, starting with the U.S.

By taking these steps to integrate PIN’s product range, partner community and student community in a similar process to the steps taken to integrate Entrepreneurs Institute’s education community into GeniusU and our Genius Curriculum, we believe we are proving a model that is equally attractive to other educators and their communities, opening the door to future acquisition opportunities.

In addition to the courses and products offered on GeniusU, the platform has three tiers of membership. Member level is free and gives access to the platform and community. Citizen level is a paid annual membership which provides the student with additional learning dashboards, ability to earn credits and graduate, with student rates on all courses. Mentor level is a paid annual membership which enables a student to become a part of the faculty and to create their own courses and products, with additional dashboards to track their students’ activities. More details on the mentor level are provided below.

MENTOR — 18 to 100+ years old

We have found that a natural progression in the learning process is to want to pass the knowledge on to others. In the traditional education system this is challenging, as the academic system is directed towards research and graduate degrees, with university lecturers and faculty requiring a masters or doctorate in order to be able to teach. This can be a missed opportunity for students to learn vital real-world experience from mentors who have developed skills in their area of vocational expertise but who have not had the interest or inclination to take the academic path to qualify as a teacher. We have grown more than 14,700 partners and 2,500 faculty through the natural path students have taken to rise to a mentor level within our community. GeniusU mentors have the ability to earn on the platform, either as a regional partner (as an event host, City Leader or country partner), or as a faculty member (as a mentor, instructor or curriculum partner). Each of these positions come with an annual license fee, a percentage of revenue and certification courses to ensure our partner community and faculty reaches a level of proficiency within our network.

Mentors also receive ratings from their students, as do their courses and products, ensuring that students are always learning from the faculty and courses that are most relevant and ensuring that the curriculum is always staying updated and relevant. While teachers in the traditional education system are limited by their class size, the impact they can have and the amount they can earn, our GeniusU platform and global community enables our best mentors to reach a global audience and we have many examples of faculty and partners who have built multi-million dollar education businesses as a result of our system.

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An important component to GeniusU and our Genius Curriculum is the modular nature of the courses, which enable partners and mentors to build and launch new modules, and the progression path from one level to the next, which enables students to map and track their own personalized pathway.

We have designed the partner pathway using the same methodology, with two distinct partner types and three levels of partnership, training and certification. Most of our partners and all of our Acquisitions are following this same methodology when building their partner pathway. The two partner types and three partner levels are:

Community Partner: Primarily interested in either hosting events, courses, schools and building a learning community, while inviting Faculty Partners to deliver the courses, Community Partners earn between 10% to 30% of revenues in commissions from the courses they host. The three partner levels for Community Partners are:

➢	Level One: Event Host – An annual license and training to build a community and host events. We also use the term ‘Event Sponsor’ for companies who support the events with sponsorship in the form of funding or support.
➢	Level Two: City Leader – An annual license and training to develop a community and school.
➢	Level Three: Country Leader – An annual license to develop a network of schools.

Faculty Partner: Primarily interested in educating their students and delivering either their own courses or the courses they are certified or licensed to deliver, Faculty Partners each between 10% and 70% of revenues in commissions for the courses they create or deliver. The three partner levels for Faculty Partners are:

➢	Level One: Mentor – An annual license and training to deliver a specific set of courses.
➢	Level Two: Lead Mentor – An annual license to training to build an education business based on a specific set of courses.
➢	Level Three: Product Partner – An annual license to co-create content for different industries or countries. We also use the term ‘Genius Partner’ to refer to Product Partners who have built their education business into revenues over $1 million.

We have found the benefit of building this modular approach is that it enables us to grow both our student base and our faculty network to cater to both the demand and supply for the courses on GeniusU.

ENTREPRENEUR RESORTS — All Ages

In addition to our college and university model, we have developed a series of location-based models that provide learning in environments very different from a traditional classroom or seminar room. Entrepreneur Resorts provide venues for our workshops and retreats, while also being a meeting place for our global community of students and entrepreneurs. All venues have a similar range of products and services, which include accommodation packages, our Genius Cafe menu of healthy food and drinks, and a full event schedule including accelerator programs and camps.

Our venues include: Vision Villa Resort, a 15-room spa resort in Bali; Tau Game Lodge, a 30-room safari lodge in South Africa; Matla Lodge, a 7-room high-end private lodge neighboring Tau; Genius Cafe, a beach club and cafe in Bali; and Genius Central, a cafe, bar and event space in Singapore. Each venue has catering, event and conference facilities. For further details on the three campus venue models in Entrepreneur Resorts, refer to the “Additional Company Information — Entrepreneur Resorts” section below.

We plan to spin-off entrepreneur resorts in 2023 to focus on our core business – education.

ANNUAL CALENDAR AND EVENTS — All Ages

We believe that we are building a full life-long learning curriculum with 33 levels over 6 stages covering Prep, Primary, Secondary, Apprentice, Entrepreneur and Mentor. All of our courses and curriculum at each level follow an annual calendar with four quarters. Within each quarter we conduct a quarterly certification at each level with two monthly microschools per quarter together with practical application within projects and businesses.

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As part of our curriculum, students earn learning credits called Genius Entrepreneur Merits (GEMs) throghout each quarter, and these go towards their diplomas. Students graduate from one level to the next by achieving the necessary academic and practical credits at each level. The GEMs they earn act as a digital credit which they can use to either purchase additional courses, products, mentoring or to retake the level they are on in the event they fail to pass it.

Our Conversion Model

We have grown GeniusU to 3.11 million students as at December 31, 2022 through a “freemium” model by which students and partners join the platform for free and then over time a percentage of them upgrade to paid courses, products and certifications.

This “freemium” model is now common with online gaming companies and social networks, as it enables users to trial the value of the content and community before committing to paying for additional value. In traditional education, this is not yet a commonly adopted model, and students at many schools, universities or training institutions are generally expected to commit to payment before experiencing the course or education pathway.

The pathway our students on GeniusU follow is illustrated in the following graphic:

More recently, Edtech companies, including the companies in the “Our Competition” section below, have introduced a “freemium” model into the education industry. We have found at GeniusU that by focusing on this model, attracting students into free courses and then building a community and content that encourages them to stay and for a percentage to upgrade to paid courses, it results in the following benefits:

➢ Our Group can scale far more rapidly with students joining for free online than by relying on an enrolment sales team (which is what most schools and universities rely on).

➢ We attract free students at a much lower marketing cost per student, and as they experience our community and courses they refer their family, friends and colleagues to join.

➢ The heightened activity and scale of this approach in turn attracts more partners and faculty who join the platform, who in turn attract more students.

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➢ This network effect enables us to deliver courses to a much wider and more global student body than we could with a tradition enrolment process.

We believe that as we continue to focus on this approach, we will find effective ways to reduce the marketing cost per student, increase the conversion rate and increase the annual revenue per student and lifetime value per student. By applying this same conversion model to our Acquisitions, we also believe they will benefit from attracting increased student numbers and increased partners and faculty delivering their courses globally.

We also believe that the “freemium” model will lead to a higher quality of free courses as well as paid courses in our curriculum, as the strength of our student retention and conversion rates will be more dependent on the students experiencing a high enough quality of course content and a relevant enough personalized pathway to want to upgrade to higher priced courses as a part time or full time student than it will on the strength of an enrolment team.

Our Student Conversion Model: Of the 3.11 million students on GeniusU as at December 31, 2022, 3.06 million were free students and 43,136 were paying students. In the fiscal year ended December 31, 2022, GeniusU attracted 444,290 new students and 5,755 new paying students, representing a 1.3% conversion rate. While some students join through word-of-mouth or referral, students also join through our direct marketing spend via Google and Facebook. We track our monthly student intake, acquisition cost and activity over the first 12 months and 24 months, and measure their average spending over these periods.

From our main student marketing activity for the period from January 2019 to December 2021, every $1,000 in marketing cost delivered 7,703 new visitors and 1,326 new free students who registered on GeniusU as a result of this marketing. From these free students, we saw just over 1% convert to paying students, generating $1,860 in revenue in the first 12 months as they purchase their first courses or events, and $20,501 in revenue in the first 24 months as they upgrade to higher priced courses and diploma programs. This equates to a $0.76 marketing cost per student and $15.46 revenue per student within 24 months.

These calculations for the marketing cost per student, 12-month revenue per student and 24-month revenue per student, together with the calculations for our partner conversion model below, have been calculated specifically for GeniusU, as we have sufficient data for such calculations. Our plan is to measure and track these measures for each Acquisition as we apply this conversion model to each company.

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Our intention is to be able to accurately measure the average lifetime value of our students. However, we do not yet have enough years of history to have an accurate measure of the average length of time that our students will remain with us for, or how much they will spend with us during their lifetime with us. For this reason, we have not yet included lifetime value metrics in our Operating Data in this Prospectus, but we plan to do so in the future.

We have also not included the 24-month revenue per student metric in our Operating Data as it is a relatively new measure for which we do not have multiple years of data. However, this year we are tracking this metric together with revenue numbers for 36 months, and will be introducing this data into our Operating Data in the future for all our companies.

There are additional metrics shown in the graphic above which we have also not included in the Operating Data table in this Prospectus, including the marketing cost per free student or annual revenue per free student in our Operating Data. This is because the Acquisitions do not yet follow a freemium model with the exception of Property Investors Network, and so these metrics are not yet relevant to these companies. Once the acquisitions are completed, we will be introducing free courses and personalized student pathways for each of the Acquisitions on GeniusU and we will then be tracking these metrics together with conversion rates. Based on our growth plans, which are provided in more details below, our goal is for the introduction of the freemium model to result in an increase in student numbers and a decrease in the marketing cost per paying student for each of the Acquisitions.

Our Partner Conversion Model: In the same way that we will be introducing our Student Conversion Model to our Acquisitions, we will also be introducing our Partner Conversion Model. This will enable each Acquisition company to connect with the 14,700+ partners and 2,500+ faculty currently in our Group, and will enable them to attract new partners and faculty on GeniusU. As a result, we will be delivering their courses globally with the students and partners we attract.

Most of our partners on GeniusU begin as students, and then choose to join our faculty or partnership program. We also run marketing campaigns to attract faculty members and partners to GeniusU. At the end of December 2022 we had 13,005 partners on the platform. We track our monthly partner intake, acquisition cost and activity in a similar way to how we track our students, and in the last two years we have measured the revenue they generate for GeniusU in their first 12 months and 24 months.

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For our main partner marketing activity for the period from January 2019 to December 2021, every $1,000 in marketing cost delivered 1,540 new visitors and 38 new faculty and partners on GeniusU as a result of this marketing. From these partners, we also saw just over 1% pay for certification courses on GeniusU, generating $46,702 in partner revenue for GeniusU in the first 24 months. We also saw these partners attract an additional 1,520 new students during this period. This equates to a $26 marketing cost per partner and $1,229 revenue per partner within 24 months.

As discussed in the Student Conversion Model section above, there are metrics included in the graphics that are not yet included in our Operating Data Table, including the 24 Month Revenue per partner and the Return on Ad Spend (ROAS). These have not yet been included for the same reasons, but we plan to include them in the future together with a calculation of Partner Lifetime Value, once we have accurate metrics over a long enough time frame for all companies.

A primary focus for us is to improve on our student and partner conversion rates both through optimizing our Edtech platform, and by combining our student and partner conversion models with our acquisitions to lower our acquisition costs and increase our lifetime value. Below we explain how we aim to achieve this for each company in the Group.

Our Four-Step Growth Model

With each of the companies in the Group, we are following a four-step model of acquisition, integration, digitization and distribution:

Acquisition: By acquiring the company we are able to combine each company’s courses and products into our curriculum, and to tailor them to the needs of our global community. We believe this will increase the lifetime value of our students.

Integration: By integrating each company’s courses and products on our GeniusU Edtech platform, and by connecting our student and partner conversion model to each company’s products, we aim to reduce the student and partner acquisition cost for each level of our curriculum.

Digitization: By digitizing the courses and products for online delivery, we aim to scale each company’s product offerings globally.

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Distribution: By providing the courses in modular form, with the opportunity for partners and faculty to participate in marketing and facilitating the delivery of each company’s courses and products in the countries and cities where we have our Genius communities. Please see in the “Partnership Strategy” section below details of the different partnership types for our various companies.

We have seen the effectiveness of this four-step growth model in the Pre-IPO Companies:

Entrepreneurs Institute

Prior to acquisition, Entrepreneurs Institute was delivering in-person events and mentoring to entrepreneurs. It was limited in its ability to grow through typical bottlenecks faced by schools and training companies: Student attendance was limited to where events and courses were held, course sizes were limited to venue space available and the number of courses was limited to the number of faculty members who could teach.

Following acquisition, Entrepreneurs Institute courses and products were fully integrated into GeniusU. Students were able to join from anywhere at any time, courses were digitized to be delivered part-recorded and part-facilitated, and faculty were able to join and get certified to deliver the courses from anywhere around the world.

The model that we used to acquire, integrate, digitize and distribute the courses and certifications for Entrepreneurs Institute is the model we are now repeating for the Acquisitions. The conversion of Entrepreneurs Institute from an event-based training company to a freemium Edtech model has resulted in the following outcomes:

➢	The development of the Genius Test, the Passion Test and the Purpose Test into free online tests has increased student intake from an average rate of less than 50 new students per week to over 2,000 students per week as of December 31, 2022.
➢	The migration of in-person events to online summits has increased event registrations from less than 1,000 attendees per year to over 20,000 attendees per year as of December 31, 2022.
➢	The digitization of trainer certification to online certification has resulted in over 1,000 faculty members being certified as Flow Consultants and Performance Consultants globally.
➢	The modular, digital format of the Entrepreneurs Institute courses on GeniusU together with our partnership strategy has attracted Country Partners translating and delivering them in Japanese, Chinese, Thai, Mongolian, Spanish, French, Swedish, Polish and Czech. It has also attracted over 50 City Leaders who are hosting regular events and online communities while marketing Entrepreneurs Institute products and courses in their cities.

Entrepreneur Resorts

Prior to acquisition, Entrepreneur Resorts was already working in partnership with GeniusU to provide venues for GeniusU’s faculty and students, with revenue generated from accommodation and food & beverage. Traditionally in education and training companies, venue hire and catering costs are a large part of student spend and often a high cost of sale for these companies. Following acquisition, Genius Group gains the benefit of these additional revenue streams for GeniusU students who attend courses, events and retreats at our Entrepreneur Resorts campuses. GeniusU also gains the benefit of an ongoing source of new students from each campus. In turn, Entrepreneur Resorts has benefited from the acquisition with the following outcomes:

➢	Entrepreneur Resorts hosted GeniusU events and courses live at its venues, including hosting the Global Entrepreneurs Summit, Global Investors Summit and Global Educators Summit, and the 2020 series of Microschools. This attracted new visitors to its venues in Singapore and Indonesia.
➢	The resorts in South Africa and Bali received bookings from GeniusU partners and faculty for courses and retreats, including the Impact Investor Retreat, Wealth Dynamics Masters and Young Entrepreneurs Academy.
➢	Venue partners from GeniusU’s partner community have applied to launch new campus venues in countries around the world including Japan, Australia, Greece and England. In addition, city hosts and City Leaders in various countries are presently seeking venue partners to work with in order to launch campus venues in their city. This is resulting in community-led efforts to bring our courses and curriculum to cities at a local level.

We are in the process to spin-off Entrepreneur resorts and focus on our core business, education.

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Education Angels

Prior to the completion of the acquisition, Education Angels’ revenues had been limited to delivering its home childcare and education program in New Zealand. We are now integrating Education Angels’ parenting courses, educator certification on GeniusU. This will enable us to provide to our global community of students and partners an education offering for parents of children up to 5 years old, while linking our conversion model to Education Angel’s products.

We believe this integration with Education Angels’ updated product range and GeniusU’s student and partner conversion model to include the following benefits:

➢	By launching the Young Genius Test, Parent Genius Test and Parenting microdegrees based on Education Angels’ education principles and programs, we will grow the global intake of parents with children up to 5 years old joining our free education products and courses.
➢	By launching online certifications on GeniusU for Angel Guides and Angel Educators, we will attract partners and faculty around the world who will be using Education Angels’ education tools and courses via GeniusU.
➢	By integrating Education Angels’ early learning courses into our curriculum and partner pathway, we will attract a similar growth in community partners for Education Angels as we have seen for Entrepreneurs Institute. This includes in country partners, where we have already attracted partners for our Genius School courses and certifications in Australia, New Zealand, Thailand, England and the United States.

E-Square Education

Prior to the completion of the acquisition, E-Square Education’s revenues had been limited to delivering its primary school, secondary school and vocational college offerings in South Africa. Following the acquisition of E-Square Education, we plan to integrate E-Square Education’s individual courses, Microsoft certifications and full year-by-year primary and secondary school curriculum on GeniusU. This will enable us to provide to our global community of students and partners an education offering for parents of children up to high school diploma and vocational certification level, while linking our conversion model to E-Square Education’s courses.

We believe this integration of online versions of E-Square’s courses and teaching methodology with GeniusU’s student and partner conversion model will result in the following benefits:

➢	After the integration is successful, E-Square’s most popular courses with our Genius School curriculum on GeniusU, we will grow the global intake of parents and students our free education products and courses suited for primary school and secondary school.
➢	By extending our Genius School online certifications on GeniusU for Genius Guides and Genius Educators to include facilitating and teaching E-Square courses, including Microsoft certifications, we will attract partners and faculty around the world who will be able to deliver this expanded offering via GeniusU. This can further be extended into a teacher pathway leading to teacher certification and up to a master’s degree in education at the University of Antelope Valley.
➢	With the integration of E-Square’s teaching methodology, where students meet in person or virtually and track all their learning on their mobile phones while being supervised by a group of faculty members, into our GeniusU platform. This will enable us to provide our faculty with the option of teaching courses to students at all ages either online, via virtual live microschools, or in person with a small group, or at one of our campus venues with a large group. This flexibility in delivery for both faculty and students is an important part of our vision for our Genius curriculum.

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University of Antelope Valley

Prior to the completion of the acquisition, UAV’s revenues had been limited to delivering its certifications and degree programs to the students who physically enroll at their location in Lancaster, California. Following the acquisition of UAV, we are integrating UAV’s various certification and degree programs on GeniusU. This will enable us to provide to our global community of students and partners an education offering at college and university level, while linking our conversion model to UAV’s courses.

We believe this integration of UAV’s most relevant courses with GeniusU’s global community and student and partner conversion model will result in the following benefits:

➢	By providing free courses and low-cost certifications delivered with UAV’s faculty and course content, we plan to grow a strong community of students globally experiencing UAV’s programs, with the option to progress to paid diploma courses either online or on campus in UAV. In time, we also plan to make UAV’s courses available via our certified faculty and campus venues around the world.
➢	As we have explained in our Curriculum section earlier in this Prospectus, we are extending our popular Education Festival model to high demand industries including Fintech, Edtech, Medtech, Greentech and Spacetech. We plan to utilize the university campus at UAV to deliver live portions of the summits, microschools and microcamps related to this model, which can then be either attended live in Lancaster, virtually on GeniusU or in a city circle with our community partners.
➢	By integrating UAV’s business and medical certifications and degrees into our Genius curriculum we can develop concentrations in high demand areas including entrepreneurship, education, technology and health, together with a focus towards high demand industries including those mentioned above.

Property Investors Network

Prior to the completion of the acquisition, PIN’s revenues had been limited to delivering its events and education programs to property investors in England. We are now integrating PIN’s event model and property investment education programs on GeniusU. PIN’s model and bottlenecks to growth are very similar to those faced by Entrepreneurs Institute prior to Genius Group’s acquisition. As the acquisition of PIN has been consummated, PIN’s growth is expected to grow in a similar way, with students being able to join from anywhere at any time, PIN courses will be digitized to be delivered part-recorded and part-facilitated, and faculty will be able to join and get certified to deliver the courses from anywhere around the world.

We believe this integration of PIN’s community, events and courses with GeniusU’s student and partner conversion model will result in the following benefits:

➢	By launching the Investor Genius Test together with free courses, we will grow the global intake of students interested in PIN’s courses, including financial literacy and property investing.
➢	PIN already has a successful Event Host model in the United Kingdom, with 50 Event Hosts managing monthly events for the property investor communities in their cities. By extending this model to cities globally and migrating their event management system to GeniusU, we plan to scale what has proven to be a successful model in the UK to other countries where students are seeking a like-minded community and an effective education in property investing.
➢	By integrating PIN’s current course offerings to other countries around the world via GeniusU, and providing certifications for faculty members to facilitate and guide students in this education, we believe we can scale PIN’s model in a similar way to how we are scaling Entrepreneurs Institute’s courses.

Revealed Films

Prior to the completion of the acquisition, RF’s revenues had been limited to producing documentaries and docuseries. We plan to integrate RF’s film format model as a medium on GeniusU. As the acquisition of RF has been completed, RF’s growth is expected from additional projects and developing new curriculum on GeniusU. RF’s courses will be digitized to be delivered part-recorded and part-facilitated, and faculty will be able to join and get certified to deliver the courses from anywhere around the world.

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We believe this integration of RF’s viewers and community, events and courses with GeniusU’s student and partner conversion model will result in the following benefits:

➢	By launching the Investor Genius Test together with free courses, we will grow the global intake of students interested in additional courses, topics ranging from property investing to Education.
➢	RF already has a successful Studio model, films are digitized for online delivery.
➢	By integrating RF’s content, it can be distributed to other countries around the world via GeniusU, and providing certifications for students.

For further details on the different student courses our partnership certifications that we are running, please refer to the Curriculum section of this Prospectus.

Our Market

Overview

While historically the education and training market has been seen as separate markets, more recently they have been combined into one global education market. The entire pre-school, school, tertiary, adult education and corporate training market are one collective marketplace that is being disrupted by Edtech, new technologies, such as AI, and advances in the science and psychology of learning.

According to HolonIQ, the global education market is set to reach at least $10 trillion by 2030 as population growth in developing markets fuels a massive expansion and technology drives unprecedented re-skilling and up-skilling in developed economies. This is from the current market size of $2.5 trillion. It estimates that in the next decade the global education section will see an additional 350 million post-secondary graduates and nearly 800 million more K-12 graduates than today. We believe that Asia and Africa are the driving force behind the expansion. HolonIQ further states that the world will need to add 1.5 million teachers per year on average, approaching 100 million in total in order to keep pace with the unprecedented changes ahead in education around the world.

Alongside the growth of the education industry, Edtech companies are also growing rapidly. In 2021, a record $20.1 billion of funding was raised by Edtech companies globally, representing a 34% increase on 2020 according to BrightEye Ventures EdTech report alone. However, we believe that only few are focusing on creating a brand-new curriculum, and that none are focusing on creating a 21st century curriculum that is student-centered and entrepreneurial in the way that the above-referenced World Economic Forum white paper has articulated. We believe that most are providing courses delivering skills- based training or vocational training or serving as digital platforms for existing institutions and their existing curriculum — which simply means delivering an outdated education system faster and cheaper.

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Market Trends

Company-Funded Education

We believe that company-funded education market is growing rapidly, with the growth of Edtech companies Guild Education and BetterUp, which receive corporate funding to up-skill employees with degrees, certifications and mentoring.

This goes beyond the traditional corporate training market towards partnerships with the education sector for employees to receive courses, mentoring, certifications and degrees that are delivered online and during office hours. In 2021 and 2022, companies including Go1, eLearning Brothers and Degreed all experienced significant growth in this market.

As the unemployment crisis, skills gap, student debt crisis, and the number of unemployed school leavers and graduates continues to grow, this trend of companies paying for a more effective education system to up- skill their workforce and prospective recruits will continue to grow.

Self-Funded Entrepreneur Education

We believe that the education market has traditionally led to one of two pathways. Either to further academia or to potential employment. Education does not prepare students for the increasingly viable third option, starting a business. According to McKinsey, 20-30% of the U.S. and EU workforce is already involved in the gig economy — where they are self-employed or outside of traditional employment. That already accounts for 165 million workers in the U.S. and EU alone.

Based on the gig economy continuing to grow at current rates, MBO reports that more than 50% of the U.S. workforce will be in the gig economy by 2023. Every worker that chooses to find ways to generate their own income is seeking education on the best strategies to achieve this.

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We believe that self-funded lifelong education has become a significant growth sector in the midst of the COVID-19 pandemic, with Edtech market leaders Coursera, Masterclass and Udemy targeting this market. All three platforms provide online skills-based courses, certifications and in Coursera’s case up to undergraduate degree level.

This second trend, like the first, represents a major growth in adult education. It is through these first two trends that Genius Group has achieved the growth rate that it has as the first phase of our growth strategy. However, we have taken a blended approach to Edtech to earn a larger part of the education market than pure Edtech companies can. According to Holon IQ, Edtech is growing at 16.3% annually and will grow 2.5x from 2019 to 2025, reaching $404 billion in total global expenditure. Impressive as the growth is, Edtech and digital expenditure will still only make up 5.2% of the $7.3 trillion global education market in 2025.

Licensed Certifications

A third fast-growing trend is the growth in licensed certifications and degrees in partnership with the leading institutions and universities. We believe that most of the traditional colleges and universities are aware that their business model is being disrupted. However, most do not have the leadership or technology to compete with the fast-growth Edtech companies that are disrupting their industry. As a result, most are willing to enter into partnerships to have their existing certifications delivered online on a licensed basis.

This Online Program Management model (OPM) is growing into a $7.7 billion market by 2025. As explained by HolonIQ in their February 2019 report “The Anatomy of an OPM and a $7.7B Market in 2025”: “Online degrees are one of the fastest growing areas of higher education. OPM providers help universities build, recruit for and deliver online programs. Revenue share is the dominant model with fee for service and hybrid relationships growing. 60+ operators in a $3B+ market growing at 17%.”

There are 60+ Edtech companies competing in this space, with Coursera and edX being the largest. However, there are also private universities throughout Asia that are also licensing degrees from universities and then delivering these degrees locally at a fraction of the cost of attending the university itself. We have already built a strong revenue stream by offering certifications and our growth strategy includes partnering with the top institutions to provide relevant certifications and degrees via GeniusU and our locations.

Global, Digital Schooling

In addition to the three trends above, which are impacting the education system above primary, middle and secondary school, we believe that the entire schooling system is also being disrupted by the shift to more online learning. The COVID-19 pandemic has accelerated this disruption.

The four largest Edtech companies in the world today, BYJU in India, and Yuanfudao, Zuoyebang and VIPKid in China are all online tutoring apps to supplement student learning.

This growth to digital schooling is taking place alongside a surge in homeschooling, as parents discover the benefits and ease of educating their children from home. A recent Forbes article reported “The number of children being homeschooled has more than doubled in five years, and in some areas has risen by more than 700%.”

Genius Group is benefiting from this growth as it expands its pre-school, primary school, middle school and high school programs, together with our virtual camps.

Microschools, Learning Pods and Blended Learning Models

Microschools, learning pods and blended learning are the three buzz phrases that are growing virally in 2021 and 2022. Microschools are schools that are based around a teacher instead of a location or classroom, where each microschool may have only five or ten students. Learning pods are home-based groups of students who are following a particular class or curriculum online while gathering together for social learning. Blended learning is the combination of both online and offline learning to get the best of both worlds.

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We see the future of work and education as being a spectrum of options which can be personalized to suit each person’s work style and learning style. We believe the trend will continue to move towards a blended approach where it will be just as important to have high-tech as well as high-touch options for faculty and students to choose from. This will mean that not only will the current local school and classroom model become less popular amongst the options available, but the purely online Edtech companies will need to either compete or partner with the companies that deliver a more blended approach.

Personalized and AI driven education

A recent World Economic Forum article titled “How technology will transform learning in the COVID-19 era” sums up the future of education as: AI + community = future of learning.

It goes on to say “All of us have a fundamental need to belong, learn and share. We need meaningful communities, because they are force multipliers. They make learning fun and create a peer-to-peer accountability mechanism that shapes a culture of learning. AI enables personalization at scale. Only by combining both AI and communities will higher education be relevant and prepare students for the adventures of the Fourth Industrial Revolution.”

While there is general agreement that personalized education is needed, and that artificial intelligence can help us to deliver it, the two unique competitive advantages that we believe we have in leading in this area is that we have built a global community who are already experiencing their virtual personal assistance “Genie” on GeniusU, and they are willingly providing us with the data from personality assessments and progress assessments that enable us to deliver relevant recommendations to get them to where they want to go. This leads to our tagline: “You don’t need to know every step. You just need to know the right step to take right now.”

We believe that while harnessing the first trends mentioned above help us to maintain our growth rate in the next five years, artificial intelligence and personalized learning will disrupt and transform the education industry. The era of one-size-fits-all education will end and be replaced by the school of one.

Our Competitive Strengths

Our Edtech Platform

Our GeniusU platform has grown over the last five years to be the backbone that connects all the companies in the Group. Each student has their own profile page with their photo, details, talents, passions and purpose (test results, groups, connections, attendances). Each has their own dashboard to track their learning, and access to all the microschools, microdegrees and products globally.

For students, GeniusU operates as a combination of a learning management system, a social network and a productivity tool, giving them simple ways to up-skill themselves in specific areas while also giving them tools to assess their progress, track their financials and find their team.

For faculty and partners, GeniusU operates as an “Amazon for Entrepreneurs” where they can set up shop and operate their microschool or training company on our platform. They can list their courses and products, manage their community, receive payments globally and pay out to partners and track all their data. As with Amazon, the rankings of all faculty and programs by students ensures the best and most trusted programs always rise to the top.

We believe that this combination provides us with a powerful network effect where the more students we attract, the more faculty we attract, and the more faculty we attract, the more students we attract. In our niche of entrepreneur education, we believe that we have not yet seen any competitor who has come close to matching our scale globally.

Our Curriculum

We believe that we are offering a unique entrepreneur education curriculum that solves a global need. We own what we believe is one of the world’s most widely used range of entrepreneur assessment tools including Wealth Dynamics, Talent Dynamics, the Impact Test, the Genius Test, the Passion Test and the Purpose Test based on the number of tests taken. These have been taken by over one million entrepreneurs globally, and they enable us to provide personalized education pathways tailored to each individual student.

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The combined products of our nine companies deliver a full lifelong learning curriculum that we are developing into a full global curriculum.

Our Team

We have breadth and depth of strength in our global team. Our Board members have experience and skills in building and listing companies, with eight international initial public offerings between them and over $2 billion in capital value created. Our management team has extensive experience in managing and mentoring entrepreneurs and entrepreneurial teams, with our teams based globally in Singapore, Australia, New Zealand, Japan, Indonesia, India, South Africa, the U.K., Portugal, Poland, Ukraine, the U.S. and Canada.

We believe that our 2,500+ faculty are leading entrepreneur teachers, trainers and mentors around the world with their own schools and training organizations established often before joining our faculty. Our 14,700+ partners are strong advocates for our courses and programs, ensuring a broad base of growth opportunities. As hundreds of investors who have funded our growth to date, many of our faculty and partners began as students before becoming our supporters. We believe that this breadth and depth of leadership gives us an ongoing leadership position in our field.

Our Niche

Our niche focus on entrepreneur education has enabled us to build what we believe to be a strong position within the global market, based on the 3.1 million students that our Pre-IPO Group has attracted as at December 31, 2022. The challenge for many education and Edtech companies is that they need to overcome the regulatory hurdles of their country’s education system or the operational hurdles of needing to build partnerships or clients one-by-one. By beginning in the entrepreneur education niche, we have attracted decision makers virally who are willing to invest in their own education and based on the Return on Investment (ROI) they receive from our courses and training, they return for more and refer us to others, building both lifetime value and vitality.

The majority of the fast-growth education and Edtech companies are focused on a specific country, whether the U.S., China or India, or on a particular niche, whether primary, secondary, tertiary or adult education. As a result, they are limited in market size or in their share of the education spend of their students. With our chosen niche, we believe we will be able to capitalize on the growing entrepreneur movement together with the growing demand for a relevant, 21st century education system, towards our aspiration of delivering a lifelong curriculum.

Our Venture Builder Structure

Our structure has enabled us to create a high-value, high-growth environment in which each company can be valued effectively relative to its peers, while also increasing the value of each Group company by the level of digital marketing, data intelligence and global growth it can immediately deliver to each new company.

Each education company within the Group can also maintain its focus and maximize its value as high- growth profit centers within the Group. The leadership, metrics and management required to manage each resort or cafe separately is different to that required for each of our college or training companies. The combination of our leadership, with our modular structure, and our ongoing education programs which all our staff participate in, has led to a robust, scalable growth model where we operate effectively more as a group than one entity.

Our Blended Approach

We believe that the two fastest growing industry trends in education are company-funded education and self- funded education. GeniusU is uniquely placed in these two fast-growing trends. We attract both the company- funded education sector and the self-funded education sector, and we do this across 200 countries. We believe that we are also the only platform that has its own lifelong entrepreneur education curriculum, and that provides a global community for entrepreneurs and qualifies for government funding via our partners. Genius Group is an ecosystem with its own curriculum and an Edtech company at its center. This enables us to combine high-tech and high-touch solutions both through partnerships and our own companies.

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We already deliver a spectrum of options, from fully online courses and certifications, to faculty-led microschools, to city-based learning pods, to in-home tuition, to on-site campuses. Credits earned in any one of these models are fully transferable and collectively accounted for, wherever and whenever they learn. This enables any faculty member or student to switch models as their circumstances or preferences change, and it enables us to grow our community while evolving and adapting to our students’ preferences.

This blended approach, together with our acquisition strategy, also gives us direct access to government education funding in the various countries where we are expanding.

Our Community

The result of our growth to date has been a global community in which each microschool is attended by students from an average of 20 to 30 different countries. The scale and diversity of our student population, which has grown to 3.1 million students, is one of our greatest strengths. The success stories that come from our community is as much from the connections that are made and opportunities shared as from the courses and learning.

We have seen companies grow from startup to multi-million-dollar successes. Examples include companies such as Wealth Migrate, CrowdProperty, WebinarVet and Bank to the Future, all of which were birthed at Genius Group courses and accelerators. Three of the companies that we have acquired, Education Angels, E-Square and Property Investors Network, all experienced significant growth as a result of our courses. We have seen children go into partnership with their parents on businesses and investments. We have seen couples form and get married. While the traditional education system sees bonds break when students graduate, Genius Group has no alumni, as our students remain students for life and with that longevity comes a level of loyalty that we experience daily.

Our Data and Systems

From the beginning we were aware that the key to personalization was in the quality of our personal data. Our goal has been to go beyond learning, and to transform education into a hospitality industry. We believe that the experience of too many students is that they do not feel like a valued customer in the education process. To achieve our goal, we focused on a robust, scalable data management and intelligence system.

Salesforce currently provides our underlying Customer Relationship Management (CRM) system to which we have connected our GeniusU platform.

We have shared best practices in our data management and connected all our customer data including personal preferences, financial transactions, learning progress, community connections and all correspondence and conversations among GeniusU, Salesforce and our main social media platforms, including LinkedIn, Facebook and Google.

All our data is cloud-based and dashboard-driven, empowering our management, our partners and all our customers to manage and track their progress and update their data.

Our First Mover Advantage

Having started this journey five years ago, and with most of our operations taking place initially outside of the U.S. and China, we believe that we have not attracted any notable competitors or imitators in our niche. This has enabled us to grow quietly and through word of mouth to the point where we now believe that we have strong momentum with a first mover advantage.

In certain instances, companies that considered competing with us came to us instead to partner with us. While we can expect competition in the future, this critical mass and ongoing momentum is an important focus for us.

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Our Agile Structure

A relatively hidden competitive strength is the agile leadership structure we have developed as part of our course curriculum over the last five years. We train entrepreneurial companies to develop cross-functional teams organized around discreet, profitable projects on a quarterly basis and this system “Entrepreneur Dynamic” is the leadership equivalent of scrum methodology for engineering teams.

Each team member is self-directed, rewriting their job description every quarter as a “personal compass” and every team is accountable for their performance and learning on a global “flight deck.”

This system not only enables us to scale rapidly, but also to acquire and align companies rapidly into a highly effective, decentralized leadership and learning structure. All our staff attend the same microschools and courses as our community, and as a result each is learning self-directed, entrepreneurial skills on their own personalized path. We see this strength as not only one that will enable us to scale through the next ten years as we grow Genius Group, but also in the way we are using a similar agile, learning structure to replace the more traditional hierarchical structure in the education system.

Our Strategy

Our Three-Phase Strategy

We believe that our three-phase strategy to disrupt the education industry is simple:

1.	Educate entrepreneurs;
2.	Expand to schools and colleges; and
3.	Establish a full curriculum.

In our first phase, from 2015 to 2020, we have been focused on entrepreneurs who are willing to self-fund their education. This has enabled us to grow globally and to self-fund our growth with the same entrepreneurs that we have been educating.

We have begun our second phase, from 2020 to 2025, with the acquisition of a series of education-based companies already serving the pre-school, primary and secondary school markets. We are also running Genius School programs with many of our entrepreneur students enrolling their children in them.

And our goal is to gather enough partnerships and licensing agreements with schools, colleges and universities that gain the benefit of our GeniusU platform and global community in this phase to then move to our third phase, from 2025 to 2030, when we aim to have our curriculum accredited in the U.S. and the U.K. as an alternative to the existing Cambridge and K-12 curriculums. This third phase is an aspirational goal and is not assured, as it is dependent on the success of our second phase, and dependent on us succeeding in getting accreditation from the accrediting bodies in the relevant countries.

Our intention is to be able to deliver a more effective, engaging, relevant and flexible education system at a third of the current price of education.

Our Blended Edtech Strategy

We are focused on acquiring companies that are leading the way in 21st century education, and then accelerating the speed, size and scale of these companies by connecting their courses, faculty and reach to GeniusU. This increases their enrollments through our digital marketing, increases their capacity to deliver through global, ongoing faculty certifications and increases their retention through personalized education pathways.

Acquisition Strategy

In 2023-24, we will be looking to engage with fewer acquisitions on a larger scale ($50M-$100M), that either bring complementary product to our GU platform, or technology solutions (Augmented Reality/Virtual Reality) to be incorporated with our product offering, or core expertise related to our core competency digital marketing and community build up.

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We have organized all learning within Genius Group into core curriculum and certified curriculum. These are similar to the distinction between required and elective courses at college.

Our core curriculum is the most important courses which we see as being required elements of our curriculum at the primary, secondary, post-secondary and adult education levels. Our strategy is to acquire the companies that are delivering the courses we see as being part of the core curriculum, in order that Genius Group opens all intellectual property in our core curriculum.

Certified curriculum, on the other hand, are the optional courses and programs that we recommend students take at each level of their progress. This is delivered by our partners on our GeniusU platform or at microschools, venues, events and retreats listed on GeniusU on a revenue share basis.

Our acquisition strategy is not only to acquire content to supplement our core curriculum, but also industry certifications and government accreditation and funding that our acquisition companies have earned over time. The purpose of acquiring education with courses that have earned certifications and accreditations is in order that our students can eventually:

1.	Obtain industry-recognized certifications as part of our Genius Curriculum that can enable them to be recognized within their chosen career whether they choose to start their own business or take a job with companies operating in the industry. We are initially focused on high growth industries where there is a demand from both employers and students for an entrepreneurial mindset together with industry- specific skills. These include Edtech, Medtech, Fintech, Greentech and Spacetech.
2.	Obtain government-recognized accreditation at primary school, high school, college and university level, so that over time our Genius Curriculum can progress from a supplement to the traditional education system to a replacement of it. We are initially focused on developing a fully accredited pathway recognized in the U.S., as such a system is also in demand by overseas students who seek, for example, a U.S. high school diploma or U.S. university degree.
3.	Obtain funding where available to bring down the cost burden of their education. This may take the form of government funding such as in the case of Education Angels or UAV, or industry funding or corporate sponsorship of vocational certifications.

For details of the course certifications and accreditations that our Acquisitions currently hold, please refer to the “Further Company Information” section below.

We believe that we have a strong acquisition and integration team to ensure that each acquisition is able to align rapidly with the culture and leadership systems of the Group. The number of entrepreneurs and companies that we have in our community also gives us a strong deal flow and talent flow so that we do not have to cold call for the right opportunities for acquisitions.

Partnership Strategy

For our certified curriculum, we attract partners by making it profitable and simple for them to join Genius Group. GeniusU has a partner dashboard that enables each partner to track their revenues and we pay out weekly for all earnings through the platform. We categorize partners into marketing partners, who receive 10% to 20% of all course and product fees on GeniusU for marketing the courses, faculty members, who earn 30% to 50% for delivering the courses, and program providers who earn a 10% license fee for their content, marketed and taught by others.

We host certification courses on GeniusU, which enables partners to get trained and certified as marketing partners, faculty members or program providers, and our partners create their own certification programs on GeniusU to grow their own faculty and partner community globally.

With the exception of Property Investors Network, which has attracted City Hosts to manage local events in a similar way to GeniusU, the other companies in the Group including the Acquisitions do not currently have a systemized plan to attract faculty partners or community partners, and the partners they do have are largely accrediting bodies and government institutions. These have been covered elsewhere in this Prospectus. Our plan is to introduce our partner certification process and conversion model to each of the five Acquisitions, as covered above in the ‘Our Genius Curriculum’, ‘Our Conversion Model’ and ‘Our Four-Step Growth Model’ sections of this Prospectus.

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Decentralized Curriculum

A critical network strategy in our growth is the design of our decentralized curriculum. The largest challenge of creating an education curriculum is how quickly it becomes outdated. We believe that most of the current education systems have centralized curriculum design departments. In today’s fast changing world, a centralized system quickly becomes a bottleneck.

We have designed a decentralized system not dissimilar to Apple’s App Store. Courses, microdegrees, microschools and certifications are posted by our program providers and faculty. These are both assessed by our team and rated by faculty and students, ensuring that the best courses rise to the top of GeniusU.

As a result of this, our curriculum will constantly improve as we grow, and the best program providers and faculty and we believe will earn exponentially more for the best courses. Students also contribute to an ever- improving system, sharing their coursework and entering our challenges and rewards with their presentations, plans and results, which then become part of the GeniusU library.

We believe that this decentralized curriculum that we grow in value as we grow in scale is a key strategy that will attract an ever-increasing number of partners and potential acquisitions to our platform.

Our Global Team

As of December 31, 2022, the Genius Group team includes over 573 full-time staff and 14,700+ partners with teams, locations and offices divided across three geographic regions: NASA, EMEA and APAC. Our teams operate from over 40 cities in U.S., South America, Europe, Africa, Asia, New Zealand and Australia.

Our Competition

We see ourselves as an entrepreneur Edtech and education company. Edtech companies are companies that combine education and technology together to enhance the process of teaching, learning or both. They typically have the ability to rapidly scale and grow as a technology company. We define entrepreneur Edtech, as an Edtech company focusing specifically on an entrepreneur curriculum. We define an entrepreneur curriculum as a course of study that teaches an individual to ‘create a job’ by connecting and delivering value to others in a role aligned to their passions and purpose (either as an employee, contractor, freelancer or business owner) rather than teaching them how to ‘get a job’ by searching for job positions in the employment market.

The organizations that deliver such curriculums fall into two main categories. The first are entrepreneur camps, accelerators and business schools which normally cater to 1,000 students or less per year. Examples of this range from startup accelerators such as Y Combinator to academic institutions such as Stanford Graduate School of Business. The second are entrepreneur networks that often provide forms of mentorship and training within their membership. Two of the largest examples of this are the Entrepreneurs Organization (EO) which has 15,600 members and StartUp Grind which has 3.5 million members. These have a mix of free and paid-for memberships.

We believe that our student base of 3.11 million students at the end of 2022, which grew by approximately 445,000 new students in 2022, makes us a “world leading entrepreneur Edtech and education group” in comparison to these organization based on student numbers. While we believe that there are no global companies directly competing with us to develop a uniquely entrepreneurial curriculum, there are comparable companies building an Edtech platform to provide alternatives or complements to the traditional education system, and also comparable education companies that are growing via acquisition. Such competition includes:

BYJU: Currently one of the highest-valued Edtech companies, Byju was valued at $22 billion in March 2022. BYJU is an India-based education company with a similar freemium model as GeniusU, but with a focus on mathematics and science for primary and secondary school students. As of April 2023, the company disclosed that it had over 150 million users. It has a similar growth model, making acquisitions and integrating new acquisitions on its platform.

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Coursera: The leading Edtech company in the U.S, Coursera is an online program manager for a range of universities, enabling students to take university courses online. The platform has approximately 5,500 courses and over 118 million learners. It listed on the New York Stock Exchange in March 2021 and had a market capitalization of approximately $1.63 billion, as at April 12, 2023. Unlike GeniusU or BYJU it does not create or deliver its own curriculum.

Udemy: A U.S.-based Edtech company with approximately 59 million students, Udemy has grown via its approximate 70,000 instructors who provide courses and certifications to their students. The platform has a total of approximately 200,000 courses. However, it focuses on adult learning and does not provide an alternative to the current schooling system, or a global community for students to connect and collaborate. It listed on NASDAQ in October 2021 and has a current market capitalization of approximately $1.29 billion, as at April 12, 2023.

Udacity: A U.S.-based Edtech company that is focused more on tech-based vocational training courses with over 160,000 students, Udacity is another Edtech company that we believe has proven that there is a strong need for vocational nanodegrees supported by large tech companies. Udacity also offers a freemium model giving students an opportunity to enroll for free and pay after one month of access.

LinkedIn Learning: LinkedIn purchased the Edtech company Lynda for $1.5 billion, and LinkedIn was subsequently purchased by Microsoft for $26.2 billion. Similar to GeniusU, Microsoft combined a social network with online courses, but focused mainly on technical and professional courses, with a flat monthly subscription rate. Like Udemy and Udacity, its focus is on professional adult learning.

Guild Education: Another billion-dollar Edtech startup, valued at over $4.4 billion in June 2022, Guild Education provides courses and degrees funded by companies for its employees. Together with similar Edtech companies like BetterUp and Degreed, it is focused on up-skilling employees who are already in a job, with its education and mentoring funded by its employer as an additional benefit.

China East Education: China East Education is the first of a series of recent China-based listed companies which are focused on vocational education, which has also included China Education Group, New Oriental Education and China Online Education Group. China East Education’s initial public offering in 2019 raised $625 million and was the largest in the world, underlining the current growth in vocational education. It has a valuation of approximately $8.2 billion as of April 12, 2023.

Our Technology

Overview

We believe that Edtech will expand beyond the specific activity of learning, to the application of that learning. We have seen this within GeniusU where engagement is much higher when students can use the same environment in which they are learning to connect to others, share their learning, find team members and opportunities, and run their learning projects and challenges on the platform.

As described below, we believe our technology connects three tech sectors, Edtech, social media and productivity tools, and can be seen in the features that GeniusU provides to our students and faculty.

Edtech. Faculty and education partners post their courses on GeniusU, which are then organized and recommended based on student rankings. Students take the courses and receive credits based on both the student rankings and recommendations from their AI-driven Genie.

Social Media. All faculty and education companies have their own personal profile pages on GeniusU and receive both recommendations and ratings from students. Students connect with mentors, team members and partners around the world with their own profiles, with the ability to post comments in social circles linked to each course, send personal messages and search for the mentors, team members and partners most aligned to their purpose, passion, talents and interests.

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Productivity Tools. Faculty and education partners have a full suite of productivity tools to run their business on GeniusU, from posting courses and products to marketing their courses, running their courses, hosting their events, building their community, receiving payments, distributing commissions and tracking their students’ progress. Students also receive a full suite of productivity tools with their own dashboard to track their learning, manage their learning, find their mentors and teams and find the right opportunities to pursue.

Gamified Learning

GeniusU is designed to make learning engaging and fun, with students undertaking challenge-based learning projects. Microdegrees are pre-designed online courses that include interactive video, exercises and assessments in which students can track their learning, earn credits, leave comments, rate the courses and connect with our faculty. Microschools are online courses conducted in real-time over one-week, two-week and four-week periods in which students start and complete the courses together, sharing their assignments and final work with each other and competing for awards and prizes if they choose to. Students earn credits called Genius GEMs for contributions they make to the platform, including credits for making connections, posting messages, leaving testimonials and taking microdegrees and microschools.

Digital Credit System

GeniusU also has its own digital credit system: GEMs operate as an education credits and reward system on the platform. GEMs are earned in the same way as credits are earned towards High School diplomas and University degrees. They operate like a loyalty program where GEMs earned can be used to purchase additional courses, mentoring or resources on GeniusU, or used to retake courses.

Artificial Intelligence

GeniusU currently has a virtual assistant, Genie, to recommend the best courses, connections and actions for each student. We have released our next iteration of Genie with Chat GPT4, an AI-driven virtual guide that each student can personalize and grow to become their learning assistant for life. The first stage of this is completed with the development of Genie as a chatbot, and in 2023 are investing in the underlying data intelligence and AI platform of GeniusU in collaboration with Open.AI to develop Genie into a personalized Intelligent Virtual Assistant (IVA) with conversational AI, providing each student and partner with personalized advice and feedback based on their talents, passions, purpose and goals. We are using GPT-4 as our AI engine to build the intelligence of our Genie AI, and plan to integrate with EinsteinGPT developed by our CRM provider, Salesforce, to segment, target and predict the next steps of our students.

Augmented Reality and Virtual Reality

We are also developing augmented reality with locational tracking, where entrepreneur students can connect with each other at our venues and events, directly connecting with the most useful mentors, community members and opportunities in their area. We believe that there is potential for virtual reality for immersive education and the ability for students to join microschools and programs virtually in the coming decade. Our goal is for our community, faculty and curriculum to be able to upgrade to new technologies like augmented reality and virtual reality as they become commercially viable.

We believe the three-dimensional virtual world of the Metaverse will replace the two-dimensional environment of the Internet in popularity, and we are planning to migrate our community into virtual learning environments as they evolve. We are planning to use the Unity Engine to develop GeniusU into a virtual world. The Unity Engine is the leading virtual world engine for mobile apps, and is the engine used by PokemonGo for their popular augmented reality game and by Meta in the development of their virtual reality platform.

Instant Translation

Our curriculum and content on GeniusU are already translated into Japanese, Chinese, Thai, Spanish, French, Polish and Czech. We are developing GeniusU to enable instant translation for both curriculum and communication. This will mean students in most countries will have access to our global faculty and curriculum on GeniusU in the future, enabling our students to learn and our faculty to mentor across multiple countries and languages.

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Data Intelligence

We capture data on all students and faculty with their permission to provide personalized pathways for their learning and teaching. This includes all personal details and social media, assessment results, learning steps, enrollment, and purchase and payment history, along with connections, attendance and activity on GeniusU. Our GeniusU platform is linked to Salesforce as our CRM and Stripe as our payment platform, enabling us to build a powerful data-driven approach to recommend the best connections, courses and learning steps for each student to take along with the tools for faculty members to attract and engage their students.

Our Intellectual Property

Genius Group Ltd has registered “GeniusU”, “Genius School”, “Entrepreneurs Institute”, “Talent Dynamics” and “Wealth Dynamics” figurative trademarks with the Intellectual Office of Singapore using Nice Classification, an international classification of goods and services applied for the registration of trademarks.

Property Investors Network has registered “PIN” figurative trademark, “Property Mastermind” word trademark and “Mastermind Accelerator” word trademark with the Intellectual Property Office Trademark Registry of Great Britain and Northern Island.

All the above-mentioned trademarks are in the process of registration by the World Intellectual Organization (“WIPO”) for the territory of United States of America and European Union. The WIPO is a conglomerate of partner nations throughout the world, and a trademark that is registered with the organization is known as a WIPO trademark. The purpose of this international trademark is to protect intellectual property on a global level.

All other companies within the Group have not registered any trademarks.

Community

Our community on GeniusU Platform includes over 3.11 million students across 20,345 cities and 191 countries, meeting online and in over 500 events, with over 8,500 new students joining every week. Our faculty consists of over 2,500 mentors and certified trainers delivering online and in person education as part of a multi-year curriculum to build entrepreneurial expertise. These include world famous entrepreneurs and New York Times bestselling thought leaders.

Our community is an important part of our company, as students return at each stage of their entrepreneurial journey to make new connections and pursue new opportunities as well as to learn new things. As the value of their experience increases as they bring their teams and partners with them, there is a high level of referral and word-of-mouth.

We have regional leaders that provide local mentoring and community connection in their countries and cities, using our GeniusU platform in their local area. We divide our global activity into three regions, each spanning eight time zones and collectively covering all twenty-four time zones. This means our curriculum is open 24/7, and at any time of day there are students learning on GeniusU.

The three regions are: APAC (Asia Pacific, North Asia and Australia); EMEA (Europe, Middle East and Africa); and NASA (North America and South America). Our community is fairly evenly divided between these three regions. We track the location of approximately 75% of our students and mentors, and they are spread across the three regions for the period ending December 31, 2022 as follows:

	Students	Paying Students
APAC	733,886	12,564
EMEA	677,468	12,974
NASA	452,661	11,387
Not Tracked	1,244,020	6,213
Total	3,108,035	43,136

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Culture

We have developed a strong culture within our team, partners, faculty and community. This culture is based on six core principles that are practiced and recognized throughout the organization. They are the primary focus and first point of discussion on our quarterly company meetings and are the subject of our monthly Genius Shine Awards, in which team members nominate fellow team members based on them practicing our “Genius Values”: global, entrepreneurial; natural; inspiring; unique; and smart.

The way in which we educate our team, partners and community about our culture, enables us to align and lead our team remotely, to maintain a high level of trust with our partners and community, and integrate new acquisitions effectively into our global family.

Our focus on educating entrepreneurs to “create a job” instead of “getting a job” extends to our own team and partners, where we have an ongoing focus on developing each of our team, partners, faculty and community and to the next level of their own entrepreneurial journey. This has led to students becoming mentors, mentors becoming partners, partners becoming team members and team members becoming students. We believe that it has also led to a strong investor community as our students and mentors improve their own financial success and choose to reinvest part of this success back into Genius Group.

This strength in our culture provides an ongoing deal flow, talent flow and resource flow that enables the Group to develop from the ongoing growth of our community.

Sales and Marketing

We believe that a key factor in our consistent growth has been our sales and marketing approach. We follow a quarterly schedule of promotions in which cross-functional teams focus on revenue and profit targets related to their product range and customer base, with a sales and marketing approach which is supported by a combination of five routes to market.

Digital Marketing

We believe that we have strong digital marketing expertise, which enables us to take the courses of our partners and acquisition companies, turn them into digital courses, and scale their reach to students around the world. We track students in four categories:

1.	Our followers are potential students who are paying us attention by following our free content on social media and by visiting our free course pages and videos. We track our followers via cookies and retarget them with relevant content until they become members.
2.	Our members are free students who are paying us time by registering on GeniusU for a free account and accessing our curriculum, community and free learning tools. We personalize content and engage with our members until they become prospects.
3.	Our prospects are potential paying students who have experienced our free courses and are visiting a course enrollment page or booking a free discovery call with our faculty with a view to enrolling in a paid course. We invest additional time and attention to prospects until they become paying students.
4.	Our paying students who are paying us money.

We believe that this digital marketing approach gives us scalable unit metrics with an average cost of acquisition per new student of $1 and a revenue per new student of $15. Our average cost of acquisition per paying customer is $254 and our average revenue per paying customer is $1,002, giving us a 4x return on marketing spend.

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Affiliate Marketing

We have a strong community of partners and faculty who promote our courses and programs, and earn affiliate marketing fees for new enrollments and upgrades. We have over 14,700+ partners as of the date of this Prospectus who earn commissions via GeniusU. Our commissions are paid for different components of the student journey, with up to 20% paid for marketing referrals, 10% paid for the enrollment process, 30% paid for delivery and 10% paid for content.

As a result, partners can choose one or more parts of the process to be rewarded for, from the marketing, to the sale, to the training, to their content. This leads to teams in which everyone contributes in the area where they are strongest. This also enables educators who have strong content to connect with partners with strong communities such that both sides benefit financially.

Referral Marketing

While many education and Edtech companies rely on their marketing and enrollment teams to attract new students, we have the added benefit of viral products to deliver referrals and word-of-mouth. Our free assessments such as the Genius Test, Passion Test and Purpose Test attract over 8,500 new students weekly who take the tests to discover more about themselves, and then they encourage their teams and peers to take the tests and connect on GeniusU, where they then find personalized paths for their learning.

Our freemium model enables new students to experience GeniusU and the Genius Curriculum for free, and our product pathway then enables them to take affordable steps into our courses and certifications. This creates a network effect where everyone is able to progress seamlessly at a level which works for them, and invite others in to join them at each level.

Locational Marketing

Our global network of local City Leaders and faculty members has led to the word of mouth offline to be even greater than the referrals online. Many students first hear about our Company from friends and colleagues at local meet-ups and through a connection with a mentor or student.

We believe that this high-tech, high-touch structure of an enhanced real-world learning environment with a digital layer being the future of education, which will be further enhanced as we develop our augmented reality and virtual assistant tools on GeniusU. We believe that all of our acquisition companies achieved early success through local marketing, and with the addition of our digital tools each is now scaling their local marketing globally through local microschools, learning pods, faculty, event hosts and partners.

Repeat Purchases and Upgrades

A large portion of our revenue comes from returning students and students progressing to the next level of their learning. While we believe that most education institutions have a limited lifespan per student, Genius Group has a curriculum that a student can follow from early learning through to adult learning. By also having a seamless continuum between learning, earning and teaching, many of our faculty began as students and have now progressed on to teaching others. We believe that this “learning for life” model gives us a high lifetime value per student with strong retention and repeat business.

Customer Service

We believe that modern education has operated largely as a basic service, largely regulated by governments and delivered at low cost and low service levels, while being high-priced and compulsory. We see the opportunity for disruption in transforming education into a model more aligned to the hospitality industry, with high levels of customer service and satisfaction.

This customer service is reflected in the personalized pathways, rapid response rates, personal mentorship and proactive community management we provide globally. Our local and global teams are trained to deliver a high quality of advice and service. Each leadership team shares a student story on our weekly global team meeting, keeping the customer experience and the forefront. The high level of service we provide in our entrepreneur resorts and cafes is extended to our colleges and microschools, and this is a large part of what brings students back consistently to our community.

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Employees

As at December 31, 2022 we have 573 employees and contractors, with 18 in Genius Group Ltd, 59 in GeniusU Ltd, 214 within Entrepreneur Resorts Ltd, 165 in University of Antelope Valley, 26 in Property Investors Network, 35 in E-Squared Education, 20 in Education Angels and 36 in Revealed Films. We operate as one global team with regional leadership, and we established a remote working culture prior to the COVID-19 crisis, which put us in a strong position to manage through the crisis without any major change to our management process.

By illustration, our main leadership team works from Singapore, Australia, New Zealand, Indonesia, South Africa, England, Portugal, Poland and the United States. Our accounts team operates from Australia and our development team works from India, Ukraine and Poland. Our campus teams are based in Indonesia, Singapore and South Africa.

While we see our fully employed team continue to grow, when our 573 employees are put in context of our 14,700+ partners, we see our talent acquisition strategy to be equally focused between the growth and development of our full-time team and growth and development of our partners and faculty.

Legal Proceedings

From time to time we may be subject to litigation and arbitration claims incidental to its business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against our business are successful, they may exceed the limits of applicable insurance coverage.

Further Company Information

The information in this business section has been written to include details on each of the Pre-IPO Group companies and Acquisition companies in the context of our Group structure and growth strategy as a whole. This section provides further material or relevant details on each company specific to each company.

Genius Group Ltd

Genius Group Ltd refers specifically to the holding company, Genius Group Limited, the Singapore public limited company which owns the other companies in the Group. Prior to a corporate name change in August 2019, it was known as GeniusU Pte Ltd.

Genius Group Ltd is the holding company that is listed on NYSE American. It is currently a Singapore public limited company that, following the various completed acquisitions and completed funding rounds.

Genius Group Ltd.’s head office is in Singapore, at the location of Singapore Genius Central. The company has 11 staff including the Genius Group board and management. The primary activities of Genius Group are: Setting the overall strategic direction of the Group; oversight on the operational and financial management of each company in the Group; overseeing growth opportunities, mergers and acquisitions; managing financing activities and investor relations; and ensuring all Group companies are aligned to our mission and culture. The company provides strategic management, accounting, legal and human resources services to the companies within the Group.

Genius Group Ltd.’s revenues are derived from management fees it receives from each Group company. These range from 2.5% to 5.0% of revenues. These revenues have been eliminated in our audited accounts of the Pre-IPO Group. In the fiscal year ended December 31, 2021, Pre-IPO Group revenues were $8.3 million. In the fiscal year ended December 31, 2022, the audited financial revenue was 18.2 million and the pro forma revenue was $23.5 million.

We plan to continue to grow Genius Group Ltd as the holding company for the Group in line with the growth of the Group, with a focus on strategy, acquisitions, financing, compliance and investor relations.

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GeniusU Ltd

GeniusU Ltd is one of the four companies in the Pre-IPO Group. The company formed in August 2019 under the corporate name GeniusU Pte Ltd, and subsequently converted to a public company, GeniusU Ltd in May 2021 (as distinct from its parent Genius Group Ltd, the current Group holding company, which until August 2019 used the name GeniusU Pte Ltd).

GeniusU Ltd is 96.55% owned by Genius Group Ltd. It operates as the Edtech company within Genius Group, providing the technology that enables us to grow our acquisitions as Edtech companies with its Edtech platform, AI digital assistant, personalized learning and global community.

The company manages all design, development, data, content, community and commerce related to our Edtech platform. This is what we believe gives Genius Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path and access the courses and content of all our acquisition companies from anywhere in the world.

It also has its head office in Singapore, at the same location as Genius Group Ltd. The company has 59 staff, consisting of teams in management, marketing, sales, product, engineering, community, partnerships and operations. This team operates virtually and while team members are in countries around the world, they are based primarily in Singapore, Australia, South Africa, India, Ukraine, U.K and U.S.A.

GeniusU Ltd generates revenue from education programs hosted on GeniusU by our partners together with revenue from education programs that form our entrepreneur curriculum. The six other companies in the Group benefit from GeniusU’s ability to integrate, digitize and distribute their education programs across different age groups, and the Group in turn benefits from increasing the lifetime value and spend of each student by providing a lifelong learning pathway.

GeniusU’s Ltd.’s revenues are combined in the Pre-IPO Group revenues. These revenues make up 99% of the education revenue segment and 100% of the digital education revenue segment of the Pre-IPO Group in 2021. In 2021, the Pre-IPO Group’s education revenue segment was $5.2 million. In 2022, the GeniusU’s revenue was $4.9 million, this accounted for 21% of the pro forma revenue for the Group

As with the other companies in the Group, GeniusU Ltd can raise capital directly to help fund the development of the platform. In the fiscal year ended December 31, 2022, GeniusU Ltd raised a total of $2.7 million through an issue of ordinary shares. These were raised directly from our investor community at a final share price that valued GeniusU Ltd at $250 million.

We plan to continue to grow GeniusU as the growth engine for the Group with a focus on integrating, digitizing and distributing education content from our partners and acquisition companies, while developing our community, platform, technology and AI capabilities.

Entrepreneurs Institute

Entrepreneurs Institute is the trading name for Wealth Dynamics Pte Ltd, a Singapore-based private limited company and one of the companies in the Pre-IPO Group. Entrepreneurs Institute is one of the four companies in the Pre-IPO Group.

In August 2019, Genius Group Ltd acquired Entrepreneurs Institute for $8 million. The company owns and develops the entrepreneur education curriculum and tools in the Group, used by many of the leading fast- growth high-tech companies in the world.

Entrepreneurs Institute historically generated revenue from education programs and tools included under the Wealth Dynamics, Talent Dynamics and Impact Dynamics brands. It also ran the Global Entrepreneur Summit series in Asia, Australia, Africa, Europe and the U.S., and was the first company to bring its community of entrepreneurs onto the GeniusU Edtech platform.

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Prior to the acquisition, Genius Group Ltd received 10% to 30% of Entrepreneurs Institute’s revenue as a platform fee. Following the acquisition of Entrepreneurs Institute, all products have been converted to digital offerings on GeniusU, and all revenues and costs of Entrepreneurs Institute have subsequently been absorbed into GeniusU Ltd, with 100% of revenue becoming Edtech platform revenue in 2020. All team members of Entrepreneurs Institute also joined the GeniusU team in 2020.

The growing community within Entrepreneurs Institute has provided a test bed for GeniusU to grow and to now attract other educators to follow a similar model for global expansion. The loyalty of entrepreneurs within the community is demonstrated by examples of going from startup to high-growth, initial public offering, and exit over the last 20 years, and now supporting the creation of the Genius Group curriculum for their own children.

Entrepreneurs Institute’s revenue is now included in GeniusU’s revenues. These revenues make up 99% of the education revenue segment and 100% of the digital education revenue segment of the Pre-IPO Group as explained in the GeniusU Ltd section above.

Entrepreneur Resorts

Entrepreneur Resorts Limited is one of the four companies in the Pre-IPO Group. The company is a Seychelles public listed company on the Seychelles Merj Stock Exchange (Ticker: ERL) and will uplist on Upstream by end of September 2023. Entrepreneur Resorts was acquired by Genius Group in August 2020. The company in turn wholly owns and operates five subsidiary companies: Entrepreneur Resorts Pte Ltd (Singapore); Genius Central Singapore Pte Ltd, Vision Villa Resorts Pte Ltd (Indonesia); Tau Game Lodge (South Africa); and Matla Game Lodge (South Africa).

In August 2020, Genius Group Ltd acquired 98% of the shares of Entrepreneur Resorts and its subsidiaries for $31 million, with Entrepreneur Resorts shareholders swapping their shares for $31 million of Genius Group Ltd shares.

The company currently owns and operates venues in three countries: Singapore, with 43 staff; Indonesia, with 81 staff; and South Africa, with 90 staff. In Singapore, it owns Genius Central, an entrepreneur co- working hub, bar, restaurant and event space. In Bali, Indonesia, it owns Vision Villa Retreat and Genius Café, an entrepreneur beach club. In South Africa, it owns Tau Game Lodge and Matla Lodge, both safari lodges on the Madikwe Game Reserve. Each venue operates as a local campus for events and courses that take place on GeniusU. When GeniusU hosts global summits, accelerator programs and microschools live, they are also attended by groups at our campus venues, who then spend extra on food and beverage, accommodation and additional courses.

In the fiscal year ended December 31, 2021, revenues were $3.1 million. This accounted for 37% of the revenue for the Group. In the fiscal year ended December 31, 2022, the revenue were $4.7 million.

During 2020, we divided our campus venues into the following three models: Our café model, our central model and our resort model. We then developed the operating systems and training systems during the COVID-19 pandemic to be able to expand the three models via licensing to venue partners post-pandemic.

Entrepreneur Resorts will spin off from the Group by end of September 2023 and the financials are adjusted for in the pro forma calculation.

Our Genius Café Model: Our Genius Café model is based on our Genius Café in Sanur. This is a 141-seat beach-front venue on Sanur Beach, Bali, with the land leased on an annual renewable basis with Mercure Hotel. The café offers healthy food, drinks, networking events, education courses and co-working for Bali’s entrepreneur community. It has developed a reputation as one of the top destinations for entrepreneurs in Bali and is currently ranked No.3 out of 431 restaurants in Sanur.

Our Genius Central Model: Our Genius Central model is based on our Genius Central in Singapore. This is a 177-seat bar, restaurant, education and co-working space for entrepreneurs in Far East Square, in the center of Singapore’s business district. The venue serves as a city campus for our education programs, and despite opening in March 2020 just as the COVID-19 pandemic began, it is gaining a reputation as a key destination for entrepreneurs in Singapore to meet and attend events.

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Our Genius Resort Model: Our Genius Resort model is based on our three resort locations. Vision Villa Resort in Bali, based in Gianyar on the East Coast of Bali next to the Bali Safari Park, has 17 guest rooms, a conference center, spa and a Genius Café on site. Tau Game Lodge, in Madikwe Game Reserve in South Africa, has 30 guest rooms, a conference center, spa and daily safari drives. Matla Game Lodge, adjacent to Tau, is a Private Members’ lodge with 7 guest rooms and is managed by the same team that manages Tau. These venues have been hosting to GeniusU events and retreats, and our post-pandemic plan is to build a calendar of workshops and retreats that enable our students to attend our education programs in our resort locations.

During 2020, the Café model operated at 20% capacity with 37,185 orders and $342,238 revenue. The Central Model operated at 24% capacity with 36,182 orders and $500,629 revenue. The resort model operated at 26% capacity with 8,538 room nights and $1,172,699 revenue. In total, the locations operated at 24% capacity as a result of COVID-19.

In the meantime, we have utilized the additional time we have had during 2020 to develop our license model to attract venue partners to launch additional venues. We have created three models based on our café model, central model and resort model. In each model, venue partners pay $32,000 for initial training and consulting, in which we support the setup of the campus venue with setup support, brand guidelines, interior design review, construction support and pre-opening inspection. The venue partner then pays 4% of net sales on an ongoing basis as a royalty fee, and 4% of net sales on an ongoing basis for marketing and use of the GeniusU platform to manage their community and operations.

Since launching the license model in 2021, we have attracted venue partners in Australia, Japan, England, Greece and South Africa. Our plan is to continue to grow Entrepreneur Resorts via our license model, in order to provide a campus venue model for our community partners who seek a GeniusU campus in their city or location.

During 2023 we plan to spin-off entrepreneur resorts and focus on our core business – education.

Education Angels

Education Angels is one of the five Acquisitions. The company is a New Zealand-based home childcare and education company. Genius Group Ltd entered into an agreement to purchase Education Angels in November 2020 and completed the acquisition in April, 2022 for a purchase price of $1.9 million. The company has a model to train childcare professionals as educators for children from 0-5 years old, developing 21st century play and discovery skills as the first step in the Genius School curriculum. We plan to expand this model globally via our Edtech platform, with home educators certified on GeniusU.

The company generates revenue from parents of young children from 0-5 years old paying for an Education Angels’ trained educator to both educate and care for their child. Educators within a region can provide education and care for up to 4 children at a time and are supervised by trained teachers. Education Angels is required to be approved by the NZ Ministry of Education (MOE) in order to operate and receive government funding. Education Angels is approved by the MOE and 50% of Education Angels’ Educator fees are paid for by the NZ Government.

In 2020 the company had 630 home educated students and revenue was $1.1 million. In the fiscal year ended December 31, 2021, revenues were $0.9 million. In the fiscal year ended December 31, 2022, revenue were $0.9 million. This accounted for 4% of the pro forma revenue for the Group.

Education Angels has its head office in Wellington, New Zealand. The company has 20 staff and educators based throughout New Zealand. For details of the current and future product range of Education Angels, please see the “Our Genius Curriculum” section above. For details of our growth plans for Education Angels, please see the “Our Four-Step Growth Plan” above.

E-Square

E-Square is one of the five Acquisitions. E-Square is an entrepreneur education campus in South Africa, providing a full range of programs from pre-primary through primary school, secondary school and vocational college. Genius Group Ltd entered into an agreement to purchase E-Square in November 2020 and completed the acquisition in May, 2022 for a purchase price of $3.8 million.

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In 2020 E-Square had 546 students and revenues of $0.8 million. In the fiscal year ended December 31, 2021, revenues were $0.7 million. In the fiscal year ended December 31, 2022, revenues were $0.6 million. This accounted for 2% of the pro forma revenue for the Group.

E-Square generates revenue from students attending their pre-primary, primary and secondary schools, together with their vocational college. Prior to the pandemic, E-Square developed their education system into a hybrid model where students attended classes while completing assignments online on their smart phones. As a result, students can attend teacher-led classes both in person and virtually. When the pandemic resulted in school closures in South Africa, E-Square was able to continue its operations online without undue disruption.

E-Square’s school curriculum is focused on building vocational and entrepreneurial skills, and its schools are approved by the South Africa Department of Education. It is also a certified Microsoft Training Partner and has developed interactive technology courses for students online.

E-Square has its campus in Nelson Mandela Bay Square, Port Elizabeth, South Africa. The school has 35 staff and in 2020 the school had 169 primary school students, 209 secondary school students, 90 matric school students and 78 students in vocational training.

We plan to integrate E-Square’s offering globally through courses, camps and delivery of a full primary school and high school curriculum, and our goal is to integrate E-Square’s innovative approach and courses with GeniusU’s Edtech platform and curriculum in order to be accessible to our global community. We are also expanding our faculty, partnerships and campuses so that primary and high school students can receive their education and high school diploma online, via guided home schooling or via our campuses and partner schools. For details of the current and future product range of Education Angels, please see the “Our Genius Curriculum” section above. For details of our growth plans for Education Angels, please see the “Our Four-Step Growth Plan” above.

University of Antelope Valley

University of Antelope Valley (UAV) is one of the five Acquisitions. UAV is an accredited university based on a 10-acre campus in Lancaster, California. It offers career-focused on-campus and online programs at the master’s, bachelor’s and associate degree level, as well as certificate and continuing education programs in several high-demand sectors. In August 2022, Genius Group Ltd completed the acquisition of University of Antelope Valley for $14.5 million of purchase consideration, with a top up consideration paid based on the performance of UAV in 2022, 2023 and 2024.

In the fiscal year ended December 31, 2020, UAV had revenues of $10.1 million revenue. In the fiscal year ended December 31, 2021, revenues were $9.0 million. In the fiscal year ended December 31, 2022, revenues were $8.1 million. This accounted for 35% of the pro forma revenue for the Group. Of the student intake over the last three years, 50% were between 18 and 24 years old, 28% were between 25 and 30 years old, 14% were between 31 and 39 years old, and 8% were over 40 years old.

UAV has its campus in Lancaster, California, USA. The campus includes lecture rooms, labs, student accommodation, a student center, restaurant, bar, indoor multi-purpose sports complex and administration offices. The university has 165 staff and in 2020 had 3,100 students attending career-focused programs at the master’s, bachelor’s, and associate Degree-level, as well as Certificate Programs and Continuing Education Courses in the sectors of psychology, business management, hospitality management, education, criminal justice, and sports management, healthcare management, EMS, nursing, electrical engineering, and career training in culinary arts, emergency care technician, fire science, medical assistant, paramedic, pharmacy technician, vocational nursing.

Since its inception, the University also has a history of collaborations with industry partners, including the City of Lancaster and the City of Palmdale, Lockheed Martin, Multiple Local Law Enforcement Agencies, Boeing, The Los Angeles County Fire Department, and Antelope Valley Hospital, to name a few. These long-term partnerships have made UAV a preferred destination campus for students seeking high-quality employer-approved programs. As a result of this premium brand reputation, over 40% of the students who attend UAV receive permanent employment opportunities during their externships.

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UAV is approved for Title IV federal loans, grants and other federal, state and private financial aid. It is also SEVIS-approved for qualified international students.

The University of Antelope Valley was directly impacted by the coronavirus outbreak (COVID-19). On January 31, 2020, U.S. Health and Human Services Secretary declared a public health emergency for the United States. In response to COVID-19, the University of Antelope Valley temporarily halted significant portions of its operations. University of Antelope Valley reported a decline in revenue of 16% in 2020; however, cost reduction measures and government support assisted in minimizing the impact and the company reported an increase in net profit after tax of 406%. In March 2020, the Institution received approval for total of $1,613,796 grants through the Higher Education Emergency Relief Fund (HEERF) under the Coronavirus Aid, Relief and Economic Security Act (Cares Act). In May 2020, the Institution received approval for a $1,136,120 note payable through the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief and Economic Security Act (Cares Act). This note was forgiven in November 2020, and the forgiveness was recorded as accrued other income during the fiscal year ended December 31, 2021.

UAV Courses

UAV currently runs the following certificate programs, associate degree programs, bachelor’s degree programs and master’s degree programs. Programs range from $13,000 to $30,000 in tuition fees per year, and programs are from one year to three years in duration. The following are the programs UAV currently offers:

➢	Certifications in: Culinary Arts & Restaurant Management, Emergency Medical Technician, Massage Therapy, Medical Assistant, Medical Billing & Coding, Paramedic, Pharmacy Technician, Professional Baking & Pastry, and Vocational Nursing.
➢	Associate Degrees in: Allied Health, Business Management, Criminal Justice, Fire Science, Health & Fitness, Healthcare Management, Hospitality Management and Paramedic Science.
➢	Bachelor’s Degrees in: Business Management, Communication, Criminal Justice, Electrical Engineering, Health Fitness Specialist, Healthcare Management, Hospitality Management, Psychology and Sports Management
➢	Master’s Degrees in: Business Administration, Criminal Justice and Education.

A key aspect regarding UAV’s WASC approved programs is that UAV can establish new courses or “concentrations” based on its current approved programs by modifying elements of the programs without additional approvals needed. For example, UAV can add a ‘concentration’ of ‘international marketing’ to its current WASC approved course, Master’s in Business Administration, and immediately establish a new ‘approved’ course entitled, “Master’s in Business Administration — Entrepreneurship,” without needing additional approval from WASC. This can be replicated for all of the current bachelor’s and master’s degree programs that have been approved by WASC that UAV currently offers, both on-ground and online.

UAV Accreditations

UAV currently has accreditations with the following organizations and accrediting bodies:

➢	WASC (WASC Senior College & University Commission — WSCUC): The WASC Senior College and University Commission is a regional accrediting agency serving a diverse membership of public and private higher education institutions throughout California, Hawaii, and the Pacific as well as a limited number of institutions outside the U.S. The WASC Senior College and University Commission (WSCUC) is recognized by the U.S. Department of Education as certifying institutional eligibility for federal funding in a number of programs, including student access to federal financial aid.
➢	US Department of State for the International Exchange Programs (I-20 SEVP- F1 Visa): Student and Exchange Visitor Program (SEVP) certification allows institutions to issue Forms I-20, “Certificate of Eligibility for non-immigrant Student Status,” to prospective international students after admitting them for a course of study. Prospective international students then use the Form I-20 to apply for a visa to enter the United States.

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➢	Commission on Accreditation of Allied Health Education Programs (CAAHEP): The Commission on Accreditation of Allied Health Education Programs is the largest programmatic accreditor of the health sciences professions. In collaboration with its Committees on Accreditation, CAAHEP reviews and accredits over 2100 individual education programs in 32 health science occupations. CAAHEP accredited programs are assessed on an ongoing basis to assure that they meet the Standards and Guidelines of each profession. CAAHEP is recognized by the Council for Higher Education Accreditation (CHEA). CAAHEP is also a member of the Association of Specialized & Professional Accreditors (ASPA).
➢	Bureau for Private Postsecondary Education (BPPE): The Bureau protects students and consumers through the oversight of California’s private post-secondary educational institutions by conducting qualitative reviews of educational programs and operating standards, proactively combating unlicensed activity, impartially resolving student and consumer complaints, and conducting outreach.
➢	Emergency Medical Services Agency — Los Angeles County (EMS): The EMS Agency is responsible for planning, implementing, monitoring, and evaluating the local EMS system. This includes establishing policies, addressing the financial aspects of system operation, and making provisions for collection, analysis, and dissemination of EMS related data. Also, the EMS Agency is responsible for establishing operational policies and procedures; designating EMS base hospitals and specialty care centers, such as trauma centers; developing guidelines, standards and protocols for patient treatment and transfer; implementing a prehospital ALS program; certifying and accrediting prehospital medical care personnel; and approving EMS personnel training programs.
➢	Commission on Accreditation for Prehospital Continuing Education (CAPCE): CAPCE Accredited certificates of attendance provide EMS professionals with the documentation required for maintaining their EMS license and/or NREMT certification.
➢	Board of Vocational Nursing & Psychiatric Technicians (BVNPT): The mission of the California Board of Vocational Nursing and Psychiatric Technicians (Board) is to protect the public. Public protection is paramount to the Board and its highest priority in exercising its licensing, regulatory, and disciplinary functions.
➢	California Board of Registered Nursing (BRN): The Board of Registered Nursing protects and advocates for the health and safety of the public by ensuring the highest quality registered nurses in the state of California.
➢	US Department of Veterans Affairs (VA): VA education benefits help Veterans, service members, and their qualified family members with needs like paying college tuition, finding the right school or training program, and getting career counseling.
➢	Council for Higher Education Accreditation (CHEA): The Council for Higher Education Accreditation (CHEA) is a United States organization of degree- granting colleges and universities. It identifies its purpose as providing national advocacy for self-regulation of academic quality through accreditation in order to certify the quality of higher education accrediting organizations, including regional, faith-based, private, career, and programmatic accrediting organizations. The organization has approximately 3,000 academic institutions as members and currently recognizes approximately 60 accrediting organizations. CHEA is based in Washington, DC.
➢	National Association of Intercollegiate Athletics (NAIA): The National Association of Intercollegiate Athletics (NAIA), headquartered in Kansas City, Mo., is a governing body of small athletics programs that are dedicated to character-driven intercollegiate athletics. Since 1937, the NAIA has administered programs dedicated to championships in balance with the overall college educational experience. Each year more than 77,000 NAIA student-athletes have the opportunity to play college sports, earn over $800 million in scholarships, and compete for a chance to participate in 27 national championships.
➢	California Commission on Teacher Credentialing: University of Antelope Valley is seeking initial institutional approval by the California Commission on Teacher Credentialing. This approval would allow the University of Antelope Valley to sponsor educator preparation programs in California. Interested parties are invited to submit comments that may help to inform the Commission of substantive issues regarding this institution.

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UAV Student Funding

Prior to enrolling at UAV, all students are encouraged to explore the availability of financial aid funding through state and federal agencies. The majority of financial aid available to students is provided by the Federal Government and referred to as Title IV Aid. This includes the Federal Pell Grant, Federal Supplemental Educational Opportunity Grant (FSEOG), Federal Work-Study (FWS), Federal Direct Loan Program, and Parent Loans for Undergraduate Students (PLUS). Also, students may be eligible to participate in institutional or private loan programs that enable students to contribute to his/her education while in college. The university is also eligible to participate in several state agency programs.

UAV Growth Plan

We have provided details on how we plan to integrate and expand UAV’s product offering as part of our Genius Curriculum in the sections “Our Genius Curriculum” and “Our Four-Step Growth Plan” above.

In addition, we plan to expand UAV’s growth in courses and student numbers in Lancaster. As part of the acquisition process, WSCUC’s Structural Change Committee conducted a review of the acquisition from March to May 2021. This included interviews with owners, management, faculty and students, together with review of our transition plan and growth plans for UAV. WSCUC approved the acquisition based on these interviews and plans, and below are highlighted elements.

Property Investors Network

Property Investors Network (PIN) is one of the five Acquisitions. PIN refers to Property Investors Network Ltd combined with its sister company Mastermind Principles Limited, a United Kingdom (“U.K.”) private limited company. PIN is a U.K.-based company that provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person. We believe that PIN is the largest property investor network in England based on student numbers, with almost 164,000 students, of which 76,700 are free students and 67,987 are paying students. On November 30, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Property Investors Network Ltd and Mastermind Principles Limited for purchase consideration of $29.7 million and completed the acquisition in April, 2022.

PIN has a digital education and event model for investor education that Genius Group plans to expand globally via its Edtech platform.

In 2020 PIN had revenues of $4.6 million. In the fiscal year ended December 31, 2021, revenues were $5.1 million. In the fiscal year ended December 31, 2022, revenues were $3 million. This continued to account for 13% of the pro forma revenue for the Group.

PIN’s students join PIN online or via the fifty city chapters managed by PIN City Hosts. Each City Host is an active property investor and each monthly event is attended by property investors in the local area, where they learn from guest speakers and share opportunities.

PIN generates revenues from event and membership fees, and from members purchasing property, education courses and mentorship. These include two-day summits, six-week microcourses and twelve-month mentorships. During the pandemic all events and programs became completely virtual, and revenues saw an increase.

We are integrating to expand PIN’s city host model globally, to integrate it with GeniusU’s own City Leader model and to manage all PIN’s events and community on the GeniusU Edtech platform. We also are extending PIN’s courses and certification programs to grow its faculty globally, and to integrate its financial literacy, investment literacy and business communication courses in our high school and university programs. We see these skills as being important parts of our global curriculum. For details of the current and future product range of PIN, please see the “Our Genius Curriculum” section above. For details of our growth plans for PIN, please see the “Our Four-Step Growth Plan” above.

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Revealed Films

Revealed Films is one of the five Acquisitions. The company is a Delaware based Film Production Company. Genius Group Ltd entered into an agreement to purchase Revealed Films on October 3, 2022 for a purchase price anticipated to be approximately $20.4 million with earnout and claw back payments in 2023, 2024 and 2025 that are contingent on meeting certain revenue and profitability criteria. The company is a film production company based in Utah that launches three to four docu-series per year covering topics such as wealth building, health and nutrition, medical issues, religion, and political matters. The acquisition will enable Genius Group to enhance and supplement its always-evolving curriculum with high-quality entrepreneurial education videos.

Revealed Films Inc. was founded in 2017 by award-winning filmmaker and television producer Jeff Hays and wellness and business expert Patrick Gentempo.

In 2022 the company had 36 staff working as an employee and contractor and the revenues were $5.9 million. This accounted for 25% of the pro forma revenue for the Group.

Revealed has its head office in Utah, United States. The company’s staff is based throughout the United States. For details of the current and future product range of Revealed Films please see the “Our Genius Curriculum” section above. For details of our growth plans for Revealed Films, please see the “Our Four-Step Growth Plan” above.

Regulation

Our adult education and training are conducted globally without the need to comply with any particular education regulations. Our school and university operations do need to comply with education regulations in various countries. The following discussion summarizes the most significant laws, rules and regulations that affect our operations in the following countries:

Early Learning Regulation in New Zealand, related to Education Angels

Education Angels is required to be approved by the NZ Ministry of Education (MOE) in order to operate and receive government funding. Education Angels is approved by the MOE and 50% of Education Angels’ Educator fees are paid for by the NZ Government. The Education and Training Act 2020 and the Education (Early Childhood Services) Regulations 2008 are the regulations that must be met by services in order for them to hold a license and to receive government funding. The standards we are monitored on and are required to meet include:

➢	Delivery of the New Zealand national curricular framework
➢	Compliance with the Health and Safety standards, governance and premises standards of the regulations.
➢	An excellent quality of staff-child interaction
➢	Interesting learning resources and programs that engage children
➢	Engagement and effective communication with families and communities
➢	Positive home learning environments that reinforce learning
➢	Maintaining the specific number of qualified teachers and persons responsible.

As is common with many countries, New Zealand does not require early learning educators to be qualified. However, in order to receive funding, licensed home-based services require one or more coordinators with a recognized early childhood education (ECE) teach qualification and a current practicing certificate.

Education Angels is currently meeting all requirements in order to maintain its MOE approval.

Expansion of Education Angels to new countries will require similar MOE or DOE approvals in each country in order for the company and parents to benefit from government financing.

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School Regulation in South Africa, related to E-Square

The South African Constitution permits anyone to establish private school, on the basis that the school may not discriminate on the basis of race and it must offer education of a quality not inferior to comparable public schools. All private schools must be registered with the Department of Education (DOE) in accordance with the South African Schools Act (SASA), 1996. A private school may not operate unless it is registered with the education department of the province in which it is situation. In the case of E-Square, this is Port Elisabeth, South Africa.

Certain provinces have additional requirements to be met in order to qualify for potential local government funding options. However, given the challenges and potential unreliability in these options, E-Square does not currently receive local government funding, and all education is funded by students and their parents.

University Regulation in the U.S. relevant to UAV

UAV is subject to extensive regulation by the U.S. Department of Education (DOE) and Western Association of Schools and Colleges, Senior College and University Commission (WASC). The regulations, standards and policies of these agencies cover UAV’s educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, finances, results of operations and financial condition.

As an institution of higher education that grants degrees and certificates, UAV is required to be authorized by WASC. In addition, in order to participate in the federal programs of student financial assistance for our students, UAV must be accredited by an accrediting commission recognized by the DOE. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting commission and the stated aims and purposes of the institution. The Higher Education Act requires accrediting commissions recognized by the DOE to review and monitor many aspects of an institution’s operations and to take appropriate action if the institution fails to meet the accrediting commission’s standards.

UAV’s operations are also subject to regulation by the DOE due to our participation in federal student financial aid programs under Title IV of the Higher Education Act, which we refer to in this Prospectus as the Title IV programs. The Title IV programs include educational loans with below-market interest rates that are guaranteed by the federal government in the event of a student’s default on repaying the loan, and also grant programs for students with demonstrated financial need. To participate in the Title IV programs, a school must receive and maintain authorization by the appropriate state education agency or agencies, be accredited by an accrediting commission recognized by the DOE, and be certified as an eligible institution by the DOE.

UAV is currently in good standing with WASC and a WASC reaffirmation process was completed in 2021. It is a routine approval process that is conducted by WASC every 6, 8 or 10 years after initial accreditation. It is a year-long process which was completed by November 2021 at the WASC Commission. All BA and MA degree programs at UAV are approved for both in-person and online delivery. In addition, UAV requires and has secured the additional accreditations and approvals from the following approval bodies in order to deliver our education programs:

➢	U.S. Department of State for the International Exchange Programs (I-20 SEVP — F1 Visa)
➢	Commission on Accreditation of Allied Health Education Programs
➢	Bureau for Private Postsecondary Education
➢	California Board of Registered Nursing
➢	U.S. Department of Veterans Affairs
➢	Council for Higher Education Accreditation
➢	Official SAT Test Site
➢	California SBDC Partner
➢	Commission on Accreditation for Prehospital Continuing Education
➢	California Massage Therapy Council
➢	Council for Higher Education Accreditation
➢	Los Angeles County Emergency Medical Services Agency
➢	Board of Vocational Nursing and Psychiatric Technicians
➢	National Association of Intercollegiate Athletics

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Our business activities are planned and implemented to comply with the standards of these bodies and regulatory agencies. We employ a full-time director of compliance who is knowledgeable about regulatory matters relevant to student financial aid programs and our chief financial officer and general counsel also provide oversight designed to ensure that we meet the requirements of our regulated operating environment.

Regulation of Federal Student Financial Aid Programs, related to UAV

To be eligible to participate in the Title IV programs, an institution must comply with specific requirements contained in the Higher Education Act and the regulations issued thereunder by the Department of Education. An institution must, among other things, be licensed or authorized to offer its educational programs by the state in which it is physically located (in our case, California) and maintain institutional accreditation by an accrediting commission recognized by the DOE. We are currently certified to participate in the Title IV programs.

The substantial amount of federal funds disbursed to schools through the Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit educational institutions have caused Congress to require the DOE to exercise considerable regulatory oversight over for-profit educational institutions. As a result, our institution is subject to extensive oversight and review. Because the DOE periodically revises its regulations and changes its interpretations of existing laws and regulations, we cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.

In general, the criteria that institutions must meet in order to remain qualified for Title IV funding include:

Administrative capability. The DOE regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in Title IV programs. To meet the administrative capability standards, an institution must, among other things: comply with all applicable Title IV program requirements; have an adequate number of qualified personnel to administer Title IV programs; have acceptable standards for measuring the satisfactory academic progress of its students; not have student loan cohort default rates above specified levels; have various procedures in place for awarding, disbursing and safeguarding Title IV program funds and for maintaining required records; administer Title IV programs with adequate checks and balances in its system of internal controls; not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension; provide financial aid counseling to its students; refer to the DOE’s Office of Inspector General any credible information indicating that any student, parent, employee, third-party servicer or other agent of the institution has engaged in any fraud or other illegal conduct involving Title IV programs; submit all required reports and financial statements in a timely manner; and not otherwise appear to lack administrative capability. If an institution fails to satisfy any of these criteria, the DOE may require the institution to repay Title IV funds its students previously received, change the institution’s method of receiving Title IV program funds, which in some cases may result in a significant delay in the institution’s receipt of those funds, place the institution on provisional certification status or commence a proceeding to impose a fine or to limit, suspend or terminate the institution’s participation in Title IV programs. If the DOE determines that UAV fails to satisfy its administrative capability requirements, then the institution’s students could lose, or be limited in their access to, Title IV program funding.

Financial responsibility. The WASC and DOE regulations establish extensive standards of financial responsibility that institutions such as ours must satisfy to participate in Title IV programs. The DOE evaluates institutions for compliance with these standards on an annual basis based on the institution’s annual audited financial statements as well as when the institution applies to the DOE to have its eligibility to participate in Title IV programs recertified. The most significant financial responsibility standard is the institution’s composite score, which is derived from a formula established by the DOE based on three financial ratios: (1) equity ratio, which measures the institution’s capital resources, financial viability and ability to borrow; (2) primary reserve ratio, which measures the institution’s ability to support current operations from expendable resources; and (3) net income ratio, which measures the institution’s ability to operate at a profit or within its means. The DOE assigns a strength factor to the results of each of these ratios on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and positive 3.0 reflecting financial strength. The DOE then assigns a weighting percentage to each ratio and adds the weighted scores for the three ratios together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible without the need for further DOE oversight. In addition to having an acceptable composite score, an institution must, among other things, provide the administrative resources necessary to comply with Title IV program requirements, meet all of its financial obligations including required refunds to students and any Title IV liabilities and debts, be current in its debt payments and not receive an adverse, qualified or disclaimed opinion by its accountants in its audited financial statements.

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If the DOE determines that an institution does not meet the financial responsibility standards due to a failure to meet the composite score or other factors, the institution should be able to establish financial responsibility on an alternative basis permitted by the DOE. This alternative basis could include, in the DOE’s discretion, posting a letter of credit, accepting provisional certification, complying with additional DOE monitoring requirements, agreeing to receive Title IV program funds under an arrangement other than the DOE’s standard advance funding arrangement, such as the reimbursement method of payment or heightened cash monitoring, or complying with or accepting other limitations on the institution’s ability to increase the number of programs it offers or the number of students it enrolls. Any requirement to post, maintain or increase a letter of credit or other sanctions that may be imposed by the DOE could increase our cost of regulatory compliance and could affect our cash flows. If our U.S. Institutions are unable to meet the minimum composite score requirement or comply with the other standards of financial responsibility, and could not post a required letter of credit or comply with the alternative bases for establishing financial responsibility, then students at UAV could lose their access to Title IV program funding.

C. Organizational Structure

The nine companies within the Group are as follows:

Genius Group Ltd is the holding company that is listed on NYSE American. It is currently a Singapore public limited company that following the various completed acquisitions and completed funding.

Genius Group Ltd operates as the owner of the group of companies, providing strategic management, accounting, legal and human resources services to the companies within the Group, in addition to managing investor relations. It derives revenues from management fees, and together with GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts makes up the Pre-IPO Group. In the fiscal year ended December 31, 2021, Pre-IPO Group revenues were $8.3 million. In the fiscal year ended December 31, 2022, the audited financial revenue were $18.2 million and the pro forma revenue of $23.5 million.

GeniusU Ltd is the Edtech company within Genius Group. GeniusU Ltd provides the technology that enables us to grow our acquisitions as Edtech companies with its Edtech platform, AI digital assistant, personalized learning and global community. This is what we believe gives Genius Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path and access the courses and content of all our acquisition companies from anywhere in the world. GeniusU Pte Ltd converted from a Singapore private limited company to a Singapore public limited company (unlisted) in May 2021.

GeniusU provides free assessments and courses to students, enabling a high volume and low cost of acquisition of new students across all age ranges. A percentage of these students in turn upgrade and pay for events, courses and products on the GeniusU Edtech platform, guided by our Genie AI digital assistant. A further percentage of these paying students then upgrade to our annual memberships, mentoring and certification programs, where many choose to become certified as faculty and partners. They in turn host their own events, courses and products on GeniusU.

At the end of 2022, GeniusU had 3.11 million students of which 3.06 million were free students, 43,136 had upgraded to paying students and 13,005 had upgraded to become faculty or partners. Total students grew by 17% with 444,290 new students joining in at December 31, 2022, paying students grew by 15% and our faculty and partners grew by 27% as we released a range of new tools on GeniusU for teachers, trainers and mentors to create their own events, courses and products.

GeniusU generates revenue from education programs hosted on GeniusU by our partners together with revenue from education programs that form our entrepreneur curriculum. The six other companies in the Group benefit from GeniusU’s ability to integrate, digitize and distribute their education programs across different age groups, and the Group in turn benefits from increasing the lifetime value and spend of each student by providing a lifelong learning pathway.

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Entrepreneurs Institute is a Singapore-based company that owns and develops the entrepreneur education curriculum and tools in the Group, used by many of the leading fast-growth high-tech companies in the world. In August 2019, Genius Group Ltd acquired Entrepreneurs Institute for $8 million.

Entrepreneurs Institute historically generated revenue from education programs and tools including under the Wealth Dynamics, Talent Dynamics and Impact Dynamics brands. It also ran the Global Entrepreneur Summit series in Asia, Australia, Africa, Europe and the U.S., and was the first company to bring its community of entrepreneurs onto the GeniusU Edtech platform.

Prior to the acquisition, Genius Group Ltd received 10% to 30% of Entrepreneurs Institute’s revenue as a platform fee. Following the acquisition of Entrepreneurs Institute, all products have been converted to digital offerings on GeniusU, and all revenues and costs of Entrepreneurs Institute have subsequently been absorbed into GeniusU Ltd, with 100% of revenue becoming Edtech platform revenue in 2020.

The growing community within Entrepreneurs Institute has provided a test bed for GeniusU to grow and to now attract other educators to follow a similar model for global expansion. The loyalty of entrepreneurs within the community is demonstrated by examples of going from startup to high-growth, initial public offering, and exit over the last 20 years, and now supporting the creation of the Genius Group curriculum for their own children.

Entrepreneur Resorts is a public listed company on the Main Board of the Merj Seychelles Stock Exchange (ticker: ERL) that we believe is the world’s leading group of resorts, retreats and co-working cafes for entrepreneurs and prior to acquisition operated as a sister company to Genius Group Ltd and Entrepreneurs Institute. The company owns entrepreneur resorts in Bali and South Africa which run entrepreneur retreats and workshops. It also owns Genius Café, an entrepreneur beach club in Bali, and Genius Central, an entrepreneur co-working hub in Singapore. It plans to expand with a license model to other locations around the world. We are in process to spin-off Entrepreneur resorts and focus on our core business, education.

Each Entrepreneur Resorts venue operates as a local campus for events and courses that take place on GeniusU. When GeniusU hosts global summits, accelerator programs and microschools live, they are also attended by groups at our Entrepreneur Resorts venues, who then spend extra on food and beverage, accommodation and additional courses. In 2020, despite COVID-19 restrictions in our countries of operation, the demand for connecting and learning in our community still resulted in $2 million in campus revenue, which was generated from food & beverage revenue and accommodation revenue. This was a drop from the $4.4 million in 2019. In the fiscal year ended December 31, 2021, revenues were $3.1 million. This accounted for 37% of the revenue for the Group. In the fiscal year ended December 31, 2022, the revenue were $4.7 million.

Genius Group Ltd entered into a further five acquisition agreements with five education companies that we plan to integrate with GeniusU and our Genius Curriculum. These form the Acquisitions detailed below:

Education Angels is a New Zealand-based home childcare and education company. Genius Group Ltd entered into an agreement to purchase Education Angels in November 2020 and completed the acquisition in April, 2022 for a purchase price of $1.9 million. The company has a model to train childcare professionals as educators for children from 0-5 years old, developing 21st century play and discovery skills as the first step in the Genius School curriculum. We completed the acquisition of Education Angels on April 30, 2022 and are expanding this model globally via our Edtech platform, with home educators certified on GeniusU.

The company generates revenue from parents of young children from 0-5 years old paying for an Education Angels’ trained educator to both educate and care for their child. Educators within a region can provide education and care for up to 4 children at a time and are supervised by trained teachers. In New Zealand, Education Angels is approved and licensed by the New Zealand Department of Education, and the government funds 50% of the education.

In the fiscal year ended December 31, 2021, revenues were $0.9 million. In the fiscal year ended December 31, 2022, revenue were $0.9 million. This accounted for 3% of the pro forma revenue for the Group.

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We are integrating to expand this model globally via our Edtech platform, with home educators certified on GeniusU and parents participating in courses on GeniusU to guide their child’s development in a more personalized way. This will take place as both a parent-funded model and a government funded model in the countries where government funding is available. We are also expanding Education Angels’ home-based education model to primary school age, in order to provide parents with the option of guided home schooling in our curriculum.

E-Square is an entrepreneur education campus in South Africa, providing a full range of programs from pre- primary through primary school, secondary school and vocational college. Genius Group Ltd entered into an agreement to purchase E-Square in November 2020 and completed the acquisition in May, 2022 for a purchase price of $3.8 million. E-Square’s training programs are government-funded, corporate- sponsored, and include a partnership with Microsoft Imagination Academy, providing technology skills to students. We plan to expand this model globally via our Edtech platform, faculty certifications and licenses to schools and vocational colleges.

E-Square generates revenue from students attending their pre-primary, primary and secondary schools, together with their vocational college. Prior to the pandemic, E-Square developed their education system into a hybrid model where students attended classes while completing assignments online on their smart phones. As a result, students can attend teacher-led classes both in person and virtually. When the pandemic resulted in school closures in South Africa, E-Square was able to continue its operations online without undue disruption.

E-Square’s school curriculum is focused on building vocational and entrepreneurial skills, and its schools are approved by the South Africa Department of Education. It is also a certified Microsoft Training Partner and has developed interactive technology courses for students online.

In the fiscal year ended December 31, 2021, revenues were $0.7 million. In the fiscal year ended December 31, 2022, revenues were $0.6 million. This accounted for 2% of the pro forma revenue for the Group. We plan to integrate E-Square’s offering globally through courses, camps and delivery of a full primary school and high school curriculum, and our goal is to integrate E-Square’s innovative approach and courses with GeniusU’s Edtech platform and curriculum in order to be accessible to our global community. We are also planning expanding our faculty, partnerships and campuses so that primary and high school students can receive their education and high school diploma online, via guided home schooling or via our campuses and partner schools.

University of Antelope Valley (UAV) is an accredited university based on a 10-acre campus in Lancaster, California. It offers career-focused on-campus and online programs at the master’s, bachelor’s and associate degree level, as well as certificate and continuing education programs in several high-demand sectors. Genius Group Ltd entered into an agreement to purchase UAV in March 2021 and closed the acquisition in August, 2022 for purchase price of $14.5 million with an additional top up consideration paid based on the performance of UAV in 2022, 2023 and 2024.

The university is WASC accredited with Title IV approval from the US Department of Education, offering federally-backed student loans. It is also SEVP-certified, enabling the participation of foreign students. Originally established as a Medical College, the University currently has a focus on building vocational skills in the business, communications, legal and medical fields. Full details of UAV’s certifications and certifying bodies is provided in the “Our Accreditations” section below.

During the pandemic UAV pivoted from on-campus education to a fully online education model with a drop in revenues that is expected to be short-term. In the fiscal year ended December 31, 2021, revenues were $9.0 million. In the fiscal year ended December 31, 2022, revenues were $8.1 million. This accounted for 35% of the pro forma revenue for the Group. We are in the process of digitizing UAV’s certificate and degree programs on our GeniusU Edtech platform, and to enhance these programs with GeniusU’s entrepreneur curriculum and learning tools in order that our students globally can obtain a US accredited certificate or degree either virtually, through guided home study, via our global campuses or on campus in Lancaster, California.

Our plan is to also establish the campus of UAV in Lancaster to be the innovation lab for our global curriculum, in which we plan to attract faculty and corporate partnerships to develop relevant course content and curriculum that we can integrate, digitize and distribute globally via our GeniusU Edtech platform.

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Property Investors Network is a U.K.-based company that provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person. We believe that PIN is the largest property investor network in England based on student numbers. Genius Group Ltd entered into an agreement to purchase PIN in November 2020 and completed the acquisition in April, 2022 for a purchase price of $29.7 million. We completed the acquisition of PIN, which has a digital education and event model for investor education that we are expanding globally via our Edtech platform.

PIN’s students join PIN online or via the fifty city chapters managed by PIN City Hosts. Each City Host is an active property investor and each monthly event is attended by property investors in the local area, where they learn from guest speakers and share opportunities.

PIN generates revenues from event and membership fees, and from members purchasing property, education courses and mentorship. These include two-day summits, six-week microcourses and twelve-month mentorships. During the pandemic all events and programs became completely virtual and revenues saw an increase.

In the fiscal year ended December 31, 2021, revenues were $5.1 million. In the fiscal year ended December 31, 2022, revenues were $3 million. This continued to account for 11% of the pro forma revenue for the Group. We are expanding PIN’s city host model globally, to integrate it with GeniusU’s own City Leader model and to manage all PIN’s events and community on the GeniusU Edtech platform. We also plan to extend PIN’s courses and certification programs to grow its faculty globally, and to integrate its financial literacy, investment literacy and business communication courses in our high school and university programs. We see these skills as being important parts of our global curriculum.

Revealed Films Inc is a Utah based media production company that specializes in multi-part documentaries. Such documentaries and docuseries span various topics. From educational investment and entrepreneurial best practices by leading experts to hard hitting societal topics.

In the fiscal year ended December 31, 2021, revenues were $20.4 million. In the fiscal year ended December 31, 2022, revenues were $5.9 million. This accounted for 25% of the pro forma revenue for the Group. We plan to expand RF’s project production schedule, and developing curriculum to offer it on the GeniusU Edtech platform. We also plan to build key courses and certification programs to grow its speaker base globally.

The Company’s principal subsidiaries as at December 31, 2022 are as follows:

Name	Principal activities	Proportion of voting rights and shares held (directly or indirectly)	Country of Incorporation
GeniusU Ltd	Operating company including tech development platform	97%	Singapore
Wealth Dynamics Pte Ltd trading as Entrepreneurs Institute	IP holding company	100%	Singapore
Entrepreneur Resorts Ltd	Holding company – listed on Merj Exchange	95%	Seychelles
Entrepreneur Resorts Pte Ltd	Management company	95%	Singapore
Genius Central Singapore Pte Ltd	Hospitality operation	95%	Singapore
PT. Bali XL Vision Villa	Resort operation	95%	Indonesia
Tau Game Lodge (Pty) Ltd	Resort operation	95%	South Africa
Matla Game Lodge (Pty) Ltd	Resort operation	95%	South Africa
Education Angels In Home Childcare Limited	Early childhood education	100%	New Zealand
E-Squared Education Enterprises (Pty) Ltd	Primary and secondary education	100%	South Africa
University of Antelope Valley Inc.	Tertiary education	100%	USA
Property Investors Network Ltd	Investment education	100%	UK
Mastermind Principles Ltd	Investment education	100%	UK
Revealed Films Inc	Film Production	100%	USA

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D. Property, plants and equipment.

Facilities

Genius Group’s principal operational offices are located in Singapore under a lease for 7,469 square feet of office space with an annual rental cost of $0.45 million renewed September 2022 for a further three years. The Group has a remote working structure for most of our team globally.

GeniusU has its principal offices located in Singapore at the principal offices of Genius Group.

The Entrepreneur Resorts group has physical locations of operation as follows.

●	Singapore - Genius Central venue with a restaurant and meeting space.

●	South Africa - two resort lodges in Madikwe Game Reserve, with leased management offices in Pretoria.

●	Australia – administration and finance services for the group operate from serviced offices in Perth.

Our Acquisitions have physical locations of operation as follows.

●	Education Angels has a number of small education centers in New Zealand with its principal office in Wellington, New Zealand.

●	E-Square principal offices and university campus are in Port Elizabeth, South Africa under a lease on a rolling monthly basis.

●	UAV’s principal offices and university campus are in Lancaster, California. Genius Group has a right of first refusal and option to acquire the property, which expires two years after closing of the acquisition of UAV.

●	Property Investors Network has its principal offices in Birmingham, UK.

●	Revealed Films has its principal offices in Utah, USA.

Genius Group’s strategy is to leverage various global infrastructure and remote working methodologies to enable flexible and cost effective working environments for administrative and sales teams, whilst leasing or acquiring property required for location based operations.

Legal Proceedings

From time to time we may be subject to litigation and arbitration claims incidental to its business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against our business are successful, they may exceed the limits of applicable insurance coverage.

A. Directors and senior management.

The following table sets forth information regarding our executive officers and directors as of the date of this Prospectus.

Name	Age	Position with our Company
Roger James Hamilton	54	Chief Executive Officer and Chairman
Suraj Naik	38	Chief Technology Officer and Director
Erez Simha	59	Chief Financial Officer
Nic Lim	47	Director
Anna Gong	48	Director
Richard J. Berman	80	Director

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Roger James Hamilton has been our Chief Executive Officer and Chairman since 2015. He is also the founder and Chief Executive Officer of Entrepreneur Resorts Limited, a hospitality company and a subsidiary of Genius Group Ltd, since 2017, where he is responsible for the growth of the company’s resorts and beach clubs and led the company through its initial public offering in 2017. Mr. Hamilton is also founder and Chairman of Entrepreneurs Institute and GeniusU Ltd, which are both companies within Genius Group. Mr. Hamilton is a New York Times bestselling author and entrepreneur who mentors other entrepreneurs to grow their enterprises and find their flow. He holds a B.A. from the University of Cambridge.

Suraj Naik has been our Chief Technology Officer since 2017 and Director since 2020. Prior to joining the Group, Mr. Naik created an online event ticketing and registration platform, which he later sold to Idea Wave Labs. After successfully launching Wealth Dynamics and Millionaire Master Plan, where he was responsible for executing a 4-month campaign to ensure placement of The Millionaire Master Plan book on the bestsellers lists of the New York Times, USA Today, Amazon and Barnes & Noble, Suraj led the launch of GeniusU. Mr. Naik holds an MBA from James Cook University and a bachelor’s degree from Maharaja Sayajirao University.

Erez Simha has been our Chief Financial Officer since August 2022 to accelerate Genius Group’s global growth. Erez brings over 20 years of experience and a proven track record of scaling high-tech disruptive companies in multiple industries, including food-tech, blockchain, 3D printing, and digital assets. He held CFO and COO positions at multiple companies including Stratasys Ltd and Just Inc. Throughout his career, Erez brought these companies into the mainstream and has helped them globally by implementing infrastructure and building global teams and networks. He also brings with him intensive M&A and post-merger integration experience, which will serve Genius Group in its current strategy of growth through inorganic expansion.

Nic Lim has served as a Director since 2018. Mr. Lim brings 20 years of experience in high-growth technology companies to the Board. He is the founder of 8capita and Executive Chairman and founder of 8common Limited, a company focused on productivity and performance enhancing software, which he founded in 2012 and which listed on the Australian Securities Exchange in 2014 (8CO:ASX). In 1999, he co-founded Catcha.com, an internet media company, which has evolved and led to three initial public offerings of technology companies: Iproperty.com (IPP:ASX), Catcha Media (CHM:MAL), iCARAsia (ICQ:ASX). Mr. Lim holds bachelor’s degrees from the University of Technology Sydney and the University of Western Sydney.

Anna Gong is the Founder and CEO of Perx Technologies, the world’s first intelligent, autonomous loyalty and customer engagement platform. With more than 20 years of experience in global enterprise software, Ms. Gong has held growth and executive positions in numerous startups and prominent technology companies. Ms. Gong’s expertise and leadership in cloud computing and cutting-edge technologies has earned her recognition as a LinkedIn CEO Power Profile, winner of Singapore Women Entrepreneur Award and Top 100 Women in Tech in Singapore. Ms. Gong, a Tedx speaker is a sought-after thought leader and speaker on topics such as AI technology, building and scaling startups, leadership, and digital transformation. Ms. Gong holds a bachelor’s degree from the University of California, Los Angeles.

Richard J. Berman joined Genius Group as a Director since January 2022 and also serves as Genius Group’s Audit Committee Chair. He holds a BSc and an MBA degree from the Stern School of Business of NYU and U.S. and foreign law degrees. His business career spans over 35 years in senior management, mergers and acquisitions, and venture capital. He is a director of four public NASDAQ companies – Cryoport Inc., Comsovereign Holding Corp., BioVie Inc., and Context Therapeutics Inc., and over the last decade he has served on the board of six companies that have reached over one billion dollars in market cap – Cryoport, Advaxis, EXIDE, Internet Commerce Corp., Ontrak (Catasys), and Kapitus. His early career began with Goldman Sachs and thereafter he became the Senior Vice President of the Bankers Trust Company, where he started the mergers and acquisitions, and leveraged buyout departments.

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Family Relationships

There are no family relationships between any of the directors. There are no family relationships between any director and any of the senior management of our Company.

B. Compensation.

Executive Compensation

We are not required to disclose compensation paid to our senior management on an individual basis under the laws of Singapore and we have not otherwise publicly disclosed this information other than in this document and the associated financial statements.

	2022			2021
	Salary	Stock Based	Total	Salary	Stock Based	Total
Key Management Compensation	1,184,506	553,987	1,738,493	975,110	43,046	1,018,750

C. Board practices.

Board of Directors

Our board of directors consists of 9 directors, including 3 executive (or otherwise-non-independent) directors and 6 independent directors. We established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee upon the effectiveness of our registration statement on Form F-1, on March 31, 2022. We adopted a charter for each of the three committees. Each of the committees of our board of directors have the composition and responsibilities described below.

The Singapore Companies Act requires that we must have at all times at least one director who is ordinarily resident in Singapore. Roger James Hamilton, Nic Lim, Anna Gong and Patrick Grove are all ordinarily resident in Singapore. Vacation of all six board positions by these directors shall be deemed to be invalid absent a prior appointment of another director to the Board who is ordinarily resident in Singapore.

Audit Committee

Anna Gong, Nic Lim, and Richard J. Berman serve as members of our Audit Committee. Richard J. Berman serves as the chairman of the Audit Committee. Each of our Audit Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Richard J. Berman possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee performs several functions, including:

➢	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

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➢	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;
➢	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
➢	reviewing the financial statements to be included in our Prospectus on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;
➢	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the Board;
➢	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and
➢	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Nic Lim and Anna Gong serve as members of our Compensation Committee. Anna Gong serves as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee is responsible for overseeing and making recommendations to our board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Anna Gong and Nic Lim serve as members of our Nominating and Corporate Governance Committee. Nic Lim serves as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Duties of Directors

Under Singapore law, our directors have a duty to act honestly, and in good faith in the best interests of our Company. Our directors are also required to use reasonable diligence in the discharge of the duties of their office. Our Company has the right to seek damages if a duty owed by our directors is breached.

The business of our Company shall be managed by, or under the direction or supervision of, our directors. Our directors may exercise all the powers of our Company except any power that the Singapore Companies Act or our constitution requires our Company to exercise in general meeting. The functions and powers of our board of directors include, among others:

➢	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
➢	recommending dividends and distributions;
➢	appointing officers and determining the term of office of officers;
➢	exercising the borrowing powers of our Company and mortgaging the property of our Company; and
➢	approving the transfer of shares of our Company, including the registering of such shares in our register of members.

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Terms of Directors and Officers

Our directors are not subject to a set term of office.

Our constitution provides that at each annual general meeting, one-third of the directors for the time being, or if the number is not three or a multiple of three, then the number nearest one-third, shall retire from office by rotation and will be eligible for re-election at that annual general meeting (the directors so to retire being those longest in office since their last election). The office of a director will be vacated if, among other things, the director becomes prohibited by law from acting as a director, resigns in writing, has a receiving order made against him or suspends payments or compounds with his/her creditors generally or is found lunatic or becomes of unsound mind.

Our officers, such as our Chief Executive Officer and our Chief Financial Officer, are appointed by and serve at the discretion of our board of directors.

D. Employees

We currently have 573 staff members, with 18 in Genius Group Ltd, 59 in GeniusU Ltd, 214 within Entrepreneur Resorts Ltd., 165 in University of Antelope Valley, 26 in Property Investors Network, 35 in E-Squared, 20 in Education Angels and 36 in Revealed Films. We operate as one global team with regional leadership, and we established a remote working culture prior to the COVID-19 crisis, which put us in a strong position to manage through the crisis without any major change to our management process.

By illustration, our main leadership team works from Singapore, Australia, New Zealand, Indonesia, South Africa, England, Portugal, Poland and the United States. Our accounts team operates from Australia and our development team works from India, Ukraine and Poland. Our campus teams are based in Indonesia, Singapore and South Africa.

Share Incentive Plan

Our Genius Group share incentive plan (the “Incentive Plan”) was introduced in 2018 to the then-existing employees of Genius Group Ltd. It was subsequently extended to all companies within the Pre-IPO Group. We have further adopted Share Incentive Plan 2023 and our intention is to extend it to the Acquisitions and to continue to extend the plan to new employees and new acquisitions.

The purpose of our Incentive Plan is to provide eligible persons with an opportunity to share in the growth in value of our shares and to encourage them to improve the performance of Genius Group’s return to shareholders. It is also intended that the Incentive Plan will enable Genius Group to retain and attract skilled and experienced employees.

In summary, the rules of the Incentive Plan are:

➢	An option pool is determined by the Board of Directors at the beginning of each calendar year. The size of the pool is approximately equivalent to two months payroll cost and may change from time to time.
➢	Options are granted from the pool to eligible employees each year. Eligible employees are those that are in full-time employment and have been employed by the Company for at least three months prior to December 31 each year.
➢	At the grant date, employees are issued with a letter stating the number of options earned and the exercise price. These are calculated based on the total options pool available, and divided pro rata to their length of employment in the year and proportional to their salary as a percentage of total wages.
➢	The exercise price is at the share price at the time of the grant date.
➢	The vesting date is one year after the grant date. In order to vest, an employee must still be in employment with Genius Group as of the vesting date.
➢	On the vesting date, eligible employees may exercise their option at the pre-fixed exercise price.

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➢	Should employees choose to exercise their option, shares are issued as an interest-free loan repayable at the time of sale of the shares.
➢	Should employees not to exercise, or if they leave employment prior to the vesting date, the options lapse.
➢	Employees are required to complete the KYC (Know Your Customer) process before receiving the share certificates.

Below are details of the options and restricted stock units issued to date:

						No of Shares
		No of	Price		Total	after Share
Year	Companies	Shares	Per Share		Consideration	Split
2018	Genius Group Ltd	20,317	$15.45		$313,898	121,902
2019	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	42,913	$21.34		$915,763	257,487
2020	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	20,075	$34.87		$700,015	120,450
2021	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	22,369	$36.00		$805,284	134,214
2022	Genius Group Ltd, University of Antelope Valley		n.m.	(1)	$4,962,499	2,071,852

	TOTAL				$7,697,459	2,705,905

(1)	All options and restricted stock units have been issued at different price per shares

Employment Agreements

We have entered into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time upon 30 days’ prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our Company, any proprietary information, technical data, trade secrets and know-how of our Company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our Company. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

E. Share Ownership

Refer to Item 7.A. for details of share ownership by our officers and directors.

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Item 7. Major Shareholders and Related Party Transactions

A. Share Ownership

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this Prospectus by (i) our officers and directors, (ii) our officers and directors as a group, and (iii) 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the NYSE American. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

		After Offering
	Amount of	Percentage of
	Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership(1)	Shares(2)
Executive Officers and Directors:
Roger James Hamilton(3)	9,697,854	35.00%
Suraj Naik	255,918	0.92%
Nic Lim	7,967	**%
Anna Gong	6,000	**%
Richard J. Berman	6,667	**%
Erez Simha	-	**%

All directors and executive officers as a group (7 individuals)	9,980,406	36.02%

** Less than 1%.

(1)	The Amount of Beneficial Ownership includes allocated shares only and does not include share options that are exercisable within 60 days, since there are no such share options.

(2)	The Percentage of Outstanding Shares is based on the total outstanding shares of 27,705,227 as of December 31, 2022, which includes all issued and outstanding shares.

(3)	Out of the 9,304,812 beneficially owned ordinary shares, 393,042 shares will be transferred back to the Company and cancelled in the future as per previous agreements between the Company and Mr. Hamilton

B. Related party transactions

Before the completion of the IPO, we adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and that all such transactions be approved by the committee.

Set forth below are the related party transactions of our Company that occurred during the last full fiscal year up to the date of this Prospectus.

Related Party Transactions in 2022

World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $621,348 in 2022. The outstanding balance payable as at December 31, 2022 was $78,235.

Employee share Option Plan — loan — In April 2022, the company granted 134,214 share options to the employees for the year 2021 under Employee share option plan. None of the options are exercised and hence the outstanding balance under subscription receivables remains unchanged.

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Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2022 was $325,243. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2022 was $35,305.

GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre- IPO Group, and a family member of Suraj Naik. The total in 2021 was $209,322. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.

Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $348,000 was repaid during 2022. The total outstanding balance on December 31, 2022 was $nil.

Revealed Films – The loan payable to the prior owner of Revealed Films (Jeff Hays and Patrick Gentempo) for the acquisition of Revealed Films in Oct 2022 is non-interest bearing with payment of $2,000,000 due on or before March 31, 2023. The total outstanding balance on December 31, 2022 was $2,000,000. During December 2022, Revealed Films sold the rights to a movie for $451,101 and purchased the rights to a movie for $433,964; both transactions were with Jeff Hays Films LLC. Jeff Hayes is the owner of Jeff Hays Films LLC and was one or the former owners of Revealed Films before its acquisition by the Company.

University of Antelope Valley – During August 2022, the Company signed two lease agreements for University of Antelope Valley university buildings with the former owners of University of Antelope Valley, both with 12-year terms. A right of use asset and a lease liability of $11,149,101 was booked to the Consolidated Statements of Financial Condition for the leases.

E-Squared Education - The loan payable to the prior owner of E-Squared Education (Lilian Niemann) for the acquisition of E-Squared in May 2022 is non-interest bearing with payment of ZAR 3.6 million (approx. $299,231) payable on or before Nov 30, 2022. The total outstanding balance on December 31, 2022 was $299,231.

Related Party Transactions in 2021

World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $593,068 in 2021. The outstanding balance payable as at December 31, 2021 was $11,767.

Employee share Option Plan — loan — In December 2021 some of the employees who had been granted options in December 2020 exercised those options, and under the terms of the Employee Share Option Plan the exercise price is recorded as an interest free loan to each employee, repayable on sale of the shares. The total loan amount for December 2021 was $433,800. To the extent that such loans are made to directors and officers, then before the Company’s IPO the Company will redeem a sufficient number of the allotted shares for each employee as will satisfy the loan obligations in full.

Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2021 was $172,740. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2021 was $33,443.

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GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre- IPO Group, and a family member of Suraj Naik. The total in 2021 was $167,735. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.

Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $348,000 was not repaid during 2021. The total outstanding balance on December 31, 2021 was $348,000.

Sandra Morrell — The loan payable to Sandra Morrell for the acquisition of Entrepreneurs Institute is non- interest bearing, with payments of $32,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $32,000 was repaid during 2021. The total outstanding balance on December 31, 2021 was $nil.

Michelle Clarke — The loan payable to Michelle Clarke for the acquisition of Entrepreneurs Institute is non- interest bearing, with payments of $20,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $20,000 was repaid during 2021. The total outstanding balance on December 31, 2021 was $nil.

DESCRIPTION OF SHARE CAPITAL

General

For the purposes of this section, references to “shareholders” mean those persons whose names and number of shares are entered in our register of members. Only persons who are registered in our register of members are recognized under Singapore law as shareholders of our Company. As a result, only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. The branch register of members is maintained by VStock Transfer, LLC, our transfer agent.

We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share, or any interest in any fractional part of an ordinary share, or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share.

The shares offered in the offering pursuant to this prospectus are expected to be held through the Depository Trust Company (“DTC”). Accordingly, DTC or its nominee, Cede & Co., will be the shareholder on record registered in our register of members. The holder of our shares held in book-entry interests through DTC or its nominee may become a registered shareholder by exchanging its interest in our shares for certificated shares and being registered in our register of members in respect of such shares. The procedures by which a holder of book-entry interests held through DTC or its nominee may exchange such interests for certificated shares are determined by DTC and VStock Transfer, LLC, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated shares, and following such an exchange VStock Transfer, LLC will perform the procedures to register the shares in the branch register of members.

Under the Singapore Companies Act, if (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or unnecessary delay takes place in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the public company or the company itself, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may either refuse the application or order rectification of the register of members, and may direct the company to pay any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

The number of ordinary shares outstanding as of August 31, 2023 is 73,473,784 and excludes:

●	2,916,581 management and employee share options issued and reserved.
●	Any further conversion from the convertible debt issuance.

➢ The following description of our share capital and provisions of our constitution (formerly known as our memorandum and articles of association) are summaries and are qualified by reference to the applicable provisions of Singapore law (including the Singapore Companies Act) and our constitution. A copy of our constitution has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

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Ordinary Shares

As of the date of this prospectus, our issued and paid-up ordinary share capital consisted of 73,473,784 ordinary shares as described above. We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. There is a provision in our constitution which provides that subject to the Singapore Companies Act, we may issue shares with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as our board of directors may determine.

All of our shares presently issued are fully paid-up, and existing shareholders are not subject to any calls on these shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly issued shares, we note that any subscriber of our shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of our Company in such subscriber’s capacity solely as a holder of such shares. We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations’ laws. All of our shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares. Except as described below under “— Take-overs,” there are no limitations imposed by the Singapore Companies Act or by our constitution on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.

Transfer Agent and Branch Registrar

The transfer agent and branch registrar for our ordinary shares is VStock Transfer, LLC.

Listing

We have listed our ordinary shares listed on the NYSE American under the symbol “GNS”. l.

New Shares

Under the Singapore Companies Act, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issuance of shares. Such approval, if granted, will lapse at the earlier of:

➢ the conclusion of the next annual general meeting; or

➢ the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after the end of each financial year), but any approval may be revoked or varied by the shareholders in a general meeting.

Our shareholders have in April 2021 provided such general authority to issue new ordinary shares until the conclusion of our next annual general meeting, or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier. Such approval will lapse in accordance with the preceding paragraph if our shareholders do not grant a new approval at our next annual general meeting, or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier. Subject to this and the provisions of the Singapore Companies Act and our constitution, our board of directors may allot and issue new ordinary shares on such terms and conditions and for such purposes as may be determined by our board of directors in its sole discretion.

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Preference Shares

We currently do not have any preference shares issued.

Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Our constitution provides that subject to the Singapore Companies Act we may issue shares with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as our board of directors may determine.

We may, subject to the Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option are to be, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

➢ all the directors have made a solvency statement in relation to such redemption; and

➢ we have lodged a copy of the statement with the Singapore Registrar of Companies.

Further, such shares must be fully paid-up before they are redeemed.

As of the date of this prospectus, we have no preference shares outstanding. At present, we have no plans to issue preference shares.

Registration Rights

There are currently no registration rights relating to our securities.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and our constitution, our ordinary shares are freely transferable. Our constitution provides that shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form approved by the directors. The directors may decline to register any transfer unless, among other things, evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Election and Re-election of Directors

We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our constitution or in any agreement between us and such director but where any director so removed was appointed to represent the interests of any particular class of shareholders or debenture holders the resolution to remove him or her shall not take effect until his or her successor has been appointed. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.

Our constitution provides that at each annual general meeting, one-third of the directors for the time being, or if the number is not three or a multiple of three, then the number nearest one-third, shall retire from office by rotation and will be eligible for re-election at that annual general meeting (the directors so to retire being those longest in office since their last election).

Our board of directors shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director so long as the total number of directors shall not at any time exceed the maximum number (if any) fixed in accordance with our constitution. Any director so appointed shall hold office only until the next retirement of directors under our constitution, and shall then be eligible for re-election but shall not be taken into account in determining the directors who are to retire by rotation under our constitution.

Shareholders’ Meetings

Subject to the Singapore Companies Act, we are required to hold an annual general meeting within six months after the end of each financial year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written requisition of shareholders holding not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting (disregarding paid-up shares held as treasury shares). In addition, two or more shareholders holding not less than 10% of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders.

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The Singapore Companies Act provides that a shareholder is entitled to attend any general meeting and speak on any resolution put before the general meeting. The holder of a share may vote on a resolution before a general meeting of the company if the share confers on the holder a right to vote on that resolution. Unless otherwise required by law or by our constitution, resolutions put forth at general meetings may be decided by ordinary resolution, requiring the affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors (unless the constitution otherwise provides). A special resolution, requiring an affirmative vote of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our constitution. We must give at least 21 days’ notice in writing for every general meeting convened for the purpose of passing a special resolution. General meetings convened for the purpose of passing ordinary resolutions generally require at least 14 days’ notice in writing. A shareholder entitled to attend and vote at a meeting of the company, or at a meeting of any class of shareholders of the company, shall be entitled to appoint another person or persons, whether a shareholder of the company or not, as the shareholder’s proxy to attend and vote instead of the shareholder at the meeting. Under the Singapore Companies Act, a proxy appointed to attend and vote instead of the shareholder shall also have the same right as the shareholder to speak at the meeting, but unless the constitution of the company otherwise provides, (i) a proxy shall not be entitled to vote except on a poll, (ii) a shareholder shall not be entitled to appoint more than two proxies to attend and vote at the same meeting and (iii) where a shareholder appoints two proxies, the appointment shall be invalid unless the shareholder specifies the proportions of his holdings to be represented by each proxy.

Notwithstanding the foregoing, a registered shareholder entitled to attend and vote at a meeting of the company held pursuant to an order of court under Section 210(1) of the Singapore Companies Act, or at any adjourned meeting under Section 210(3) of the Singapore Companies Act, is, unless the court orders otherwise, entitled to appoint only one proxy to attend and vote at the same meeting, and except where the aforementioned applies, a registered shareholder of a company having a share capital who is a relevant intermediary (as defined under the Singapore Companies Act) may appoint more than two proxies in relation to a meeting to exercise all or any of the shareholder’s rights to attend and to speak and vote at the meeting, but each proxy must be appointed to exercise the rights attached to a different share or shares held by the shareholder (which number and class of shares shall be specified), and at such meeting, the proxy has the right to vote on a show of hands.

Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by shareholders by special resolution.

Voting Rights

As provided under our constitution and subject to the Singapore Companies Act, voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to or on the declaration of the result of the show of hands by, among others, (i) the chairman or (ii) at least three shareholders present in person or by proxy. On a poll every holder of ordinary shares who is present in person or by proxy or by attorney, or other duly authorized representative, has one vote for every ordinary share held by such shareholder. Proxies need not be shareholders.

Subject to the Singapore Companies Act and our constitution, only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders. Therefore, since the shares offered in this offering are expected to be held through DTC or its nominee, DTC or its nominee will grant an omnibus proxy to DTC participants holding our shares in book-entry form. A person holding through a broker, bank, nominee, or other institution that is a direct or indirect participant in DTC will have the right to instruct his or her broker, bank, nominee or other institution holding these shares on how to vote such shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, the vote of DTC or its nominee will be voted by the chairman of the meeting according to the results of the DTC’s participants’ votes (which results will reflect the instructions received from persons that own our shares electronically in book-entry form through DTC).

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Minority Rights

The rights of minority shareholders of Singapore companies are protected, among other things, under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:

➢ the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders, including the applicant; or

➢ a company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have a wide discretion as to the remedies they may grant, and the remedies listed in the Singapore Companies Act itself are not exclusive. In general, the Singapore courts may:

➢ direct or prohibit any act or cancel or modify any transaction or resolution;

➢regulate the conduct of the affairs of the company in the future;

➢ authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

➢ provide for the purchase of a minority shareholder’s shares by the other shareholders or by the company;

➢in the case of a purchase of shares by the company provide for a reduction accordingly of the company’s capital; or

➢ provide that the company be wound up.

In addition, Section 216A of the Singapore Companies Act allows a complainant (including a minority shareholder) to apply to the Singapore courts for leave to bring an action in a court proceeding or arbitration to which a company is a party or intervene in an action in a court proceeding or arbitration to which a company is a party for the purchase of prosecuting, defending or discontinuing the action or arbitration on behalf of a company.

Dividends

We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our board of directors. Pursuant to Singapore law and our constitution, no dividend may be paid except out of our profits. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.

Bonus and Rights Issues

In a general meeting, our shareholders may, upon the recommendation of the directors, resolve that it is desirable to capitalize any reserves or profits and distribute them as shares, credited as paid-up, to the shareholders in proportion to their shareholdings.

Subject to the provisions of the Singapore Companies Act and our constitution, our directors may also issue rights to take up additional ordinary shares to our shareholders in proportion to their respective ownership. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our shares are listed, as well as U.S. federal and blue sky securities laws applicable to such issue.

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Take-overs

The Singapore Take-over Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies. In this regard, the Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 shareholders and net tangible assets of S$5 million or more must also observe the letter and spirit of the general principles and rules of the Singapore Take-over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to SIC to waive the application of the Singapore Take-over Code. As at the date of this prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us. We may submit an application to SIC for a waiver from the Singapore Take-over Code so that the Singapore Take-over Code will not apply to us for so long as we are not listed on a securities exchange in Singapore. We will make an appropriate announcement if we submit the application and when the result of the application is known.

Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, in 30% or more of the voting rights in the Company, or any person holding, either on his or her own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the voting rights in the Company, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of the voting rights in the Company in any six-month period, must, except with the consent of the SIC in Singapore, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-over Code. Responsibility for ensuring compliance with the Singapore Take-over Code rests with parties (including company directors) to a take-over or merger and their advisors.

Under the Singapore Take-over Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

➢ A company, its parent company, subsidiaries and fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

➢ A company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

➢ A company with any of its pension funds and employee share schemes;

➢ A person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis, but only in respect of the investment account which such person manages;

➢ A financial or other professional adviser, including a stockbroker, with its client in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;

➢ Directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for their company may be imminent;

➢ Partners; and

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An individual and (i) such individual’s close relatives, (ii) such individual’s related trusts, (iii) any person who is accustomed to act in accordance with such individual’s instructions, (iv) companies controlled by any of the individual, such individual’s close relatives, related trusts or any person who is accustomed to act in accordance with such individual’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.

Under the Singapore Take-over Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a take-over of our Company by a third party.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other classes of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations of Liability and Indemnification Matters

Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, or (b) indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the individual to pay a fine in criminal proceedings, (ii) of the individual to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.

We have entered into deeds of indemnity with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under our constitution and the Singapore Companies Act against liabilities that may arise by reason of their service to us as a director or officer of the Company (as the case may be), and to advance expenses incurred in connection with any proceeding against them by reason of their status as a director, officer, agent or employee of the Company in accordance with the terms of the deeds. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or thereafter acquire under any applicable law, provision of our constitution, agreement, vote of shareholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

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COMPARISON OF SHAREHOLDER RIGHTS

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under applicable law in Singapore and our constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	Singapore

Board of Directors

A typical certificate of incorporation and bylaws provides that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.	The constitution of companies will typically state the minimum and maximum (if any) number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum (if any) and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation also provides that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, a contract with the company or otherwise) exempting or indemnifying a director against any liability which would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from (a) purchasing and maintaining for such director insurance against any such liability, or (b) indemnifying such director against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the director in defending criminal proceedings in which he or she is convicted, (iv) incurred by the director in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the director in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.

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Delaware	Singapore

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

There are no comparable provisions under the Singapore Companies Act with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).	Under the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office, notwithstanding anything in its constitution or in any agreement between the public company and such directors, by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

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Delaware	Singapore

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	The constitution of a Singapore company typically provides that the directors have the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with the constitution. Our constitution provides that the directors may appoint any person to be a director either to fill a casual vacancy or as an additional director but so that the total number of Directors shall not at any time exceed the maximum number fixed in accordance with the constitution. Our constitution also provides that any director so appointed shall hold office only until the next retirement of directors under our constitution.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Our constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shareholders entitled to vote, present in person or by proxy at a meeting for which not less than 21 days’ written notice is given). The board of directors has no power to amend the constitution.

Under the Singapore Companies Act, an entrenching provision may be included in the constitution with which a company is formed and may at any time be inserted into the constitution of a company only if all the shareholders of the company agree. An entrenching provision is a provision of the constitution of a company to the effect that other specified provisions of the constitution may not be altered in the manner provided by the Singapore Companies Act or may not be so altered except (i) by a resolution passed by a specified majority greater than 75% (the minimum majority required by the Singapore Companies Act for a special resolution) or (ii) where other specified conditions are met. The Singapore Companies Act provides that such entrenching provision may be removed or altered only if all the members of the company agree.

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Delaware	Singapore

Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Annual General Meetings

Subject to the Singapore Companies Act, all companies are required to hold an annual general meeting after the end of each financial year within either 4 months (in the case of a public company that is listed on an exchange in Singapore approved by the Monetary Authority of Singapore) or 6 months (in the case of any other company).

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Notwithstanding anything in the constitution, directors of a company are required to convene an extraordinary general meeting if required to do so by requisition (i.e. written notice to the directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the total number of paid-up shares as at the date of the deposit of the requisition carrying the right of voting at general meetings of the company. In addition, the constitution usually also provides that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Quorum Requirements	Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.	Our constitution provides that the quorum at any general meeting shall be any two shareholders present in person or by proxy or, in the case of a corporation, by a representative and entitled to vote thereat]. In the event a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened upon the requisition of members, shall be dissolved. In any other case, the meeting shall be adjourned for one week, or to such other day and at such other time and place as the directors may determine.

Shareholders’ Rights at Meetings

Only registered shareholders of our company reflected in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders.

The Singapore Companies Act provides that every member shall, notwithstanding any provision in the constitution, have a right to attend any general meeting of the company and to speak on any resolution before the meeting. The holder of a share may vote on a resolution before a general meeting of the company if the share confers on the holder a right to vote on that resolution. The company’s constitution may provide that a member shall not be entitled to vote unless all calls or other sums personally payable by him in respect of shares in the company have been paid.

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Delaware	Singapore

Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by shareholders by special resolution.

Circulation of Shareholders’ Resolutions

Under the Singapore Companies Act, a company shall on the requisition of (a) any number of shareholders representing not less than 5% of the total voting rights of all the shareholders having at the date of requisition a right to vote at a meeting to which the requisition relates or (b) not less than 100 shareholders holding shares on which there has been paid up an average sum, per shareholder, of not less than S$500, and unless the company otherwise resolves, at the expense of the requisitionists, (i) give to shareholders entitled to receive notice of the next annual general meeting notice of any resolution which may properly be moved and is intended to be moved at that meeting, and (ii) circulate to shareholders entitled to receive notice of any general meeting any statement of not more than 1,000 words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting.

Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against liability, which would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

However, the Singapore Companies Act allows a company to:

➢ purchase and maintain for any officer insurance against any liability which would otherwise attach to such officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and

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Delaware	Singapore

➢ acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

➢ in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

➢ indemnify such officer against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer to pay a fine in criminal proceedings, (ii) of the officer to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the officer in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the officer in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from their liability for their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.

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Delaware	Singapore

Shareholder Approval of Issuances of Shares

Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long the number the shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorized capital for the corporation as previously approved by the stockholders and set forth in the corporation’s certificate of incorporation. Under the foregoing circumstances, no additional stockholder approval is required for the issuance of capital stock. Under Delaware law, stockholder approval is required (i) for any amendment to the corporation’s certificate of incorporation to increase the authorized capital and (ii) for the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorized capital.	Section 161 of the Singapore Companies Act provides that notwithstanding anything in the company’s constitution, the directors shall not exercise any power to issue shares without prior approval of the company’s shareholders in a general meeting. Such authorization may be obtained by ordinary resolution. Once this shareholders’ approval is obtained, unless previously revoked or varied by the company in a general meeting, it continues in force until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier; but any approval may be revoked or varied by the company in a general meeting. Notwithstanding this general authorization to allot and issue our ordinary shares, the Company will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the NYSE American rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of the Company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “— Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

➢ notwithstanding anything in the company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

➢ subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

➢ notwithstanding anything in the company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.	There are no equivalent provisions under the Singapore Companies Act in respect of public companies which are listed on a securities exchange outside Singapore, like our Company.

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Delaware	Singapore

Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.

Standing

Only registered shareholders of our company reflected in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Holders of book-entry interests in our shares will be required to exchange their book-entry interests for certificated shares and to be registered as shareholders in our register of members in order to institute or enforce any legal proceedings or claims against us relating to shareholder rights. A holder of book-entry interests may become a registered shareholder of our company by exchanging its interest in our shares for certificated shares and being registered in our register of members.

Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Personal remedies in cases of oppression or injustice

A shareholder may apply to the court for an order under Section 216 of the Singapore Companies Act to remedy situations where (i) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or holders of debentures of the company, including the applicant; or (ii) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have proposed or passed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the court directs.

Derivative actions and arbitrations

The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration on behalf of the company.

Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company. Prior to commencing a derivative action or arbitration, the court must be satisfied that (i) 14 days’ notice has been given to the directors of the company of the party’s intention to make such an application if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration, (ii) the party is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action or arbitration be brought, prosecuted, defended or discontinued.

Class actions

The concept of class action suits in the United States, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, does not exist in the same manner in Singapore. In Singapore, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “lead plaintiffs”.

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Delaware	Singapore

Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits. The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our constitution provides that no dividend can be paid otherwise than out of profits.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Acquisition of a company’s own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares or purporting to acquire the shares of its holding company or ultimate holding company, whether directly or indirectly, in any way, subject to certain exceptions. Any contract or transaction made or entered into in contravention of the aforementioned prohibition by which a company acquires or purports to acquire its own shares or shares in its holding company or ultimate holding company is void. However, provided that it is expressly permitted to do so by its constitution (as the case may be) and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:

➢ redeem redeemable preference shares on such terms and in such manner as is provided by its constitution. Preference shares may be redeemed out of capital only if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act, and the company lodges a copy of the statement with the Registrar of Companies;

➢ whether listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

➢ make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting;

➢ whether listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution; and

➢ where listed on a securities exchange, make an acquisition of its own shares on the securities exchange, in accordance with the terms and limits authorized in advance at a general meeting.

A company may also purchase its own shares by an order of a Singapore court.

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Delaware	Singapore

➢ The total number of ordinary shares, stocks in any class and non-redeemable preference shares that may be acquired by a company in a relevant period may not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares, stocks in that class or non-redeemable preference shares (as the case may be) as of the date of the resolution passed to authorize the acquisition of the shares. Where, however, a company has reduced its share capital by a special resolution or a Singapore court has made an order confirming the reduction of share capital of the company, the total number of ordinary shares, stocks in any class or non-redeemable preference shares shall be taken to be the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) as altered by the special resolution or the order of the court. Payment, including any expenses (including brokerage or commission) incurred directly in the acquisition by the company of its own shares, may be made out of the company’s profits or capital, provided that the company is solvent.

Financial assistance for the acquisition of shares

A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:

➢ the acquisition or proposed acquisition of shares in the company or units of such shares; or

➢ the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act.

Our constitution provides that subject to and in accordance with the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares on such terms and in such manner as we may think fit. Any share that is so purchased or acquired by us shall, unless held in treasury in accordance with the Singapore Companies Act, be deemed to be cancelled immediately on purchase or acquisition. On the cancellation of a share as aforesaid, the rights and privileges attached to that share shall expire.

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Delaware	Singapore

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors of a corporation must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.	Under the Singapore Companies Act, directors and the chief executive officer of the company are not prohibited from dealing with the company, but where they have an interest, whether directly or indirectly, in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director or chief executive officer who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon as is practicable after the relevant facts have come to such director’s or, as the case may be, the chief executive officer’s knowledge, declare the nature of such interest at a meeting of the directors or send a written notice to the company detailing the nature, character and extent of the interest.

In addition, a director or chief executive officer who holds any office or possesses any property whereby, whether directly or indirectly, any duty or interest might be created in conflict with such director’s or, as the case may be, the chief executive officer’s duties as director or chief executive officer (as the case may be) is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to the company detailing the fact and the nature, character and extent of the conflict.

The Singapore Companies Act extends the scope of this statutory duty of a director and chief executive officer to disclose any interests by pronouncing that an interest of a member of a director’s or, as the case may be, the chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director or chief executive officer (as the case may be).

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Delaware	Singapore

There is, however, no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as immaterial. Where the transaction or the proposed transaction relates to any loan to the company, no disclosure need be made where the director or chief executive officer (as the case may be) has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation (i.e., the holding company, subsidiary or subsidiary of a common holding company), the director or chief executive officer shall not be deemed to be interested or at any time interested in such transaction or proposed transaction where he is a director or chief executive officer (as the case may be) of the related corporation, unless the constitution provides otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, (i) making a loan or a quasi-loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan or quasi-loan, (ii) entering into a credit transaction as creditor for the benefit of its directors or the directors of a related corporation, or giving a guarantee or any security in connection with such a credit transaction, (iii) arranging an assignment to or assumption by the company of any rights, obligations or liabilities under a transaction which, if it had been entered into by the company, would have been a restricted transaction, and (iv) taking part in an arrangement under which another person enters into a transaction which, if entered into by the company, would have been a restricted transaction and such person obtains a benefit from the company or its related corporation pursuant thereto. Companies are also prohibited from entering into any of these transactions with the spouse or children (whether adopted or natural or step-children) of its directors.

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Delaware	Singapore

Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, making a loan or a quasi-loan to another company or a limited liability partnership or entering into any guarantee or providing any security in connection with a loan or a quasi-loan made to another company or a limited liability partnership by a person other than the first-mentioned company, entering into a credit transaction as a creditor for the benefit of another company or a limited liability partnership, or entering into any guarantee or providing any security in connection with a credit transaction entered into by any person for the benefit of another company or a limited liability partnership if a director or directors of the first-mentioned company is or together are interested in 20% or more of the total voting power in the other company or the limited liability partnership (as the case may be).

Such prohibition shall extend to apply to, among others, a loan or quasi-loan made by a company (other than an exempt private company) to another company or a limited liability partnership, a credit transaction made by a company (other than an exempt private company) for the benefit of another company or limited liability partnership and a guarantee or security provided by a company (other than an exempt private company) in connection with a loan or quasi-loan made by a person other than the first-mentioned company to another company or a limited liability partnership, where such other company or limited liability partnership is incorporated or formed (as the case may be) outside Singapore, if a director or directors of the first-mentioned company (a) is or together are interested in 20% or more of the total voting power in the other company or limited liability partnership or (b) in a case where the other company does not have a share capital, exercises or together exercise control over the other company whether by reason of having the power to appoint directors or otherwise.

The Singapore Companies Act also provides that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	There are no equivalent provisions in Singapore under the Singapore Companies Act.

Cumulative Voting

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DESCRIPTION OF WARRANTS

Series 2023-A Warrants

The following description of the Series 2023-A warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the Series 2023-A warrants, the form of which is to be filed as an exhibit to the registration statement of which this prospectus forms a part, by amendment. It summarizes only those aspects of the Series 2023-A warrants that we believe will be most important to your decision to invest in the Series 2023-A warrants. You should keep in mind, however, that it is the terms in the Series 2023-A warrants, and not this summary, which define your rights as a holder of the Series 2023-A warrants. There may be other provisions in the Series 2023-A warrants that are also important to you. You should read the form of the Series 2023-A warrants for a full description of the terms of the Series 2023-A warrants.

Duration and Exercise Price

Each full Series 2023-A warrant entitles the holder thereof to purchase one share of our ordinary shares at an exercise price equal to $0.60 per share. The Series 2023-A warrants will be exercisable during the period commencing on the date of issuance and will expire on the five year anniversary of the date of issuance. The Series 2023-A warrants will be issued in certificated form.

Exercisability

The Series 2023-A warrants may be exercised by delivering to the Company a duly-executed notice of election to exercise the Series 2023-A warrant and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the Series 2023-A warrant and cash payment of the exercise price, on and subject to the terms and conditions of the Series 2023-A warrants, we will deliver or cause to be delivered to such holder, the number of whole shares of ordinary shares to which the holder is entitled, which shares shall be delivered in book-entry form. If a Series 2023-A warrant is exercised for fewer than all of the shares of ordinary shares for which such Series 2023-A warrant may be exercised, then upon request of the holder and surrender of such Series 2023-A warrant, we shall issue a new Series 2023-A warrant exercisable for the remaining number of shares of ordinary shares.

A holder (together with its affiliates) may not exercise any portion of the Series 2023-A warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the Series 2023-A warrants is not then effective or the prospectus therein is not available for use, a holder of Series 2023-A warrants may exercise the Series 2023-A warrants on a cashless basis, where the holder receives the net value of the Series 2023-A warrants in shares of ordinary shares pursuant to the formula set forth in the Series 2023-A warrants. However, if an effective registration statement and the prospectus is available for the issuance of the shares underlying the Series 2023-A warrants, a holder may only exercise the Series 2023-A warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares of ordinary shares issued upon such cashless exercise would take on the registered characteristics of the Series 2023-A warrants being exercised.

Failure to Timely Deliver Shares of Ordinary shares

If we fail to timely deliver shares of ordinary shares pursuant to any exercise of the Series 2023-A warrants, and such exercising holder elects or is required to purchase shares of ordinary shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of ordinary shares for which such Series 2023-A warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of ordinary shares to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of ordinary shares.

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Fundamental Transaction

If, at any time while the Series 2023-A warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, which includes any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares as further described in the Series 2023-A warrants, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of ordinary shares then issuable upon exercise of such holder’s Series 2023-A warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series 2023-A warrants. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its Series 2023-A warrant at its fair value using the Black Scholes option pricing formula in the Series 2023-A warrants; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our ordinary shares in connection with the fundamental transaction.

Certain Adjustments

The exercise price and the number of shares purchasable upon exercise of the Series 2023-A warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits. Subject to NYSE rules and regulations, we have the right at any time during the term of the Series 2023-A warrants to reduce the then-existing exercise price, with respect to all or any portion of any outstanding Series 2023-A warrants to any amount and for any period of time deemed appropriate by our board of directors.

Pro Rata Distributions

If, at any time while the Series 2023-A warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our ordinary shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options, by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of ordinary shares (in each case, “Series 2023-A Distributed Property”), then each holder of a Series 2023-A warrant shall receive, with respect to the shares of ordinary shares issuable upon exercise of such Series 2023-A warrant, the Series 2023-A Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of ordinary shares issuable upon exercise of the warrant immediately prior to the record date for such Series 2023-A Distributed Property.

Authorized and Unreserved Shares of Ordinary shares

So long as any of the Series 2023-A warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of ordinary shares equal to the number of shares of ordinary shares issuable upon the exercise of all of the Series 2023-A warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the Series 2023-A warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the Series 2023-A warrants, the Series 2023-A warrants do not confer upon holders any voting or other rights as stockholders of the Company.

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Trading Market

There is no established public trading market available for the Series 2023-A warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the Series 2023-A warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American.

Pre-Funded Series 2023-B Warrants

The following description of the pre-funded Series 2023-B warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded Series 2023-B warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. It summarizes only those aspects of the pre-funded Series 2023-B warrants that we believe will be most important to your decision to invest in the pre-funded Series 2023-B warrants. You should keep in mind, however, that it is the terms in the pre-funded Series 2023-B warrants, and not this summary, which define your rights as a holder of the pre-funded Series 2023-B warrants. There may be other provisions in the pre-funded Series 2023-B warrants that are also important to you. You should read the form of the pre-funded Series 2023-B warrants for a full description of the terms of the pre-funded Series 2023-B warrants.

Duration and Exercise Price

Each pre-funded Series 2023-B warrant entitles the holder thereof to purchase one share of our ordinary shares at an exercise price equal to $0.01 per share. The purchase price of $0.60 per share, except for a nominal exercise price of $0.01 per share, will be pre-paid to us upon issuance of the pre-funded Series 2023-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. The pre-funded Series 2023-B warrants will be exercisable during the period commencing on the date of issuance and expire when exercised in full. The prefunded Series 2023-B warrants will be issued in certificated form.

The purpose of the pre-funded Series 2023-B warrants is to enable investors that may not wish to beneficially own more than 4.99% or 9.99%, at the investor’s election, of our outstanding ordinary shares following the consummation of this offering the opportunity to invest capital into the Company without surpassing such ownership limitations. By receiving pre-funded Series 2023-B warrants in lieu of the shares of ordinary shares contained in the Series 1 units which would result in such holders’ ownership exceeding 4.99% or 9.99%, as applicable, such holders will have the ability to purchase the shares underlying the pre-funded Series 2023-B warrants for nominal consideration at a later date.

Exercisability

The pre-funded Series 2023-B warrants may be exercised by delivering to the Company a duly-executed written notice of election to exercise the pre-funded Series 2023-B warrant and delivering to the Company cash payment of the nominal exercise price of $0.01 per share. Upon delivery of the written notice of election to exercise the pre-funded Series 2023-B warrant and cash payment of the nominal exercise price of $0.01 per share, on and subject to the terms and conditions of the pre-funded Series 2023-B warrants, we will deliver or cause to be delivered such holder the number of whole shares of ordinary shares to which the holder is entitled, which shares shall be delivered in book-entry form. If a pre-funded Series 2023-B warrant is exercised for fewer than all of the shares of ordinary shares for which such pre-funded Series 2023-B warrant may be exercised, then upon request of the holder and surrender of such pre-funded Series 2023-B warrant, we shall issue a new pre-funded Series 2023-B warrant exercisable for the remaining number of shares of ordinary shares.

A holder (together with its affiliates) may not exercise any portion of the pre-funded Series 2023-B warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99 upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

At any time while the pre-funded Series 2023-B warrants are outstanding, a holder of pre-funded Series 2023-B warrants may exercise the pre-funded Series 2023-B warrants on a cashless basis pursuant to the formula in the pre-funded Series 2023-B warrants. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act, and the shares of ordinary shares issued upon such cashless exercise would take on the registered characteristics of the pre-funded Series 2023-B warrants being exercised.

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Failure to Timely Deliver Shares of Ordinary shares

If we fail to timely deliver shares of ordinary shares pursuant to any pre-funded Series 2023-B warrant exercise, and such exercising holder elects or is required to purchase shares of ordinary shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of ordinary shares for which such pre-funded Series 2023-B warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of ordinary shares to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of ordinary shares.

Fundamental Transaction

If, at any time while the pre-funded Series 2023-B warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, which includes any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares as further described in the pre-funded Series 2023-B warrants, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of ordinary shares then issuable upon exercise of such holder’s pre-funded Series 2023-B warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the pre-funded Series 2023-B warrants.

Certain Adjustments

The exercise price and the number of shares purchasable upon exercise of the pre-funded Series 2023-B warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits.

Pro Rata Distributions

If, at any time while the pre-funded Series 2023-B warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our ordinary shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options, by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of ordinary shares (in each case, “Series 2023-B Distributed Property”), then each holder of a pre-funded Series 2023-B warrant shall receive, with respect to the shares of ordinary shares issuable upon exercise of such pre-funded Series 2023-B warrant, the Series 2023-B Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of ordinary shares issuable upon exercise of the warrant immediately prior to the record date for such Series 2023-B Distributed Property.

Authorized and Unreserved Shares of Ordinary shares

So long as any of the pre-funded Series 2023-B warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of ordinary shares equal to the number of shares of ordinary shares issuable upon the exercise of all of the pre-funded Series 2023-B warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the pre-funded Series 2023-B warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the pre-funded Series 2023-B warrants, the pre-funded Series 2023-B warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the pre-funded Series 2023-B warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the pre-funded Series 2023-B warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American.

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CERTAIN MATERIAL TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

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Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

➢ at least 75% of its gross income for such taxable year is passive income; or

➢ at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined and consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

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If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

➢ the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

➢ the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

➢ the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply. The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations). If the ordinary shares are regularly traded on a qualified stock exchange or other market, and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

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If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

Material Singapore Tax Considerations

The following discussion is a summary of material Singapore income tax, Goods and Services Tax, stamp duty and estate duty considerations relevant to the purchase, ownership and disposition of our ordinary shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The statements made herein do not describe all of the tax considerations that may be relevant to all our shareholders, some of which (such as dealers in securities) may be subject to different rules. The statements are not intended to be and do not constitute legal or tax advice and no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with the interpretation adopted therein. Each prospective investor should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable to them from owning or disposing of our ordinary shares in light of the investor’s particular circumstances.

Income Taxation Under Singapore Law

Dividend Distributions with Respect to Ordinary Shares

On the basis that a company is not tax resident in Singapore for Singapore tax purposes, dividends paid by the company should generally be considered as sourced outside Singapore. Dividends paid by the company incorporated in Singapore under the one-tier tax exemption scheme would allow such dividends not to be subjected to a withholding tax at the point of the distribution nor to be taxed in Singapore upon receipt of such dividends in the hands of the holders of the shares.

Foreign-sourced dividends received or deemed received in Singapore by an individual not resident in Singapore would be exempt from Singapore income tax. This exemption will also apply in the case of a Singapore tax resident individual who receives such foreign-sourced income in Singapore (except where such income is received through a partnership in Singapore).

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Foreign-sourced dividends received or deemed received by corporate investors in Singapore will be liable for Singapore tax. However, if the conditions for the exemption of specified foreign-sourced income are met, foreign-sourced dividends received by corporate investors resident in Singapore would be exempt from Singapore tax.

Foreign-sourced dividends received or deemed received in Singapore on or after June 1, 2003 by a Singapore resident corporate taxpayer is exempt from tax, provided certain prescribed conditions are met, including the following:

(a) such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received;

(b) at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(c) the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore.

In the case of dividends paid by a company resident in a territory from which the dividends are received, the “subject to tax condition” in (a) above is considered met where tax is paid in that territory by such company in respect of its income out of which such dividends are paid or tax is paid on such dividends in that territory from which such dividends are received. Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore (“IRAS”) with respect to the above conditions.

Capital Gains upon Disposition of Ordinary Shares

Under current Singapore tax law, there is no tax on capital gains. As such, any profits from the disposal of our ordinary shares would not ordinarily (where such decision to transact would have been made in Singapore) be taxable in Singapore unless the profits are deemed to be income in nature. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the decision to transact can be construed as having been made in Singapore and the gains from the disposal of ordinary shares can be construed to be of an income nature (the IRAS would look at the determining factors such as the motive, the holding period, the frequency of transactions, the nature of the subject matter, the circumstances of realization, the mode of financing and other factors to determine the nature of the trade), the disposal profits would be taxable as income rather than capital gains. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

Subject to certain conditions being satisfied, gains derived by a company from the disposal of our ordinary shares between the period of June 1, 2012 and December 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax, if the divesting company holds a minimum shareholding of 20% of our ordinary shares and these shares have been held for a continuous minimum period of 24 months. For disposals during the period from June 1, 2012, and May 31, 2022 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading or holding immovable properties in Singapore (excluding property development). For disposals during the period from June 1, 2022, and December 31, 2027 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading, holding or developing immovable properties in Singapore or abroad.

In addition, shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 (“FRS 39”), Financial Reporting Standard 109 (“FRS 109”) or Singapore Financial Reporting Standard (International) 9 (Financial Instruments) (“SFRS(I) 9”) (as the case may be), for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our ordinary shares is made. Singapore corporate shareholders who may be subject to such tax treatment should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of our ordinary shares.

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Stamp Duty

There is no Singapore stamp duty payable in respect of the issuance or holding of our new ordinary shares. Singapore stamp duty will be payable if there is an instrument of transfer of our ordinary shares executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, and subject to meeting the qualifying requirements, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis outside Singapore. We therefore expect that if all qualifying conditions are met, no Singapore stamp duty will be payable in respect of ordinary shares purchased by U.S. holders in this offering assuming that they are acquired solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore.

Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our ordinary shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.

Goods and Services Tax

The issue or transfer of ownership of our ordinary shares would be exempt from Singapore goods and services tax, or GST. Hence, no GST would be incurred on the subscription or subsequent transfer of our ordinary shares.

The sale of our ordinary shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making the exempt supply is generally not recoverable from the Singapore Comptroller of GST.

Where our ordinary shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Subject to the normal rules for input tax claims, any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business carried out by such investor may be fully recoverable from the Singapore Comptroller of GST.

Each prospective investor should consult an independent tax advisor on the recoverability of input GST incurred on expenses in connection with the purchase and sale of our ordinary shares if applicable.

Services consisting of arranging, brokering, placement agent’s or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our ordinary shares will be subject to GST at the standard rate of 7%. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

With the implementation of reverse charge from January 1, 2020, the “directly benefit” condition for zero-rating (i.e. GST at 0%) will be amended to allow the zero-rating of a supply of services to the extent that the services directly benefit a person belonging outside Singapore or a GST-registered person in Singapore. Under the reverse charge regime, a GST-registered partially exempt business that is not entitled to full input tax claims will be required to account for GST on all services that it procures from overseas suppliers (except for certain services which are specifically exempt from reverse charge). A non GST-registered person whose total value of imported services for a 12-month period exceeds S$1 million and is not entitled to full input tax claims even if such person was GST-registered may become liable for GST registration and be required to account for GST both on its taxable supplies and imported services subject to reverse charge.

Estate Duty

Singapore estate duty has been abolished with effect from February 15, 2008 in relation to the estate of any person whose death has occurred on or after February 15, 2008.

Tax Treaties Regarding Withholding Taxes

There is currently no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

POTENTIAL PURCHASERS OF OUR ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, GIFT, ESTATE OR GENERATION-SKIPPING TRANSFER, AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES

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PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, we have engaged ______________________, or the placement agent, to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities pursuant to this prospectus. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent will have no authority to bind us by virtue of the engagement agreement and the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We will enter into a securities purchase agreement directly with institutional investors, at such investor’s option, which purchase our securities in this offering, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors which do not enter into a securities purchase agreement. Investors which do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in the offering.

There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about _______________________.

The placement agent may distribute this prospectus electronically.

Commissions and Expenses

We have agreed to pay the placement agent a total cash fee equal to ___% of the gross proceeds of this offering. This fee will be distributed among the placement agent and any selected-dealers or sub-agents, if any, that the placement agent has retained to act on their behalf in connection with this offering. The following table shows the per unit placement agent fees payable to the placement agent by us in connection with this offering.

	Per Series 1 Unit	Per Series 2 Unit
Public offering price	$
Placement agent’s fees payable by us	$
Proceeds, before expenses, to us	$

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We will also reimburse the placement agent for the placement agent’s legal fees and expenses in the amount of up to $_____________ and $12,900 for closing fees. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $________________.

Other Relationships

The placement agent and its respective affiliates have engaged in, and may in the future engage in, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received and may continue to receive customary fees and commissions.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the placement agents may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the placement agents may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the placement agents of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the placement agents’ option to purchase additional shares of securities in the offering. The placement agents may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the placement agents will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The placement agents must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the placement agents are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the placement agents in the open market before the completion of the offering.

Similar to other purchase transactions, the placement agents’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The placement agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the placement agents make any representation that the placement agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agents or selling group members, if any, participating in the offering. The placement agents may agree to allocate a number of shares of securities to placement agents and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the placement agent and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any placement agent’s website and any information contained in any other website maintained by an placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part.

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Other Relationships

From time to time, the placement agents and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agents or any of their affiliates for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

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Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area

In relation to each Member State of the European Economic Area (each an “EEA State”), no securities have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any shares at any time under the following exemptions under the EU Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided no such offer of the securities shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities offered by this prospectus in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any of the securities offered by this prospectus and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

France

Neither this prospectus nor any other offering material relating to the securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only:

(a) to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b) to investment services providers authorized to engage in portfolio management on behalf of third parties; or

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(c) in a transaction that, in accordance with article L.411-2-II-1º -or-2º -or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The securities may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our Company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.

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Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, our ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (“SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA, except:

➢ to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) of the SFA or Section 276(4)(c)(ii) of the SFA;

➢ where no consideration is or will be given for the transfer;

➢ where the transfer is by operation of law;

➢ as specified in Section 276(7) of the SFA; or

➢ as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1)(c) of the SFA: The Company has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (the “FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA) and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (the “CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

S-178

EXPENSES OF THIS OFFERING (USD)

Set forth below is an itemization of the total expenses, excluding placement agent’s discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the NYSE American listing fee and the FINRA filing fee, all amounts are estimates and are in USD.

SEC Registration Fee	$
NYSE American Listing Fee
FINRA Filing Fee
Legal Fees and Expenses
Accounting Fees and Expenses
Printing and Engraving Expenses
Transfer Agent Fee
Miscellaneous Expenses
Total	$

S-179

LEGAL MATTERS

We are being represented by Jolie Kahn, Esq. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Representative’s Warrants will be passed upon by Jolie Kahn, Esq.. The validity of the ordinary shares offered in this offering and certain other matters of Singapore law will be passed upon for us by Allen & Gledhill LLP. The placement agents are being represented by _____________________.

EXPERTS

The consolidated financial statements of Genius Group Limited and subsidiaries as of December 31, 2022 and 2021, have been included in this registration statement in reliance upon the report of Marcum LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, since a majority of the consolidated assets owned by us are located outside the United States any judgment obtained in the United States against us may not be enforceable within the United States. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore. In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.

A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including prospectuss on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 8 Amoy Street, #01-01 Singapore 049950, or call us at +65 8940 1200. We also maintain a website at www.geniusgroup.net, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

S-180

Genius Group Limited and Subsidiaries

Consolidated Financial Statements

F-1

Genius Group Limited and Subsidiaries

Directors’ Statement

For the financial year ended December 31, 2022

The directors are required in terms of the International Business Companies Act of 2016 to maintain adequate accounting records and are responsible for the content and integrity of the consolidated financial statements and related financial information included in this report. It is their responsibility to ensure that the consolidated financial statements fairly present the state of affairs of the Group at the end of the financial year and the results of its operations and cash flows for the period then ended, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations committee (IFRIC). The external auditors are engaged to express an independent opinion on the consolidated financial statements.

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations committee (IFRIC) and are based upon appropriate accounting policies consistently applied and supported by reasonable and prudent judgements and estimates.

The directors acknowledge that they are ultimately responsible for the system of internal financial control established by the Group and place considerable importance on maintaining a strong control environment. To enable the directors to meet these responsibilities, the board of directors sets standards for internal control aimed at reducing the risk of error or loss in a cost-effective manner. The standards include the proper delegation of responsibilities within a clearly defined framework, effective accounting procedures and adequate segregation of duties to ensure an acceptable level of risk. These controls are monitored throughout the Group and all employees are required to maintain the highest ethical standards in ensuring the Group’s business is conducted in a manner that in all reasonable circumstances is above reproach. The focus of risk management in the Group is on identifying, assessing, managing, and monitoring all known forms of risk across the Group. While operating risk cannot be fully eliminated, the Group endeavors to minimize it by ensuring that appropriate infrastructure, controls, systems, and ethical behavior are applied and managed within predetermined procedures and constraints.

The directors are of the opinion, based on the information and explanations given by management, that the system of internal controls does not provide reasonable assurance that the financial records may be relied on for the preparation of the consolidated financial statements. However, any system of internal financial control can provide only reasonable, and not absolute, assurance against material misstatement or loss.

The directors have reviewed the Group’s cash flow forecast for the year to December 31, 2022, and, in light of this review and the current financial position, there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The external auditors are responsible for independently auditing and reporting on the Group’s consolidated financial statements. The consolidated financial statements have been examined by the Group’s external auditors and their report is presented on page F-3.

The consolidated financial statements set out beginning on page F-4, which have been prepared on the going concern basis, were approved by the board of directors on June 06,2023 and were signed by:

/s/ Roger James Hamilton
Roger James Hamilton, Director

/s/ Suraj Naik
Suraj Naik, Director

Date: June 06, 2023

F-2

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Genius Group Limited and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Genius Group Limited and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the accompanying 2021 financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, NY
June 5, 2023

F-3

GENIUS GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in US Dollars)

		For the year ended December 31,
	Note	2022	2021
ASSETS
Current Assets
Cash and cash equivalents		$5,720,569	$1,784,938
Restricted cash	2	11,108,816	—
Accounts receivable, net	2	4,856,637	1,018,003
Other Receivables	5	120,304	66,000
Due from related parties	6	351,357	44,245
Inventories	7	1,001,977	92,530
Prepaid expenses and other current assets	8	1,090,787	3,490,446
Total Current Assets		24,250,447	6,496,162
Property and equipment, net	9	563,131	6,776,116
Operating lease right-of-use asset	10	12,573,710	1,077,241
Investments at fair value	11	29,071	29,069
Goodwill	12	31,688,887	1,320,100
Intangible assets, net	13	16,107,293	1,394,969
Other receivables	5	732,716	—
Due from related parties	6	5,288,264	—
Other non-current assets	15	26,108	501,750
Total Assets		$91,259,627	$17,595,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable		$1,672,306	$1,078,381
Accrued expenses and other current liabilities	16	3,809,540	2,064,302
Deferred revenue	17	6,391,993	2,561,912
Income tax payable	2	355,023	—
Due to related parties	19	2,932,090	425,551
Operating lease liabilities - current portion	10	1,590,538	436,271
Loans payable - current portion	18	334,391	65,415
Convertible debt obligations - current portion	20	5,752,328	507,765
Short term debt	20	539,245	—
Total Current Liabilities		23,377,454	7,139,597
Due to related parties	19	1,729	—
Operating lease liabilities – non-current portion	10	11,394,337	894,589
Loans payable – non-current portion	18	428,025	85,858
Convertible debt obligations - non-current portion	20	2,223,523	766,245
Deferred tax liability	14	3,391,129	723,122
Derivative liabilities	21	36,488,594	—
Total Liabilities		77,304,791	$9,609,411
Stockholders’ Equity
Contributed capital	22	110,534,000	50,924,276
Subscriptions receivable	22	(1,900,857)	(1,900,857)
Reserves		(32,933,714)	(31,888,638)
Accumulated deficit		(68,539,210)	(13,493,684)
Capital and reserves attributable to owners of Genius Group Ltd		7,160,219	3,641,097
Non-controlling interest		6,794,617	4,344,899
Total Stockholders’ Equity		13,954,836	7,985,996
Total Liabilities and Stockholders’ Equity		$91,259,627	$17,595,407

The accompanying notes are an integral part of these consolidated financial statements.

F-4

GENIUS GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in US Dollars)

		For the year ended December 31,
	Note	2022	2021 As restated (1)
Revenue	23	$18,193,616	$8,294,804
Cost of revenue	2	(9,554,327)	(5,537,346)
Gross profit		8,639,289	2,757,458

Operating (Expenses) Income
General and administrative	25	(21,073,794)	(7,211,204)
Depreciation and amortization	9	(1,182,413)	(38,864)
Other operating income	24	144,396	490,300
Impairment loss	9,12,13	(28,246,010)	—
(Loss) gains from foreign currency transactions	2	135,625	(166,174)
Total operating expenses		(50,222,196)	(6,925,942)
Loss from Operations		(41,582,907)	(4,168,484)
Other Expense
Other Income	24	418,437	—
Revaluation adjustment of contingent liabilities	21	(13,838,197)	—
Interest expense, net	26	(1,312,476)	(449,566)
Total Other Expense		(14,732,236)	(449,566)
Loss Before Income Tax		(56,315,143)	(4,618,050)
Income Tax Benefit	27	1,063,596	128,852
Net Loss		(55,251,547)	(4,489,198)
Other comprehensive income:
Foreign currency translation	2	(1,045,076)	230,081
Total Comprehensive Loss		$(56,296,623)	$(4,259,117)

Net Loss is attributed to:	28
Owners of Genius Group Ltd		(55,045,526)	(4,315,239)
Non-controlling interest		(206,021)	(173,959)
Net Loss		(55,251,547)	(4,489,198)

Total Comprehensive Loss is attributable to:
Owners of Genius Group Ltd		(56,090,602)	(4,085,158)
Non-controlling interest		(206,021)	(173,959)
Total Comprehensive Loss		$(56,296,623)	$(4,259,117)

Net loss per share attributed to common stockholders, basic and diluted		$(2.44)	$(0.28)
Weighted-average number of shares outstanding, basic, and diluted		22,634,366	16,155,812
Number of shares outstanding, basic, and diluted		27,705,227	16,155,812

1)	Restatement details in Note 2

The accompanying notes are an integral part of these consolidated financial statements.

F-5

GENIUS GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AS OF DECEMBER 31, 2022 AND 2021

(Expressed in US dollars)

	Comprehensive Loss
	Contributed Capital		Non-controlling	Subscription	Foreign		Accumulated	Total
	Shares	Amount	Interest	Receivable	Currency	Reserves	Deficit	Equity
Balance, January 1, 2021	16,155,812	$50,630,439	$257,154	$(1,900,857)	$1,788,051	$(33,900,850)	$(9,167,848)	$7,706,089
Net loss		-	-	-	-	-	(4,489,198)	(4,489,198)
Adjustment against capital and retained earnings		-	-	-	-	(16,517)	-	(16,517)
Foreign currency translation adjustments		-	-	-	230,081	-	-	230,081
Shares issued for cash in GeniusU		3,127,442	-	-	-	-	-	3,127,442
Shares issued in satisfaction of liability		-	-	-	-	-	-	-
Shares issued for conversion of convertible notes		181,175	-	-	-	-	-	181,175
Funds received for shares to be issued		-	953,087	-	-	-	-	953,087
Share based compensation		293,837	-	-	-	-	-	293,837
Non-controlling interest		(3,308,617)	3,134,658	-	10,597	-	163,362	-
Balance, December 31, 2021	16,155,812	$50,924,276	$4,344,899	$(1,900,857)	$2,028,729	$(33,917,367)	$(13,493,684)	$7,985,996
Net loss		-	(206,021)	-	-	-	(55,045,526)	(55,251,547)
Foreign currency translation adjustments		-	-	-	(1,045,076)	-	-	(1,045,076)
Proceeds from IPO (net)	3,913,410	15,202,858	-	-	-	-	-	15,202,858
Share options GG IPO April 2022	45,580	270,476	-	-	-	-	-	270,476
GeniusU Shares issued for cash		-	2,655,739	-	-	-	-	2,655,739
Shares issued for conversion of convertible notes	1,554,097	7,829,607	-	-	-	-	-	7,829,607
Shares issued for IPO acquisition	5,975,407	35,098,001	-	-	-	-	-	35,098,001
Shares cancelled in satisfaction of liability, net of derivative liability	(49,002)	(100,002)	-	-	-	-	-	(100,002)
Share based compensation	109,923	1,308,784	-	-	-	-	-	1,308,784
Balance, December 31, 2022	27,705,227	$110,534,000	$6,794,617	$(1,900,857)	$983,653	$(33,917,367)	$(68,539,210)	$13,954,836

The accompanying notes are an integral part of these consolidated financial statements.

F-6

GENIUS GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US Dollars)

	For the year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(55,251,547)	$(4,489,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,308,784	293,837
Depreciation and amortization	2,350,640	1,574,913
Deferred income taxes	(1,284,166)	105,650
(Gain) loss on foreign exchange transactions	(135,625)	166,174
Provision for doubtful accounts	(1,509,486)	(39,108)
Impairment loss	28,246,010	—
Revaluation adjustment on contingent liabilities	13,838,197	—
Amortization of debt discount	—	140,837
Interest expense on lease liabilities	491,336	131,291
Changes in operating assets and liabilities
Accounts receivable	1,161,349	(30,554)
Other receivable	(19,138)	(66,000)
Prepaid expenses and other current assets	1,489,459	(1,927,176)
Inventory	(545,449)	20,013
Accounts payable	(107,372)	256,562
Accrued expenses and other current liabilities	751,442	254,080
Deferred revenue	996,324	1,015,200
Current tax provision	220,570	(257,953)
Income tax payable	(237,759)	—
Other non-current liabilities	—	(217,291)
Total Adjustments	47,015,116	1,420,475
Net cash used in operations	(8,236,431)	(3,068,723)
CASH FLOWS FROM INVESTING ACTIVITIES:
Internally developed software	(743,995)	(804,314)
Acquisitions	(8,843,458)	—
Purchase of equipment	(222,680)	(77,797)
Acquisition of intangible	(279,356)	—
Net cash used in investing activities:	(10,089,489)	(882,111)
CASH FLOWS FROM FINANCING ACTIVITIES:
Amount due to/from related party, net	(221,842)	(154,345)
Proceeds from derivative liability, net	(250,000)	—
Advance received for share issuances		953,087
Proceeds from IPO, net	17,308,453	—
Proceeds from convertible debt, net of issuance costs	4,184,964	—
Proceeds from equity issuances	2,701,215	3,127,442
Issuance from convertible debt	(509,311)	—
Lease liabilities	(957,430)	(758,522)
Proceeds from Loan	972,593	—
Repayment of Loan	(1,285,181)	(71,967)
Net cash provided by financing activities	21,943,461	3,095,695
Increase (decrease) in cash and cash equivalents during the year	3,617,541	(855,139)
Foreign exchange impact on cash	318,090	366,926
Cash and cash equivalents, beginning of year	1,784,938	2,273,151
CASH AND CASH EQUIVALENTS, END OF THE YEAR	$5,720,569	$1,784,938
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$847,520	$202,176
Non-Cash Investing and Financing Activities
Fair value of shares issued in satisfaction of a liability	$350,000	$—
Fair value of shares issued for the acquisition of entities	$35,098,001	$—
Fair value of shares issued for conversion of convertible notes	$7,829,607	$293,837

The accompanying notes are an integral part of these consolidated financial statements.

F-7

GENIUS GROUP LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Genius Group Ltd. (“Company”) is an entrepreneur Edtech and education group, with a mission to disrupt the current education model with a student-centered, life-long learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.

The Company operates through its main subsidiaries, GeniusU Ltd (“GU”), Entrepreneur Resorts (“ERL”), Education Angels (“EA”), University of Antelope Valley (“UAV”), E-Squared Education (“ESQ”), Property and Mastermind Networks Limited (“PIN”) and Revealed Films (“RF”). The Company owns 100% ownership all of the subsidiaries except 96.5% in GeniusU Ltd and 95.4% in Entrepreneur Resorts.

GU, a Singapore company, which provides a full entrepreneur education system business development tools and management consultancy services to entrepreneurs.

ERL was incorporated in Seychelles, and represents a group of resorts, retreats, and co-working cafes for entrepreneurs. ERL owns resorts in Bali and South Africa which run entrepreneur retreats and workshops. It also owns Genius Café, an entrepreneur beach club in Bali, and Genius Central Singapore Pte Ltd, an entrepreneur co-working hub in Singapore.

EA generates revenue from parents of young children from 0-5 years old paying for an EA trained educator to both educate and care for their child. EA is required to be approved and in compliance by the New Zealand Ministry of Education (“MOE”) in order to operate and receive government funding. EA is approved by the MOE and 50% of EA educator fees are paid by the New Zealand Government.

UAV is an accredited university based on a 10-acre campus in the United States. It offers career-focused on-campus and online programs at the master’s, bachelor’s, and associate degree level, as well as certificate and continuing education programs in several high-demand sectors.

ESQ is an entrepreneur education campus in South Africa, providing a full range of programs from pre-primary through primary school, secondary school, and vocational college.

PIN is a United Kingdom private limited company. PIN provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person.

RF is a United States based media production company that specializes in multi-part documentaries that cover topics such as wealth building, health and nutrition, medical issues, religion, and political matters.

The three regions the Company operates in are: APAC (Asia Pacific, North Asia, and Australia); EMEA (Europe, Middle East, and Africa); and NASA (North America and South America).

In January 2020, the World Health Organization declared the COVID 19 virus an international pandemic. The imposed ‘lock down’ and associated social distancing measures have had a significant effect on economic activity and have hurt in particular businesses in the travel, entertainment, and leisure sectors. To cater to this unprecedented pandemic scenario, governments across the globe have enacted many emergency funding and support schemes in order to alleviate the hopefully short-term liquidity difficulties encountered by businesses and individuals. Such measures include corporate guarantee and liquidity measures, deferral of state taxes and/or suspension for debt obligations, measures to allow businesses to implement forbearance and furlough measures while the employees receive reasonable proportion of salaries and benefits. The Company has been able to avail itself of such measures as available to it which has been of assistance to survive the financial impact of the pandemic.

In 2021, the Group received COVID related government subsidies amounting to $490,300 reported under other operating income (Note 24).

F-8

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared on the going concern basis in accordance with, and in compliance with, International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations issued and effective at the time of preparing these consolidated financial statements and the International Business Companies Act of 2016.

The consolidated financial statements have been prepared on the basis of accounting policies applicable to a going concern. This basis presumes that funds will be available to finance future operations that the realization of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business.

The consolidated financial statements have been prepared on the historical cost convention, unless otherwise stated in the accounting policies which follow and incorporate the principal accounting policies set out below. The presentation currency is United States dollars.

Going Concern

Pursuant to IAS 1, Presentation of Financial Statements, the Company is required to and does evaluate at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Based on the definitions in the relevant accounting standards, and due to recent changes in the Company’s 2022 convertible loan terms in which company elected to pay all future payments in cash, negative cash flows, and continued net losses, management has determined that without additional capital raised, in the next twelve months, there is substantial doubt about the Company’s ability to continue as a going concern

The Company’s consolidated financial statements as of December 31, 2022 have been prepared on a going concern basis. Although the Company has taken, and plans to continue to take, proactive measures to enhance its liquidity position and provide additional financial flexibility, including discussions with lenders and bankers, there can be no assurance that these measures, including the timing and terms thereof, will be successful or sufficient.

Principles of Consolidation

The consolidated financial statements incorporate the financial statements of the Company and all its subsidiaries. Subsidiaries are entities (including structured entities) which are controlled by the Company. The Company has control of an entity when it is exposed to or has rights to variable returns from involvement with the entity and it has the ability to affect those returns through the of use its power over the entity. The results of subsidiaries are included in the consolidated financial statements from the effective date of acquisition to the effective date of disposal. Adjustments are made when necessary to the financial statements of subsidiaries to bring their accounting policies in line with those of the Company. All inter-company transactions, balances, and unrealized gains on transactions between consolidated companies are eliminated in full upon consolidation. Unrealized losses on transactions between consolidated companies are also eliminated upon consolidation unless the transaction provides evidence of an impairment of the asset transferred.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting in accordance with IFRS. The cost of the business combination is measured as the aggregate of the fair values of assets given, liabilities incurred or assumed, and equity instruments issued. Costs directly attributable to the business combination are expensed as incurred, except the costs to issue debt which are amortized as part of the effective interest, and costs to issue equity which are included in stockholders’ equity.

Any contingent consideration is included in the cost of the business combination at fair value as at the date of acquisition. Subsequent changes to the assets, liability or equity which arise as a result of the contingent consideration are not affected against goodwill, unless they are valid measurement period adjustments.

Otherwise, all subsequent changes to the fair value of contingent consideration that is deemed to be an asset or liability is recognized in either profit or loss or in other comprehensive income, in accordance with relevant IFRS. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within stockholders’ equity.

The acquiree’s identifiable assets, liabilities and contingent liabilities which meet the recognition conditions of IFRS 3 — Business Combinations (“IFRS 3”) are recognized at their fair values at acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 — Non-current Assets Held for Sale and Discontinued Operations, which are recognized at fair value less costs to sell.

F-9

Contingent liabilities are only included in the identifiable liabilities of the acquiree where there is a present obligation at acquisition date.

On acquisition, the acquiree’s assets and liabilities are reassessed in terms of classification and are reclassified where the classification is inappropriate for Company’s reporting purposes. This excludes lease agreements and insurance contracts whose classification remains as per their inception date.

Non-controlling interests in the acquiree are measured on an acquisition-by-acquisition basis either at fair value or at the non- controlling interests’ proportionate share in the recognized amounts of the acquiree’s identifiable net assets. This treatment applies to non-controlling interests which are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation. All other components of non-controlling interests are measured at their acquisition date fair values unless another measurement basis is required by IFRS.

In cases where the Company held a non-controlling shareholding in the acquiree prior to obtaining control, that interest is measured to fair value as of the acquisition date. The measurement to fair value is included in profit or loss for the year. Where the existing shareholding was classified as an available-for-sale financial asset, the cumulative fair value adjustments recognized previously to other comprehensive income and accumulated in stockholders’ equity are recognized in profit or loss as a reclassification adjustment.

Goodwill is determined as the consideration paid, plus the fair value of any shares held prior to obtaining control, plus non-controlling interest and less the fair value of the identifiable assets and liabilities of the acquiree. If, in the case of a bargain purchase, the result of this formula is negative, then the difference is recognized directly in profit or loss.

Goodwill is not amortized but is tested on an annual basis for impairment. If goodwill is assessed to be impaired, that impairment is not subsequently reversed.

Common control business combinations are outside the scope of IFRS 3. The Company has elected to account for common control business combinations using the book value method.

Significant judgments and use of estimates

The preparation of consolidated financial statements in conformity with IFRS requires management, from time to time, to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income, and expenses. These estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under these circumstances. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Critical judgements in applying accounting policies

Management did not make critical judgements in the application of accounting policies, apart from those involving estimations, which would significantly affect the financial statements.

Fair value estimation

Several assets and liabilities of the Company are either measured at fair value or disclosure is made of their fair values. Observable market data is used as inputs to determine fair value, to the extent that such information is available.

F-10

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash in hand, bank balances and short-term deposits with original maturity of three months or less.

Restricted cash

Restricted cash represents money that is held at a bank account related to the Company’s 2022 convertible debt and is not available to the company for immediate or general business use. All the restricted cash as of December 31, 2022 was available to the Company by April 2023.

Inventories

Inventories are measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

The cost of inventories comprises of all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The cost of inventories is assigned using the first-in, first-out (FIFO) formula.

When inventories are sold, the carrying amount of those inventories are recognized as cost of sales in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs.

Property and Equipment

Property and equipment are tangible assets which the Company holds for its own use, and which are expected to be used for more than one year. An item of property and equipment is recognized as an asset when it is probable that future economic benefits associated with the item will flow to the Company, and the cost of the item can be measured reliably. Property and equipment are initially measured at cost. Cost includes all of the expenditures which are directly attributable to the acquisition or construction of the asset, including the capitalization of borrowing costs on qualifying assets and adjustments in respect of hedge accounting, where appropriate.

Expenditures incurred subsequently for major services, additions to or replacements of parts of property and equipment are capitalized if it is probable that future economic benefits associated with the expenditure will flow to the Company and the cost can be measured reliably. Day-to-day servicing costs are expensed as incurred. Subsequent to initial recognition, property and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses.

F-11

Depreciation of an asset commences when the asset is available for use as intended by management. Depreciation is charged to write off the asset’s carrying amount over its estimated useful life to its estimated residual value, using a method that best reflects the pattern in which the asset’s economic benefits are consumed by the Company. Depreciation is not charged to an asset if its estimated residual value exceeds or is equal to its carrying amount. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale or derecognized.

The useful lives of items of property and equipment have been assessed as follows:

Category	Depreciation Method	Useful Life
Buildings	Straight line	20 years
Machinery	Straight line	5 years
Furniture and fixtures	Straight line	5 years
Motor vehicles	Straight line	5 years
Office equipment	Straight line	5 years
IT equipment	Straight line	3 – 5 years
Computer software	Straight line	2 – 8 years
Spa equipment, curtains, crockery, glassware, and linen	Straight line	5 years

Leasehold improvements are amortized over the period of the lease or useful lives of the asset, whichever is shorter.

The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting year. If the expectations differ from previous estimates, the change is accounted for prospectively as a change in accounting estimate. The depreciation charge for each year is recognized in profit or loss unless it is included in the carrying amount of another asset.

An item of property or equipment is derecognized upon disposal or when no future economic benefits are expected from its continued use or disposal. Any gain or loss arising from the derecognition of an item of property or equipment, determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, is included in profit or loss when the item is derecognized.

Intangible assets

An intangible asset is recognized when it is probable that the expected future economic benefits that are attributable to the asset will flow to the entity and the cost of the asset can be measured reliably. Intangible assets are initially recognized at cost, less any accumulated amortization and any impairment losses. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. Refer to Note 4 – Business Combination for additional details on the acquired intangibles.

The useful life of intangible assets has been assessed as follows:

Category	Useful Life
Customer relationships	5 years
Trade names, trademarks, domain names, and licenses	Indefinite

F-12

Internally developed software costs on GU are recognized as an intangible asset when:

➢	it is technologically feasible to complete the asset so that it will be available for use or sale.

➢	there is an intention to complete and use or sell it.

➢	there is an ability to use or sell it.

➢	it will generate probable future economic benefits.

➢	there are available technical, financial, and other resources to complete the development and to use or sell the asset.

➢	the expenditure attributable to the asset during its development can be measured reliably.

Amortization begins when development is complete, and the asset is available for use. Development costs are amortized based on a useful life of five years.

Impairment of Long-Lived Assets

Impairment tests are performed on property and equipment when there is an indicator that they may be impaired. When the carrying amount of an item of property and equipment is assessed to be higher than the estimated recoverable amount, an impairment loss is recognized immediately in profit or loss to bring the carrying amount in line with the recoverable amount.

For intangible assets, reassessing the useful life of an intangible asset with a finite useful life after it was classified as indefinite is an indicator that the asset may be impaired. As a result, the asset is tested for impairment and the remaining carrying amount is amortized over its useful life.

Management assesses at each end of the reporting period whether there is any indication that an asset may be impaired. If any such indication exists, management estimates the recoverable amount of the asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash- generating unit to which the asset belongs is determined.

The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less costs to sell and its value in use. If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. That reduction is an impairment loss. An impairment loss of assets carried at cost less any accumulated depreciation or amortization is recognized immediately in profit or loss. Any impairment loss of a revalued asset is treated as a revaluation decrease.

Goodwill acquired in a business combination is, from the acquisition date, allocated to each of the cash- generating units, or groups of cash-generating units, which are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units or groups of units. An impairment loss is recognized for cash-generating units if the recoverable amount of the unit is less than the carrying amount of the units. The impairment loss is allocated to reduce the carrying amount of the assets of the unit in the following order:

➢	first, to reduce the carrying amount of any goodwill allocated to the cash-generating unit and

➢	then, to the other assets of the unit, pro rata on the basis of the carrying amount of each asset in the unit.

An entity assesses at each reporting date whether there is any indication that an impairment loss recognized in prior periods for assets other than goodwill may no longer exist or may have decreased. If any such indication exists, the recoverable amounts of those assets are estimated.

The increased carrying amount of an asset other than goodwill attributable to a reversal of an impairment loss does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior periods.

F-13

A reversal of an impairment loss of assets carried at cost less accumulated depreciation or amortization other than goodwill is recognized immediately in profit or loss. Any reversal of an impairment loss of a revalued asset is treated as a revaluation increase.

Financial Instruments

Financial instruments held by the Company are classified in accordance with the provisions of IFRS 9 — Financial Instruments. Broadly, the classification possibilities, which are adopted by the Company, as applicable, are as follows:

Financial assets which are equity instruments:

➢	Mandatorily at fair value through profit or loss; or

➢	Designated as at fair value through other comprehensive income. (This designation is not available to equity instruments which are held for trading, or which are contingent consideration in a business combination).

Financial assets which are debt instruments:

➢	Amortized cost. (This category applies only when the contractual terms of the instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on principal, and where the instrument is held under a business model whose objective is met by holding the instrument to collect contractual cash flows); or

➢	Mandatorily at fair value through profit or loss. (This classification automatically applies to all debt instruments which do not qualify as at amortized cost or at fair value through other comprehensive income); or

➢	Designated at fair value through profit or loss. (This classification option can only be applied when it eliminates or significantly reduces an accounting mismatch.

Financial liabilities:

➢	Amortized cost;

➢	Mandatorily at fair value through profit or loss. (This applies to contingent consideration in a business combination or to liabilities which are held for trading); or

➢	Designated at fair value through profit or loss. (This classification option can be applied when it eliminates or significantly reduces an accounting mismatch;

➢	the liability forms part of a group of financial instruments managed on a fair value basis; or it forms part of a contract containing an embedded derivative and the entire contract is designated as at fair value through profit or loss).

Trade and other receivables

Trade and other receivables, including amounts due from related parties, are classified as financial assets subsequently measured at amortized cost. They have been classified in this manner because their contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding, and the Company’s business model is to collect the contractual cash flows on trade and other receivables.

Trade and other receivables are recognized when the Company becomes a party to the contractual provisions of the receivables. They are measured, at initial recognition, at fair value plus transaction costs, if any and are subsequently measured at amortized cost. The amortized cost is the amount recognized on the receivable initially, minus principal repayments, plus cumulative amortization (interest) using the effective interest method of any difference between the initial amount and the maturity amount, adjusted for any loss allowance.

F-14

A loss allowance for expected credit losses is recognized on trade and other receivables and is updated at each reporting date. The Company measures the loss allowance for trade and other receivables at an amount equal to lifetime expected credit losses (lifetime ECL), which represents the expected credit losses that will result from all possible default events over the expected life of the receivable.

A provision matrix is used as a practical expedient to the determination of expected credit losses on trade and other receivables. The provision matrix is based on the Company’s historic credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions, and an assessment of both the current and forecasted direction of conditions at the reporting date, including the time value of money, where appropriate.

The loss allowance is calculated on a collective basis for all trade and other receivables in totality. An impairment gain or loss is recognized in profit or loss with a corresponding adjustment to the carrying amount of trade and other receivables, through use of a loss allowance account. The impairment loss is included in operating expenses as a movement in credit loss allowance.

Receivables are written off when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g., when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Receivables written off may still be subject to enforcement activities under the Company’s recovery procedures, considering legal advice where appropriate. Any recoveries made are recognized in profit or loss.

Investments in equity instruments

Investments in equity instruments are presented in Note 11, Investments at Fair Value. Investments in equity instruments are designated as mandatorily at fair value through profit or loss. As an exception to this classification, the Company may make an irrevocable election, on an instrument-by-instrument basis, and on initial recognition, to designate certain investments in equity instruments as at fair value through other comprehensive income. The designation as at fair value through other comprehensive income is never made on investments which are either held for trading or contingent consideration in a business combination.

Investments in equity instruments are recognized when the Company becomes a party to the contractual provisions of the instrument. The investments are measured, at initial recognition, at fair value. Transaction costs are added to the initial carrying amount for those investments which have been designated as at fair value through other comprehensive income. All other transaction costs are recognized in profit or loss.

Investments in equity instruments are subsequently measured at fair value with changes in fair value recognized either in profit or loss or in other comprehensive income (and accumulated in equity in the reserve for valuation of investments), depending on their classification. Fair value gains or losses recognized on investments at fair value through profit or loss are included in other operating gains (losses).

Dividends received on equity investments are recognized in profit or loss when the Company’s right to receive the dividends is established unless the dividends clearly represent a recovery of part of the cost of the investment. Dividends are included in investment income.

Investments in equity instruments are subject to impairment provisions.

The gains or losses which accumulated in equity in the reserve for valuation of investments for equity investments at fair value through other comprehensive income are not reclassified to profit or loss on derecognition of the related investment. Instead, the cumulative amount is transferred directly to retained earnings.

F-15

Trade and other payables

Trade and other payables, excluding VAT and amounts received in advance, are classified as financial liabilities subsequently measured at amortized cost. They are recognized when the Company becomes a party to the contractual provisions, and are measured, at initial recognition, at fair value plus transaction costs, if any, and are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.

If trade and other payables contain a significant financing component, and the effective interest method results in the recognition of interest expense, then it is included in profit or loss. Trade and other payables expose the Company to liquidity risk and possibly to interest rate risk. Refer to Note 30, Financial Risk Management, for details of risk exposure and management thereof.

Loans payable and convertible debt

Loans payable are recognized when the Company becomes a party to the contractual provisions of the loan and are classified as financial liabilities subsequently measured at amortized cost.

The loans are measured, at initial recognition, at fair value plus transaction costs, if any, and are subsequently measured at amortized cost using the effective interest method. Interest expense, calculated on the effective interest method, is included in profit or loss. Borrowings expose the Company to liquidity risk. Refer to Note 30, Financial Risk Management, for details of risk exposure and management thereof.

Convertible debt is bifurcated into its liability component and equity or derivative liability component at the date of issue, in accordance with the substance of the debt agreements. Conversion options that are bifurcated as derivative liabilities are recorded as a debt discount, which is amortized over the term of the related debt. Derivative liabilities are recorded at fair value at issuance and are marked-to-market at each statement of financial position date.

Income taxes

Current income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

Current income taxes are recognized in profit or loss except to the extent that the tax relates to items recognized outside profit or loss, either in other comprehensive income or directly in equity. Management evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred taxes

A deferred tax asset or liability is recognized for all taxable temporary differences, except to the extent that the deferred tax asset or liability arises from the initial recognition of an asset or liability in a transaction which at the time of the transaction, affects neither accounting profit nor taxable profit (tax loss).

A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. A deferred tax asset is recognized for the carry forward of unused tax losses and unused Secondary Tax on Companies (“STC”) credits to the extent that it is probable that future taxable profit will be available against which the unused tax losses and unused STC credits can be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

F-16

Current and deferred taxes are recognized as income or an expense and included in profit or loss for the period, except to the extent that the tax arises from:

➢	a transaction or event which is recognized, in the same or a different period, to other comprehensive income, or

➢	a business combination.

Current tax and deferred taxes are charged or credited to other comprehensive income if the tax relates to items that are credited or charged, in the same or a different period, to other comprehensive income.

Current tax and deferred taxes are charged or credited directly to equity if the tax relates to items that are credited or charged, in the same or a different period, directly in equity.

Leases

The Company accounts for its various operating leases in accordance with IFRS 16, Leases (“IFRS 16’). Management assesses whether a contract is or contains a lease at the inception of the contract. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

In order to assess whether a contract is or contains a lease, management determines whether the asset under consideration is “identified”, which means that the asset is either explicitly or implicitly specified in the contract and that the supplier does not have a substantial right of substitution throughout the period of use. Once management has concluded that the contract includes an identified asset, the right to control the use thereof is considered. To this end, control over the use of an identified asset only exists when the Company has the right to substantially all of the economic benefits from the use of the asset as well as the right to direct the use of the asset.

Pursuant to IFRS 16, a lease liability and corresponding right-of-use asset are recognized at the lease commencement date for all lease agreements for which the Company is a lessee. Details of leasing arrangements where the Company is a lessee are presented in Note 10, Right of Use Asset and Lease Liability.

Right-of-use assets

Right-of-use assets are presented as a separate line item on the consolidated statement of financial position. Lease payments included in the measurement of the lease liability comprise the following:

➢	the initial amount of the corresponding lease liability;

➢	any lease payments made at or before the commencement date;

➢	any initial direct costs incurred;

➢	any estimated costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, when the Company incurs an obligation to do so, unless these costs are incurred to produce inventories; and

➢	less any lease incentives received.

Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses. Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. However, if a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. Depreciation starts at the commencement date of a lease.

For right-of-use assets which are depreciated over their useful lives, the useful lives are determined consistently with items of the same class of property and equipment. Refer to the accounting policy for property and equipment for details of useful lives.

The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting year. If the expectations differ from previous estimates, the change is accounted for prospectively as a change in accounting estimate. Each part of a right-of-use asset with a cost that is significant in relation to the total cost of the asset is depreciated separately. The depreciation charge for each year is recognized in profit or loss unless it is included in the carrying amount of another asset.

F-17

Lease liability

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise the following:

➢	fixed lease payments, including in-substance fixed payments, less any lease incentives;

➢	variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

➢	the amount expected to be payable by the Company under residual value guarantees;

➢	the exercise price of purchase options if the Company is reasonably certain to exercise the option;

➢	lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and

➢	penalties for early termination of a lease if the lease term reflects the exercise of an option to terminate the lease.

Management remeasures the lease liability when:

➢	there has been a change to the lease term, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

➢	there has been a change in the assessment of whether the Company will exercise a purchase, termination, or extension option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

➢	there has been a change to the lease payments due to a change in an index or a rate, in which case the lease liability is remeasured by discounting the revised lease payments using the initial discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used);

➢	there has been a change in expected payment under a residual value guarantee, in which case the lease liability is remeasured by discounting the revised lease payments using the initial discount rate;

➢	a lease contract has been modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured by discounting the revised payments using a revised discount rate.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of- use asset or is recognized in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Contributed capital and equity

Contributed capital represents the aggregate shareholder investment in the Company.

Non-controlling interest represents the portion of comprehensive income (loss) and net assets attributable to minority shareholders. Non-controlling interest is identified in the consolidated statements of operations and under equity in the consolidated statements of financial position.

F-18

Revenue from contracts with customers

The Company recognizes revenue from the following major sources:

➢	Digital education platform

➢	In person education courses

➢	Sales of goods — retail

➢	Service revenue

Revenue is measured based on the consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. Revenue is recognized when the Company satisfies a performance obligation by transferring a promised good or service to the customer, which is when the customer obtains control of the good or service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized is the amount allocated to the satisfied performance obligation.

A detailed analysis of performance obligations for each revenue source follows.

Digital education platform and multi-part documentaries

This revenue is derived from online workshops, training programs, assessments, courses, accreditations certifications, licenses, and documentaries provided by both the Company itself and by partners, as well as memberships. Revenue is derived, and performance obligations are fulfilled, over the course of delivery of the product or service, which may be at the time of sale or may be monthly for up to twelve months. The company is compensated by way of fees for the product or service as displayed at events or online.

In person education courses

This revenue is derived from classes, workshops, training programs and conferences that are delivered in person at the Company’s campuses or third-party venues. Revenue is derived, and performance obligations are fulfilled, at the time of delivering the event or over the course of delivery of the product or services. The company is compensated by way of course fees as displayed at events or online.

Sales of goods — retail

This revenue is derived by the Company’s campus businesses and includes food and beverage, spa products, merchandise, and ancillary products. Revenue is derived, and performance obligations are fulfilled, at the point in time of providing the goods; in the case of food and beverage delivered as part of a pre-paid accommodation package, revenue is recognized daily over the time of guests’ duration of stay. The company is compensated based on the advertised or agreed price of the goods as part of accommodation packages or on in-house menus in the case of food and beverage, and on in-house price lists or price tickets in the case of spa products, merchandise, and ancillary products.

Service revenue

This revenue is derived by the Company’s campus businesses and includes accommodation, spa, conferences and events, and memberships. Revenue is derived, and performance obligations are fulfilled, at the time of providing the services; in the case of accommodation as part of a pre-paid booking, revenue is recognized daily over the time of guests’ duration of stay, and for memberships revenue is recognized monthly over the course of delivery of the product or service which may be up to twelve months. The company is compensated based on the advertised or agreed price of the goods as displayed online by the company or booking agents in the case of accommodation, on in-house price lists in the case of spa, by tailored quote in the case of conferences and events, and as displayed in-house or online in the case of memberships.

F-19

Deferred revenue

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A contract asset (accounts receivable) is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records a contract liability (deferred revenue) until the performance obligations are satisfied.

Deferred revenue represents the Company’s contract liability for cash collections received from its customers in advance of performance under the contract. Deferred revenue is recognized as revenue upon completion of the performance obligation, which generally occurs within one year.

As of December 31, 2022, the Company had deferred revenue for remaining unsatisfied performance obligations of $6,391,993 (2021: $2,561,912), which is expected to be recognized within one year.

During the year ended December 31, 2022, the Company recognized revenue of $2,349,941 (2021: $758,794) that was included in the deferred revenue balance at the beginning of the period.

Borrowing costs

Coupon interest is recognized in the period in which it is incurred, while other borrow costs (debt discount) are amortized to interest expense over the expected term of the notes using the interest method.

Foreign currency transactions

The Company’s reporting currency is the U.S. dollar. The functional currencies of the Genius Group and its subsidiaries are their local currencies (Singapore dollar, British pound, Indonesian rupiah and South African Rand, New Zealand Dollar) and the functional currency of ERL, UAV and RF is the U.S. dollar. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.

At the end of the reporting period, assets and liabilities are translated into U.S. dollars using the exchange rate at the balance sheet date and revenue and expense accounts are translated at a weighted average exchange rate for the period or for the year then ended. Resulting translation adjustments are made directly to accumulated other comprehensive income.

Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition during the period, or in previous consolidated financial statements, are recognized in profit or loss in the period in which they arise.

When a gain or loss on a non-monetary item is recognized to other comprehensive income and accumulated in equity, any exchange component of that gain or loss is recognized to other comprehensive income and accumulated in equity. When a gain or loss on a non-monetary item is recognized in profit or loss, any exchange component of that gain or loss is recognized in profit or loss. Cash flows arising from transactions in a foreign currency are recorded in U.S. dollars by applying to the foreign currency amount the exchange rate between the U.S. dollar and the foreign currency at the date of the cash flow.

Stock-based compensation

For service-based awards, compensation expense is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the requisite service period, which is typically the vesting period.

F-20

Restatement of previously issued financial statements

The Company’s Consolidated Statement of Operations and Comprehensive Income for the year ended December 31, 2021, has been restated for errors made with regard to revenue recognition and the reporting of gross vs. net revenue.

During December, 2022, the Company updated its revenue recognition policy memo and uncovered an error in the implementation of accounting treatment for certain revenue recognition transactions with a third-party sales partner. The Company evaluated the materiality of this inaccurate accounting treatment, considering both quantitative and qualitative factors in accordance with SAB 99. The Company believes a restatement is necessary due to its review of the relevant factors. In accordance with IFRS, the restatement records revenue and expense net for 2021 sales transactions where the Company was not the clear principle in the transaction. As a result, the restatement will decrease revenue by $4,483,458, with corresponding decrease in cost of revenue by $4,483,458. There were no restatements to the Consolidated Statement of Financial Position, Consolidated Statement of Cash Flows, Consolidated Statement of Changes in Stockholders’ Equity, earnings per share, gross profit, or net loss.

The Company made restatements in the Consolidated Statement of Operations and Comprehensive Income related to revenues and cost of revenue with a third-party sales partner. The changes are in revenue and cost of revenue and have been restated from a gross presentation to a net presentation, please see the table below:

	For the year ended December 31, 2021
	Audited	Restatements	Restated
Revenue	$12,778,262	$(4,483,458)	$8,294,804
Cost of Revenue	(10,020,804)	4,483,458	(5,537,346)
Gross Profit	$2,757,458	$—	$2,757,458

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Standards	Effective for periods beginning on or after

Amendments to IFRS 3 Reference to the Conceptual Framework Relating to Business Combinations	January 1, 2022
Amendments to IAS 37 Onerous Contracts – Cost of Fulfilling a Contract	January 1, 2022
Annual Improvements to IFRS Standards 2018-2021	January 1, 2022
Amendments to IAS 16 Property, Plant and Equipment – Proceeds before Intended Use	January 1, 2022

The Company’s adoption of the standards above had no material impact on the consolidated financial statements in the year of initial application.

F-21

Recent Accounting Standards Not Yet Adopted	Effective for periods beginning on or after

Amendments to IAS 1 Classification of Liabilities as Current or Non-current	January 1, 2023
Amendments to IFRS 17 Insurance Contracts	January 1, 2023
Amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors	January 1, 2023
Amendments to IAS 12 Income Taxes	January 1, 2023

The Company expects that the adoption of the standards above will have no material impact on the consolidated financial statements in the year of initial application.

NOTE 4 — BUSINESS COMBINATIONS

During 2022, the Company acquired Education Angels, University of Antelope Valley, E-Squared Education, Property and Mastermind Networks Limited and Revealed Films. The Company used the income approach for the valuation of the acquired intangible assets, the contingent consideration and the options issued.

To account for the acquisition intangibles the Company used the following valuation methods:

Trade Names, Trademarks, Domain Names and Licenses: In determining the fair values a present value technique known as the relief-from-royalty method was used. The premise of this valuation method is that if the trade names, trademarks, domain names, and licenses were licensed to an unrelated party, the unrelated party would pay a percentage of revenue for use of the them. The trade names, trademarks, domain names, and license owner is, however, spared this cost. The present value of these cost savings over time, or relief from royalty, represents the value.

Customer Relationships: The fair value of the customer relationships was determined utilizing a present value technique involving a discounted cash flow analysis. This method is based on the notion that the value of a customer contract and related customer relationship is equal to the incremental after-tax cash flows attributable to the customer contract and related customer relationship after deductions and charges for the economic return on contributory assets such as working capital, fixed assets and other identifiable intangible assets such as an assembled workforce

To account for the Options and Top Up Consideration for the acquisitions the Company used the following valuation methods:

Top Up Consideration (excluding Revealed Films) and the Call Option: The fair values of each was determined utilizing monte carlo simulations to simulate the potential payoffs. A monte carlo simulation is a problem solving technique used to approximate the probability of certain outcomes by running multiple trial runs, called simulations, using random variables.

Put Option: The fair value of the put option was determined using a closed-form option pricing model commonly referred to as the Black-Scholes option pricing model.

Revealed Films Top Up Consideration: The fair value was determined utilizing a present value technique involving a discounted cash flow analysis.

Genius Group Ltd.’s Acquisition of Education Angels

On April 30, 2022, Genius Group Ltd acquired 100% of the voting equity interest of Education Angels for $1,918,700 of purchase consideration, made up of 333,687 of Genius Group Ltd ordinary shares. Education Angels operates in New Zealand and provides early education learning services in New Zealand. The Company utilized an independent third-party to determine the fair value of the acquired intangible assets, fair value of earn outs, and the fair value of options.

Below is a summary of the preliminary allocation of the purchase consideration to the fair value of the assets and liabilities associated with Education Angels at acquisition.

Amount
Purchase Price
Value of shares	$1,918,700
Less: acquired cash	(26,940)
Purchase price, net of acquired cash	1,891,760
Prepaid expenses and other current assets	(113,413)
Fixed assets	(69,637)
Intangible assets	(1,640,000)
Accounts payable, accrued expenses and other liabilities	804,842
Deferred tax liability	549,718
Goodwill	$1,423,270

The acquired intangible assets are as follows

Amount
Trade names, trademarks, domain names and licenses	$1,640,000

F-22

Genius Group Ltd.’s Acquisition of Property Investors Network

On April 30, 2022, Genius Group Ltd acquired 100% of the voting equity interest of Property Investors Network, and its wholly owned subsidiaries, for $29,655,000 of purchase consideration, made up of 2,959,518 of Genius Group Ltd ordinary shares for $17,017,000, $1,837,000 in cash, $701,000 in top up consideration payable if the 2x revenue or 10x EBITDA in 2022, 2023 or 2024 exceeds the purchase price or the previous year’s consideration; the difference between the value will be paid in additional consideration by 90% in shares and 10% in cash and $10,100,000 in call options. The company has issued a call option to the seller of Property Investors Network which allows the seller to exercise the call option to repurchase the company from the buyer, if the value of Company’s shares held by the seller is below GBP 10.2 million. The validity of such option is one year from the first anniversary of the acquisition close date. The Company utilized an independent third-party to determine the fair value of the acquired intangible assets, fair value of earn outs, and the fair value of options. Property Investors Network is a United Kingdom based entity which delivers events and education programs to the property investors.

Below is a summary of the preliminary allocation of the purchase consideration to the fair value of the assets and liabilities associated with Property Investors network at acquisition.

Amount
Purchase price
Value of shares	$17,017,000
Cash	1,837,000
Top-up share options	701,000
Call / Put option	10,100,000
Total purchase price	29,655,000
Less: acquired cash	(347,952)
Purchase price, net of acquired cash	29,307,048
Accounts receivable	(461,249)
Prepaid expenses and other current assets	(6,111,957)
Fixed assets	(24,994)
Intangible assets	(4,980,000)
Accounts payable, accrued expenses and other liabilities	2,833,718
Deferred tax liability	1,171,555
Goodwill	$21,734,121

The acquired intangible assets are as follows

Amount
Trade names, trademarks, domain names and licenses	$4,900,000
Customer relationship	80,000
Total	$4,980,000

Genius Group Ltd.’s Acquisition of E-Square

On May 31, 2022, Genius Group Ltd acquired 100% of the voting equity interest of E-Square, and its wholly owned subsidiaries, for $3,845,000 of purchase consideration, made up of 328,236 of Genius Group Ltd ordinary shares for $2,692,000, $403,000 in cash, loans payable of $299,000, and $451,000 in put option. The company has also issued a put option to the seller of E-Squared Enterprises Ltd which allows the seller to exercise the put option and repurchase the company from the buyer, if the Company’s shares trade below $5.81 ($34.87 pre-split) at any given point of time from the date of commencement to two years. The Company has agreed to pay top up consideration for the year 2022 and 2023 for the positive difference between 2x annual revenue or 10x EBITDA for the financial year minus the hurdle amount which is the revenue or EBITDA for the previous year. The value of top up consideration is zero as of the acquisition date. Company utilized an independent third-party to determine the fair value of the acquired intangible assets, fair value of earn outs, and the fair value of options. E-Square operates as a primary school, secondary school, and vocational college provider in South Africa.

Below is a summary of the preliminary allocation of the purchase consideration to the fair value of the assets and liabilities associated with E-Square at acquisition.

Amount
Purchase price
Value of shares	$2,692,000
Cash	403,000
Deferred payment	299,000
Call / Put option	451,000
Total purchase price	3,845,000
Less: acquired cash	(262,518)
Purchase price, net of acquired cash	3,582,482
Accounts receivable	(178,081)
Prepaid expenses and other current assets	(31,242)
Fixed assets	(272,348)
Intangible assets	(100,000)
Accounts payable, accrued expenses and other liabilities	722,275
Deferred tax liability	37,838
Goodwill	$3,760,924

The acquired intangible assets are as follows

Amount
Trade names, trademarks, domain names and licenses	$100,000
Total	$100,000

F-23

Genius Group Ltd.’s Acquisition of University of Antelope Valley

On July 7, 2022, Genius Group Ltd acquired 100% of the voting equity interest of University of Antelope Valley for $14,487,000 of purchase consideration, made up of 1,000,000 of Genius Group Ltd ordinary shares for $6,470,000, $7,000,000 of cash and $1,017,000 in top up consideration. The top up consideration requires that within seven days after Genius Group files its tax return for the years 2022, 2023 and 2024, the Company and the seller will review the total revenue for the respective years. If the amount of University of Antelope Valley total revenue in 2022, 2023 and 2024 is an increase over $9,000,000 or the subsequent year’s total revenue, then the Company shall pay to the seller additional cash consideration in an amount equal to: (a) The 2022, 2023 or 2024 total revenue less the higher of either $9,000,000 or the previous year’s total revenue, (b) multiplied by two, (collectively over the three year period). The consideration is payable in cash. The Company utilized an independent third-party to determine the fair value of the acquired intangible assets, fair value of earn outs, and the fair value of options. University of Antelope Valley delivers its certification and degree programs to the students who physically enroll at their location in Lancaster, California.

Below is a summary of the preliminary allocation of the purchase consideration to the fair value of the assets and liabilities associated with University of Antelope Valley at acquisition.

Amount
Purchase price
Value of shares	$6,470,000
Cash	7,000,000
Top-up share options	1,017,000
Total purchase price	14,487,000
Less: acquired cash	(1,620,734)
Purchase price, net of acquired cash	12,866,266
Accounts receivable	(3,082,589)
Prepaid expenses and other current assets	(492,404)
Fixed assets	(1,051,934)
Accounts payable, accrued expenses and other liabilities	1,935,533
Goodwill	$10,174,872

Genius Group Ltd.’s Acquisition of Revealed Films

On October 4, 2022, Genius Group Ltd acquired 100% of the voting equity interest of Revealed Films for $20,380,397 of purchase consideration, made up of 1,353,966 of Genius Group Ltd ordinary shares for $7 million, $1 million in cash, $2 million of loans payable and $10,380,397 in top up consideration payable upon achieving the pre-agreed milestones. The loans payable of $2 million was paid to the sellers during Q1 2023. The Company has agreed to pay top up consideration of 1.5X the difference between the revenue in 2023, 2024 and 2025 if the revenue growth is higher than $7 million and a profit of at least 7%. The revenue growth is calculated as revenue during the year minus $7 million or previous year’s revenue if the target was met. The acquisition of Revealed Films occurred in the 4th quarter of the year and the valuation will be reviewed and finalized by an independent third-party in the first half of 2023. Revealed Films is a film production company based in Utah.

F-24

Below is a summary of the preliminary allocation of the purchase consideration to the fair value of the assets and liabilities associated with Revealed Films at acquisition.

Amount
Purchase price
Value of shares	$7,000,000
Cash	1,000,000
Deferred payment	2,000,000
Top-up share options	10,380,397
Total purchase price	20,380,397
Less: acquired cash	(145,532)
Purchase price, net of acquired cash	20,234,865
Accounts receivable	(152,920)
Prepaid expenses and other current assets	(745,521)
Goodwill	(1,008,694)
Intangible assets	(8,884,000)
Accounts payable, accrued expenses and other liabilities	1,660,727
Deferred tax liability	2,202,088
Goodwill	$13,306,545

The acquired intangible assets are as follows

Amount
Customer relationship	8,884,000

NOTE 5 — OTHER RECEIVABLES

	As of December 31,
	2022	2021

Other receivables (Short term)
GST receivable	$64,254	$—
Due from utility companies	45,570	$—
Other	10,480	66,000
Other receivables (short term)	$120,304	$66,000

Other receivables (Long term)
PJ Finn	$718,198	$—
Richard Evans	14,518	—
Other Receivables (long term)	$732,716	$—
	$853,020	$66,000

NOTE 6 — DUE FROM RELATED PARTY

Due from related parties as of December 31, 2022 and 2021 represents amounts receivable from related entities of the Company. The receivables are unsecured, bear no interest and are due on demand. The due from related parties (Long term) are recoverable within average life of three years.

	As of December 31,
	2022	2021

Due from related parties (Short term)
Accounts Receivable – Shareholders	$60,280	$20,550
Due from MSJ Foundation	102,356	—
Others	188,721	23,695
Total due from related parties (short term)	$351,357	$44,245

Due from related parties (Long term)
BMV Finance	$1,973,144	$—
Simon Zutshi	1,268,094	—
BG3 Ltd.	703,743	—
Zutshi LLP	380,121	—
Vision1 Investments	279,845	—
Crowd Property	260,124	—
Throckley	208,998	—
Others	98,187	—
Property Mastermind International	116,008	—
Total due from related parties (long term)	$5,288,264	$—
	$5,639,621	$44,245

F-25

NOTE 7 — INVENTORIES

As of December 31, 2022, and 2021 inventories consist of:

	As of December 31,
	2022	2021
Movie production costs	$648,337	$—
Books and periodicals	258,497	—
Food and beverage	48,677	38,500
Merchandise	45,350	51,777
Consumables	1,116	2,253
	$1,001,977	$92,530

NOTE 8 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of December 31, 2022, and 2021, prepaid expenses and other current assets consist of:

	As of December 31,
	2022	2021
Prepaid expenses	$798,140	$3,349,990
Deposits	165,868	59,925
Other current assets	126,779	80,531
Total	$1,090,787	$3,490,446

NOTE 9 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2022, and 2021:

	2022				2021
		Accumulated		Carrying		Accumulated	Carrying
	Cost	Depreciation	Impairment	Value	Cost	Depreciation	Value
Land	$1,486,718	$—	$(1,486,718)	$—	$1,486,718	$—	$1,486,718
Buildings	4,541,374	(1,289,314)	(3,252,060)	—	4,401,241	(989,085)	3,412,156
Leasehold property	5,136,738	(2,999,931)	(2,134,654)	2,153	4,261,623	(2,770,810)	1,490,813
Plant and machinery	147,887	(92,197)	(55,690)	—	136,692	(87,050)	49,642
Furniture and fixtures	647,046	(385,473)	(108,736)	152,837	537,964	(330,476)	207,488
Motor vehicles	384,643	(319,993)	(12,808)	51,842	320,103	(281,587)	38,516
Office equipment	99,739	(29,726)	(7,975)	62,038	26,287	(19,528)	6,759
IT equipment	142,100	(113,795)	(3,589)	24,716	113,790	(88,274)	25,516
Computer equipment	53,661	(14,780)	—	38,881	4,456	(4,456)	—
Programs and textbooks	16,594	—	—	16,594	—	—	—
Spa equipment, curtains, crockery, glassware, and linen	487,980	(228,636)	(45,274)	214,070	255,434	(196,926)	58,508
	$13,144,480	$(5,473,845)	$(7,107,504)	$563,131	$11,544,308	$(4,768,192)	$6,776,116

F-26

Reconciliation of property and equipment — 2022

	Opening Balance	Additions (Acquisitions)	Additions	Disposals	Translation	Depreciation	Impairment	Closing Balance
Land	$1,486,718	$—	$—	$—	$—	$—	$(1,486,718)	$—
Buildings	3,412,156	147,296	—	—	(7,164)	(300,228)	(3,252,060)	—
Leasehold property	1,490,813	798,702	76,873	—	(460)	(229,121)	(2,134,654)	2,153
Plant and machinery	49,642	—	11,195	—	—	(5,147)	(55,690)	—
Furniture and fixtures	207,488	16,083	92,849	—	150	(54,997)	(108,736)	152,837
Motor vehicles	38,516	66,244	—	(1,163)	(541)	(38,406)	(12,808)	51,842
Office equipment	6,759	50,955	22,496	—	—	(10,197)	(7,975)	62,038
IT equipment	25,516	24,721	—	—	3,588	(25,520)	(3,589)	24,716
Computer equipment	—	47,071	3,907	—	(1,772)	(10,325)	—	38,881
Programs and textbooks	—	16,594	—	—	—	—	—	16,594
Spa equipment, curtains, crockery, glassware and linen	58,508	253,219	15,360	—	(36,033)	(31,710)	(45,274)	214,070
	$6,776,116	$1,420,885	$222,680	$(1,163)	$(42,232)	$(705,651)	$(7,107,504)	$563,131

Reconciliation of property and equipment — 2021

	Opening Balance	Additions	Translation	Depreciation	Closing Balance
Land	$1,486,718	$—	$—	$—	$1,486,718
Buildings	3,950,627	—	(215,291)	(323,180)	3,412,156
Leasehold Property	1,655,128	—	9,777	(174,092)	1,490,813
Plant & Machinery	84,685	9,981	(37,427)	(7,597)	49,642
Furniture and Fixtures	189,373	65,127	(6,558)	(53,570)	207,488
Motor Vehicles	93,325	—	(21,803)	(33,006)	38,516
Office Equipment	10,435	2,688	—	(6,364)	6,759
IT Equipment	32,989	—	—	(7,473)	25,516
Spa Equipment, curtains, crockery, glassware and linen	93,710	—	—	(35,202)	58,508
	$7,596,990	$77,797	$(258,186)	$(640,485)	$6,776,116

F-27

NOTE 10 — RIGHT OF USE ASSET AND LEASE LIABILITY

Net carrying amounts of right-of-use assets

The carrying amounts of right-of-use assets are as follows:

	As of December 31,
	2022	2021
Right of use asset – Buildings	$2,541,123	$1,378,312
Right of use asset – Buildings (related party)	11,149,101	-
Right of use asset – Leasehold	992,410	992,410
Right of use asset – Office space	58,412	58,412
Foreign currency translation	(119,182)	(117,959)
Accumulated depreciation of right of use assets	(1,723,114)	(1,233,934)
Accumulated depreciation of right of use assets (related party)	(325,040)	-
	$12,573,710	$1,077,241

During the year ended December 31, 2022, the Company recorded depreciation of right-of-use assets of $814,220 (2021 — $507,688).

During July 2022, the Company signed two lease agreements for University of Antelope Valley’s buildings with the former owners, a related party, both with 12-year terms. A right of use asset and a lease liability of $11,149,101 was booked to the Consolidated Statements of Financial Condition for the leases.

Lease liabilities

The maturity analysis of lease liabilities is as follows:

	As of December 31,
	2022	2021
Within one year	$1,664,966	$436,270
Two to five years	6,280,716	298,594
Thereafter	17,871,937	9,007,645
	25,817,619	9,742,509
Less: Finance Charges component	(12,832,744)	(8,411,649)
	$12,984,875	$1,330,860

Lease liabilities – Current	$1,590,538	$436,271
Lease liabilities - Non-Current	11,394,337	894,589
	$12,984,875	$1,330,860

The weighted average discount rate utilized to calculate the present value of the lease liabilities was 7.71%. The average remaining life of the leases is 22 years.

F-28

NOTE 11 — INVESTMENTS AT FAIR VALUE

As of December 31, 2022, and 2021, investments at fair value consist of:

	As of December 31,
	2022	2021
Investments in YouGo World	$28,698	$28,698
Others	373	371
	$29,071	$29,069

On September 11, 2017, the Company entered into an agreement to purchase a 2.5% interest in YouGo World ltd., a start-up company focusing on mixed reality platforms, content, and services.

NOTE 12 — GOODWILL

Changes in goodwill are as follows during the years ended December 31, 2022 and 2021:

Balance as of December 31, 2020	$1,209,953
Additions - Foreign currency translation	110,147
Balance as of December 31, 2021	1,320,100
Less: Foreign currency translation	(113,150)
Additions - Goodwill on new acquisitions	50,399,733
Less: Impairment	(20,053,893)
Less: Goodwill tax adjustment	136,097
$31,688,887

Goodwill is allocated to the Company’s cash-generating units. The recoverable amounts of these cash- generating units have been determined based on value in use calculations. Other assumptions included in value in use calculations are closely linked to entity-specific key performance indicators. Based on the discounted cash flows of the cash generating units, the Company wrote off $20.1 million as of December 31, 2022. The cash generating units impaired were Property Investors Network of $5.8 million, University of Antelope Valley of $10.4 million, E-Squared Education of $2.3 million and Entrepreneurs Resort Ltd of $1.6 million due to a decrease in the fair value of the subsidiary based on a discounted cash flow model. See Note 4 — Business Combinations for additional details related to goodwill.

NOTE 13 — INTANGIBLE ASSETS

The Company’s intangible assets consist of costs incurred in connection with the development of the Company’s digital education software platform, the acquisition of customer relationships and trademarks.

F-29

A reconciliation of intangible assets for the years ended December 31, 2022 and 2021 are as follows:

	Balance as of December 31, 2021	Software Development Additions	Acquisition of Intangibles	Amortization Expense	Impairment	Foreign Currency Translation	Balance as of December 31, 2022
GeniusU software platform	$2,811,496	$743,995	$—	$—	$(1,084,613)	$—	$2,470,878
Trade names, trademarks and domain names	13,234	—	6,919,356	—	—	355	6,932,945
Customer Relationship		—	8,964,000	(321,832)	—		8,642,168
Accumulated amortization	(1,429,761)	—	—	(508,937)	—	—	(1,938,698)
Net carrying value	$1,394,969	$743,995	$15,883,356	$(830,769)	$(1,084,613)	$355	$16,107,293

	Balance as of December 31, 2020	Software Development Additions	Acquisition of Intangibles	Amortization Expense	Foreign Currency Translation	Balance as of December 31, 2021
GeniusU software platform platform	$2,007,182	$804,314	$—	$—	$—	$2,811,496
Trademarks	13,234	—	—	—	—	13,234
Accumulated amortization	(1,015,502)	—	—	(424,080)	9,821	(1,429,761)
Net carrying value	$1,004,914	$804,314	$—	$(424,080)	$9,821	$1,394,969

During the years ended December 31, 2022 and 2021, the Company recorded amortization of intangible assets in the amount of $830,769 and $424,080 respectively. The Company impaired $1.1 million of developed software at GeniusU due to a decrease in the fair value of the subsidiary based on a discounted cash flow model.

Annual estimated total amortization expense is $1.5 million, $1.42 million, $1.33 million for 2023 through 2025 and $12.93 million thereafter.

F-30

NOTE 14 — DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and (liabilities) as of December 31, 2022 and 2021 and the related activity for the years ended December 31, 2022 and 2021 are as follows:

	Balance as of December 31, 2021	Recognized in Business Combination	Recognized in Provision for Income Taxes	Balance as of December 31, 2022
Non-current assets:
Intangible Assets	$—	$(4,425,990)	$524,565	$(3,901,425)
Property, plant, and equipment	(883,075)	(341,825)	1,137,205	(87,695)
Other	—	—	(2,240)	(2,240)
	(883,075)	(4,767,815)	1,659,530	(3,991,360)

Current assets:
Receivables	—	—	—	—
Prepaid expenses	(17,195)	—	17,195	—
Other (Section 24C allowance)	50,019	799,647	(715,276)	134,390
	32,824	799,647	(698,081)	134,390

Current liabilities:
Depreciation	—	—	—	—
Income in Advance	127,129	—	238,248	365,377
Tax Losses	—	15,995	84,469	100,464
Net deferred tax assets and (liabilities)	$(723,122)	$(3,952,173)	$1,284,166	$(3,391,129)

	Balance as of December 31, 2020	Recognized in Business Combination	Recognized in Provision for Income Taxes	Balance as of December 31, 2021
Non-current assets:
Intangible Assets	$—	$—	$—	$—
Property, plant, and equipment	(979,612)	—	96,537	(883,075)
Other	(8,431)	—	8,431	—
	(988,043)		104,968	(883,075)

Current assets:
Receivables	—	—	—	—
Prepaid expenses	(11,849)	—	(5,346)	(17,195)
Other (Section 24C allowance)	26,452	23,451	116	50,019
	14,603	23,451	(5,230)	32,824

Current liabilities:
Depreciation	—	—	—	—
Income in Advance	98,015	—	29,114	127,129
Tax Losses	—	—	—	—
Net deferred tax assets and (liabilities)	$(875,425)	$23,451	$128,852	$(723,122)

F-31

Unused tax losses for which no deferred tax assets have been recognized as of December 31, 2022 and 2021 are as follows:

	As of December 31,
	2022	2021

Unused tax losses for which no deferred tax assets has been recognized	$(29,195,914)	$(9,982,291)
Potential tax benefit of such unused tax losses at applicable statutory tax rates	$(6,338,526)	$(2,050,255)

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2022 and 2021.

No tax audits were commenced or were in process during the years ended December 31, 2022 and 2021 and no tax related interest or penalties were incurred during those years.

The following jurisdictions and tax years are open to audit:

Jurisdiction	Open Tax Years
Indonesia	2018 - 2022
New Zealand	2019 - 2022
Singapore	2019 - 2022
South Africa	2018 - 2022
United Kingdom	2021
United States	2020 - 2022

NOTE 15 — OTHER NON-CURRENT ASSETS

As of December 31, 2022 and 2021, other non-current assets were $26,108 and $501,750, respectively.

NOTE 16 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31, 2022 and 2021, accrued expenses and other current liabilities consist of:

	As of December 31,
	2022	2021
Accrued expenses	$1,539,791	$390,138
Sundry payables	1,007,222	165,307
North West Parks Board	955,591	1,177,050
VAT	184,977	48,493
Other taxation payable	121,959	33,314
Derivative liability	—	250,000
	$3,809,540	$2,064,302

The North West Parks Board accrual represents the amounts owed related to the Company’s Tau Game Lodge. The amount owed is related to turnover fees, concession fees and interest payable.

NOTE 17 — DEFERRED REVENUE

As of December 31, 2022 and 2021, deferred revenue consists of:

	As of December 31,
	2022	2021
Educational revenue paid in advance	$5,594,979	$1,630,723
Other prepaid income	583,797	638,473
Advance bookings for lodges	213,217	292,716
	$6,391,993	$2,561,912

A reconciliation of deferred revenue for the years ended December 31, 2022 and 2021 are as follows:

	As of December 31,
	2022	2021
Deferred revenue, beginning balance	$2,561,912	$1,546,712
Addition	6,180,022	1,773,994
Revenue earned	(2,349,941)	(758,794)
Deferred revenue, ending balance	$6,391,993	$2,561,912

NOTE 18 — LOANS PAYABLE

As of December 31, 2022 and 2021, loans payable consisted of:

	As of December 31,
	2022	2021
Loans payable – current portion	$334,391	$65,415
Loans payable – non-current portion	428,025	85,858
	$762,416	$151,273

F-32

In September of 2019, the Company obtained lines of credit in the aggregate amount of S$400,000 (approximately $296,912 at the 2019 exchange rate) for working capital and business expansions requirements in Wealth Dynamics Pte Ltd, which the Company drew down on in full. Loans in the amount of S$100,000 (approximately $74,228 at the 2019 exchange rate) shall be repaid over 36 monthly installments including both principal and the respective accrued interest. Interest on such principal shall bear at a rate of 8% per annum plus a margin of 0.88%, subject to adjustment. The Company has the option to prepay the loan before its maturity date, subject to a fee of 6.88% if paid within twelve months from the drawdown date. Loans in the amount of S$300,000 (approximately $222,684 at the 2019 exchange rate) shall be repaid over 60 monthly installments including both principal and the respective accrued interest. Interest on such principal shall bear at a rate of 6.25% per annum, subject to adjustment. The loans are secured by personal guarantees of the Director. During the year ended December 31, 2022, the Company repaid an aggregate of S$98,589, approximately $72,492 at the 2022 exchange rate (2021 — S$91,063 approximately $67,220 at the 2021 exchange rate) of principal plus the respective accrued interest.

Education Angels has obtained line of credit for working capital requirement in 2020, 2021 and 2022. The loans are secured by the guarantees of the Director and do not have covenant clauses. The outstanding principal as of December 31, 2022 is as follows:

Loan Type	Start Date	Loan Amount	Tenure	Interest Rate	Outstanding as of December 31, 2022
IRD Loan	2020	$20,063	60 Months	3.25%	$16,900
Juke NWN765	2021	$19,679	36 Months	1.30%	$12,254
Qashqai NWN767	2021	$22,258	36 Months	1.20%	$13,886
Qashqai NWN766	2022	$22,258	36 Months	1.20%	$14,475

Mastermind Principles and Property Investors Network has obtained line of credit for the working capital requirement in 2020 and 2022. The loans are secured by the guarantees of the Director and do not have covenant clauses. The outstanding principal amount as of December 31, 2022 is as follows –

Loan Type	Start Date	Loan Amount	Tenure	Interest Rate	Outstanding as of December 31, 2022
Lloyds CBIL (MPL)	2020	$239,540	60 Months	2.80%	$167,678
Funding Circle Loan (MPL)	2022	$380,804	48 Months	9.30%	$305,787
The Funding Circle (PIN)	2022	$116,054	48 Months	9.30%	$93,193
Lloyds Bounceback Loan	2022	$51,378	72 Months	2.50%	$41,335

Annual estimated total principal repayments are $361,019 in 2023, $237,970 in 2024, $146,893 in 2025, $8,267 in 2026 and $8,267 in 2027.

F-33

NOTE 19 — LOANS PAYABLE — RELATED PARTIES

Loans from related parties as of December 31, 2022 and 2021 consist of the following:

	As of December 31,
	2022	2021
Loan payable to related parties for the acquisition of Wealth Dynamics Current portion	$—	$425,551
Non-current portion.	—	—
Subtotal	—	425,551
Other loans payable to related parties, current	2,932,090	—
Other loans payable to related parties, non-current	1,729	—
Total loans payable to related parties	$2,933,819	$425,551

The loan payable to related party for the acquisition of Revealed Films is non-interest bearing with $2,000,000 payable on or before March 31, 2023. The loan is payable to the previous shareholder of Revealed Films. This loan was paid in full during March 2023.

The loan payable to related party for the acquisition of E-Squared Education Enterprises Pty Ltd is non-interest bearing with ZAR 3,600,000 (Approximately $299,231) payable on or before Nov 30, 2022. Company has agreed to repay the same in Q1 2023 and the loan was repaid in March, 2023.

The loan payable to the pre-acquisition owners of Revealed Films of $500,000 is non-interest bearing and is due to the operational funding by the owner of $250,000 by Jeff Hays and $250,000 by Patrick Gentempo in accordance with the acquisition agreement to continue the operations of Revealed Films and to assist with financing the company.

The loan payable to related parties for the acquisition of Entrepreneurs Institute is non-interest bearing, with $400,000 payable on each of the first and second anniversaries of the acquisition date. Other loans payable to related parties represent unsecured loans from shareholders, which bear no interest and are payable on demand. The loan was repaid in 2022.

The Company pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of the Group. The total in 2022 was $325,243 (2021:$319,464). The sole purpose of the entity is to engage local team and physical resources to provide day to day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. Unpaid fees are recorded as a related party loan payable and is not-interest bearing.

The Company pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Group, and a family member of Suraj Naik. The total in 2022 was $209,322 (2021:$162,930). The sole purpose of the entity is to engage local team and physical resources to provide day to day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement.

Unpaid fees are recorded as a related party loan payable and is not-interest bearing.

F-34

NOTE 20 — CONVERTIBLE DEBT OBLIGATIONS

As of December 31, 2022 and 2021, the Company’s convertible obligations consisted of the following:

	As of December 31,
	2022	2021
Convertible debt obligations, beg, gross	$1,274,010	$1,531,639
Addition	9,599,390	—
Converted to equity	(459,370)	(257,629)
Converted to short term debt	(539,245)	—
Repayment	(509,311)	—
Deferred debt discount and Cost of Fund Raise	(1,389,623)	—
Convertible debt obligations, end, net	$7,975,851	$1,274,010
Convertible debt obligations, current portion	$5,752,328	$507,765
Convertible debt obligations, non-current portion	$2,223,523	$766,245

During the year ended 2019, Entrepreneur Resorts issued 36-month convertible loans in the principal amount of $2,256,178 which bear interest at rates between 10% to 12% per annum, payable monthly, quarterly, annually or at maturity depending upon the convertible note (the “2019 Convertible Notes). The notes are converted based on the offer by the Company at the market price and upon acceptance by the note holder.

During the year ended December 31, 2020, Genius Group Ltd issued 36-month convertible loans in the principal amount of $1,819,145 which bear interest at rates between 10% to 12% per annum, payable quarterly, annually or at maturity depending upon the convertible note (the “2019 Convertible Notes”). The convertible notes are convertible at the end of the term at the market price. Additionally, in connection with the convertible note issuances, the Company incurred $36,383 of debt issuance costs which are being accounted for as interest expenses. The notes are converted based on the offer by the Company at the market price and upon acceptance by the note holder.

During the year ended 2022, Genius Group Ltd entered into a Securities Purchase Agreement to issue convertible loan in the principal amount of $18,130,000 in face amount of a senior secured convertible note purchased for $17,000,000 by the selling shareholder or its affiliates or assigns in a transaction that closed on August 26, 2022, which is convertible into our ordinary shares at an initial fixed price of $5.17, subject to adjustment for stock dividends, stock splits, anti-dilution and other customary adjustment events. The ordinary shares issuable upon conversion of the convertible note are being registered and will be sold pursuant to the agreement by the selling shareholder. In addition, subject to the satisfaction of equity conditions, we may, at our election, make monthly principal amortization payments in our ordinary shares. If we elect to make amortization payments in ordinary shares, such ordinary shares will be valued at the lowest of (x) the fixed conversion price, (y) 90% of the volume weighted average price of our ordinary shares on the trading day preceding the amortization payment date and (z) 90% of the average of the three lowest volume weighted average prices for our ordinary shares during the 20 trading days preceding the amortization payment date.

During the year ended December 31, 2022, the company and holder of 2019 Convertible Notes in the aggregate amount of $503,311 was repaid and $4,454 along with the accrued interest of $18 were converted to into 743 Genius Group shares pursuant to conversion offer extended by Genius Group Ltd. The conversion was recorded as reduction in the liability and an increase to equity. The interest was charged to the profit and loss statement under interest expenses. The unpaid amount as of December 31, 2022 was nil (2021: $207,765) under the 2019 Convertible Notes.

During the year ended December 31, 2022, the company and holder of 2020 Convertible Notes in the agreement amount of $6,000 was repaid and $221,000 along with the accrued interest of $3,764 were converted into 37,463 Genius Group shares pursuant to conversion offer extended by Genius Group Ltd. The conversion was recorded as reduction in the liability and an increase to equity. The interest was charged to the profit and loss statement under interest expenses. The unpaid amount as of December 31, 2022 was $539,245 (2021: $766,245) under the 2020 Convertible Notes plan and is classified as Short term debt.

During the year ended December 31, 2022, the company and holder of 2022 Convertible Note converted aggregate amount of $707,306 including the accrued interest of $235,146 into the equity of Genius Group based on the share price calculated as per the agreement. The company issued 1,515,891 Genius Group Shares to fulfill the conversion request. The conversion was recorded as reduction in the liability and an increase to equity. The interest was charged to the profit and loss statement under interest expenses. The unpaid amount as of December 31, 2022 was $7,975,851 (2021: $0) and is classified as convertible debt obligations.

During the year ended December 31, 2021, the Company, and holders of 2020 Convertible Notes in the aggregate principal amount of $161,500 and $6,170 of accrued interest were converted into 13,306 GeniusU Limited ordinary shares pursuant to conversion offers extended by Genius Group Ltd at exercise prices equal to the fair value of a GeniusU Limited ordinary share at the time of conversion, or between $10 and $15 per GeniusU Limited ordinary share. The Company recorded the conversions by reclassifying the carrying value of the 2021 Convertible Notes to equity.

F-35

NOTE 21 — DERIVATIVE LIABILITIES

Derivative liabilities as of December 31, 2022 consist of the following:

As of December 31, 2022
Options	$24,041,198
Contingent consideration	12,447,396
$36,488,594

To account for the Options and Top Up Consideration for the acquisitions the Company used the following income approach valuation methods:

Top Up Consideration (excluding Revealed Films) and Call Option: The fair values of each was determined utilizing monte carlo simulations to simulate the potential payoffs.  A monte carlo simulation is a problem solving technique used to approximate the probability of certain outcomes by running multiple trial runs, called simulations, using random variables.

Put Option: The fair value of the put option was determined using a closed-form option pricing model commonly referred to as the Black-Scholes option pricing model.

Revealed Films Top Up Consideration: The fair value was determined utilizing a present value technique involving a discounted cash flow analysis.

The Company utilized an independent third-party to determine the fair value of the fair value of the contingent earn outs and the fair value of options. A reconciliation of derivative liabilities for the year ended December 31, 2022 is as follows:

Options

	Acquisition Value	Adjustments	Closing Value
PIN	$10,100,000	$12,250,000	$22,350,000
ESQ	451,000	1,240,198	1,691,198
	$10,551,000	$13,490,198	$24,041,198

The company has recorded the derivative liability for issuance of options as follows:

The company has issued a call option to the seller of Property Investors Network which allows the seller to exercise the call option to repurchase the company from the buyer, if the value of Company’s shares held by the seller is below GBP 10.2 million. To repurchase the company the Genius Group shares held by the seller, Simon Zushi, must be transferred back to the Company, the seller must pay back £3 million to Genius Group, less any cash taken out of Property Investors Network by Genius Group during the period commencing on the acquisition closing date and ending on the call completion date. The validity of such option is one year from the first anniversary of the acquisition close date. The change in the fair value of the call option is recorded as a gain or loss to Revaluation adjustment of contingent liabilities on the Statement of Operations and Comprehensive Loss during the year 2022.

The company has also issued a put option to the seller of E-Squared Enterprises Ltd which allows the seller to exercise the put option in return for the cash consideration, if the Company’s shares trade below $5.81 ($34.87 pre-split) at the agreed value of $1,907,598 at any given point of time from the date of commencement to two years. The change in the fair value of the put option is recorded as a gain or loss to revaluation adjustment of contingent liabilities on the Statement of Operations and Comprehensive Loss during the year 2022.

Contingent Consideration

	Acquisition Value	Adjustments	Closing Value
RF	$10,380,396	$-	$10,380,396
UAV	1,017,000	191,000	1,208,000
PIN	701,000	158,000	859,000
	$12,098,396	$349,000	$12,447,396

The company has recorded contingent consideration related to the acquisition companies. The company has agreed to pay the additional consideration to the seller of each companies listed on the table above upon achieving the pre-agreed milestones. The change in the fair value of contingent consideration is recorded as gain or loss to revaluation adjustment of contingent liabilities on the Statement of Operations and Comprehensive Loss during the year 2022. The details of each contingent considerations are as follows:

Revealed Films – The company has agreed to pay top up consideration of 1.5X the difference between the revenue in 2023, 2024 and 2025 if the revenue growth is higher than $7 million and a profit of at least 7%. The revenue growth is calculated as revenue during the year minus $7 million or previous year’s revenue if the target was met. The consideration will be paid by issuing Company shares in the assigned ratio for each of the sellers.

University of Antelope Valley – The company has agreed to the seller of UAV if the amount of UAV’s total revenue in 2022, 2023 and 2024 is an increase over $9 million during each of the year or subsequent year’s total revenue, then the purchaser shall pay an additional cash of an amount equal to the total revenue minus $9 million or previous year’s revenue multiplied by two. The consideration is payable in cash.

Property Investors Network – The company has agreed to pay the top up consideration if the 2x revenue or 10x EBITDA in 2022, 2023 or 2024 exceeds the purchase price or the previous year’s consideration; the difference between the value will be paid in additional consideration by 90% in shares and 10% in cash.

E-Squared Enterprises – The company has agreed to pay top up consideration for the year 2022 and 2023 for the positive difference between 2x annual revenue or 10x EBITDA for the financial year minus the hurdle amount which is the revenue or EBITDA for the previous year.

NOTE 22 — EQUITY

Contributed Capital

Equity Issued

During the years ended December 31, 2022 and 2021, the Company issued ordinary shares for net cash proceeds of $15,473,334 and $3,127,442, respectively.

During the year ended December 31, 2022, the Company issued the company ordinary shares with a gross value of $22,581,816 (net $15,202,858) from the IPO proceeds. The company also raised cash proceed of $270,476 from the share issuance during the IPO. GeniusU Limited issued ordinary shares with a value of $2,655,739 (2021 - $3,308,617) in exchange of cash and conversion from a loan to equity.

F-36

During the year ended December 31, 2022, Genius Group Ltd entered into a Securities Purchase Agreement to issue convertible loan in the principal amount of $18,130,000 in face amount of a senior secured convertible note purchased for $17,000,000. In relation to the offering, the company has classified the equity portion of the debt note valued at $6,893,064 net of debt discount and cost of fund raise.

During the year ended December 31, 2022, the Company issued Genius Group Ltd ordinary shares with a value of $35,098,001 in exchange for the 5 acquisitions that the company closed. Genius Group Ltd shares were valued using the market approach based on the price per share paid by third parties for Genius Group Ltd shares as of the acquisition date and share delivery date.

See below for discussions regarding additional equity issuances.

Shares Issued Related to Debt Conversions

During the year December 31, 2022, convertible debt obligations consisting of $936,543 (2021-$177,689) of principal and accrued interest were converted into Genius Group shares pursuant to conversion offers extended by Genius Group Ltd and Entrepreneur Resorts Limited. See Note 20 — Convertible Debt Obligations for additional information.

Shares Issued in Satisfaction of a Liability

During the year December 31, 2020, the Company issued $350,000 of Genius Group Ltd ordinary shares as partial settlement of a loan with the seller of Tau Game Lodge. The Company also granted a put option over shares issued in satisfaction of this liability and reported a liability of $250,000 payable in cash upon exercise. The seller of Tau Game Lodge exercised the put option in 2022 and the Company cancelled the shares valued at $350,000 and paid the liability of $250,000 in cash.

Stock-Based Compensation

During the year ended December 31, 2022 and 2021, the Company granted 560,188 and 14,306 Genius Group share options. The fair value of the options granted in 2022 was $2,189,351 and 2021 was $181,559, with the fair value expensed over the vesting period. During the year ended December 31, 2022, the Company issued 1,511,664 Restricted Stock Units (RSUs) to new hires. The RSUs fair value of $2,600,000 is being expensed over the applicable vesting period.

The Company values stock options using the Black-Scholes option pricing model and used the following assumptions during the reporting periods:

	Years Ended December 31,
	2022	2021
Risk-free interest rate	4.41%	0.73%
Contractual term (years)	1-3	1-3
Expected volatility	177.30%	66.00%
Expected dividends	0.00%	0.00%

F-37

A summary of the option activity during the year ended December 31, 2022 was as follows:

	No of Options	Weighted Average Share Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Outstanding as of January 1, 2022	539,760	$4.74	1	$0
Granted	560,188	4.22	3	0
Exercised	(73,428)	5.81	-	0
Outstanding as of December 31, 2022	1,026,520	$4.38	2	$0

	Options Outstanding			Options Exercisable
Year	Exercise Price	Outstanding Number of Options	Underlying Common Stock	Weighted Average Remaining Life in Years	Exercisable Number of Warrants

2019 Share Option	$3.56	257,478	GNS	1	$257,478
2020 Share Option	5.81	74,640	GNS	1	74,640
2021 Share Options	5.81	134,214	GNS	3	134,214
2022 Employee Grants (Options)	4.22	560,188	GNS	3	0
	$4.38	1,026,520		2	$466,332

The Company recorded stock-based compensation in the amount of $1,308,784 and $293,837 during the years ended December 31, 2022 and 2021, respectively, in connection with the amortization of the grant date value of the stock options. The amount of $3,975,722 to be recognized as stock based compensation expense over the period 2023, 2024 and 2025.

F-38

NOTE 23 — REVENUES

The breakdown of revenues for the years ended December 31, 2022 and 2021 are shown below. The revenue is disaggregated into the categories the Company believes depict how and the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

	Years Ended December 31,
	2022	2021 As restated
Campus Revenue
– Sale of goods	$2,527,590	$3,102,210
– Rendering of services	2,110,531	—
Campus sub-total	4,638,121	3,102,210
Education Revenue
– Digital	8,011,319	5,192,594
– In-Person	5,544,176	—
Education sub-total	13,555,495	5,192,594
Total Revenue	$18,193,616	$8,294,804

NOTE 24 — OTHER OPERATING INCOME

For the years ended December 31, 2022 and 2021, other operating income consists of:

	Years Ended December 31,
	2022	2021
Other income	$144,396	$—
Subsidy from government	—	490,300
	$144,396	$490,300

F-39

NOTE 25 — GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the years ended December 31, 2022 and 2021 include the following:

	Years Ended December 31,
	2022	2021
Salaries, wages, bonuses, and other benefits	$8,909,585	$4,197,397
Professional and consulting fees	2,284,436	660,117
Marketing	1,917,377	73,277
Other	1,559,593	1,151,991
Provision for doubtful debts	1,509,484	(39,108)
Stock-based compensation	1,308,784	293,837
Utilities	952,056	142,019
Travel	851,139	13,356
Development charges	847,068	456,180
Rent expense	351,730	250,994
Repairs and maintenance	304,938	11,144
Athletic program expenses	277,604	—
	$21,073,794	$7,211,204

NOTE 26 — INTEREST EXPENSE, NET

For the years ended December 31, 2022 and 2021, the Company earned interest income and incurred interest expense as follows:

	Years Ended December 31,
	2022	2021
Interest (expense) income
Bank and other cash	$26,380	$(74,081)
Total interest (expense) income	26,380	(74,081)

Interest expense/finance costs
Lease liabilities	(491,336)	(131,291)
Other interest paid – loans	(847,520)	(103,357)
Amortization of debt discount	—	(140,837)
Total interest expense/ finance costs	(1,338,856)	(375,485)
	$(1,312,476)	$(449,566)

F-40

NOTE 27 — INCOME TAX EXPENSE

The Company is subject to income taxes in the countries of Indonesia, Singapore, New Zealand, United States, United Kingdom and South Africa.

The provision for income taxes consists of the following provisions (benefits):

	Years ended December 31,
	2022	2021
Current tax:
Current tax on profits for the year	$220,570	$—
	220,570	—
Deferred income tax:
(Increase) decrease in deferred tax assets	29,240	(29,230)
Decrease in deferred tax liabilities	(1,313,406)	(99,622)
	(1,284,166)	(128,852)
(Benefit from) Provision for income taxes	$(1,063,596)	$(128,852)

The provision for income taxes by country consists of the following provisions (benefits):

	INDONESIA	NEW ZEALAND	SINGAPORE	SOUTH AFRICA	UK	USA	CONSOLIDATED

Current Expense
Foreign	$(29,039)	$6,050	$-	$46,129	$197,430	$-	$220,570
Total Current Tax Expense	(29,039)	6,050	-	46,129	197,430	-	220,570

Deferred Expense
Federal	-	-	-	-	-	(124,478)	(124,478)
State	-	-	-	-	-	(24,010)	(24,010)
Foreign	(145,289)	(54,100)	29,503	(607,462)	(358,330)	-	(1,135,678)
Total Deferred Tax Expense	(145,289)	(54,100)	29,503	(607,462)	(358,330)	(148,488)	(1,284,166)

(Benefit from) Provision for Income Taxes	$(174,328)	$(48,050)	$29,503	$(561,333)	$(160,900)	$(148,488)	$(1,063,596)

The reconciliation of income taxes at the statutory rate of Singapore to the effective tax rates for the years ended December 31, 2022 and 2021 is as follows:

	Years ended December 31,
	2022	2021
Loss from continuing operations before provision for income taxes	$(56,315,143)	$(4,618,050)
Tax at the Singapore rate of 17%	(9,573,574)	(785,069)
Reconciling items:
Permanent differences	5,867,054	31,272
Current period net operating losses not recognised as a deferred tax asset	3,019,483	743,997
Rate differential – non-Singapore entities	(736,092)	(55,045)
Other deferred tax activity	359,533	(64,007)
(Benefit from) Provision for income taxes	$(1,063,596)	$(128,852)

F-41

NOTE 28 — EARNINGS PER SHARE

	Years ended December 31,
	2022	2021
Loss per share, basic and diluted	$(2.44)	$(0.28)
The calculation of basic and diluted loss per share has been based on the following loss attributable to ordinary shareholders and the weighted average number of ordinary shares
Net Loss	$(55,251,547)	$(4,489,198)
Non-Controlling Interest	(206,021)	(173,959)
Loss Attributed to Ordinary Shareholders	$(55,045,526)	$(4,315,239)

Weighted Average Number of Ordinary Shares
Issued at the beginning of the year	16,155,812	16,155,812
Issued in current Year	11,549,415	—
Issued at the end of the year	27,705,227	16,155,812
Weighted Average	22,634,366	16,155,812

Diluted earnings (loss) per share:
There are no dilutive instruments and therefore diluted earnings per share is the same as basic earnings per share

Instruments that could potentially dilute basic earnings per share in the future, but were not included in the calculation of diluted earnings per share because they are antidilutive:

Share Options and RSUs	1,511,664	7,138,140

NOTE 29 — FAIR VALUE INFORMATION

Fair value hierarchy

The table below analyses assets and liabilities carried at fair value. The different levels are defined as follows:

Level 1: Quoted unadjusted prices in active markets for identical assets or liabilities that the Company can access at measurement date.

Level 2: Inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

F-42

As of December 31, 2022 and 2021, the Company’s financial assets and liabilities by level within the fair value hierarchy are as follows:

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Cash and Restricted Cash	$16,829,385	$—	$—	$16,829,385

FINANCIAL LIABILITIES
Contingent liabilities	—	—	36,488,594	36,488,594

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Cash	$1,784,938	$—	$—	$1,784,938

F-43

NOTE 30 — FINANCIAL RISK MANAGEMENT

The Company’s activities expose it to certain financial risks mainly related to:

➢	market risk (currency risk, interest rate risk and price risk);

➢	credit risk, and

➢	liquidity risk.

The board of directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The board has established the risk committee, which is responsible for developing and monitoring the Company’s risk management policies. The committee reports quarterly to the board of directors on its activities.

The Group’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Group’s board of directors oversees how management monitors compliance with the risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.

Market risk

Interest rate risk

Fluctuations in interest rates impact on the value of investments and financing activities, giving rise to interest rate risk.

The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed, by incurring either variable rate bank loans or fixed rate bonds as necessary.

The Company policy with regards to financial assets, is to invest cash at floating rates of interest and to maintain cash reserves in short-term investments in order to maintain liquidity, while also achieving a satisfactory return for shareholders.

Foreign currency risk

The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. The foreign currencies in which the Company deals primarily are US Dollars, Singapore Dollars, Indonesian Rupees and South African Rands.

Credit risk

Credit risk arises from the potential default of a counterparty to an agreement or financial instrument, resulting in financial loss. The Company is exposed to credit risk in its operating activities (mainly in connection with trade receivables) and financial activities, including deposits with banks and other financial institutions and other financial instruments contracted.

F-44

To mitigate risks associated with trade receivables, management makes use of credit approvals, limits, and monitoring, and only deals with reputable counterparties with consistent payment histories. Sufficient collateral or guarantees are also obtained when necessary. Each counterparty is analyzed individually for creditworthiness before terms and conditions are offered. The analysis involves making use of information submitted by the counterparties as well as external bureau data (where available). Counterparty credit limits are in place and are reviewed and approved by credit management committees. The exposure to credit risk and the creditworthiness of counterparties is continuously monitored.

Credit loss allowances for expected credit losses are recognized for all debt instruments except those measured at fair value through profit or loss. Credit loss allowances are also recognized for loan commitments and financial guarantee contracts. For trade receivables and contract assets which do not contain a significant financing component, the loss allowance is determined as the lifetime expected credit losses of the instruments. For all other trade receivables, contract assets and lease receivables, IFRS 9 permits the determination of the credit loss allowance by either determining whether there was a significant increase in credit risk since initial recognition or by always making use of lifetime expected credit losses. Management has chosen as an accounting policy, to make use of lifetime expected credit losses. Management does therefore not make the annual assessment of whether the credit risk has increased significantly since initial recognition for trade receivables, contract assets or lease receivables.

Liquidity risk

The Company is exposed to liquidity risk, which is the risk that the Company will encounter difficulties in meeting its obligations as they become due.

The Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.

F-45

NOTE 31 — RELATED PARTIES

Relationships	Name of related party

Board members and key management	Roger James Hamilton

Suraj Naik
Patrick Grove Nic Lim Anna Gong Richard Berman
Timothy Murphy Erez Simha Ravinder Karwal Simon Zutshi
Lilian Niemann Angela Stead
Jeff Hays Patrick Gentempo
Related entity	GeniusU Web Services Pvt Ltd
Entrepreneur Institute Australia Pty Ltd
Health 360 Pte Ltd
The Genius Movement Pte Ltd
World Game Pte Ltd
Health Dynamics
Wealth Dynamics America
BG2 Ltd
BG3 Ltd
BG4 Ltd
BMV Finance
Crowd Property
Hatfield House
Property Mastermind International
Zutshi LLP
Vision 1 Investments
Throckley
MSJ Foundation

See Note 19 — Loans Payable, Related Parties for information on related party balances.

NOTE 32 — KEY MANAGEMENT COMPENSATION

The following tables set forth information regarding compensation awarded to or earned by our Executive Officers and Board of Directors during the years ended December 31, 2022 and 2021:

	2022			2021
	Salary	Stock Based	Total	Salary	Stock Based	Total
Key management compensation	$1,184,506	$553,987	$1,738,493	$975,110	$43,640	$1,018,750

F-46

NOTE 33 — SEGMENT REPORTING

Each of the Company’s business segments offer different, but synergistic products and services, and are managed separately. Discrete financial information is available for each segment, and segment performance is evaluated based on operating results. Adjustments to reconcile segment results to consolidated results are included under the caption “Intercompany” which eliminates the effect of transactions between the segments.

The Company’s business consists of two reportable business segments:

➢	Education — entrepreneur education, management consultancy and business development tools.

➢	Campus — resorts, retreats, and co-working cafes for entrepreneurs.

The detailed segment information of the Company is as follows:

	For the Years Ended December 31
	2022			2021
	Education	Campus	Total	Education	Campus	Total
Revenues	$13,555,495	$4,638,121	$18,193,616	$5,192,594	$3,102,210	$8,294,804
Depreciation and amortization(1)(2)	$1,245,215	$1,105,425	$2,350,640	$426,740	$1,148,173	$1,574,913
Loss from operations	$(31,836,870)	$(9,746,037)	$(41,582,907)	$(2,153,975)	$(2,014,509)	$(4,168,484)
Net Loss	$(45,358,626)	$(9,892,921)	$(55,251,547)	$(2,252,795)	$(2,365,255)	$(4,618,050)
Interest Expense, net	$(943,916)	$(368,560)	$(1,312,476)	$(98,819)	$(350,747)	$(449,566)
Capital Expenditures	$—	$—	$—	$—	$—	$—
Property and equipment, net	$563,131	$—	$563,131	$15,442	$6,760,674	$6,776,116
Total Assets	$88,120,390	$3,139,237	$91,259,627	$5,122,967	$12,472,440	$17,595,407
Total Liabilities	$71,656,141	$5,648,650	$77,304,791	$3,589,315	$6,020,096	$9,609,411

(1)	Consists of $577,998 (2021-$426,740) of Education segment depreciation and amortization which is included in cost of revenue and $667,217 (2021-$0) which is included in operating expenses in the accompanying statements of operations

(2)	Consists of $590,228 (2021-$1,109,309) of Campus segment depreciation and amortization which is included in cost of revenue and $515,197 (2021-$38,864) which is included in operating expenses in the accompanying statements of operations

F-47

A summary of non-current assets (other than financial instruments) by geographic location appears below:

	For the Years Ended December 31,
	2022			2021
	Education	Campus	Total	Education	Campus	Total
Europe / Middle East / Africa	$12,792,087	$3,473,507	$16,265,594	$602	$8,476,791	$8,477,393
Asia / Pacific	24,799,301	4,112,755	28,912,056	—	2,120,102	2,120,102
North America / South America	21,831,530	—	21,831,530	501,750	—	501,750
	$59,422,918	$7,586,262	$67,009,180	$502,352	$10,596,893	$11,099,245

A summary of revenue by geographic location appears below:

	For the Years Ended December 31,
	2022			2021
	Education	Campus	Total	Education	Campus	Total
Europe / Middle East / Africa	$3,857,193	$2,403,570	$6,260,763	$1,948,567	$1,554,828	$3,503,395
Asia / Pacific	2,073,866	2,234,551	4,308,417	1,795,863	1,547,382	3,343,245
North America / South America	7,624,436	-	7,624,436	1,448,164	—	1,448,164
	$13,555,495	$4,638,121	$18,193,616	$5,192,594	$3,102,210	$8,294,804

NOTE 34 — EVENTS AFTER THE REPORTING PERIOD

Convertible Debt Obligations

Subsequent to December 31, 2022 and prior to the issuance of these financial statements, convertible debt obligations consisting of $5.9 million of principal and accrued interest were converted into 17.3 million shares of Genius Group Ltd pursuant to conversion offers extended by the Company. On March 29, 2023, the Company and Ayrton Capital amended the convertible debt agreement as follows:

●	The Company will make the remainder of monthly payments it owes on the $18.0 million convertible note in cash over time, to ensure no further dilution of shares. As such, the Company will not be subject to any future installment-related accelerations at a variable price from the note, unless consented to by the Company.

●	The Company will deliver to Ayrton Capital, 13.0 million ordinary shares relating to the redemption of convertible notes due for the period from January 2023 to March 2023.

●	Ayrton Capital released the remaining restricted cash held in deposit to the Company during April 2023.

On July 26, 2023, Genius Group Ltd. (the “Company”) executed and delivered a bridge note with an accredited investor in the face amount of $3.2 million, which has a $200,000 original issue discount. Pursuant to the bridge note, $1,000,000 shall be delivered to a bank account identified by the Company upon closing and the Company shall keep $2,000,000 of the Loan Proceeds on deposit in a blocked account subject to an account control agreement with the investor. The proceeds held in the blocked account may be released at the investor’s discretion on each of August 24, 2023 and September 24, 2023. The maturity date of the bridge note is the earlier of November 24, 2023 and the date of entry into definitive documentation or funding of a Subsequent Financing. Simultaneously with the execution of the bride note, the Company’s entered into an amendment agreement with investor with respect to the original note with the accredited investor issued on August 26, 2022, and due February 26, 2025 (“Note”) was reverted to its original terms prior to the amendments previously announced on March 28, 2023, with certain modifications permitting the Company to consummate its previously announced spin off and future financings pursuant to a registration statement to be filed in conjunction therewith. The investor and the Company agree to that the investor may accelerate monthly installment payments under the Note with respect to current and future monthly installments in accordance with Section 8(e) of the Note, provided that Holder agrees that it will no longer accelerate any Installment Amount pursuant to Section 8(e) of the Note as amended by this Amendment following the earlier to occur of (A) the date that the Company consummates a public offering of its Ordinary Shares, or units comprised of Ordinary Shares and warrants to purchase its Ordinary Shares, which results in aggregate Net Proceeds to the Company equal to at least 130% of the sum of (x) the entire outstanding Conversion Amount of the Notes and (y) the entire outstanding principal balance of the Bridge Loan (such sum of (x) and (y), the “Aggregate Debt”) measured as of the Trading Day prior to the consummation of such public offering and (B) such time that the Aggregate Debt is less than $4,000,000 (all capitalized terms used and not defined herein are used as defined in the Note).

Entrepreneur Resorts Ltd Proposed Spinoff

Subsequent to December 31, 2022, and prior to the issuance of these financial statements, shareholders have passed the resolution to authorize the spinoff of its subsidiary Entrepreneur Resorts Ltd (ERL) and adoption of new Company constitution. ERL is a public listed company on the Seychelles MERJ Stock Exchange, with 95% of outstanding shares owned by Genius Group.

Shareholders Resolution for Share Consolidation and Share Buyback

Subsequent to December 31, 2022, and prior to the issuance of these financial statements, shareholders have passed the resolution to authorize board to execute a share repurchase mandate and to execute a share consolidation as they deem fit.

F-48

_______ Ordinary Shares and Warrants

Genius Group Limited

PRELIMINARY PROSPECTUS

Through and including                    , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an placement agent and with respect to an unsold allotment or subscription.

Part II

Information not required in prospectus

Item 6. Indemnification of Directors and Officers.

Section 172 of the Singapore Companies Act prohibits a company from exempting or indemnifying its officers (including directors acting in an executive capacity) and similarly Section 208A of the Singapore Companies Act prohibits a company from exempting or indemnifying its auditors against any liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against any such liability, or (b) indemnifying such individual against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court, (c) or indemnifying an officer against liability incurred by him or her to a person other than the company except in circumstances where such liability is for any criminal or regulatory fines or penalties, or where such liability is incurred in respect of (i) defending criminal proceedings in which he or she is convicted, (ii) defending civil proceedings commenced by the company or a related company against him in which judgment is given against him or (iii) in connection with an application for relief under section 76A(13) or section 391 of the Singapore Companies Act in which the court refuses to grant him relief.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force concerning companies and affecting us, our constitution provides that each of our directors and officers and those of our subsidiaries and affiliates shall be entitled to be indemnified by us or such subsidiary against any liability incurred by him or her arising out of or in connection with any acts, omissions or conduct, actual or alleged, by such individual acting in his or her capacity as either director, officer, secretary or employee of us or the relevant subsidiary, except to such extent as would not be permitted under applicable Singapore laws or which would otherwise result in such indemnity being void in accordance with the provisions of the Singapore Companies Act.

We may indemnify our directors and officers against costs, charges, fees, expenses and liabilities that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our Company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to our Company, or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of our Company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, our Company shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our Company, and the relative fault of such parties in respect thereof.

II-1

In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force concerning companies and affecting our Company, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Placement agent’s Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the placement agents against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No placement agents were involved in these issuances of ordinary shares.

Description	Date of Sale	Number of Shares	Consideration (USD)
Opening Share Capital Balance (Before 2018)	2017 and Prior	1,300,007	1,649,201
Share Issue – 10 Investors @ $21.34 per share	Q2 2018	21,088	450,020
Share Issue – 3 Investors @ $26.13 per share	Jan 2019	7,653	200,000
Share Issue – 37 Investors @ 28.75 per share	May to Jul 2019	39,349	1,131,000
Share Issue – 34 Investors @ 29.53 per share	Aug 2019	21,372	631,168
Share Issue – 3 Investors @ 32.81 per share (Entrepreneurs Institute Acquisition)	Aug 2019	195,062	6,399,984
Share Issue – 35 Investors @ 32.91 per share	Aug 2019 to Sep 2019	8,054	265,049
Share Issue – 5 Investors @ 32.91 per share	Dec 2019	4,255	140,000
Share Issue – 23 Investors @ 34.87 per share	Dec 2019	6,676	232,760
Share Issue – 13 Investors (Employee Share Issue for 2018 Options – Exercised)	Dec 2019	20,317	313,897
Share Issue – 7 Investors @ 32.91	Jan 2020	5,167	170,033
Share Issue – 22 Investors @ 34.87	Feb 2020 to Jun 2020	8,863	309,000
Share Issue – 112 Investors @ 34.87	Jul to Aug 2020	55,046	1,919,427
Share Issue – 251 Investors @ 34.87 (Entrepreneur Resorts Acquisition)	Jul 2020	888,962	30,997,810
Share Issue – 51 Investors @ 42.86	Sep 2020	37,582	1,610,809
Share Issue – 7 @ 0.01 (Entrepreneur Resorts Directors)	Sep 2020	72,264	722.64
Share Issue – 14 @ 1 (City Leader Promotion)	Sep 2020	918	918

II-2

On July 26, 2023, Genius Group Ltd. (the “Company”) executed and delivered a bridge note with an accredited investor in the face amount of $3.2 million, which has a $200,000 original issue discount. Pursuant to the bridge note, $1,000,000 shall be delivered to a bank account identified by the Company upon closing and the Company shall keep $2,000,000 of the Loan Proceeds on deposit in a blocked account subject to an account control agreement with the investor. The proceeds held in the blocked account may be released at the investor’s discretion on each of August 24, 2023 and September 24, 2023. The maturity date of the bridge note is the earlier of November 24, 2023 and the date of entry into definitive documentation or funding of a Subsequent Financing. Simultaneously with the execution of the bride note, the Company’s entered into an amendment agreement with investor with respect to the original note with the accredited investor issued on August 26, 2022, and due February 26, 2025 (“Note”) was reverted to its original terms prior to the amendments previously announced on March 28, 2023, with certain modifications permitting the Company to consummate its previously announced spin off and future financings pursuant to a registration statement to be filed in conjunction therewith. The investor and the Company agree to that the investor may accelerate monthly installment payments under the Note with respect to current and future monthly installments in accordance with Section 8(e) of the Note, provided that Holder agrees that it will no longer accelerate any Installment Amount pursuant to Section 8(e) of the Note as amended by this Amendment following the earlier to occur of (A) the date that the Company consummates a public offering of its Ordinary Shares, or units comprised of Ordinary Shares and warrants to purchase its Ordinary Shares, which results in aggregate Net Proceeds to the Company equal to at least 130% of the sum of (x) the entire outstanding Conversion Amount of the Notes and (y) the entire outstanding principal balance of the Bridge Loan (such sum of (x) and (y), the “Aggregate Debt”) measured as of the Trading Day prior to the consummation of such public offering and (B) such time that the Aggregate Debt is less than $4,000,000 (all capitalized terms used and not defined herein are used as defined in the Note).

Item 8. Exhibits and Financial Statement Schedules.

a) Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined and consolidated financial statements or the notes thereto.

II-3

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent’s agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent’s method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-4

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on September 25, 2023.

GENIUS GROUP LIMITED

By:	/s/ Roger James Hamilton
Name:	Roger James Hamilton
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger James Hamilton	Chief Executive Officer, Chairman	September 25, 2023
Roger James Hamilton	(principal executive officer)

/s/ Suraj Naik	Chief Technology Officer,	September 25, 2023
Suraj Naik	Director

/s/ Erez Simha	Chief Financial Officer	September 25, 2023
Erez Simha	(principal financial and accounting officer)

/s/ Nic Lim	Director	September 25, 2023
Nic Lim

/s/ Anna Gong	Director	September 25, 2023
Anna Gong

/s/ Richard J. Berman	Director	September 25, 2023
Richard J. Berman

II-5

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Erez Simha, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger James Hamilton	Chief Executive Officer,	September 25, 2023
Roger James Hamilton	Chairman (principal executive officer)

/s/ Erez Simha	Chief Financial Officer	September 25, 2023
Erez Simha	(principal financial and accounting officer)

/s/ Suraj Naik	Chief Technology Officer, Director	September 25, 2023
Suraj Naik

/s/ Nic Lim	Director	September 25, 2023
Nic Lim

/s/ Anna Gong	Director	September 25, 2023
Anna Gong

/s/ Richard J. Berman	Director	September 25, 2023
Richard J. Berman

Signature of Authorized Representative in The United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genius Group Limited, has signed this registration statement or amendment thereto in Newark, Delaware on September 25, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Mr. Donald J. Puglisi
Name:	Mr. Donald J. Puglisi
Title:	Managing Director

II-6

Genius Group Limited

Exhibit Index

Exhibit Number	Description of Document
1.1***	Form of Placement Agent Agreement

2.1**	Share Purchase Agreement dated Oct. 22, 2020 among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.2**	Share Purchase Agreement dated Nov. 28, 2020 between Genius Group Ltd and Lillian Magdalena Niemann

2.3**	Share Purchase Agreement dated Nov. 30, 2020 between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.4**	Stock Purchase Agreement dated Dec. 18, 2020 among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.5**	Tender Offer Letter dated May 14, 2020 for Genius Group Ltd to acquire Entrepreneur Resorts Limited

2.6**	Asset Transfer Agreement dated Oct. 1, 2019 between Genius Group Ltd and GeniusU Ltd

2.7**	Share Purchase Agreement dated Aug. 30, 2019 between Genius Group Ltd and Wealth Dynamics Pte Ltd

2.8**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.9**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann

2.10**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.11**	Extending Letter dated September 30, 2021 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.12**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.13**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann

2.14**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.15**	Extending Letter dated December 21, 2021 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.16**	Extending Letter dated January 23, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.17**	Extending Letter dated February 25, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.18**	Amendment Letter dated March 24, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.19**	Extending Letter dated March 24, 2022 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann

II-7

Exhibit Number	Description of Document
2.20**	Extending Letter dated March 24, 2022 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.21**	Extending Letter dated March 24, 2022 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.

3.1**	Constitution of the Registrant

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

4.2***	Forms of warrants

5.1***	Opinion of Allen & Gledhill LLP regarding legality of offered shares

5.2***	Opinion of Jolie Kahn, Esq. regarding legality of ______ warrants

10.1**	Tenancy Agreement dated June 27, 2019 between China Classic Pte Ltd and Entrepreneur Resorts Pte Ltd

10.2**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Roger James Hamilton

10.3**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Michelle Clarke

10.4**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Suraj Naik

10.5**	Employment of Director Agreement dated June 15, 20202 between Genius Group Ltd and Sandra Morrell

10.6**	Employment Agreement dated June 15, 2020 between Genius Group Ltd and Jeremy Harris

10.7**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Patrick Grove

10.8**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Anna Gong

10.9**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Nic Lim Kah Wui

10.10**	Facility Letter dated Sept. 12, 2019 between Wealth Dynamics Pte Ltd and United Overseas Bank Limited

10.11**	Employee Share Option Scheme Rules

10.12**	Service Level Agreement with Salesforce (Includes attachments)

10.13**	Matla Game Lodge Lease (Including Change of Name)

10.14**	Tau Game Lodge Lease Agreement — Office

10.15**	Tau Game Lodge Lease Agreement — Lodge

10.16**	Novation Tenancy Agreement dated January 23, 2020 between China Classic Pte Ltd and Genius Central Singapore Pte Ltd.

10.17**	Board of Directors Services Agreement dated Jan. 1, 2022 between Genius Group Ltd and Richard J. Berman

14.1**	Code of Ethics

21.1**	List of Subsidiaries

21.1(a)*	Consent of Lightheart, Sanders and Associates

21.1(b)**	Revealed Films Audited Financial Statements for the Period Ended September 30, 2022

23.1*	Consent of Marcum LLP

II-8

Exhibit Number	Description of Document
24.1*	Power of Attorney (included on the signature page of the Form F-1 filed on September 25, 2023)

99.1**	Charter of Audit Committee

99.2**	Charter of Compensation Committee

99.3**	Charter of Nominating and Corporate Governance Committee

99.4**	University of Antelope Valley, Inc. Audited Financial Statements for the Year Ended Dec. 31, 2019

99.5**	University of Antelope Valley, Inc. Audited Financial Statements for the Year Ended Dec. 31, 2020

99.6**	University of Antelope Valley, Inc. Interim Financial Statements for the Six Months Ended June 30, 2020

99.7**	University of Antelope Valley, Inc. Interim Financial Statements for the Six Months Ended December 31, 2022

99.8**	Property Investors Network Ltd Audited Consolidated Financial Statements for the Year Ended December 31, 2019

99.9**	Property Investors Network Ltd Audited Consolidated Financial Statements for the Year Ended December 31, 2020

99.10**	Property Investors Network Ltd Consolidated Financial Statements as of June 30, for the Six Months Ended June 30, 2020

99.11**	Property Investors Network Ltd Consolidated Financial Statements as of June 30, for the Six Months Ended December 31, 2022

99.12**	Mastermind Principles Limited Audited Consolidated Financial Statements for the Year Ended December 31, 2019

99.13**	Mastermind Principles Limited Audited Consolidated Financial Statements for the Year Ended December 31, 2020

99.14**	Mastermind Principles Limited Consolidated Financial Statements as of June 30, for the Six Months Ended June 30, 2020

99.15**	Mastermind Principles Limited Consolidated Financial Statements as of June 30, for the Six Months Ended December 31, 2022

99.16***	Representation Letter Pursuant to Item 8.A.4 of Form 20-F.

107*	Calculation of Registration Fee

* Filed herewith.

** Filed previously.

*** To be filed by amendment.

II-9